Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

COSMO PHARMACEUTICALS S.P.A.,

COSMO TECHNOLOGIES LIMITED,

SANGIOVESE, LLC,

AND

SALIX PHARMACEUTICALS, LTD.

Dated as of July 8, 2014

2

3

4

5

Exhibits

Exhibit A – Form of Shareholder’s Agreement

Exhibit B – Form of License and Collaboration Agreement

Exhibit C – Form of Budesonide Supply Agreement

Exhibit D – Form of Rifamycin Supply Agreement

Exhibit E – Form of Methylene Blue Supply Agreement

Exhibit F – Form of Right of Negotiation and Non-Compete Agreement

Exhibit G – Form of Cosmo Holding Side Letter Agreement

Exhibit H – Form of Release Agreement

Exhibit I – Form of Cosmo Holding Standstill Agreement

Exhibit J – Form of Payments and Supply Agreement

Exhibit K – Form of Joint Public Announcement

Exhibit L – Form of Employee Transfer Notice

Schedules

Schedule A – Reorganization Schedule

Schedule A-1 – Extraction Reorganization Schedule

Schedule A-2 – Structural Reorganization Schedule

Schedule B – Acquired Patents

Schedule C – Acquired Products

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (the “Agreement”) is made and entered into as of July 8, 2014, by and among Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni) (VAT n. IT05369700967 - R.E.A. Milano n. 1816145), whose registered address is Via Cristoforo Colombo 1, Lainate, Milan 20020, Italy (“Cosmo”), Cosmo Technologies Limited, a private limited company organized under the laws of Ireland (registered number 395100), whose registered address is 42 - 43 Amiens Street, Dublin 1, Ireland (“Tech”), and which, prior to Closing, shall be a wholly owned subsidiary of Cosmo, Sangiovese, LLC, a Delaware limited liability company which, prior to Closing, shall be a wholly owned indirect subsidiary of Tech (“Merger Sub”), and Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”). Cosmo, Tech, and Merger Sub may be referred to herein, collectively, as the “Cosmo Parties” and individually as a “Cosmo Party” and, together with Salix, the “Parties” and each and any of them individually, a “Party”.

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth in this Agreement, (a) prior to the Closing, the Cosmo Parties shall effect the Reorganization (as defined below), (b) at the Closing, Merger Sub (which shall been converted into a Delaware corporation pursuant the Structural Reorganization (as defined below)) shall merge with and into Salix (the “Merger”), with Salix surviving as the surviving corporation and a wholly owned indirect subsidiary of Tech (the Reorganization and the Merger, and the other transactions contemplated by this Agreement, being collectively referred to as the “Transactions”) and (c) at the Closing, Cosmo’s ownership in Tech shall be diluted to no less than 20.1% of the issued and outstanding Tech Ordinary Shares;

WHEREAS, (a) the boards of directors of Salix and the board of managers Merger Sub have each determined that the Merger and this Agreement and the other Transactions are advisable, fair to and in the best interests of their respective shareholders and member and have approved and adopted this Agreement and the Merger contained herein, (b) the board of directors of Tech has determined that the Transactions are in the best interest of Tech and has approved and adopted this Agreement and the Transactions contemplated herein, and (c) the board of directors of Cosmo has determined that this Agreement and the Transactions contemplated herein are in the best interest of Cosmo and has approved and adopted this Agreement and the Transactions contemplated herein; and

WHEREAS, (a) upon Closing, Cosmo and Tech will enter into the shareholder’s agreement in the Agreed Form as set forth in Exhibit A to this Agreement (the “Shareholder’s Agreement”) and (b) in connection with the Reorganization, and at or prior to Closing, certain Affiliates of Cosmo, Tech and the Surviving Corporation will enter into the Ancillary Agreements contemplated herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement the following terms and derivations thereof shall have the meanings specified in this Section 1.1:

“Acquired Assets” shall mean all rights, title, interests, benefits, duties, and obligations of the Cosmo Parties or their Affiliates in and to the Acquired Contracts, the Acquired Products, the Acquired Intellectual Property and the Acquired Regulatory Approvals.

“Acquired Contracts” shall mean those contracts set forth in Section 3.17(a) of the Cosmo Disclosure Schedule and any and all other contractual rights necessary for the Business, including licenses to or from the Cosmo Parties for any Intellectual Property Right.

“Acquired Intellectual Property” shall mean the Acquired Patents and all Intellectual Property Rights owned by, licensed to or in the control of any of the Cosmo Parties or their respective Affiliates related to the discovery, development, manufacture, marketing, usage, distribution, importation, offer for sale and sale of, and other commercialization processes related to, the Acquired Products.

“Acquired Patents” shall mean all of the Patents owned by, licensed to or in the control of the Cosmo Parties or their respective Affiliates and related to the Acquired Products as set forth in Schedule B.

“Acquired Products” shall mean (a) Budesonide, (b) Rifamycin, and (c) Methylene Blue, each as more fully described in the attached Schedule C.

“Acquired Regulatory Approvals” shall mean all Regulatory Approvals regarding the Acquired Products.

“Acquisition Proposal” shall mean any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to any Alternative Transaction.

“Action” shall mean any action, suit, arbitration, hearing, proceeding, investigation or formal inquiry (in each case, whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under Common Control with, such first Person, it being understood that (a) Cosmo and the Continuing Affiliates shall not be considered by the Parties to be Affiliates of Tech and its Subsidiaries (including Salix, as the Surviving Corporation), nor shall Tech and its Subsidiaries (including Salix, as the Surviving Corporation) be considered by the Parties to be Affiliates of Cosmo and the Continuing Affiliates, after the Effective Time and (b) the Tech Group Entities shall be considered by the Parties to be Affiliates of Cosmo at all times prior to the Effective Time.

“Agreed Form” shall mean an agreement or other document in the form attached to this Agreement or, if no form is attached, in such form as is reasonably satisfactory to the Parties, unless otherwise provided in this Agreement.

“Alternative Transaction” shall mean any direct or indirect acquisition or purchase by, or other transfer to, any Person (other than pursuant to this Agreement) of all or any substantial part of Cosmo or the Business, including by way of any merger, business combination, joint venture, license, collaboration, reorganization, consolidation, recapitalization, liquidation, dissolution or other extraordinary transaction to the extent such a transaction involves any Tech Group Entity, any assets or equity of any Tech Group Entity, any interests constituting part of the Business or would otherwise impair the ability of Cosmo to consummate the Reorganization or Merger.

“Ancillary Agreements” shall mean the Shareholder’s Agreement, the License and Collaboration Agreement, the Budesonide Supply Agreement, the Rifamycin Supply Agreement, the Methylene Blue Supply Agreement, the Right of Negotiation and Non-Compete Agreement, the Cosmo Holding Side Letter Agreement, the Cosmo Holding Standstill Agreement, the Payments and Supply Agreement, and the Reorganization Agreements.

“Asset Transfer Agreement” shall mean one or more agreements in the Agreed Form set forth in Schedule A-1 to be entered into by Tech 2 or such other Affiliate of Cosmo and Tech pursuant to which all Excluded Assets and Released Liabilities are transferred to Tech 2 or such other Affiliate of Cosmo from Tech prior to Closing and pursuant to the Extraction Reorganization.

“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (b) having the right to become the “beneficial owner” of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which “beneficial ownership” is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which “beneficial ownership” is being determined that increases in value as the value of the securities for which “beneficial ownership” is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which “beneficial ownership” is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act). The terms “Beneficial Owner” and “Beneficial Ownership” shall have a correlative meaning.

“Books and Records” shall mean all of the books, records, information and data of a Person, including (a) corporate minute books, (b) books and records relating to employees, the purchase of materials, supplies and services, research and development, manufacture and sale of products and services, advertising, packaging, promotional materials and dealings with customers, (c) books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customer and counterparty lists, documents, agreements, sales data and information, billing records, manuals, material client, counterparty and supplier correspondence, (d) historical and archival data (in all cases, in any form or medium, including computerized media) and (e) all other registers or books, including registers of members, required to be maintained under applicable Law.

“Budesonide” shall mean pharmaceutical products comprising (RS)-11ß, 16a, 17,21 tetrahydroxypregna-1,4-diene-3,20-dione cyclic 16,17-acetal with butyraldehyde and pharmaceutically acceptable salts thereof, including Budesonide MMX®, which was approved for marketing and sale in the U.S. as UCERIS®.

“Business” shall mean the ownership (whether direct or beneficial) discovery, development, usage, and other exploitation processes, for the Acquired Products and Acquired Intellectual Property.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York, U.S., Dublin, Ireland, or Milan, Italy are authorized or required by Law to remain closed.

“Business Material Adverse Effect” shall mean any event, change, fact, circumstance, occurrence or development that, individually or when taken together with all other events, changes, facts, circumstances, occurrences or developments, has a material adverse effect on (a) the Acquired Assets, taken as a whole, (b) the business, assets, liabilities, operations or condition (financial or otherwise) of the Business, taken as a whole, or (c) the ability of the Cosmo Entities to perform their obligations under this Agreement, the Reorganization Agreements and any Ancillary Agreement or to consummate the Transactions contemplated hereby and thereby; provided, that any such effect shall, to the extent resulting from the following, be disregarded, in the case of clauses (a) and (b) only, in determining whether a “Business Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any changes in Law (or official interpretations thereof) applicable to the Business; (ii) changes in general economic, monetary, market or financial conditions, whether in the U.S., Ireland, Italy or any other country or international market; (iii) acts of God, calamities, national or international political or social conditions, including the engagement in or escalation by any country or any non-state actor in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to a formal declaration of emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in U.S. GAAP, IFRS or other accounting principles applicable to the Business; or (v) the announcement or pendency of the Transactions contemplated by this Agreement; except, in the case of each of the foregoing clauses (i) through (iv) to the extent the same has had or would reasonably be expected to have a disproportionate effect on the Business relative to the effect generally on other companies operating in industries or markets similar to the Business.

“Certificate of Analysis and Conformity” shall mean the certificate for each batch of product delivered with such product and listing the tests performed, the specifications for the manufacture of such product, and the test results and certifying that such batch of product was manufactured in accordance with applicable Law, including cGMPs, and production standard operating procedures.

“Clinical Trial Applications” shall mean an effective Notice of a Claimed Investigational New Drug Exemption, as defined in Title 21 of the Code of Federal Regulations, on file with the FDA before the commencement of clinical trials of any pharmaceutical products in humans, or any comparable filing with any relevant Regulatory Authorities or other Governmental Authorities in any country.

“cGMPs” shall mean current good manufacturing practices as defined in the U.S. Code of Federal Regulations, 21 CFR Part 210 et seq., the European Union Guidelines to Good Manufacturing Practices for Medicinal Products for Human and Veterinary Use (Vol. IV Rules Governing Medicinal Products in the European Union 2004), and any successor regulatory schemes, as well as any corresponding requirements in other regulatory jurisdictions.

“Code” shall mean the Internal Revenue Code of 1986, or any Similar Law.

“Collaboration Partners” means Cosmo’s or any of Cosmo’s Subsidiaries’ licensees or licensors or collaboration or similar commercialization partners with respect to the Acquired Products.

“Companies Acts” shall mean the Irish Companies Acts 1963 to 2013.

“Continuing Affiliate” shall mean any Affiliate of Cosmo that will continue to be an Affiliate of Cosmo after the Effective Time.

“Contract” means a written or oral contract, license, note, bond, mortgage, indenture, instrument or other legally binding agreement with any Person, including any legally binding interpretation thereof.

“Control” (including, with correlative meanings, “Controlled by” and “under Common Control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise; provided, that owning greater than 30% of voting securities or economic interest will be deemed “control.”

“Controlled Group Liability” shall mean any and all liabilities of Cosmo or any entity that is treated as a single employer with Cosmo for purposes of Title IV of ERISA (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (e) under any Similar Law.

“Cosmo Entity” shall mean the Cosmo Parties and each Affiliate of Cosmo that is a party to this Agreement, any Ancillary Agreement or any Reorganization Agreement.

“Cosmo Financial Advisors” shall mean Jefferies LLC.

“Cosmo Fundamental Representations” shall mean the representations and warranties contained in Section 3.1, Section 3.2, Section 3.8(a), and Section 7.1(j).

“Cosmo Holding” shall mean Cosmo Holding S.p.A., an Italian corporation (società per azioni) (VAT n. IT04605510967 R.E.A. Milano n. 1759906), whose registered address is Piazza della Repubblica 3, Milano, (MI) 20121, Italy.

“Cosmo Holding Side Letter Agreement” shall mean the side letter agreement in the form attached hereto as Exhibit G, entered into as of the date hereof by Salix and Cosmo Holding.

“Cosmo Holding Standstill Agreement” shall mean the agreement in the Agreed Form set forth in Exhibit I to be entered into by Cosmo Holding and the Surviving Corporation as of the Closing.

“Cosmo Parties” shall have the meaning set forth in the preamble to this Agreement; provided, however, that following the Effective Time, “Cosmo Parties” shall not include Merger Sub or Tech.

“Covered Losses” shall mean any and all losses, Liabilities, claims, fines, deficiencies, damages, obligations, payments (including those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), including any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

“De Minimis Damages” shall mean any single claim (or series of claims arising from the same or similar facts, events or circumstances) for Covered Losses in an amount that is less than $200,000.

“DGCL” shall mean the Delaware General Corporation Law.

“EMA” shall mean the European Medicines Agency.

“Employees” shall mean any employees, contractors and/or consultants of any Tech Group Entity who were engaged or employed by such relevant entity or providing services to the Business on or any time prior to the Closing Date, including any such employees, contractors and/or consultants of any Tech Group Entity prior to the Closing Date, who assert that they are employed by any Tech Group Entity, Salix or any Subsidiary of Salix from the Closing Date.

“Employee Liabilities” shall mean any Liabilities relating to the Employees (including the Transferred Employees) howsoever arising, whether current or contingent, including any Liabilities arising (a) pursuant to or in respect of any Employee Plan, (b) in connection with any termination of employment, (c) in connection with any claims in relation to any of the foregoing or (d) any legal costs arising from the defense of such claims.

“Employee Plan” shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written), including any Ireland Pension Plans, providing for compensation, bonus, profit- sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker’s compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) under which any Employee, or any beneficiary of such person, may be extended benefits or with respect to which any Tech Group Entity may have any Liability by operation of Law or otherwise.

“Environment” shall mean any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediment, plant or animal life, natural resources, workplace, and real property and the physical buildings, structures, improvements and fixtures thereon, including without limitation sewer, septic and waste treatment, storage or disposal systems.

“Environmental Laws” shall mean any Law related to: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, Remediation or reclamation of the Environment; (b) human health or safety or the exposure of employees and other persons to any Hazardous Substance; (c) any Release or threatened Release, including investigation, study, assessment, testing, monitoring, containment, removal, Remediation, cleanup or abatement of such Release or threatened Release; (d) the management, manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Substance; or (e) the physical structure or condition of a building, facility, fixture or other structure as related to environmental or health and safety impacts.

“Environmental License” shall mean any permit, license, consent, approval, certificate, qualification, specification, registration or other authorization by a Governmental Authority required by applicable Environmental Law.

“Environmental Matters” shall mean (a) any and all non-compliance with Environmental Laws or Environmental Licenses by or in respect of the Business, Tech or any of its Subsidiaries, to the extent attributable to events, acts, failures to act or conditions which occurred or existed prior to or at the Effective Time, including any fines or penalties and any reasonable costs or expenses necessary to correct such non-compliance; (b) any Action pursuant to Environmental Law for personal injury, property damage, damage to the Environment, relating to the Business, or against Tech or any of its Subsidiaries, to the extent attributable to events, acts, failures to act or conditions which occurred or existed prior to or at the Effective Time; (c) any Liability of Tech resulting from a threatened or actual Release or presence of or exposure to any Hazardous Substance, to the extent attributable to events, acts, failures to act or conditions which occurred or existed prior to or at the Effective Time; (d) any Remediation required by Environmental Law, relating to the Business, Tech or any of its Subsidiaries, to the extent attributable to events, acts, failures to act or conditions which occurred, existed or originated prior to or at the Effective Time; and (e) any Liability of Tech or any of its Subsidiaries resulting from any waste materials or other Hazardous Substances generated by the Business, Tech or any of its Subsidiaries prior to or at the Effective Time, and recycled, treated, stored, transported, or disposed of on-site or off-site, including pursuant to the U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or any Similar Laws or similar U.S. state Laws.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, or any Similar Law.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Assets” shall mean all rights, title, interests, benefits, duties, and obligations in and to all of the cash, assets, contracts, products, and intellectual property rights of the Cosmo Parties or their Affiliates, other than the Acquired Assets and the Mesalamine Assets.

“Excluded Liabilities” shall mean any and all Liabilities, whenever asserted, (a) arising out of the ownership (whether direct or beneficial), operation, use, discovery, development, distribution, production, manufacturing, importation, offer for sale or sale or other commercialization process of any Excluded Assets, whether arising prior to or subsequent to the Closing Date, (b) all Liabilities set forth in Section 1.1(a) of the Cosmo Disclosure Schedule, (c) relating to any Employee or Employee Liability, (d) relating to any Controlled Group Liability, (e) relating to any Environmental Matters, (f) arising out of, relating to the Mesalamine Assets or incurred in connection with the performance of any duty or obligation resulting from Tech being a party to any Mesalamine Agreement, (g) arising out of, relating to, or incurred in connection with the Existing Tech Proceeding, and (h) arising out of or relating to any Contract existing as of the Closing Date to which Cosmo, Tech, or any of their respective Subsidiaries or Affiliates is party and which would be violated by any direct or indirect assignment, licensing, sale, pledge, encumbrance, hypothecation or other disposition of, ownership (whether direct or beneficial), operation, use, discovery, development, distribution, production, manufacturing, importation, or other commercialization process of any Acquired Asset by Salix or any of its Affiliates following the Closing.

“Existing Tech Proceeding” shall mean the proceedings described in Schedule 1.1(c), and any other Actions related to the Mesalamine Assets, whether or not in existence on the date of this Agreement.

“Extraction Reorganization” shall mean the reorganization set forth in Schedule A-1.

“Extraction Reorganization Agreements” shall mean the Asset Transfer Agreement and the Release Agreement.

“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.

“Giuliani” means Giuliani S.p.A.

“Governing Documents” shall mean with respect to any Person, (a) if a corporation (including any Irish public or private limited liability company), the memorandum and articles of association, articles or certificate of incorporation and the bylaws or similar documents, (b) if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership, (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership, (d) if a limited liability company, the certificate of formation and limited liability company agreement, (e) if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of the Person, (f) all equityholders’ agreements, voting agreements, voting trust agreements or other similar agreements or documents relating to the organization, management or operation of such entity, and (g) any amendment or supplement to any of the foregoing.

“Government Official” shall mean any officer, employee, official advisor or agent of (a) a Governmental Authority, (b) a public international organization (e.g., The World Bank), (c) a political party or official thereof, or (d) a candidate for any political office.

“Governmental Authority” shall mean any international, supranational, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority or self- regulatory organization of any nature of competent authority (including any agency, branch, bureau, department, board, commission, council, court, tribunal, arbitral body or other entity exercising governmental or quasi-governmental powers) exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Hazardous Substance” shall mean any pollutant, contaminant, chemical, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, infectious, disease-causing or hazardous substance, material, waste or agent, including all substances, materials, wastes or agents which are identified, regulated, the subject of liability or requirements for Remediation under, or otherwise subject to, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” shall mean International Financial Reporting Standards promulgated by the International Accounting Standards Board (which includes standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the European Union, and applied on a basis consistent with Tech’s historic accounting principles and practices.

“Indebtedness” shall mean with respect to any Person, any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than payables to unaffiliated third parties or accruals incurred in the Ordinary Course of Business), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Intellectual Property Right” shall mean intellectual property rights arising from or in respect of the following: (a) inventions, discoveries, industrial designs, business methods, patents and patent applications (including provisional and Patent Cooperation Treaty applications), including continuations, divisionals, continuations-in-part, reexaminations and reissues, extensions, renewals and patents applications that may issue or are required by Law to be commonly owned with respect to the foregoing (“Patents”); (b) trademarks, service marks, certification marks, collective marks, trade names, business names, assumed names, d/b/a’s, fictitious names, brand names, trade dress, logos, symbols, Internet domain names and corporate names, and general intangibles of a like nature and other indicia of origin or quality, whether registered, unregistered or arising by Law, and applications, registrations, and renewals for the foregoing, together with the goodwill associated with and symbolized by each of the foregoing (“Trademarks”); (c) published and unpublished works of authorship in any medium (including databases and other compilations of information, computer software, source code, object code, algorithms, and other similar materials and Internet website content), copyrights, moral and neighboring rights therein and thereto, and registrations and applications therefor, and issuances, renewals, extensions, restorations and reversions thereof; and (d) confidential and proprietary information, trade secrets and know-how, including methods, processes, business plans, schematics, concepts, software and databases (including source code, object code and algorithms), formulae, drawings, prototypes, models, designs, devices, technology, research and development and customer information and lists (the “Trade Secrets”) together with the goodwill associated with any of the foregoing.

“Ireland” shall mean the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone.

“Ireland Pension Plans” shall mean any pension plans relating to Employees.

“IrSub1” shall mean Grenton Limited, a private limited company organized under the laws of Ireland, (registered number 546148), whose registered address is 42-43 Amiens Street, Dublin, Ireland, and which, prior to Closing, shall be a direct, wholly owned subsidiary of Tech.

“IrSub3” shall mean a private limited company organized under the laws of Ireland, to be formed prior to Closing, and which, prior to Closing, shall be an indirect, wholly-owned Subsidiary of Tech.

“Knowledge” shall mean the actual knowledge of (a) in the case of the Cosmo Parties, Alessandro Della Cha, Giuseppe Cipriano, Luisa Bartorelli, Luigi Moro and Hans Christoph Tanner and (b) in the case of Salix, William Bertrand, Richard Scruggs, Carolyn Logan, Stephana Patton and Adam Derbyshire, after all reasonable inquiry of the employees of the Parties and their respective Subsidiaries and others responsible for the facts or matters specified.

“Law” shall mean any U.S. federal, state or local, or any non-U.S., order, ruling, writ, injunction, judgment, award, code, decree, statute, law, ordinance, rule or regulation or other requirement issued by a Governmental Authority.

“Liability” shall mean with respect to any Person, any Indebtedness, liability, duty or obligation of such Person of any kind, character or description, whether deriving from contract, common law, statute or otherwise, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS or U.S. GAAP to be accrued on the financial statements of such Person.

“Lien” shall mean any imperfection of title, easement, encroachment, transfer restriction, security interest, pledge, mortgage, lien (including environmental and tax liens), charge, encumbrance, license, proxy, right of first option, right of first refusal, conditional sale contract, voting trust or voting agreement or similar restriction or contract to grant any of the foregoing.

“Memorandum and Articles of Association” shall mean the memorandum and articles of association of Tech in effect as of the Closing.

“Merger Sub Common Stock” shall mean, following the conversion of Merger Sub into a Delaware corporation pursuant to the terms of the Structural Reorganization, the Common Stock, no par value, of Merger Sub.

“Mesalamine” means the pharmaceutical compound 5-amino-2-hydroxybenzoic acid.

“Mesalamine Agreement” shall mean the following agreements as set forth in Schedule 1.1(d): (i) Private Agreement, dated February 21, 2001, by and between Giuliani S.p.A. and Tech as successor-in-interest to Cosmo S.p.A., as amended by the Letter Agreement, dated October 11, 2005, (ii) Private Agreement, dated February 21, 2001, by and between Lehner S.A. and Cosmo S.p.A., as amended by the Addendum modificativo al contratto, dated November 20, 2001, as amended by the Letter Agreement, dated October 11, 2005, (iii) Private Agreement, dated December 3, 2001, by and between Giuliani S.p.A. and Tech as successor-in-interest to Cosmo S.p.A., as amended by the Letter Agreement, dated October 11, 2005, (iv) that certain Co-Operation Agreement by and between Cosmo S.p.A., Giuliani, Shire Pharmaceutical Development Inc., and Lehner S.A. dated May 2, 2002, (v) that certain Supply Agreement between Cosmo S.p.A. and Shire Pharmaceuticals Ireland Limited dated May 2, 2002, (vi) that certain Trademark License Agreement, dated November 25, 2013, by and between Nogra Pharma Limited (formerly Giuliani S.p.A.) and Tech, and (vii) that certain Private Agreement, dated February 22, 2001, by and between Lehner S.A. and Tech as successor-in-interest to Cosmo S.p.A., as amended by the Letter Agreement, dated October 11, 2005.

“Mesalamine Assets” shall mean means the Mesalamine Patents, the Mesalamine Products and the Mesalamine Agreements.

“Mesalamine Patents” means the Patents listed in Schedule 1.1(b).

“Mesalamine Product” means a product containing Mesalamine manufactured, supplied, distributed, imported, exported, manufactured, sold or offered for sale by Cosmo or and of its Subsidiaries.

“Methylene Blue” shall mean pharmaceutical products comprising 3,7-bis(dimethylamino-)phenothiazin-5-ium and pharmaceutically acceptable salts thereof, including Methylene Blue MMX®.

“NASDAQ” shall mean the Nasdaq Global Select Stock Market.

“New Tech Subsidiary” shall mean each Subsidiary of Tech to be formed after the date of this Agreement and prior to the Closing Date, in each case pursuant to the terms of the Structural Reorganization.

“Ordinary Course of Business” shall mean the ordinary course of business of a Person; provided, that an action taken by a Person will be deemed to have been taken in the ordinary course of business if that action is substantially consistent with the past practices of such Person; provided, further, that the ordinary course of business of the Business shall refer to the ordinary course of business of (a) the Tech Group Entities and (b) prior to the Reorganization, Cosmo and its Subsidiaries in respect of the Business.

“Patent Cooperation Treaty” or “PCT” shall mean the international law patent treaty, opened for signature June 19, 1970, 28 U.S.T. 7645.

“Payments and Supply Agreement” shall mean the agreement in the Agreed Form set forth in Exhibit J to be entered into between Tech and Cosmo as of the Closing.

“Person” shall mean any individual, private or public company, corporation (including not-for-profit), general or limited partnership, unlimited or limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature, including a government or political subdivision or an agency or instrumentality thereof.

“Registration Statement” shall mean the registration statement of Tech on Form S-4, registering under the Securities Act the Tech Ordinary Shares to be issued to the holders of Salix Common Stock in the Merger.

“Regulatory Approval” shall mean any approvals and all documentation and correspondence related thereto and applications for approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of, or agreements with, any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the marketing and sale of a pharmaceutical product, including New Drug Applications, Orphan Drug Applications, Investigation New Drug Applications, Abbreviated New Drug Applications, Biologic License Application, Pre-Market Approvals (PMA) or Pre-Market Notifications (PMN or 501(k)).

“Regulatory Authority” shall mean any Governmental Authority, including the FDA, the European Commission, the Council of the European Union, and the EMA in any jurisdiction of the world involved in the granting, review, approval or implementation of any Regulatory Approval for any Acquired Product, or extension, modification, dosage, form, combination or use thereof.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Substance, in, on, into or onto the Environment, including the abandonment or discard of barrels, containers, tanks or other receptacles containing any Hazardous Substance.

“Release Agreement” shall mean the agreement in the Agreed Form set forth in Exhibit H to be entered into prior to Closing among Cosmo, Tech, and the other parties listed therein.

“Released Liabilities” shall mean any and all Liabilities, whenever asserted, other than those Liabilities arising out of the ownership (whether direct or beneficial), use, discovery, development, or other exploitation process of the Acquired Assets, relating to facts or circumstances in existence on or prior to the Closing Date.

“Remediation” shall mean any investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup or abatement of any threatened or actual Release or presence of or exposure to any Hazardous Substance, whether on-site or off-site.

“Representatives” shall mean a Person’s officers, directors, consultants, advisors, employees, stockholders, agents or other advisors or representatives.

“Reorganization” shall mean, together, the Extraction Reorganization and the Structural Reorganization, in each case as set forth in Schedule A.

“Reorganization Agreements” shall mean, collectively the Extraction Reorganization Agreements and the Structural Reorganization Agreements.

“Rifamycin” shall mean pharmaceutical products comprising (2S,12Z,14E,16S,17S,18R,19R,20R,21S,22R,23S,24E)-21-(acetyloxy)-6,9,17,19-tetrahydroxy-23-methoxy-2,4,12,16,18,20,22-heptamethyl-1,11-dioxo-1,2-dihydro-2,7(epoxypentadeca 1,11,13 trienimino)naphtha 2,1-b furan-5-olate, and pharmaceutically acceptable salts thereof, including-Rifamycin SV MMX®.

“Right of Negotiation and Non-Compete Agreement” shall mean the agreement in the Agreed Form set forth in Exhibit F entered into by Cosmo, the Surviving Corporation and Tech pursuant to which Cosmo shall provide the Surviving Corporation with certain rights of negotiation and agree to certain limitations on competition as set forth therein.

“Salix Book Entry Share” shall mean the non-certificated outstanding share of Salix Common Stock represented by book entry.

“Salix Capped Calls” shall mean the capped call option transactions entered into under the Confirmation between Salix and Bank of America, N.A., dated June 2, 2010.

“Salix Common Stock” shall mean the common stock, par value $0.001 per share, of Salix.

“Salix Convertible Debt” shall mean each convertible note issued pursuant to (a) the Indenture by and between Salix and U.S. Bank National Association due 2019, dated as of March 16, 2012 or (b) the Indenture by and between Salix and U.S. Bank National Association due 2015, dated as of June 3, 2010.

“Salix Debt Documents” shall mean the (a) Salix Convertible Debt, (b) the Indenture between Salix and U.S. Bank National Association for 6.00% Senior Notes due 2021, dated as of December 27, 2013, and (c) the Credit Agreement among Salix, the lenders party thereto, and Jefferies Finance LLC, dated January 2, 2014.

“Salix Equity Plans” shall mean the equity plans adopted by Salix or under which equity-based awards (whether payable in cash, securities or otherwise) were assumed by Salix in connection with any merger, acquisition or similar transaction, including the 2014 Stock Incentive Plan, the 2005 Stock Plan, the Executive Non-Qualified “Excess” Plan Adoption Agreement, and the 2013 Bonus Plan.

“Salix Financial Advisor” shall mean Bank of America Merrill Lynch.

“Salix Fundamental Representations” shall mean the representations and warranties contained in Section 4.1.

“Salix Hedges” shall mean the call option transaction entered into under the Confirmation between Salix and Bank of America, N.A., dated March 13, 2012.

“Salix Material Adverse Effect” shall mean any event, change, occurrence or development that, individually or when taken together with all other events, changes, occurrences or developments, has a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of Salix and its Subsidiaries, taken as a whole, or (b) the ability of Salix and its Subsidiaries to perform their material obligations under this Agreement and any Ancillary Agreement or to consummate the Transactions contemplated hereby and thereby; provided, that any such effect shall, to the extent resulting from the following, be disregarded, in the case of clause (a) only, in determining whether a “Salix Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in the market price or trading volume of Salix Common Stock in and of itself (it being understood that, except as provided in clauses (ii) through (v), an event, change, occurrence or development causing or contributing to such change may be considered for purposes of determining the occurrence of an “Salix Material Adverse Effect”); (ii) any changes in Law (or official interpretations thereof) applicable to Salix and its Subsidiaries; (iii) changes in general economic, monetary, market or financial conditions, whether in the U.S., Ireland, Italy or any other country or international market; (iv) acts of God, calamities, national or international political or social conditions, including the engagement in or escalation by any country or any non-state actor in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to a formal declaration of emergency or war, or the occurrence of any military or terrorist attack; or (v) changes in U.S. GAAP, IFRS or other accounting principles applicable to Salix and its Subsidiaries; except, in the case of each of the foregoing clauses (ii) through (v) to the extent the same has had or would reasonably be expected to have a disproportionate effect on Salix and its Subsidiaries relative to the effect generally on other companies in industries or markets similar to Salix and its Subsidiaries.

“Salix Shareholder Approval” shall mean the approval of the Merger by the shareholders of Salix by the Required Salix Vote.

“Salix Warrants” shall mean the call warrant transaction entered into under the Confirmation between Salix and Bank of America, N.A., dated March 13, 2012.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Similar Law” shall mean any law of a jurisdiction outside the U.S. that is similar to the applicable U.S. federal, state or local Law.

“Structural Reorganization” shall mean the reorganization set forth in Schedule A-2.

“Structural Reorganization Agreement” shall mean each of the agreements to be entered into pursuant to the terms of the Structural Reorganization.

“Subscription Agreement” shall mean the agreement in the Agreed Form to be entered into between Tech and Merger Sub prior to Closing, pursuant to which Merger Sub will subscribe for Tech Ordinary Shares.

“Subsidiary” shall mean, with respect to any Person, any other entity (a) whose securities or other ownership interests, having by their terms the power to elect a majority of the board of directors or other Persons performing similar functions, are Beneficially Owned or Controlled, directly or indirectly, by such Person, (b) whose business and policies such Person has the power, directly or indirectly, to direct, or (c) of which 50% or more of the securities, partnership or other ownership interests are owned, directly or indirectly, by such Person; it being understood that, the above notwithstanding, unless otherwise specified as between the Parties, the Tech Group Entities shall be considered Subsidiaries of Cosmo at all times prior to the Effective Time.

“Tech 2” shall mean Cosmo Technologies (Two) Limited, a private limited company organized under the laws of Ireland (registered number 538080), whose registered address is Amiens Street 42-43, Dublin 1—Ireland.

“Tech Group Entities” shall mean, collectively, (a) as of the date hereof, Tech, IrSub1, and Merger Sub, including (b) following the date hereof and upon their formation, IrSub3 and each other New Tech Subsidiary, and, including (c) following the Effective Time, the Surviving Corporation, and each of them, individually, a “Tech Group Entity”.

“Tech Ordinary Shares” shall mean the ordinary shares of Tech of €1 each.

“Termination Fee” shall mean an amount equal to $25 million.

“Transfer Regulations” shall mean the European Communities (Protection of Employees on Transfer of Undertakings) Transfer Regulations, 2003.

“Transferred Books and Records” shall mean all Books and Records held for or on behalf of any Tech Group Entity and all Books and Records held for or on behalf of Cosmo or any Continuing Affiliates relating primarily to the operations of the Business.

“Transferred Employees” shall mean all employees of any Tech Group Entity or the Business, whose employment will be transferred out of each Tech Group Entity prior to the Closing Date pursuant to the Extraction Reorganization.

“TUPE Transfer” shall mean a transfer of a business within the meaning of the Transfer Regulations.

“TUPE Transfer Date” shall mean the date with effect from which a TUPE Transfer occurs.

“U.S. GAAP” shall mean U.S. generally accepted accounting principles applied on a basis consistent with Salix’s historic accounting principles and practices.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Confidential Information	Section 5.1(c)
Additional Audited Financial Statements	Section 5.22(b)
Affiliate Agreement	Section 5.10
Agreement	Preamble
Anti-Bribery Laws	Section 3.14(d)(i)
Balance Sheet Date	Section 3.4(a)
Tech Balance Sheet	Section 3.4(a)
Cap	Section 9.5(a)
Certificate of Merger	Section 2.3
Closing	Section 2.1
Closing Date	Section 2.1
Cosmo	Preamble
Cosmo Disclosure Schedule	Article III
Cosmo Indemnified Parties	Section 9.3(a)
Cosmo Outside Date	Section 10.1(c)
Cosmo Parties	Preamble
Cosmo Tax Indemnitors	Section 7.10(a)
DEA	Section 3.14(a)
DOJ	Section 5.2(c)
Effective Time	Section 2.3
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(a)
FDA	Section 3.12
FDCA	Section 3.12
Financial Statements	Section 3.4(a)
FTC	Section 5.2(c)
Governmental Antitrust Authority	Section 5.2(c)
Import/Export Control Laws	Section 3.14(b)
Indemnity Recipient	Section 7.13
Irish Revenue	Section 3.23(a)
Licenses	Section 3.12
Merger	Recitals
Merger Consideration	Section 2.7(a)
Merger Sub	Preamble
Notice of Claim	Section 9.4(a)
Patent	Section 1.1(a)
Parties	Preamble
Pending Acquired Regulatory Approvals	Section 3.11

Term	Section
Post-Closing Tax Period	Section 7.10(b)
Pre-Closing Tax Period	Section 7.10(c)
Receiving Party	Section 5.1(c)
Relevant Indemnity Payments	Section 7.13
Required Salix Vote	Section 4.13
Retained Confidential Information	Section 5.1(c)
Salix	Preamble
Salix Balance Sheet	Section 4.7
Salix Balance Sheet Date	Section 4.7
Salix Certificates	Section 2.8(b)(i)
Salix Compensatory Options	Section 4.2(a)
Salix Disclosure Schedule	Article IV
Salix Financial Statements	Section 4.6(b)
Salix Indemnified Parties	Section 9.2(a)
Salix Outside Date	Section 10.1(b)
Salix Proxy Statement	Section 5.15
Salix SEC Reports	Section 4.6(a)
Salix Shareholders Meeting	Section 5.14(a)
Salix Stock Awards	Section 4.2(a)
Salix Tax Indemnitees	Section 7.10(d)
Second Request	Section 5.2(c)
Shareholder’s Agreement	Recitals
Straddle Period	Section 7.10(e)
Straddle Period Return	Section 7.4(c)
Surviving Corporation	Section 2.2
Tax	Section 7.10(f)
Taxes	Section 7.10(f)
Tax Accounting Referee	Section 7.10(g)
Tax Claim	Section 7.10(h)
Tax Proceeding	Section 7.5(b)
Taxing Authority	Section 7.10(i)
Tax Returns	Section 7.10(j)
Tech	Preamble
Tech Options	Section 3.2(c)
Third Party IP Unblocking Agreement	Section 5.9(b)
Threshold	Section 9.5(a)
Trademarks	Section 1.1(a)
Trade Secrets	Section 1.1(a)
Transactions	Recitals
Transfer Tax	Section 7.10(k)

Section 1.2 Usage.

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s legal representatives, successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to either gender includes the other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect in accordance with the terms thereof;

(v) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix) “provided to Salix” means, other than with respect to Section 8.1(h), made available to Salix in the electronic dataroom established though Multipartner S.p.A. prior to the date hereof (a copy of which materials shall be delivered by Cosmo to Salix no later than 10 days following the date hereof);

(x) references to “USD” “$” or “dollars” shall be to U.S. Dollars;

(xi) any reference herein to “EUR”, “€” or “euros” are to euros, the lawful currency of Ireland;

(xii) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement;

(xiii) words and phrases the definitions of which are contained or referred to in the Companies Acts shall be construed as having the meanings thereby attributed to them;

(xiv) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term;

(xv) any reference to any statute or statutory provision shall be deemed to include any statute or statutory provision that amends, extends, consolidates, re-enacts or replaces same, or which has been amended, extended, consolidated, re-enacted or replaced (whether before or after the date of this Agreement) by same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute; and

(xvi) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits (other than exhibits constituting agreements, which shall only become legally binding upon execution and delivery by the parties thereto), schedules or amendments thereto from time to time.

(b) Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with U.S. GAAP.

(c) Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II

THE MERGER; CLOSING OF TRANSACTIONS

Section 2.1 Time and Place of Closing. The closing of the Transactions (the “Closing”) shall take place (a) at 9:00 a.m., New York City time, at the offices of Byrne Wallace, 88 Harcourt Street, Dublin 2, Ireland, on the third (3rd) Business Day following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and/or date as Salix and Cosmo shall agree (the date of the Closing, the “Closing Date”).

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub, following the conversion of Merger Sub into a Delaware corporation pursuant to the terms of the Structural Reorganization, shall be merged with and into Salix, whereupon the separate corporate existence of Merger Sub shall cease and Salix shall continue as the surviving corporation (the “Surviving Corporation”) and shall be a wholly owned subsidiary of IrSub3 and a wholly owned indirect subsidiary of Tech.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Salix shall file with the Secretary of State of the State of Delaware, the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such subsequent time as Salix and Cosmo shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Merger Sub shall cease and (i) all the property (other than any Tech Ordinary Shares held by Merger Sub immediately prior to the Effective Time), rights, privileges, powers and franchises of Salix and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Salix and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and (ii) any Tech Ordinary Shares held by Merger Sub immediately prior to the Effective Time shall be automatically vested in the holders of shares of Salix Common Stock immediately prior to the Effective Time as a result of the operation of Section 2.7(a) below.

Section 2.5 Governing Documents. (a) The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to read in the Agreed Form. The by-laws of the Surviving Corporation shall be amended as of the Effective Time so as to read in their entirety as the bylaws of the Merger Sub, following the conversion of Merger Sub into a Delaware corporation pursuant to the terms of the Structural Reorganization, as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Salix Pharmaceuticals, Ltd.” until further amended in accordance with the provisions thereof and applicable Law.

(b) Cosmo and Tech shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the Memorandum and Articles of Association of Tech read in the Agreed Form.

Section 2.6 Officers and Directors. (a) The officers of Salix as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The initial directors of the Surviving Corporation shall be the directors of Salix as of immediately prior to the Effective Time, and such individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

(b) Cosmo and Tech shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the officers and directors of Tech shall be (i) the individuals specified by Salix to Cosmo in writing at least three (3) Business Days prior to Closing and (ii) Alessandro Della Chà, or if he is unable or unwilling to act as a director, such other individual designated by Cosmo prior to the Effective Time, at least three (3) Business Days prior to Closing, provided such individual satisfies the requirements set forth in Section 3.1(b) of the Shareholder’s Agreement. Such individuals will serve as directors and officers of Tech until the earlier of their resignation or removal or otherwise ceasing to be an officer or director, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

(c) Cosmo, Tech, IrSub1, IrSub3 and every New Tech Subsidiary shall take, or cause to be taken, such actions as are necessary so that, effective as of the Effective Time, the officers and directors of IrSub1, IrSub3 and every New Tech Subsidiary shall be the individuals specified by Salix to Cosmo in writing at least three (3) Business Days prior to Closing. Such individuals will serve as directors and officers of the respective entities until the earlier of their resignation or removal or otherwise ceasing to be an officer or director, as the case may be, or until their respective successors are duly elected and qualified, as the case may be.

Section 2.7 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(a) Conversion of Salix Common Stock. Each share of Salix Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.7(c)), and all rights in respect thereof, shall at the Effective Time be canceled and automatically converted into and become the right to receive one Tech Ordinary Share (the “Merger Consideration”) from Tech or Merger Sub. As a result of the Merger, at the Effective Time, each holder of a Salix Certificate and each holder of a Salix Book Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of the shares of Salix Common Stock represented by such Salix Certificate or Salix Book Entry Share (as applicable) to be issued, without interest, in consideration therefor upon surrender of such Salix Certificate or exchange of such Salix Book Entry Share in accordance with Section 2.8(b) (or, in the case of a lost, stolen or destroyed Salix Certificate, Section 2.8(h).

(b) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be canceled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and which shall be held by IrSub3.

(c) Cancellation of Certain Shares. At the Effective Time, each share, if any, of Salix Common Stock and preferred stock that is held by Salix as a treasury share immediately prior to the Effective Time shall forthwith be extinguished without any conversion thereof and no distribution shall be made with respect thereto.

(d) Ownership. Immediately following the Effective Time, Cosmo will own a number of Tech Ordinary Shares such that Cosmo will own no less than 20.1% of Tech stock (by vote and value) for purposes of Section 7874 of the Code.

Section 2.8 Exchange of Shares and Certificates.

(a) Exchange Agent. Prior to the Effective Time, Tech and Merger Sub shall engage Computershare or another institution satisfactory to Salix (acting in its sole and absolute discretion) to act as exchange agent in connection with the Merger (the “Exchange Agent”). At or prior to the Effective Time, Tech shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Salix Common Stock immediately prior to the Effective Time, on behalf of, and as solely directed by, Merger Sub (if not otherwise directly delivered by Merger Sub itself) certificates (if applicable) representing the Tech Ordinary Shares to be delivered to holders of Salix Common Stock pursuant to Section 2.7(a) (or appropriate alternative arrangements satisfactory to Salix (acting in its sole and absolute discretion) shall be made by Tech if uncertificated Tech Ordinary Shares will be issued). All certificates representing Tech Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(i) Salix Certificates. As soon as reasonably practicable after the Effective Time, and in any event within ten (10) Business Days after the Effective Time, Tech shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Salix Common Stock (the “Salix Certificates”), which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.7, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Salix Certificates shall pass, only upon delivery of the Salix Certificates to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Tech and Salix) and (ii) instructions for use in effecting the surrender of the Salix Certificates in exchange for the Merger Consideration. Upon surrender of Salix Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Salix Certificates shall be entitled to receive in exchange therefor that number of Tech Ordinary Shares (after taking into account all Salix Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.7 (which may be in uncertificated form), and the Salix Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Salix Common Stock which is not registered in the transfer records of Salix, the proper number of Tech Ordinary Shares in form may be transferred to a Person other than the Person in whose name the Salix Certificate so surrendered is registered, if such Salix Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such transfer shall pay any transfer or other Taxes required by reason of the issuance of Tech Ordinary Shares to a Person other than the registered holder of such Salix Certificate or establish to the reasonable satisfaction of Tech that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.8(b)(i), each Salix Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.8(c).

(ii) Salix Book Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Salix Book Entry Shares shall not be required to deliver a Salix Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.7. In lieu thereof, each holder of record of one or more Salix Book Entry Shares whose shares of Salix Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.7 shall automatically upon the Effective Time (or, at any later time at which such Salix Book Entry Shares shall be so converted) be entitled to receive, and Tech shall cause the Exchange Agent to deliver as promptly as practicable after the Effective Time, the number of Tech Ordinary Shares (after taking into account all Salix Book Entry Shares such holder has the right to receive) to which such holder is entitled pursuant to Section 2.7 (which shall be in uncertificated form) and the Salix Book Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.8(c).

(c) Distributions with Respect to Unexchanged Shares.

(i) Salix Certificates. No dividends or other distributions with respect to Tech Ordinary Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Salix Certificate with respect to the Tech Ordinary Shares represented thereby until such Salix Certificate has been surrendered in accordance with this Section 2.8. Subject to applicable Law and the provisions of this Section 2.8, following surrender of any such Salix Certificate, there shall be transferred or paid to the recordholder thereof by the Exchange Agent, without interest, (i) promptly after such surrender, the number of Tech Ordinary Shares transferrable in exchange therefor pursuant to this Section 2.8 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Tech Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such Tech Ordinary Shares.

(ii) Salix Book Entry Shares. Subject to applicable Law and the provisions of this Section 2.8, there shall be transferred or paid to the holder of Tech Ordinary Shares issued in exchange for Salix Book Entry Shares, without interest, (i) at the time of delivery of such Tech Ordinary Shares by the Exchange Agent, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Tech Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to the time of such delivery by the Exchange Agent to such Tech Ordinary Shares.

(d) No Further Ownership Rights in Salix Common Stock. All Tech Ordinary Shares transferred upon the surrender for exchange of Salix Certificates or, immediately, in the case of Salix Book Entry Shares, in accordance with the terms of this Article II shall be deemed to have been transferred in full satisfaction of all rights pertaining to the shares of Salix Common Stock previously represented by such Salix Certificates or Salix Book Entry Shares (as applicable). After the Effective Time, the stock transfer books of Salix shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Salix Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Salix Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund which has not been transferred to the holders of Salix Certificates or Salix Book Entry Shares (as applicable) as of the one year anniversary of the Effective Time shall be delivered to Tech or its designee, upon demand, and the Tech Ordinary Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Salix Certificates or Salix Book Entry Shares (as applicable) who has not complied with this Article II prior to the one year anniversary of the Effective Time shall thereafter look only to Tech for payment of such holder’s claim for the Merger Consideration and any dividends or distributions with respect to Tech Ordinary Shares as contemplated by Section 2.8(c) (subject to abandoned property, escheat or other similar applicable Laws).

(f) No Liability. None of any Tech Group Entity, Salix, any Cosmo Entity or the Exchange Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of any Tech Ordinary Shares (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights. The Tech Group Entities and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Salix Common Stock immediately prior to the Effective Time such amounts as Tech or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Tech or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(h) Lost, Stolen or Destroyed Certificates. In the event any Salix Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Salix Certificates, upon the making of an affidavit of that fact by the holder thereof, such Tech Ordinary Shares as may be required pursuant to Section 2.7(a) and any dividends or distributions payable pursuant to Section 2.8(c); provided, that Tech may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Salix Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to Tech, or a bond in such sum as Tech may reasonably direct as indemnity, against any claim that may be made against Tech or the Exchange Agent in respect of the Salix Certificates alleged to have been lost, stolen or destroyed.

Section 2.9 Salix Stock Based Awards and Equity Plans. (a) Each Salix Compensatory Option that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into an option to acquire, on substantially the same terms and conditions as were applicable under such Salix Compensatory Option, the number of Tech

Ordinary Shares equal to the number of shares of Salix Common Stock subject to such Salix Compensatory Option immediately prior to the Effective Time, at an exercise price per Tech Ordinary Share equal to the exercise price per share of Salix Common Stock otherwise purchasable pursuant to such Salix Compensatory Option.

(b) Each Salix Stock Award that is outstanding immediately prior to the Effective Time shall be converted at the Effective Time into a right to receive, on substantially the same terms and conditions as were applicable under such Salix Stock Award, the number of Tech Ordinary Shares equal to the number of shares of Salix Common Stock subject to such Salix Stock Award immediately prior to the Effective Time.

(c) As of the Effective Time, Tech will assume the Salix Equity Plans and be able to grant stock awards, to the extent permissible by applicable Laws and NASDAQ regulations, under the terms of the Salix Equity Plans to issue the previously reserved but unissued shares of Salix Common Stock (including shares subject to the unexercised or unissued portions of any Salix Compensatory Option or Salix Stock Award that expire, terminate or are canceled and shares subject to any Salix Compensatory Option or Salix Stock Award that are reacquired pursuant to the terms of the agreements under which such shares were issued that return to the Salix Equity Plans pursuant to their terms), except that (i) shares of Salix Common Stock covered by such awards will be issued as Tech Ordinary Shares and (ii) all references to a number of shares of Salix Common Stock will be changed to reference Tech Ordinary Shares.

(d) As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the board of directors of Salix (or, if applicable, any committee administering Salix’s stock-based incentive plans) and Tech shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Section 2.9.

Section 2.10 Deliveries by Cosmo and the Continuing Affiliates. At the Closing, Cosmo shall, or shall cause one or more of the Continuing Affiliates to, as the case may be, deliver the following to Salix or any Person designated by Salix:

(i) all Transferred Books and Records, if any, in the possession of Cosmo or any Continuing Affiliate to the extent not then in the custody of any Tech Group Entity or located on the premises of any Tech Group Entity, other than Transferred Books and Records that are not reasonably practicable to deliver at the Closing;

(ii) the certificate required to be delivered by Cosmo pursuant to Section 8.2(f);

(iii) a duly executed counterpart of the Shareholder’s Agreement executed by Cosmo;

(iv) counterparts to each Ancillary Agreement to be entered into at the Closing;

(v) certificates of the Secretary of Cosmo and any of its Subsidiaries that is expected to be a party to any Ancillary Agreement, dated as of the Closing Date, (i) as to the incumbency and signatures of the officers or Representatives of Cosmo, any Tech Group Entity and any Continuing Affiliate executing this Agreement or any Ancillary Agreement or certificate or other agreement to be delivered pursuant to this Agreement or any Ancillary Agreement, together with evidence of incumbency of such Secretary, and (ii) certifying attached resolutions of the respective board of directors of Cosmo and its Subsidiaries, as applicable, and each Tech Group Entity that authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, as the case may be, which resolutions shall be in full force and effect at the Effective Time;

(vi) resignations in Agreed Form, effective as of the Effective Time, of those directors and officers of the Tech Group Entities as Salix may reasonably request;

(vii) any written releases obtained by Cosmo pursuant to Section 5.8; and

(viii) such other documents, agreements, instruments and certificates as Salix may reasonably request in connection with the Transactions and any other transactions contemplated by this Agreement or the Ancillary Agreements.

Section 2.11 Deliveries by Salix. At the Closing, Salix shall deliver to Cosmo:

(i) the certificate required to be delivered by Salix pursuant to Section 8.3(c);

(ii) a duly executed counterpart of the Shareholder’s Agreement executed by Salix;

(iii) counterparts to each Ancillary Agreement to be entered into by Salix at the Closing; and

(iv) certificates of the Secretary of Salix, dated as of the Closing Date, (i) as to the incumbency and signatures of the officers or Representatives of Salix executing this Agreement and any Ancillary Agreement, together with evidence of the incumbency of such Secretary, and (ii) certifying attached resolutions of the board of directors of Salix that authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements, which resolutions shall be in full force and effect at the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COSMO

Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Salix by Cosmo prior to the date hereof (the “Cosmo Disclosure Schedule”), Cosmo hereby makes to Salix, as of the date hereof and as of the Closing, each of the representations and warranties contained in this Article III; it being understood that disclosure of any item in any section or subsection of the Cosmo Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection to which the relevance of such item is readily apparent on its face.

Section 3.1 Incorporation; Authorization. (a) Each Cosmo Party is duly organized and validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization. Each Cosmo Party (i) has the requisite corporate or similar power and authority to own and operate its respective properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to transact business in each jurisdiction in which the nature of property owned, leased or operated by it or the conduct of its business requires it to be so qualified, except where the failure to be so duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

(b) Each Cosmo Party has the requisite corporate or similar power to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by each Cosmo Party of this Agreement and the Ancillary Agreements to which it will be a party, the performance by each Cosmo Party of its obligations hereunder and thereunder and the consummation by each Cosmo Party of the Transactions contemplated hereby and thereby have been duly and validly authorized by the respective boards of directors of each Cosmo Party and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of any Cosmo Party, its respective board of directors or shareholders is necessary therefor.

(c) The execution, delivery and performance of this Agreement and the Ancillary Agreements will not (i) violate any provision of any Governing Documents of any Cosmo Party, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any of any Tech Group Entity’s assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which any Cosmo Party is a party or by which any of them is bound, or (iii) violate or conflict with any Law or other restriction of any kind or character to which any Cosmo Party or any Continuing Affiliate is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. This Agreement has been duly executed and delivered by the Cosmo Parties, and, assuming the due execution hereof by Salix, this Agreement constitutes the legal, valid and binding obligations of the Cosmo Parties, enforceable against the Cosmo Parties in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). At the Closing, each of the Ancillary Agreements to which any Cosmo Entity is or will be a party will be duly executed and delivered by such Cosmo Entity and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligations of such Cosmo Entity, enforceable against the Cosmo Entities in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Cosmo has made available to Salix a true and correct copy of the Governing Documents in effect at the date hereof of each of the Cosmo Parties.

(d) Each Cosmo Entity that will be a party to any Reorganization Agreement will have the requisite corporate or similar power to execute and deliver such Reorganization Agreement and to perform its obligations thereunder and to consummate the Transactions contemplated thereby when such Reorganization Agreement is executed and delivered. No later than the Closing, each of the Reorganization Agreements to which any Cosmo Entity will be a party will be duly executed and delivered by such Cosmo Entity and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligations of such Cosmo Entity, enforceable against such Cosmo Entity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

Section 3.2 Capitalization; Structure. (a) The authorized capital stock of Tech consists of 250,000 Tech Ordinary Shares, of which 250,000 Tech Ordinary Shares are issued, and all of such issued shares are owned by Cosmo and, as of the date hereof through the Closing Date, there will be 250,000 Tech Ordinary Shares outstanding (without giving effect to the Reorganization), all of which will be legally and Beneficially Owned by Cosmo and/or Merger Sub free and clear of all Liens except as provided in this Agreement as of the Effective Time.

(b) Section 3.2(b) of the Cosmo Disclosure Schedule sets forth a complete and accurate list of the name of each Tech Group Entity, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2(b) of the Cosmo Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each Tech Group Entities have been validly issued, and are fully paid and nonassessable, are free of preemptive rights, and are owned directly by Cosmo and the Tech Group Entities as set forth in Section 3.2(b) of the Cosmo Disclosure Schedule, free and clear of all Liens.

(c) Immediately prior to the Effective Time, there are no outstanding options, warrants, convertible debt instruments, derivatives, or other contracts, instruments or rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, any Tech Group Entity (“Tech Options”). No Tech Group Entity owns any equity interest, directly or indirectly, in any Person other than a Tech Group Entity. There are no outstanding obligations of any Tech Group Entity (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests in any Tech Group Entity or (ii) to grant preemptive or anti-dilutive rights with respect to any such shares or interests. None of the Tech Options that will be issued pursuant to, or in connection with, the Transactions are expected to be issued for the purpose of avoiding the application of Section 7874 of the Code.

(d) Section 3.2(d) of the Cosmo Disclosure Schedule accurately sets forth the names of the members of the board of directors, and the committees, if any, on which such directors serve, and the names and titles of the officers of each Tech Group Entity, in each case, as of the date of this Agreement.

(e) Section 3.2(e) of the Cosmo Disclosure Schedule sets forth each direct or indirect Subsidiary of Cosmo. No Tech Group Entity has agreed or is obligated to make any future investment in, or capital contribution to, any Person.

(f) All of the Tech Ordinary Shares, when issued in the Merger pursuant to this Agreement and delivered pursuant hereto will, at such times, be duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights. All of the shares issued by the Tech Group Entities as of the Effective Time, when issued will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of preemptive rights.

(g) None of Cosmo, any of its Subsidiaries or, to the Knowledge of Cosmo, any of its Affiliates, Beneficially Owns any shares of Salix Common Stock.

Section 3.3 No Consents. Except for: (a) filings under the HSR Act and (b) filings to be made with the SEC and NASDAQ, Section 3.3 of the Cosmo Disclosure Schedule contains a complete list of all material registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by any of Cosmo or its Subsidiaries with, to or from any Persons or Governmental Authorities in connection with the execution and delivery of this Agreement, the Reorganization Agreements or the Ancillary Agreements or the consummation of the Transactions contemplated hereby or thereby (including the Merger and the Reorganization), except where the failure to make, file, give or obtain such registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers would not reasonably be expected to have a Business Material Adverse Effect.

Section 3.4 Financial Statements. (a) Section 3.4(a) of the Cosmo Disclosure Schedule sets forth true and complete copies of (i) the audited consolidated balance sheets of Tech as of December 31, 2011, December 31, 2012 and December 31, 2013, and the related audited statements of income and statements cash flows of Tech for the fiscal years ending on December 31, 2011, December 31, 2012 and December 31, 2013 (the “Financial Statements”), in each case including any notes thereto. The Financial Statements (i) have been audited by an independent accounting firm that is registered and in good standing with the Public Company Accounting Oversight Board, and (ii) give a true and fair view, in accordance with IFRS, of the state of Tech’s affairs as of December 31, 2011, December 31, 2012 and December 31, 2013, respectively, and of Tech’s profit for each year then ended. The Financial Statements have been prepared from and in all material respects in accordance with the Books and Records of the Cosmo Parties, the Continuing Affiliates and the Business. The balance sheet as of December 31, 2013 (the “Balance Sheet Date”) included in the Financial Statements is referred to herein as the “Tech Balance Sheet.”

(b) The Additional Financial Statements (including, in each case, any notes thereto), (i) will present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Business for the respective periods or as of the respective dates set forth therein, in each case prepared after giving effect to the Reorganization in accordance with IFRS applied on a consistent basis throughout the periods involved and audited in accordance with the standards of the International Accounting Standards Board (except (x) in the case of unaudited statements, as otherwise indicated therein and (y) in the case of interim periods, for changes resulting from normal and recurring year-end adjustments that are not, in the aggregate, material in nature or amount to the Business, taken as a whole), and (ii) will have been prepared from and in all material respects in accordance with the Books and Records of the Cosmo Parties, the Continuing Affiliates and the Business.

(c) The systems of internal accounting controls maintained by Cosmo are sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain accountability for assets.

Section 3.5 No Undisclosed Liabilities. Prior to the consummation of the Reorganization, there are no Liabilities (including, without limitation, any Liability later discovered due to any fact or circumstance occurring or in existence at any time on or prior to such date) of Tech or any of its Subsidiaries that would be required to be reflected on a balance sheet prepared in accordance with IFRS, except for Liabilities (i) which are expressly stated or reserved against on the face of the Tech Balance Sheet (and not in any notes thereto), (ii) set forth in Section 3.5 of the Cosmo Disclosure Schedule or (iii) incurred in the Ordinary Course of Business since the Balance Sheet Date that, individually or in the aggregate, have not had and could not reasonably be expected to have a Business Material Adverse Effect.

Section 3.6 Absence of Certain Changes. Except as set forth in Section 3.6 of the Cosmo Disclosure Schedule, since the date of the Balance Sheet Date, there has been no (a) change or development in or effect on the Business that has had, or could reasonably be expected to have, a Business Material Adverse Effect, or (b) other than in connection with the Transactions, action or omission by any Cosmo Party, Continuing Affiliate or Tech Group Entity that was not in the Ordinary Course of Business.

Section 3.7 Litigation; Orders. Except for Actions which are set forth in Section 3.7 of the Cosmo Disclosure Schedule, there are no Actions pending or, to the Knowledge of Cosmo, threatened against the Business or any Tech Group Entity, or against Cosmo or any Continuing Affiliate in respect of the Business or with respect to the Acquired Assets. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against or applicable to the Business or any Tech Group Entity, or to Cosmo or any Continuing Affiliate in respect of the Business or the Acquired Assets.

Section 3.8 Title; Sufficiency. (a) Cosmo and its Subsidiaries, taken together, have, and as of the Closing, Tech or one of its Subsidiaries will continue to have good, valid and merchantable or marketable title to all of the Acquired Assets free and clear of any Liens to the Acquired Assets.

(b) The Acquired Assets, together with the rights of the Tech Group Entities pursuant to the Ancillary Agreements and the Reorganization Agreements, will comprise all of the assets, properties and rights used in the conduct of the Business as conducted as of the date hereof.

Section 3.9 No Other Assets. Upon the Closing, neither Tech nor any of its Subsidiaries will have (a) any assets other than the Acquired Assets or (b) any Liabilities.

Section 3.10 Intellectual Property.

(a) Section 3.10(a) of the Cosmo Disclosure Schedule sets forth an accurate list of all Acquired Patents.

(b) Section 3.10(b) of the Cosmo Disclosure Schedule sets forth an accurate list of all registered Intellectual Property Rights included in the Acquired Intellectual Property, including Trademarks, other than the Acquired Patents listed in Section 3.10(a) of the Cosmo Disclosure Schedule.

(c) Except as set forth in Section 3.10(c) of the Cosmo Disclosure Schedule, the Cosmo Parties are the exclusive owners of, and have the sole right, title and interest in, free and clear of all Liens, the Intellectual Property Rights to be licensed to one or more of the Tech Group Entities pursuant to the License and Collaboration Agreement.

(d) The Cosmo Parties have not granted any rights to any Person which would conflict with the rights to be granted to one or more of the Tech Group Entities hereunder or under the Ancillary Agreements.

(e) To the Knowledge of the Cosmo Parties, the conduct of the Business as conducted as of the date of this Agreement does not infringe, or constitute any contributory infringement, inducement to infringe, or misappropriation of, any valid and enforceable Intellectual Property Rights. of any other Person. The Cosmo Parties have not received any communications from a third party alleging that any of the Acquired Intellectual Property Rights have violated or would violate any of the Intellectual Property Rights owned or controlled by any third party.

(f) All of the Cosmo Parties’ employees and officers who are or were involved in the development, manufacture or commercialization of the Acquired Intellectual Property have executed agreements requiring assignment to the Cosmo Parties of all inventions made during the course of and as a result of their association with the Cosmo Parties and obligating the individual to maintain as confidential the confidential information of the Cosmo Parties. Each of the Cosmo Parties has obtained, or caused its Affiliates, as applicable, to obtain, assignments from the inventors of all inventorship rights related to the Acquired Intellectual Property Rights and, all such assignments of inventorship rights relating to the Acquired Intellectual Property Rights are valid and enforceable. Each such employee or officer has assigned to the Cosmo Party to which it was contractually obligated to do so all such inventions, patents, or patent applications, including all continuations, divisionals, continuations-in-part, reexaminations, reissues, extensions, renewals therefrom, made during the course of and as a result of his or her association with the Cosmo Parties as necessary in accordance with Law to establish in Tech good and valid title to such inventions.

(g) Except as set forth in Section 3.10(g) of the Cosmo Disclosure Schedule, to the Knowledge of the Cosmo Parties, there are no Intellectual Property Rights of any third party issued as of the date of this Agreement that are or will be infringed or misappropriated by the development, manufacture, use or commercialization of the Acquired Patents.

(h) Except as set forth in Section 3.10(h) of the Cosmo Disclosure Schedule, no third party has any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, or any right to interfere with the free transfer, license, assignment or hypothecation of, any Acquired Asset or any rights or interests therein.

(i) To the Knowledge of the Cosmo Parties, except as set forth in Section 3.10(i) of the Cosmo Disclosure Schedule, as of the date of this Agreement, no Acquired Intellectual Property Rights are being infringed or misappropriated by any third party.

(j) Except as set forth in the Acquired Contracts or as set forth in Section 3.17(a) of the Cosmo Disclosure Schedule, no Acquired Intellectual Property Rights are subject to any contract containing any covenant or other provision that limits or restricts in any material manner the ability of any Tech Group Entity: (i) to transfer, license, assign or hypothecate any Acquired Asset or any rights or interests therein, and any consent required to transfer, license, assign or hypothecate any such Acquired Assets or rights or interests therein has been obtained, (ii) to make, use, import, sell, offer for sale or promote any Acquired Products; or (iii) to use, exploit, assert or enforce any Acquired Intellectual Property Rights; provided, however, that the foregoing shall not require disclosure of any contract solely by virtue of the fact that a Tech Group Entity is granted a license or other rights thereunder in a particular territory or field and not other territories or fields.

(k) Except as set forth in the Acquired Contracts or as set forth in Section 3.10(k) of the Cosmo Disclosure Schedule, neither the execution, delivery or performance of this Agreement and the Ancillary Agreements by Cosmo nor the consummation by Cosmo of the Transactions contemplated by this Agreement and the Ancillary Agreements will (i) contravene, conflict with or result in any limitation on the Tech Group Entities’ rights, title, interests, benefits, duties, and obligations in or to any of the Acquired Intellectual Property Rights, (ii) result in a breach of, default under or termination of any Acquired Contract, and Cosmo has provided all notices and obtained all consents necessary for the transfer, use and enjoyment of all benefits, by Tech of and under the Acquired Contracts, (iii) result in the release, disclosure or delivery of any Acquired Intellectual Property Rights by or to any escrow agent or other Person, (iv) cause the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Intellectual Property Rights, (v) by the terms of any contract, cause a reduction of any royalties or other payments the Tech Entities would otherwise be entitled to with respect to any Acquired Intellectual Property Rights, or (vi) by the terms of any Acquired Contract, an increase in any royalty or other payments any Tech Group Entity would otherwise be required to make under such Acquired Contract.

(l) The Cosmo Parties have timely made all filings and paid all U.S. Patent and Trademark Office maintenance and other fees, in each such case, as required to keep current unexpired registrations for Acquired Intellectual Property in full force.

(m) Except as set forth in Section 3.10(m) of the Cosmo Disclosure Schedule, none of the Acquired Assets is, or has been (i) canceled, revoked or adjudicated invalid (including by way of example through the institution or written threat of institution of interference, opposition, nullity or similar invalidity proceedings before the U.S. Patent and Trademark Office), (ii) rendered unenforceable or (iii) subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Cosmo Parties’ rights therein. All royalties, fees or other payments payable by the Cosmo Parties to any Person with respect to the Acquired Assets pursuant to a contract have been paid or will be paid by the Cosmo Parties prior to Closing.

(n) No Acquired Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Cosmo Parties, or will restrict the use thereof by the Tech Group Entities or the Business (as conducted as of the date of this Agreement) following the Closing, or restricts or would restrict, following the Closing, the licensing thereof by the Tech Group Entities or the Business to any Person.

Section 3.11 Regulatory Matters.

(a) Section 3.11(a)(A) of the Cosmo Disclosure Schedule sets forth a complete and correct list of all Acquired Regulatory Approvals. The Cosmo Parties are the sole and exclusive owner of all such Acquired Regulatory Approvals. Each Acquired Regulatory Approval is unexpired, valid and in full force and effect. Section 3.11(b)(B) of the Cosmo Disclosure Schedule sets forth a complete and correct list of all Acquired Regulatory Approvals for which the applicable Governmental Authority has not issued an approval (“Pending Acquired Regulatory Approvals”).

(b) The Cosmo Parties have not received any written communication from any Regulatory Authority regarding (i) any material adverse change in any Acquired Regulatory Approval, or any failure to materially comply with any applicable Laws with respect to the Acquired Regulatory Approvals or any term or requirement of any Acquired Regulatory Approval, or (ii) any revocation, withdrawal, suspension, cancellation, limitation, termination or material modification of any Acquired Regulatory Approval.

(c) To the Knowledge of the Cosmo Parties, all applications, submissions, information, claims, reports and statistics, and other data derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Acquired Regulatory Approvals and Pending Acquired Regulatory Approvals when submitted to the Regulatory Authority issuing such Regulatory Approval were true, complete and correct in all respects as of the date of submission, or as subsequently corrected or modified, and any material updates, changes, corrections or modifications to any applicable applications, submissions, information, claims, reports or statistics required by any applicable Regulatory Authority to maintain the Regulatory Approvals have been submitted to such Regulatory Authority.

(d) All pre-clinical and clinical trials conducted by or for the Cosmo Parties with regard to the Business have been conducted in compliance in all material respects with (i) applicable protocols, procedures and controls and (ii) all applicable Laws promulgated by the FDA relating thereto, including the FDCA, and its applicable implementing regulations. No Clinical Trial Application filed by or on behalf of the Cosmo Parties with the FDA regarding the Business has been terminated or suspended by the FDA, and the FDA has not commenced, or, to the Knowledge of the Cosmo Parties, threatened in writing to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical investigation conducted by or on behalf of the Cosmo Parties involving the Business.

(e) Section 3.11(e) of the Cosmo Disclosure Schedule sets forth a complete and accurate list of any actions that must be taken within ninety (90) calendar days after the Closing Date for purposes of obtaining, maintaining, perfecting, preserving or renewing any Acquired Assets, including the payments of any fees or any responses to office actions, except where the failure to take such action would not have a Business Material Adverse Effect.

(f) Since January 1, 2011:

(i) all manufacturing operations conducted by or on behalf of any of the Cosmo Parties relating to the manufacturing and testing of products in respect of the Business have, to the Knowledge of the Cosmo Parties: (i) have been in compliance with applicable Law, including applicable cGMPs or Similar Laws; and (ii) conformed to the specifications for the manufacture, storage, and handling of such product in effect at the time of delivery thereof;

(ii) to the Knowledge of the Cosmo Parties, all Acquired Products manufactured and supplied by or for the benefit of any of the Cosmo Parties in respect of the Business (i) were not adulterated or misbranded within the meaning of the FDCA or Similar Laws and (ii) conformed to the Certificate of Analysis and Conformity supplied with the shipment of such Acquired Product;

(iii) there have been no seizures, recalls or withdrawals related to the Acquired Products; and

(iv) to the Knowledge of the Cosmo Parties, there have been no tampering incidents relating to the Acquired Products.

(g) Section 3.11(g) of the Cosmo Disclosure Schedule, lists, with respect to the Business, (i) all Notices of Inspectional Observations (Form 483), (ii) all establishment inspection reports, and (iii) all recall letters and warning letters, in each case (clauses (i), (ii), and (iii)), received by the Tech Group Entities from the FDA, and the responses thereto submitted by the Tech Group Entities regarding the products manufactured or distributed by or for the Tech Group Entities that have been received since January 1, 2011. A copy of all of the items listed in Section 3.11(g) has been provided to Salix. To the extent not legally prohibited, Cosmo shall promptly provide to Salix all written communications and information and records regarding all of the items set forth in this Section 3.11(g) arising after the date hereof through the Closing Date that are material, but in no event later than five (5) Business Days after receipt or production thereof.

(h) Except as set forth in Section 3.11(h) of the Cosmo Disclosure Schedule, the Tech Group Entities have (i) timely filed with the appropriate Governmental Authority all material reports required by applicable Laws or any material rebate or refund agreement to be filed by or on behalf of the Tech Group Entities with respect to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare Part B average sales price (42 U.S.C. § 1395w-3a(c)), and non-federal average manufacturer price (38 U.S.C. § 8126(h)(5)), and each such report has been complete and accurate in all material respects, and (ii) timely paid all material rebate or refund amounts due and owing to a Governmental Authority in accordance with applicable Laws and any material rebate or refund agreements entered into with such Governmental Authority. No material deficiency with respect to such reports, rebates or refunds has been asserted in writing against the Tech Group Entities with respect to the Acquired Products.

(i) No Tech Group Entity or, to the Knowledge of the Cosmo Parties, to the extent it would affect their service as such, any officer, key employee or agent of any Tech Group Entity has been convicted of any crime or engaged in any conduct that has or would reasonably be expected to result in (i) debarment under 21 U.S.C. § 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. § 1320a-7 or any similar state law or regulation.

Section 3.12 Licenses; Authorizations. (a) Section 3.12 of the Cosmo Disclosure Schedule contains a complete and accurate list of all material governmental licenses, consents, qualifications, registrations, clearances, permits, franchises, variances, exemptions and other authorizations issued, granted, given or otherwise made available by or under the authority of, or any required notification to, any Governmental Authority or pursuant to any Law necessary for the conduct of the Business as conducted on the date hereof (“Licenses”), including (i) all authorizations under the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), the Public Health Service Act of 1944 and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated under any of the foregoing or any Similar Law or authorization of any other Governmental Authority, (ii) all applicable authorizations held under the Irish Medicinal Products (Control of Manufacture) Regulations 2007 or the Irish Medicinal Products (Control of Placing on the Market) Regulations 2007 and the regulations of the Irish Medicines Board, (iii) all such applicable authorizations by any other Governmental Authority that is concerned with the quality, identity, strength, purity, safety, efficacy, marketing, developing or manufacturing of the Acquired Products necessary for the lawful operating of the Business as conducted on the date hereof and (iv) all Environmental Licenses. Each such License (i) will be issued to or be in the name of a Tech Group Entity as of the Closing and is, or will be after the consummation of the Transaction, at the Closing, in full force and effect, except for those whose failure to be in full force and effect could not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect, and (ii) is not subject to any pending or, to the Knowledge of Cosmo, threatened Action for the purposes of revoking, limiting or amending such License, except for any revocation, amendment or limitation that could not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. As of the date hereof, none of Cosmo or any of its Subsidiaries has received written notice or, to the Knowledge of Cosmo, any other notice from any Governmental Authority that (A) any such existing License will be revoked or (B) any pending application for any such new License or renewal of any existing License will be denied, except as could not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

Section 3.13 Labor Matters. (a) With respect to the Employees, Section 3.13 of the Cosmo Disclosure Schedule sets forth a list of all agreements with labor unions or associations representing, purporting to represent or attempting to represent any employees of the Business. Except as set forth in Section 3.13 of the Cosmo Disclosure Schedule, none of Cosmo or its Subsidiaries is involved in or, to the Knowledge of Cosmo, threatened with any work stoppage or material labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the Employees.

(b) No Tech Group Entity will have Employees or Employee Liabilities as and from the Closing Date.

Section 3.14 Compliance with Laws. (a) Since January 1, 2011, Cosmo and its Subsidiaries have operated the Business in compliance with all Laws applicable thereto. Since January 1, 2011, none of Cosmo or any of its Subsidiaries has received any communication from a Governmental Authority (i) that alleges that the Business, Tech or any of its Subsidiaries, is in material violation of or any obligation to take material remedial action under, any applicable Law, including Import/Export Control Laws, or Licenses, or (ii) of any pending or, to the Knowledge of Cosmo, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation, warning letter, consent decree, consent agreement, corporate integrity agreement, arbitration or other action from any Governmental Authority, including, the FDA, the Drug Enforcement Administration (the “DEA”), the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General and the U.S. Department of Veterans Affairs Office of Inspector General, alleging potential or actual material non-compliance by, or material liability of, with respect to the Business, Tech or any of its Subsidiaries under any applicable Laws. None of Tech or any of its Subsidiaries is a party to a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services or a consent decree with any Governmental Authority. None of Tech or any of its Subsidiaries has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority.

(b) Since January 1, 2011, all imports, exports, reexports/retransfers, “deemed exports” and “deemed reexports/retransfers” of the Business have been made in all material respects in accordance with all statutory and regulatory requirements under the Export Administration Regulations and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, the U.S. Department of the Treasury and any other applicable import, export control and sanctions Laws (collectively, and any successors or replacements thereof, the “Import/Export Control Laws”).

(c) Since January 1, 2011, all applications, submissions, information and data utilized by Cosmo or any of its Affiliates in respect of the Business as the basis for, or submitted by or, to the Knowledge of the Cosmo Parties, on behalf of Cosmo or its Affiliates in connection with, any and all requests for a License relating to the Business or any Acquired Products, when submitted to the FDA or other Governmental Authority, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Laws have been submitted to the FDA or other Governmental Authority.

(d) Since January 1, 2011:

(i) the Business and, solely in respect of the Business, the Cosmo Parties and the Continuing Affiliates have been in compliance, in all material respects, with all legal requirements applicable to the Business under (A) the FCPA, (B) the Irish Prevention of Corruption Acts, 1889 to 2010 and the Irish Ethics in Public Office Acts, 1995 to 2001, (C) Article 346-bis of the Italian Criminal Code (Traffico di influenze illecite) and Italian Law 231/2001, (D) all applicable national legislation implementing the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and (E) all other international anti-bribery conventions and bribery Laws (collectively, the “Anti-Bribery Laws”);

(ii) none of Cosmo or its Subsidiaries, or to the Knowledge of the Cosmo Parties, any of their Representatives have, in relationship to the Business, taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official to secure any improper advantage (e.g., to obtain a tax rate lower than allowed by Law) or to obtain or retain business for any Person;

(iii) none of Cosmo or its Subsidiaries has received written or, to the Knowledge of the Cosmo Parties, any other notice, and, to the Knowledge of the Cosmo Parties, none of their Representatives has received any notice, of (A) any investigation of or request for information from Cosmo, its Subsidiaries or any of their Representatives or relating to the Business by law enforcement officials regarding the Anti-Bribery Laws, or (B) any other allegation, investigation or inquiry regarding any of their or the Business’ actual or possible violation of the Anti-Bribery Laws.

(e) The Cosmo Parties and the Continuing Affiliates have established and implemented reasonable internal controls and procedures, in respect of the Business, intended to ensure compliance with the Anti-Bribery Laws in respect of the Business, including anticorruption compliance policies that (i) require compliance with the Anti-Bribery Laws and otherwise prohibits bribes or other unlawful payments to Government Officials, (ii) restrict gifts, entertainment, and promotional and marketing expenses for Government Officials, (iii) require diligence on, anticorruption contract language in agreements with, and ongoing monitoring of third parties that may have relations with Government Officials on behalf of the Tech Group Entities or the Business, (iv) restrict political and charitable contributions, (v) mandate possible discipline for violations of the policy or policies, (vi) require periodic certification by senior executives and relevant sales, financial and accounting officials indicating awareness of and compliance with the policy or policies, (vii) require distribution of the policy or policies to all employees, (viii) require periodic training for relevant employees regarding the policy or policies, (ix) identify a senior executive or executives responsible for implementation and monitoring of the policy or policies, and (x) include procedures for reporting and investigating possible violations of the policy or policies.

(f) The Tech Group Entities and, in relation to the Business, the Cosmo Parties and the Continuing Affiliates have maintained their Books and Records in a manner that, in reasonable detail, accurately and fairly reflects the transactions and disposition of their assets, and have maintained a system of internal accounting controls sufficient to provide reasonable assurances that:

(i) transactions are executed and access to assets is given only in accordance with management’s authorization;

(ii) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets; and

(iii) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences between recorded and actual assets.

(g) No director or officer of any of the Cosmo Parties or the Continuing Affiliates has, directly or indirectly, made false or misleading statements in respect of the Business to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review, or examination of the financial statements of the Business or any of the Tech Group Entities.

(h) Neither Cosmo nor any of its Affiliates is in receipt of any payment, guarantee, financial assistance or other aid from a Governmental Authority in respect of the Business that was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the common market, or which has been found to be incompatible with the common market.

Section 3.15 Insurance. Each of the Tech Group Entities and the Business is, covered by valid and currently effective insurance policies issued for the benefit of the Tech Group Entities that are customary for companies of similar size to the Business, taken as a whole, in the industry and locale in which the Business operates.

Section 3.16 Sale and Leasebacks. There are no sale and leaseback arrangements (including any defeasance leases) entered into by Cosmo or any of its Subsidiaries in respect of the Business or the Tech Group Entities.

Section 3.17 Acquired Contracts. (a) Section 3.17(a) of the Cosmo Disclosure Schedule sets forth all of the Acquired Contracts. The Acquired Contracts are all of the contracts related to or necessary for the operation of the Business as of the date of this Agreement. As of Closing, other than the Reorganization Agreements and the Mesalamine Agreements, there will be no contracts related to any Excluded Assets or Released Liabilities held by any of the Tech Group Entities. With respect to all Acquired Contracts, (i) none of the Cosmo Parties, any Continuing Affiliate or any Tech Group Entity, nor, to the Knowledge of Cosmo, any other party to any such Acquired Contract is in breach thereof or default thereunder, (ii) none of the Cosmo Parties, any Continuing Affiliate or any Tech Group Entity, nor, to the Knowledge of Cosmo, any other party to any such Acquired Contract would be in breach thereof or default thereunder by reason of the Transactions, and (iii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default. Cosmo has provided to Salix true, correct and complete copies of all Acquired Contracts; provided, that, if, in the opinion of counsel to Cosmo, the provision of a contract would violate applicable antitrust Laws, then such contract shall instead have been provided to (and solely for review by) outside counsel to Salix.

(b) Except as set forth in Section 3.17(b) of the Cosmo Disclosure Schedule, the consummation of the Transactions as set forth in this Agreement will not require the consent or approval of any third party or Governmental Authority with respect to the Acquired Contracts or Acquired Regulatory Approvals.

(c) Each Acquired Contract, other than those Acquired Contracts related to the Reorganization, is in full force and effect in accordance with the terms thereof and constitutes a legal, valid, transferable and binding agreement of the Cosmo Party thereto, and is enforceable in accordance with its terms by the applicable Cosmo Party against each counterparty thereto, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting generally the enforcement of creditors’ rights, and the availability of equitable remedies (whether in a proceeding in equity or at law).

Section 3.18 Brokers; Finders. Except for the services of the Cosmo Financial Advisors, neither Cosmo nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the Transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Section 3.19 Opinion. The board of directors of Cosmo has received the opinion of the Cosmo Financial Advisers, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received by Cosmo in connection with the Transactions is fair from a financial point of view to Cosmo.

Section 3.20 Board Approval.

(a) The board of directors of Cosmo by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly determined that the Transactions are fair and in the best interests of Cosmo and its shareholders, and approved this Agreement, and the Transactions contemplated herein, and its execution for and on behalf of Cosmo.

(b) The board of directors of Tech, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that it is advisable and in the best interests of Tech to effect the Transactions, and (ii) approved and adopted this Agreement and the Transactions contemplated herein and its execution for and on behalf of Tech.

(c) The board of managers of Merger Sub, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that it is advisable and in the best interests of Merger Sub to effect the Transactions, and (ii) approved and adopted this Agreement, the Merger and the Transactions contemplated herein and its execution for and on behalf of Merger Sub.

(d) IrSub1, as sole member of Merger Sub, by resolutions duly adopted at a meeting duly called and held or by written consent in lieu of a meeting and not subsequently rescinded or modified in any way, has (i) determined that it is advisable and in the best interests of Merger Sub to effect the Transactions, and (ii) approved and adopted this Agreement, the Merger and the Transactions contemplated herein.

(e) The board of directors of IrSub1, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that it is advisable and in the best interests of IrSub1 to effect the Transactions, and (ii) approved and adopted this Agreement and the Transactions contemplated herein and its execution for and on behalf of IrSub1.

Section 3.21 No Shareholder Vote . No vote of the holders of any class of the issued share capital of Cosmo is necessary to approve the Transactions.

Section 3.22 Environmental Health and Safety Matters . i) Except as set forth in Section 3.22 of the Cosmo Disclosure Schedule, or as has not or could not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since January 1, 2011, the Business, Tech and its Subsidiaries and their respective activities and operations have been and are in compliance with all applicable Environmental Laws.

(a) Since January 1, 2011, the Business, Tech and its Subsidiaries have been and are in compliance with all Environmental Licenses required for its activities and operations. All such Environmental Licenses were subsisting, unexpired and validly issued and are in full force and effect. All applications, notices and other documents have been filed as necessary to effect the timely renewal or issuance of such Environmental Licenses. Such Environmental Licenses contain no terms or conditions that will require material changes or limitations on the activities and operations of the Business.

(b) None of Tech or any of its Subsidiaries are party to any Action nor has it received any written notice, demand letter, complaint or information request from a Governmental Authority or any other Person alleging a violation of, or any Liability of it under, any Environmental Law or Environmental License, including any relating to the Release or presence of, or exposure to, any Hazardous Substance, and, to the Knowledge of Cosmo, no such Action is threatened.

(c) To the Knowledge of Cosmo, there are no conditions or occurrences, including the Release or presence of, or exposure to, any Hazardous Substance, reasonably anticipated to result in material Liabilities to, or requirements for Remediation by it, pursuant to any Environmental Law.

(d) No Liens arising under or pursuant to any Environmental Law or restrictions on use as a result of the Release or presence of any Hazardous Substance have been or are imposed on the properties associated with the Business, Tech or any of its Subsidiaries and, to the Knowledge of Cosmo, no Action to impose such a Lien or restriction is pending or threatened.

(e) To the Knowledge of Cosmo, all waste material generated by the Business, Tech or any of its Subsidiaries and sent off-site for storage, treatment, recycling or disposal has been sent to facilities that operate in compliance with applicable Environmental Laws. None of Tech or any of its Subsidiaries have been identified as a potentially responsible party at any third party sites pursuant to any Environmental Law (including the U.S. Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended).

(f) To the Knowledge of Cosmo, no asbestos-containing materials, polychlorinated biphenyls, or underground storage tanks are present at, in, on or under the properties associated with the Business, Tech or any of its Subsidiaries.

(g) None of Tech or any of its Subsidiaries have assumed by written or, to the Knowledge of Cosmo, oral agreement any Liabilities pursuant to any Environmental Law.

(h) Cosmo has provided to Salix copies of all written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents relating to the Business, Tech or any of its Subsidiaries or the properties associated with the Business, Tech or any of its Subsidiaries, including any documents relating to the Release or presence of, or exposure to, any Hazardous Substance.

Section 3.23 Employee Benefit Plans. (a) In respect of each of the Employees, Cosmo, Tech or a Cosmo Subsidiary has: (i) performed all obligations and duties required to be performed by it, whether arising under contract, statute, common law or in equity or otherwise; (ii) abided by the terms of any agreement or arrangement with any employee representative or body of employees or their representatives (whether binding or not) which may affect the Employees; (iii) fully complied with its obligations under the Transfer Regulations in relation to any matter concerning or arising from this Agreement or affecting the Transferred Employees; (iv) maintained adequate, suitable and up to date records relating to the Employees; and (v) operated the PAYE system in accordance with all relevant rules, made all deductions required to be made in respect of income tax, pay-related social insurance and levies and has paid to the Revenue Commissioners of Ireland (the “Irish Revenue”) and any other appropriate authority all Taxes, including PAYE and other levies due in respect of the Employees in connection with their employment by Cosmo and its Subsidiaries.

(b) The Employees are lawfully entitled to work for Tech without restriction or any visa, permit or consent being required. Tech has complied with the Employment Permits Acts 2003 and 2006 and all legislation and rules previously in force relating to any of the matters covered by such legislation.

(c) Every employment contract between Tech and the Employees can be terminated by Tech by twelve (12) weeks’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy, unfair dismissal payment or amounts required under an Cosmo written severance policy that are, in each case, consistent with the severance payments made to Transferred Employees and disclosed in Section 3.23(c) of the Cosmo Disclosure Schedule).

(d) Tech has complied in all respects with all conditions of service, codes of practice and customs and practice which may affect the Employees.

Tech is not, nor has it been, a party to a dispute nor is there a threat of a dispute, pursuant to the Industrial Relations Acts 1946 – 2004, the Industrial Relations Act 1990 (Enhanced Code of Practice on Voluntary Dispute Resolution) (Declaration) Order 2004 (S.I. 76 of 2004) or the Industrial Relations Act 1990 (Code of Practice on Voluntary Dispute Resolution) (Declaration) Order 2000 (S.I. 145 of 2000).

Section 3.24 Operations of Certain Entities. Each New Tech Subsidiary and each of IrSub1, IrSub3, and Merger Sub (i) has or shall have been formed solely for the purpose of engaging in a reorganization of the Business, (ii) has or shall have, since incorporation or formation, engaged in no other business activities other than those incident to its organization, a reorganization of the Business and the Transactions, as contemplated by this Agreement, and (iii) has and shall have no Liabilities other than those Liabilities expressly provided for pursuant to the Reorganization as set forth in Schedule A.

Section 3.25 Accuracy of Representations and Warranties. (i) No representation or warranty by Cosmo in this Agreement and no statement contained in the Cosmo Disclosure Schedule or any certificate or other document furnished or to be furnished to Salix pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and (ii) such representations warranties, and statements, when taken as a whole, do not omit to state a material fact necessary to evaluate the Acquired Assets.

Section 3.26 No Other Representations or Warranties. Except for the representations and warranties made by Cosmo in this Agreement, none of Cosmo or its Affiliates makes any express or implied representation or warranty with respect to Cosmo and its Affiliates or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions contemplated hereby and each of Cosmo and its Affiliates hereby disclaims any such other representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SALIX

Except as set forth in the Salix SEC Reports and in the corresponding sections or subsections of the disclosure schedule delivered to Cosmo by Salix prior to the date hereof (the “Salix Disclosure Schedule”), Salix hereby makes to Cosmo, as of the date hereof and as of the Closing, each of the representations and warranties contained in this Article IV.

Section 4.1 Incorporation; Authorization. (a) Salix and each of its Subsidiaries is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of Salix and its Subsidiaries (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is duly qualified to transact business in each jurisdiction in which the nature of property owned, leased or operated by it or the conduct of its business requires it to be so qualified, except where the failure to be so be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a Salix Material Adverse Effect.

(b) Salix has the requisite corporate power to execute and deliver this Agreement and the Ancillary Agreements to which it will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery by Salix of this Agreement and the Ancillary Agreements, the performance by Salix of its obligations hereunder and thereunder and the consummation by Salix of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Salix and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and except for obtaining the approval and adoption by the shareholders of Salix of the Merger by the Required Salix Vote, no other corporate proceedings on the part of Salix, its board of directors or shareholders are necessary therefor.

(c) The execution, delivery and performance of this Agreement and the Ancillary Agreements will not (i) violate any provision of Salix’s Governing Documents, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock of Salix or any of Salix’s assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Salix or any of its Subsidiaries is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Salix or any of its Subsidiaries is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a Salix Material Adverse Effect. This Agreement has been duly executed and delivered by Salix, and, assuming the due execution hereof by the Cosmo Parties, this Agreement constitutes the legal, valid and binding obligation of Salix, enforceable against Salix in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

(d) Assuming the due execution and delivery of the Ancillary Agreements by the other parties thereto, upon execution of each Ancillary Agreement to which Salix is a party by Salix, the Ancillary Agreements will constitute the legal, valid and binding obligations of Salix, enforceable against Salix in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

Section 4.2 Capitalization; Structure. (a) As of March 31, 2014, the authorized capital stock of Salix consisted of (i) 150,000,000 shares of Salix Common Stock, $0.001 par value, of which (A) 63,384,150 were issued and outstanding, (B) none were held in the treasury of Salix, (C) 2,762,149 were reserved and available for issuance under Salix’s stock-based incentive plans, (D) 371,321 were subject to outstanding options to acquire shares of Salix Common Stock (such options, collectively with any similar options granted after the date hereof, the “Salix Compensatory Options”), (E) 1,422,633 were subject to outstanding stock awards other than Salix Compensatory Options (whether subject to service-based or performance-based vesting) (such stock awards, collectively with any similar stock awards granted after the date hereof, the “Salix Stock Awards”) and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 0 were outstanding. Since March 31, 2014 to the date of this Agreement, there have been no issuances of shares of the capital stock of Salix other than issuances of shares pursuant to options or rights outstanding as of March 31, 2014 or granted since such time under Salix’s stock-based incentive plans in the Ordinary Course of Business. All of the issued and outstanding shares of capital stock of Salix are duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights.

(b) All of the outstanding shares of capital stock or other equity interests of each of Salix’s Subsidiaries have been validly issued, and are fully paid and nonassessable and free and clear of preemptive rights, and are owned directly or indirectly by Salix, free and clear of all

Liens. Neither Salix nor any of its Subsidiaries directly or indirectly owns any equity interest in any Person, other than the Subsidiaries of Salix, that is or would be expected to be material to Salix and its Subsidiaries taken as a whole. Except for the Salix Compensatory Options, Salix Stock Awards, Salix Convertible Debt, and Salix Warrants, as of the date hereof, there are no outstanding options, warrants or other rights of any kind to acquire from Salix or any of its Subsidiaries, or obligations of Salix or its Subsidiaries to issue, shares of capital stock of any class of, or other equity interests in, Salix. All outstanding Salix Compensatory Options, Salix Stock Awards, Salix Convertible Debt, Salix Hedges, Salix Warrants, Salix Capped Calls, were issued in the Ordinary Course of Business, and none of the Salix Compensatory Options, Salix Stock Awards, Salix Convertible Debt, Salix Hedges, Salix Warrants, Salix Capped Calls were issued in anticipation of the Transactions or for the purpose of avoiding the application of Section 7874 of the Code.

Section 4.3 Litigation; Orders. Except as set forth in the Salix SEC Reports filed prior to the date hereof, there are no Actions pending or, to the Knowledge of Salix, threatened against Salix or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a Salix Material Adverse Effect. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Salix or any of its Subsidiaries or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a Salix Material Adverse Effect.

Section 4.4 Authorizations; Consents. Except for: (a) filings under the HSR Act and (b) filings to be made with the SEC and NASDAQ, the execution, delivery and performance by Salix of this Agreement and the Ancillary Agreements or the other Transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any of the terms of, or the requirements of any Law applicable to Salix, (ii) require any material filing or material registration by Salix with, or material consent or material approval with respect to Salix of, any Governmental Authority, or (iii) violate or conflict with the Governing Documents of Salix.

Section 4.5 Compliance with Laws. Except as set forth in the Salix SEC Reports filed prior to the date hereof, the conduct of the businesses of Salix and its Subsidiaries complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a Salix Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements. (a) Salix has filed with the SEC all forms, reports and documents (including all exhibits, schedules and annexes thereto) including any amendments or supplements thereto (the “Salix SEC Reports”) required to be filed by it with the SEC since January 1, 2013. As of their respective dates, none of the Salix SEC Reports (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including all related notes and schedules thereto), contained in the Salix SEC Reports filed by it with the SEC since January 1, 2013 (or incorporated therein by reference) (the “Salix Financial Statements”) fairly present in all material respects the consolidated financial position and results of operations and cash flows of Salix and its Subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein and except, in the case of unaudited Salix Financial Statements, for changes resulting from normal and recurring year-end adjustments).

Section 4.7 No Undisclosed Liabilities. Except for Liabilities: (a) which are reflected or reserved against in the audited balance sheet of Salix as of December 31, 2013 (the “Salix Balance Sheet Date”) or notes thereto included in Salix’s Annual Report on Form 10-K for the period ended December 31, 2013 (the “Salix Balance Sheet”), (b) set forth in Section 4.7 of the Salix Disclosure Schedule or (c) incurred in the Ordinary Course of Business since the Salix Balance Sheet Date, that individually or in the aggregate, have not had and would not reasonably be expected to have a Salix Material Adverse Effect, Salix has no Liabilities that would be required to be reflected on a balance sheet prepared in accordance with GAAP to be reflected or reserved against on the Salix Balance Sheet.

Section 4.8 Brokers; Finders. Except for the services of the Salix Financial Advisor, neither Salix nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the Transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

Section 4.9 Taxes. Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Salix Material Adverse Effect, (i) Salix has timely filed or caused to be filed (or had filed on its behalf) all material federal, state, local and other Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by (or on behalf of) Salix; (ii) all of the foregoing Tax Returns are true, correct and complete in all material respects; (iii) Salix has, within the time and manner prescribed by applicable Law, paid all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority (whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with U.S. GAAP on the financial statements of Salix; (iv) there are no material Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of Salix (other than Liens for Taxes not yet due and payable); and (v) no claim relating to material amount of Taxes has ever been made in writing by a Taxing Authority in a jurisdiction where Salix does not file Tax Returns that Salix is or may be subject to taxation by that jurisdiction.

Section 4.10 Absence of Certain Changes. Since the date of the most recent Salix SEC Report filed by it with the SEC, there has been no (a) change or development in or effect on Salix that has had, or could reasonably be expected to have, a Salix Material Adverse Effect, (b) other than in connection with the Transactions, action or omission by Salix, that was not in the Ordinary Course of Business.

Section 4.11 Opinion of Salix Financial Advisor. The board of directors of Salix has received the opinion of the Salix Financial Advisor, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to shareholders of Salix (other than Cosmo or its Affiliates).

Section 4.12 Board Approval. The board of directors of Salix, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that the Transactions contemplated by this Agreement are fair to and in the best interests of Salix and its shareholders, (ii) approved and adopted this Agreement and the Merger and (iii) determined to recommend to the shareholders of Salix that such shareholders approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

Section 4.13 Required Shareholder Vote. The affirmative vote of the holders of a majority of the outstanding shares of Salix Common Stock entitled to vote on the Merger is the only vote of the holders of any class of capital stock of Salix necessary to approve the Merger (the “Required Salix Vote”).

Section 4.14 Antitakeover Statute. Salix has taken or will take prior to the Closing all action necessary to exempt the Merger and this Agreement and the Transactions contemplated hereby from the provisions of Section 203 of the DGCL.

Section 4.15 No Other Representations or Warranties. Except for the representations and warranties made by Salix in this Agreement, none of Salix or its Subsidiaries makes any express or implied representation or warranty with respect to Salix and its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions contemplated hereby and each of Salix and its Subsidiaries hereby disclaims any such other representations and warranties.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Access to Information; Retention of Records; Confidentiality. (a) From the date hereof through the Closing, the Cosmo Parties shall, and shall cause their respective Subsidiaries to, (i) afford to Salix and its respective accountants, counsel and other Representatives reasonable access during regular business hours, upon reasonable advance notice, and in a manner as shall not unreasonably interfere with the business or operations of the Cosmo Parties, to the offices, plants, properties, Books and Records and employees of the Tech Group Entities and, to the extent related to the Business and the Reorganization, the Cosmo Parties and their respective Subsidiaries and Representatives, and (ii) furnish to Salix and its respective accountants, counsel and other Representatives all such information and data concerning the Business and the Reorganization as Salix or its respective Representatives may reasonably request (except to the extent that such information is subject to attorney-client privilege), in each case, subject to any applicable Laws, in order that Salix may make reasonable investigations of the affairs of the Business, the Tech Group Entities and the Reorganization.

(b) From the date hereof through the Closing, Salix shall, and shall cause its Subsidiaries to, (i) afford to Cosmo and Cosmo’s accountants, counsel and other Representatives reasonable access during regular business hours, upon reasonable advance notice, and in a manner as shall not unreasonably interfere with the business or operations of Salix, to the offices, plants, properties, Books and Records and employees of Salix and its Subsidiaries, and their respective Representatives, and (ii) furnish to Cosmo and its accountants, counsel and other Representatives all such information and data as Cosmo or such Representatives may reasonably request (except to the extent that such information is subject to attorney-client privilege), in each case, subject to any applicable Laws, in order that Cosmo may make reasonable investigations of the affairs of Salix and its Subsidiaries.

(c) From the date hereof until the seventh (7th) anniversary of the Closing Date, Cosmo shall, and shall cause the Continuing Affiliates and each of their Representatives to, treat as confidential and shall safeguard any and all information, know-how, knowledge and data (other than historical financial reporting information) relating to the Business (the “Acquired Confidential Information”), in each case in their respective possession by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, know-how, knowledge and data as Cosmo and its Affiliates used with respect thereto prior to the date hereof. From the Closing Date until the seventh (7th) anniversary thereof, Tech and its Subsidiaries shall, and shall cause each of their Representatives to, treat as confidential and shall safeguard any and all information, know-how, knowledge and data (other than historical financial reporting information) relating to Cosmo’s business (other than the Business) (the “Retained Confidential Information”) in their respective possession by using the same degree of care, but not less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, know-how, knowledge and data as Tech uses with respect to the Acquired Confidential Information. Prior to the seventh (7th) anniversary of the Closing Date, the Parties agree that each of them and their respective Subsidiaries and Representatives may only disclose, in the case of Cosmo and its Affiliates, Acquired Confidential Information or, in the case of Tech and its Affiliates, Retained Confidential Information, as the case may be, (i) to the extent counsel to such Person advises that disclosure is required to comply with Law (provided that such Party shall provide prior written notice to Cosmo or Tech, as applicable, of such disclosure, unless prohibited by Law, as promptly as practical and shall seek to limit any such disclosure and to protect from public disclosure by way of a protective order or otherwise, in each case, to the extent permitted by Law), and (ii) to its Representatives who reasonably need to know such information for purposes of this Agreement, the Ancillary Agreements or the Reorganization Agreements (provided that each Party shall instruct any such Representative to keep such information confidential in accordance with this Agreement). In no event shall Cosmo use, or permit any other Person to use, the Acquired Confidential Information for any purpose other than as expressly contemplated under this Agreement, the Ancillary Agreements or the Reorganization Agreements. In no event shall Tech use, or permit any other Person to use, the Retained Confidential Information for any purpose other than as expressly contemplated under this Agreement, the Ancillary Agreements or the Reorganization Agreements. The Parties acknowledge that the confidentiality obligations set forth in this Section 5.1(c) shall not extend to information, knowledge and data that (i) is or becomes publicly available through no act or omission of a Party owing a confidentiality obligation imposed by this Section 5.1(c) in respect of such information, knowledge and data (a “Receiving Party”), (ii) is or becomes available to a Receiving Party on a non-confidential basis from a source other than the Party to which such information, knowledge and data relates; provided, that the source of such information, knowledge and data was not known to the

Receiving Party to be bound by confidentiality obligations to the Party to which such information, knowledge and data relates, or (iii) the Receiving Party can establish that it independently developed such information, knowledge and data without reference to information, knowledge and data provided to such Receiving Party in connection with the Transactions contemplated hereby and, in the case of Cosmo, its Continuing Affiliates and each of their Representatives, without reference to any Acquired Confidential Information.

(d) Notwithstanding the restrictions contained in Section 5.1(c), Cosmo may disclose such information as is required by applicable Law to a third party purchaser of any or all Tech Ordinary Shares held by Cosmo or any Continuing Affiliate in a privately negotiated transaction to the extent permitted by and pursuant to Section 5.1(c)(ii) and (iii) of the Shareholder’s Agreement; provided, that it shall be a condition to any such disclosure that such third party purchaser shall have entered into a confidentiality agreement with the Surviving Corporation in respect of any such information on terms and conditions reasonably satisfactory to the Surviving Corporation, and in any event, containing restrictions on the disclosure and use of any such information no less restrictive than those contained herein.

(e) No review or investigation by any Party or its Representatives pursuant to this Section 5.1 or otherwise, shall affect or be deemed to modify or qualify any representation or warranty contained herein, the covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement.

(f) Following the Closing until the seventh (7th) anniversary thereof, Cosmo shall, and shall cause its Subsidiaries to, (i) retain those Books and Records that relate in part to the Business but which do not relate primarily to the Business and (ii) afford to Tech and Tech’s accountants, counsel and other Representatives reasonable access to inspect and copy during regular business hours, upon reasonable advance notice, any such Books and Records retained by Cosmo or any of its Subsidiaries, to the portion of such Books and Records as are related to the operations of the Business. After the seventh (7th) anniversary of the Closing, Cosmo shall give Tech at least twenty (20) Business Days’ notice of any intention to discard or destroy such Books and Records so that Tech may elect, at its own expense, to take possession of or otherwise copy any or all such Books and Records.

Section 5.2 Filings; Other Actions; Notification.

(a) Each of the Parties shall use (and shall cause its respective Subsidiaries, officers and directors, and shall use reasonable best efforts to cause its Affiliates, attorneys, accountants and Representatives, to use) their respective reasonable best efforts as soon as practicable to take or cause to be taken all actions, and to do or cause to be done all things, necessary, proper or advisable on its part under applicable Law, this Agreement, the Reorganization Agreements and the Ancillary Agreements to consummate and make effective the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement, including (i) preparing and filing with the SEC the filings described in Section 5.14 and all necessary amendments or supplements to those filings; (ii) preparing, providing and filing all documentation and other information to effect all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement; (iii) providing all such information concerning such Party, its Subsidiaries and its officers, directors, employees, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; and (iv) avoiding the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination that would, in whole or in part, restrain, prevent or delay the consummation of the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement; provided, that neither Salix nor the Cosmo Parties shall be required to offer, take or accept any operational restriction or any hold separate order, sale, divestiture or disposition of any plants, assets or businesses (of such Parties or the Business) and the Cosmo Parties shall not do any of the foregoing, other than in the Ordinary Course of Business, without the consent of Salix (acting in its sole and absolute discretion). For the avoidance of doubt, nothing in this Section 5.2(a) shall require any of the Parties to defend any litigation or regulatory proceeding against the parties challenging the Transaction; however, if Salix chooses, in its sole and absolute discretion, to defend any litigation or regulatory proceeding challenging the Transaction, this Section 5.2(a) shall require the Cosmo Parties to reasonably cooperate and provide reasonable assistance in defending against such litigation; provided that, such cooperation and assistance shall be provided by the Cosmo Parties at Salix’s expense, so any reasonable out-of-pocket expenses incurred by the Cosmo Parties in defense of such litigation shall be promptly reimbursed by Salix.

(b) Each of the Parties shall cooperate regarding, and keep the other Parties reasonably apprised of the status of, matters relating to the completion of the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement and work cooperatively in connection (i) with obtaining all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions of any Governmental Authority and (ii) all other communications with any Governmental Authority (which for purposes of this Section 5.2 includes staff of Governmental Authorities and any elected member of a Governmental Authority and their staff) with respect to the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement. In that regard, each Party shall: (A) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others orally of), any communications from or with any Governmental Authority with respect to the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement; (B) permit the other Parties to review and discuss in advance, and consider in good faith the views of the others in connection with, any proposed written (or any proposed oral) communication with any such Governmental Authority with respect to the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement; (C) not participate in any meeting or oral communication with any such Governmental Authority with respect to the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat; (D) furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof, including summaries of any meetings or communications the others are not permitted to participate in pursuant to clause (C) above) between it and any such Governmental Authority with respect to the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement; and (E) furnish the other Parties with such necessary information and reasonable assistance as the others may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.2 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

(c) Without limiting the generality of the undertakings provided in this Section 5.2, the Parties hereto agree to take or cause to be taken the following actions: (i) the prompt provision to any and all federal, supranational, state, local or non-U.S. Governmental Authority with jurisdiction over enforcement of any applicable antitrust Laws (“Governmental Antitrust Authority”) of information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement, and, in any event, the Parties will use their reasonable best efforts to make all filings with such Governmental Antitrust Authorities (including all filings required under the HSR Act, with the Federal Trade Commission (“FTC”) or the U.S. Department of Justice (“DOJ”)) within ten (10) Business Days from the date hereof (or, in the case of filings required with other Governmental Antitrust Authorities, within ten (10) Business Days following the identification by a Party that such filing is so required), (ii) the prompt provision to the FTC and DOJ such other filings, information and documents reasonably requested or necessary, proper or advisable to permit consummation of the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement, (iii) use of reasonable best efforts to be prepared to complete a certification of compliance with any request for additional information issued by the DOJ or FTC in connection with the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement (“Second Request”) no later than seventy-five (75) calendar days following the issuance of such Second Request, and (v) subject to the proviso of Section 5.2(a), use of reasonable best efforts to take promptly, in the event that any permanent or preliminary injunction or other decree, order, judgment, decision or determination is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any lawsuit, investigation, inquiry, action or proceeding that would make consummation, in whole or in part, of the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement unlawful or that would prevent or delay, in whole or in part, consummation of the Merger, the Reorganization, the Reorganization Agreements, the Ancillary Agreements and any other Transactions contemplated by this Agreement, any and all steps prior to the Salix Outside Date necessary to vacate, modify or suspend such injunction, decree, order, judgment, decision or determination so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement, the Reorganization and the Ancillary Agreements.

Section 5.3 Reorganization. Between the date hereof and the Closing, the Cosmo Parties shall, and shall cause their Subsidiaries and Affiliates to, take such steps as are useful or necessary to (i) effect the Reorganization specifically as described in Schedule A hereto or as otherwise mutually and reasonably agreed by Cosmo and Salix, (ii) obtain all necessary consents required to consummate the Reorganization as set forth in Schedule A, (iii) ensure that the Tech Group Entities hold only the Acquired Assets and they do not hold any of the Excluded Assets and Released Liabilities and (iv) enter into the Reorganization Agreements. Salix shall consider in good faith all amendments or revisions to the Structural Reorganization suggested by Cosmo. Cosmo shall (A) effect all amendments and revisions requested by Salix regarding (1) the Structural Reorganization and the Structural Reorganization Agreements, and (2) the timing pursuant to which the consummation of the Extraction Reorganization is effected, to the extent such amendments and revisions comply with all applicable Laws, and (B) consider in good faith all other amendments or revisions to the Extraction Reorganization suggested by Salix. Without prejudice to the foregoing, Cosmo shall keep Salix updated at all times in relation to all matters in connection with the Reorganization. Notwithstanding any other provision of this Agreement, nothing herein shall prevent or limit the ability of the Cosmo Parties to, prior to the Closing Date, transfer, distribute or issue a dividend of all cash and/or distributable reserves held by or on behalf of Tech to Tech 2 or any other Affiliate of Cosmo. The Cosmo Parties shall, and shall cause their Subsidiaries to, use all reasonable best efforts to gather and collect all forms and certifications necessary or beneficial for the Reorganization as reasonably requested by Salix.

Section 5.4 Ancillary Agreements. The Parties will, and will cause their respective Subsidiaries and Affiliates to, enter into, at or prior to the Closing, each of the Ancillary Agreements to which they are intended to be a party substantially in accordance with the attached Agreed Form or, if no Agreed Form is attached and except as otherwise provided in this Agreement, in a form reasonably satisfactory to each of Cosmo and Salix. To the extent Salix reasonably determines that certain transition services are necessary or desirable to be provided by Cosmo or any Continuing Affiliate to any Tech Group Entity for a limited period of time following the Closing, Cosmo shall provide such services at cost, and the Parties shall negotiate in good faith to reach an agreement regarding the additional terms of the provision of such transition services.

Section 5.5 Further Assurances. The Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to effect the Transactions and to carry out the purposes and intents of this Agreement. Without limiting the generality of the foregoing:

(a) The Parties will, and will cause their respective Subsidiaries and Affiliates to, enter into, at or prior to the Closing, each of the Ancillary Agreements to which they are intended to be a party substantially in accordance with the attached Agreed Form or, if no Agreed Form is attached and except as otherwise provided in this Agreement, in a form reasonably satisfactory to each of the Parties.

(b) As soon as reasonably practicable following the Closing, to the extent any Transferred Books and Records are not delivered at the Closing pursuant to and as permitted by Section 2.10(i), Cosmo shall, and shall cause the Continuing Affiliates to, deliver such Transferred Books and Records to Tech. In addition, to the extent that certain Books and Records held by Cosmo or any Continuing Affiliate contain information relating to the Business but such Books and Records relate primarily to businesses other than the Business, such Books and Records may be retained by Cosmo or any Continuing Affiliate, who shall, to the extent requested to do so, provide copies of the relevant portions thereof to Tech.

(c) Prior to the Closing, the Cosmo Parties shall, and shall cause their respective Subsidiaries and Affiliates to, take such steps as are reasonably requested by Salix to provide for the governance of the Tech Group Entities from and after the Effective Time, including to (i) form appropriate committees of the board of directors of any Tech Group Entity, (ii) nominate and cause to be elected, effective as of the Effective Time, such directors of the Tech Group Entities as Salix may designate in accordance with Section 2.6(b), (iii) appoint, effective as of the Effective Time, to any committee of the board of directors of any Tech Group Entity such directors as Salix may designate, (iv) adopt and approve such committee charters, codes of conduct or other guidelines, principles or codes of conduct for the Tech Group Entities as Salix may reasonably require, (v) adopt and approve such employee benefit plans, including equity-based plans, of the Tech Group Entities as Salix may reasonably require and (vi) take such other corporate actions and adopt such other resolutions of the board of directors of any Tech Group Entity or of the shareholders of any Tech Group Entity as Salix may reasonably request.

Section 5.6 Conduct of Business.

(a) Conduct of the Business. The Cosmo Parties agree, as to themselves and their respective Subsidiaries, that, from the date hereof until the Effective Time, except as expressly required by this Agreement (including (A) actions taken pursuant to Section 5.2, (B) subject to Section 5.3, transactions required by the Reorganization, or (C) as required by applicable Law), or as otherwise agreed to in writing by Salix, (x) the Business shall be conducted in the Ordinary Course of Business, (y) to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.6(a)), the Cosmo Parties will (and will cause their Subsidiaries to) use all reasonable best efforts to preserve and maintain existing relations and goodwill with Governmental Authorities, employees, customers, brokers, suppliers and other Persons with which any of the Cosmo Parties or their respective Subsidiaries and Affiliates has significant business relations in respect of the Business and (z) subject to applicable Law as agreed in good faith by counsel to Salix, the Cosmo Parties shall not and shall cause their respective Subsidiaries and Affiliates not to, directly or indirectly do, or commit to do, any of the following:

(i) Other than pursuant to the Reorganization as set forth in Schedule A, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, Cosmo or any of the Tech Group Entities;

(ii) Other than pursuant to the Reorganization as set forth in Schedule A, issue, deliver, pledge, encumber or sell any shares of capital stock of or other equity interests in any Tech Group Entity, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

(iii) other than pursuant to the Reorganization as set forth in Schedule A, amend or otherwise alter (or propose any amendment or alteration to) the Governing Documents of any Tech Group Entity or amend any terms of the outstanding securities of any Tech Group Entity;

(iv) Other than pursuant to the Reorganization as set forth in Schedule A, with respect to the Business and/or the Tech Group Entities, merge or consolidate with any other Person, make any investment in any other Person, including any joint venture, or acquire the stock or assets or rights of any other Person;

(v) sell, lease, license, assign, transfer, abandon, convey or otherwise dispose of any assets, securities, rights or property of any Tech Group Entity other than in accordance with the Reorganization as set forth in Schedule A;

(vi) with respect to the Tech Group Entities, incur any Indebtedness, enter into any new or amend existing facilities relating to Indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities other than in accordance with the Reorganization as set forth in Schedule A;

(vii) create or permit the creation of any Lien on (a) an Acquired Asset or any asset of the Business other than in the Ordinary Course of Business or that could not materially and adversely affect the ability to conduct the Business following the Closing in the same manner as currently conducted, or (b) the equity of any of the Tech Group Entities;

(viii) except in the Ordinary Course of Business and in accordance with the Reorganization as set forth in Schedule A, enter into or adopt any new, or amend or terminate any existing, Employee Plan (including any trust or other funding arrangement);

(ix) make any new grants or awards to, vest, accelerate or otherwise modify any grant, benefit or awards made to, or increase the compensation payable or to become payable to any of the officers, directors or employees of any Tech Group Entities or pay any severance or bonus not otherwise due to any of the officers, directors or employees of any Tech Group Entities;

(x) with respect to the Tech Group Entities or the Business, enter into or forgive any loan to employees, directors, or consultants;

(xi) with respect to the Tech Group Entities or the Business, enter into any new collective bargaining agreement or agreement with a trade union;

(xii) with respect to the Tech Group Entities or the Business, contribute any material amount to any trust or other arrangement funding any Employee Plan, except to the extent required by the existing terms of such Employee Plan, trust or other funding arrangement, by any collective bargaining agreement, by any written employment agreement existing on the date of this Agreement, or by applicable Law;

(xiii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization other than the Reorganization or (B) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of any Tech Group Entity;

(xiv) renew or (except in connection with the Reorganization as set forth in Schedule A) enter into any non-compete, exclusivity or similar agreement that would restrict or limit the operations of the Tech Group Entities or, after the Effective Time, of Salix or its Subsidiaries;

(xv) modify, amend or terminate any Acquired Contract except in connection with the Reorganization as set forth in Schedule A;

(xvi) with respect to the Tech Group Entities or the Business, enter into any contract other than (A) in connection with the Reorganization as set forth in Schedule A or (B) in the Ordinary Course of Business and that does not require (x) a term in excess of one year or (y) payments by any Tech Group Entity in excess of $100,000;

(xvii) settle or compromise any material litigation relating to the Business (unless such settlement calls only for the payment of money by Cosmo or a Continuing Affiliate), or waive, release or assign any material claims relating to the Business, including with respect to any Acquired Intellectual Property Rights;

(xviii) adopt any change, other than as required by applicable generally accepted accounting principles or IFRS, in its accounting policies, procedures or practices;

(xix) license (except in connection with the Reorganization as set forth in Schedule A) or permit any rights to lapse in any Acquired Intellectual Property Rights;

(xx) except in connection with the Reorganization as set forth on Schedule A, with respect to any Tech Group Entity, (A) make any change in any annual accounting period or adopt or change a method of accounting for Tax purposes, except as required by applicable Law, (B) make or change any Tax election, (C) file or amend any Tax Return or (D) enter into any closing agreement, settle any Tax Claim or assessment relating to any of the Cosmo Parties or any of their Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to any Cosmo Party or any of its Subsidiaries, other than elections, filings, settlements, closing agreements, extensions or waivers made in the Ordinary Course of Business;

(xxi) fail to make any capital expenditures with respect to the Business consistent with the Ordinary Course of Business;

(xxii) take any action that could reasonably be expected to cause Tech to be treated as a U.S. domestic corporation for U.S. federal tax purposes immediately after the Effective Time (it being agreed that no action taken (1) pursuant to and in compliance with the terms of (A) Section 5.3, or (B) the Reorganization as set forth in Schedule A, or (2) at the request of Salix, shall constitute a breach of this Section 5.6(a)(xxii)); or

(xxiii) agree or commit to do any of the foregoing.

(b) Conduct by Salix. Salix agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable Law), or as otherwise agreed to in writing by Cosmo (which consent shall not be unreasonably withheld, conditioned or delayed), Salix shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following:

(i) in the case of Salix only, (A) declare, set aside, make or pay any dividend or other distribution, payable in stock, with respect to any of its capital stock, or (B) split, combine or reclassify its outstanding shares of capital stock;

(ii) in the case of Salix only, adopt a plan of complete or partial liquidation or dissolution;

(iii) acquire by merger, consolidation or acquisition of stock or assets (from any Person other than Salix or a Subsidiary of Salix) any corporation, partnership or other business organization or division thereof if such acquisition would be reasonably likely to prevent the Merger from occurring prior to the Salix Outside Date; or

(iv) agree or commit to do any of the foregoing.

Section 5.7 Public Announcements. The Parties shall cooperate in promptly issuing the joint announcement of the execution of this Agreement in the Agreed Form as attached as Exhibit K. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), Salix and Cosmo will consult with each other before issuing, or permitting any Representative or Affiliate to issue (and will use reasonable best efforts to agree upon the text of), any other press releases or otherwise making or permitting any Representative or Affiliate to make, any public statements with respect to this Agreement and the Transactions contemplated hereby.

Section 5.8 Guarantees and Joint Obligations. Cosmo shall cause itself or one or more of the Continuing Affiliates to be substituted in all respects for any Tech Group Entity, effective as of the Closing, in respect of all obligations of any Tech Group Entity under each guarantee, bonding arrangement, letter of credit, letter of comfort, or indemnification agreement given by any of the Tech Group Entities or agreement under which any Tech Group Entity assumes any Liability for the benefit of Cosmo or any of the Continuing Affiliates.

Section 5.9 Intellectual Property Licenses and Assurances.

(a) Unblocking Licenses. In addition to any licenses provided by the Ancillary Agreements, in the event that the development, manufacture or commercialization of any Acquired Asset by any Tech Group Entity would misappropriate and/ or infringe any Patent, Trade Secret or other Intellectual Property Rights controlled by Cosmo or any of its Continuing Affiliates after the Closing Date, Cosmo hereby grants to the Tech Group Entities (and shall cause its Continuing Affiliates to grant to the Tech Group Entities), a non-exclusive, non-royalty-bearing license, with the right to sublicense, under such Patent, Trade Secret and other Intellectual Property Right to conduct the Business.

(b) Third Party Intellectual Property Unblocking Agreements. In addition to any duties and obligations provided by the Ancillary Agreements, Cosmo shall negotiate in good faith with any third parties should it be determined, by the competent legal counsel of any Tech Group Entity, that the development, manufacture or commercialization of any Acquired Asset by any Tech Group Entity would misappropriate and/or infringe any Patent, Trade Secret or other Intellectual Property Rights controlled by any third parties, a license agreement, with the right to sublicense, granting the right to the development, manufacture and commercialization of the Acquired Asset under the third party Intellectual Property Right (“Third Party IP Unblocking Agreement”) to the satisfaction of the Tech Group Entities. Cosmo agrees that the Tech Group Entities shall be the third party beneficiaries of such Third Party IP Unblocking Agreements, and Cosmo shall sublicense all Third Party IP Unblocking Agreements to the Tech Group Entities with respect to the Business.

(c) Trademarks of Acquired Products. In addition to any duties and obligations provided by the Ancillary Agreements, Cosmo and the Continuing Affiliates shall neither use nor seek to register, anywhere, any Trademarks which are confusingly similar to any names of Acquired Products or any other Trademarks used by or on behalf of any of the Tech Group Entities or their sublicensees in connection with the Business.

Section 5.10 Affiliate Agreements. Except for this Agreement, the Ancillary Agreements, the Reorganization Agreements or those agreements set forth in Section 5.10 of the Cosmo Disclosure Schedule, Cosmo shall, and shall cause its Subsidiaries to, terminate all contracts or agreements between or among one or more of the Tech Group Entities, on the one hand, and Cosmo or any Continuing Affiliate or any officer or director of any of the Tech Group Entities, on the other hand, (each an “Affiliate Agreement”) at or prior to the Effective Time, in each case without any remaining Liability of any kind on the part of any Tech Group Entity as a result of or in connection with such termination or such Affiliate Agreement.

Section 5.11 No Solicitation by Cosmo. Until the earlier of (i) the Closing and (ii) the date of termination of this Agreement pursuant to Section 10.1, the Cosmo Parties shall not, and shall not authorize or permit any of their respective Subsidiaries or any of their or their Subsidiaries’ respective Representatives or Affiliates to, directly or indirectly: (A) solicit, initiate, propose or take any action to encourage or facilitate (including by way of furnishing information) any inquiries or the submission of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or Alternative Transaction, (B) enter into, continue or otherwise participate in any discussions or negotiations relating to, assist or cooperate with any Person (other than Salix and its designees) to make, or furnish any Person (other than Salix and its designees) with information in connection with, or take any other action to facilitate, any Acquisition Proposal or Alternative Transaction, (C) disclose any information to any Person (other than Salix and its designees) concerning the business, technologies or properties of Tech related to the Business, or afford to any Person (other than Salix and its designees) access to the properties, technologies or Books and Records of any of the Cosmo Parties related to the Business, other than in the Ordinary Course of Business or as required by applicable Law, (D) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract or agreement), or (E) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or any agreement or understanding requiring or incentivizing the Cosmo Parties to abandon, terminate or fail to consummate the Reorganization, the Merger or the other Transactions contemplated by this Agreement or breach their obligations hereunder, except, in the case of clause (B), for any notification by Cosmo to any such Person that Cosmo is contractually restricted from engaging in any such discussions or negotiations. Cosmo shall promptly (but in any event within one (1) Business Day) notify Salix orally and in writing of the receipt by any Cosmo Party of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal or request for disclosure or access reasonably likely to be related to the making of an Acquisition Proposal indicating, in connection with such notice, the identity of the Person making such Acquisition Proposal or inquiry or request and the terms and conditions of any such Acquisition Proposal or inquiry or request, including all written documentation relating thereto. Each of the Cosmo Parties agree that it shall take the necessary steps promptly to inform its Subsidiaries and any of its or their respective Representatives or Affiliates of the obligations undertaken by it in this Section 5.11.

Section 5.12 Transaction Tax Treatment. Until the earlier of (i) the Closing and (ii) the date of termination of this Agreement pursuant to Section 10.1, the Cosmo Parties shall not, and shall not authorize or permit any of their respective Subsidiaries or any of their Subsidiaries’ respective Representatives or Affiliates to, directly or indirectly, engage in any action (including the sale, assignment, transfer, abandonment, conveyance or other disposition of any of the shares in Cosmo held by Cosmo Holding that increases the risk in any material respect that Tech would be treated as a U.S. domestic corporation for U.S. federal tax purposes immediately after the Effective Time (it being agreed that no action taken (1) pursuant to and in compliance with the terms of (A) Section 5.3, or (B) the Reorganization as set forth in Schedule A, or (2) at the request of Salix, shall constitute a breach of this Section 5.12).

Section 5.13 Notices of Certain Events. Prior to the Closing, each of the Cosmo Parties, on the one hand, and Salix, on the other hand, shall (and shall cause their Subsidiaries to) promptly notify the other of (a) the occurrence of any event that is likely to cause any representation or warranty of Cosmo or Salix, as the case may be, contained in this Agreement to be inaccurate or untrue at or prior to the Closing, and (b) any failure of the Cosmo Parties or Salix, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that the delivery of any notice or the making of any disclosure pursuant to this Section 5.13 shall not (i) limit or otherwise affect any rights or remedies to the party receiving such notice or (ii) be deemed to amend or supplement the Cosmo Disclosure Schedule, or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

Section 5.14 Preparation of SEC Documents. (a) Each of Salix and Cosmo shall cooperate and promptly prepare and Salix shall file a preliminary form of the proxy statement to be sent to Salix shareholders in connection with the Salix Shareholders Meeting (the “Salix Proxy Statement”) and Cosmo shall file, or cause Tech to file, the Registration Statement. Salix will cause the Salix Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Cosmo will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Salix and Cosmo shall use its respective reasonable best efforts to have the Salix Proxy Statement cleared by the SEC as promptly as practicable after such filing. Salix will advise Cosmo, promptly after it receives notice thereof, of any request by the SEC for amendment of the Salix Proxy Statement or comments thereon. Each of Salix and Cosmo shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as long as necessary to consummate the Merger and the other Transactions contemplated hereby. Cosmo will advise Salix, promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon. The Parties shall take any action required to be taken under any applicable state securities Laws in connection with the issuance of Tech Ordinary Shares in the Merger, and Salix shall furnish all information concerning Salix and the holders of Salix Common Stock as may be reasonably requested in connection with any such action.

(b) No filing of, or amendment or supplement to, the Registration Statement or the Salix Proxy Statement will be made by the Cosmo Parties or Salix, as applicable, without the prior consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed) and without providing the other Parties the opportunity to review and comment thereon. The Parties will advise the other Parties promptly after receiving oral or written notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Tech Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Salix Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other Parties with copies of any written communication from the SEC or any state securities commission.

(c) Salix and the Cosmo Parties each agree, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the Salix Proxy Statement or the Registration Statement, and any amendments or supplements to each of them will, at the date of mailing to shareholders and at the time or times of the Salix Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any information relating to Salix or Cosmo, or any of their respective Affiliates, officers or directors, should be discovered by Salix or Cosmo to be inaccurate or to have been omitted that should be set forth in an amendment or supplement to the Registration Statement or the Salix Proxy Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the Salix shareholders.

(d) Salix will use its reasonable best efforts to cause the Salix Proxy Statement to be mailed to its shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

Section 5.15 Shareholder Meetings; Board Recommendations. (a) Salix will take all action necessary to convene a meeting of the shareholders of Salix at which the shareholders of Salix shall consider the approval and adoption of the Merger contained in this Agreement (the “Salix Shareholders Meeting”) as promptly as practicable after the Salix Proxy Statement has been cleared, and the Registration Statement has been declared effective, by the SEC.

(b) Subject to the requirements of applicable Law and its fiduciary duties to the shareholders of Salix, the board of directors of Salix shall recommend to its shareholders the approval and adoption of the matters to be submitted to its shareholders at the Salix Shareholders Meeting, which recommendation shall be set forth in the Salix Proxy Statement and the Registration Statement, and shall use reasonable best efforts to solicit such approval.

Section 5.16 Stock Exchange Listing. Cosmo, Salix and Tech shall use their reasonable best efforts to cause the Tech Ordinary Shares to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

Section 5.17 Insurance. From the date hereof to the Effective Time, Cosmo and Salix will cooperate reasonably to develop and implement a transition plan with respect to insurance coverage for the Tech Group Entities, with the goal of ensuring continuing insurance coverage through the Effective Time and transfer at the Effective Time of the responsibility for risk management relating to the Tech Group Entities from Cosmo and the Continuing Affiliates to Tech.

Section 5.18 Indebtedness. Cosmo shall cause Tech and its Subsidiaries, at the Closing, to have no Indebtedness other than Indebtedness related to the intercompany note issued pursuant to the Reorganization as set forth in Schedule A.

Section 5.19 Salix Common Stock. During the period from the date hereof to the Closing, the Cosmo Parties shall not, and they shall each cause their respective Affiliates not to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire Beneficial Ownership of any shares of Salix Common Stock.

Section 5.20 Resignations. Cosmo shall use its reasonable best efforts to cause each officer or director of the Tech Group Entities to resign in such capacity, other than individuals identified by Salix as continuing in such capacity following the Closing, such resignations to be effective as of the Effective Time.

Section 5.21 Directors and Officers Indemnification. Salix and Cosmo agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, now existing in favor of the current or former directors, officers or employees, as the case may be, of Salix or its Subsidiaries (whether provided in the respective Governing Documents of such entity or in any agreement as in effect on the date hereof) shall survive the Closing and remain in full force and effect. Salix and Cosmo shall use their reasonable best efforts to cause Tech or one of its Subsidiaries to enter into agreements effective as from the Closing with the directors, company secretary and officers of Tech providing such individuals with such exculpation, indemnification and advancement of expenses in respect of claims against such individual in such capacity as may, under applicable Law, be provided by such entity.

Section 5.22 Additional Financial Statements. (a) As promptly as practicable following the execution of this Agreement (using reasonable best efforts to comply by the date that is twenty-one (21) calendar days after the date of this Agreement), Cosmo shall deliver to Salix true and complete copies of (i) selected financial data of the Business for the five (5) years ended December 31, 2013, as required by Form S-4 and Regulation S-X under the Securities Act, (ii) audited consolidated balance sheets of the Business as of December 31, 2011, December 31, 2012 and December 31, 2013, and the related audited statements of income and statements cash flows of the Business for the fiscal years ending on December 31, 2011, December 31, 2012 and December 31, 2013 (the “Additional Audited Financial Statements”), (iii) the unaudited consolidated balance sheets of the Business as of June 30, 2013 and June 30, 2014 and the related unaudited statement of income and statement cash flows of the Business for the six month periods ending on June 30, 2013 and June 30, 2014 in each case including any notes thereto, and (iv) such additional financial and related information as Salix shall request for preparation of pro forma financial information meeting the requirements of Form S-4 and Article 11 of Regulation S-X under the Securities Act in connection with the Transactions. The Additional Audited Financial Statements shall have been audited by an independent accounting firm that is registered and in good standing with the Public Company Accounting Oversight Board. In addition, as promptly as practicable following the date of this Agreement, Cosmo shall deliver to Salix the unaudited consolidated balance sheet of Tech as of June 30, 2014 (the “Latest Balance Sheet”), and the related unaudited statement of income and statement cash flows of Tech for the period ending on June 30, 2014 (together with the Latest Balance Sheet, the “Unaudited Financial Statements”) in each case, including any notes thereto. The Unaudited Financial Statements shall have been prepared from and in all material respects in accordance with the Books and Records of the Cosmo Parties, the Continuing Affiliates and the Business.

(b) From the date hereof through the Effective Time, Cosmo shall furnish to Salix, concurrently with the delivery thereof to management of Cosmo or any of its Subsidiaries, such monthly, biannual and annual financial statements and data relating to the Tech Group Entities or the Business as are prepared for distribution to management of Cosmo or any its Subsidiaries and as are required by Form S-4 and Regulation S-X under the Securities Act in connection with the Transactions. The financial statements and data delivered pursuant to this Section 5.22 being the “Additional Financial Statements”.

Section 5.23 Re-registration. As part of the Reorganization, Cosmo shall, or shall cause its Subsidiaries to ensure that all necessary filings are prepared and made as required under the Irish Companies (Amendment) Act 1983 in order to effect the re-registration of Tech as a public limited company prior to the Closing Date.

Section 5.24 Change of Name of Tech. The Cosmo Parties shall ensure that as of the Effective Time the name of Cosmo Technologies Limited shall be amended to “Salix Pharmaceuticals, plc” in accordance with the provisions of Section 23 of the Irish Companies Act 1963 and that all necessary filings in respect of this change of name will be filed with the Irish Companies Registration Office on or before the Closing. Furthermore, Cosmo shall, and shall cause its Subsidiaries to, object to any letter from the Irish Companies Registration Office requesting its consent to the use of the name “Salix” in the name of any entity registered in Ireland with the Irish Companies Registration Office, unless such request is from Salix.

Section 5.25 Acquisition of Ordinary Shares of Tech Denominated in Euro. As part of the Reorganization, Cosmo shall ensure that all ordinary shares of Tech denominated in euro and in issue prior to the Closing, except, for the avoidance of doubt, the issuance of 40,000 Euro deferred shares of Tech, will be acquired by Tech for nil consideration pursuant to Section 41(2) of the Irish Companies (Amendment) Act 1983, or otherwise, before the Closing and that all necessary filings will be made in respect thereof.

Section 5.26 Purchase of Own Shares and Re-issue of Treasury Shares. As part of the Reorganization, the Cosmo Parties shall ensure that resolutions of the shareholders of Tech are passed prior to the Closing authorizing Tech, subject to the provisions of the Irish Companies Act 1990, to effect market purchases of its own shares and to determine the price at which any shares of Tech held in treasury, as defined under the Irish Companies Act 1990, may be reissued, the wording of such resolutions to be subject to the prior approval of Salix.

Section 5.27 Distributable Reserves. As part of the Reorganization, the Cosmo Parties shall ensure that resolutions of the shareholders of Tech are passed prior to the Closing providing for the reduction of share capital of Tech in order to allow an application to be made under Section 72 of the Irish Companies Act, 1963 to the High Court to allow the creation of further distributable reserves of Tech, the wording of such resolutions to be subject to the prior approval of Salix.

Section 5.28 Financial Assistance. (a) Provided that Salix shall be in compliance with its obligations under Section 5.28(b), as part of the Reorganization, the Cosmo Parties shall, and shall cause their respective Subsidiaries to, ensure that, insofar as required in order to address any Irish financial assistance issues arising under the steps provided in Schedule A, the validation procedure provided for under Section 60 of the Irish Companies Act 1963 is undertaken by Tech as soon as possible after the date of this Agreement, and in any event prior to Tech being re-registered as a public limited company.

(b) In connection with the Cosmo Parties’ obligations under Section 5.28(a), Salix shall provide such information as Cosmo and Tech may reasonably require, including, in the case of Tech, a working capital report approved by the board of directors of Salix, prepared by a reputable international accounting firm reasonably acceptable to Cosmo and the board of directors of Tech, and in a form reasonably acceptable to Cosmo and the board of directors of Tech, in respect of a period of not more than eighteen (18) months following the making of any statutory declaration given in respect of any such validations and Salix shall provide a customary indemnity in the Agreed Form to the directors of Tech and IrSub2 in connection with the giving of any financial assistance by them under Section 5.28(a).

Section 5.29 Transfer and Assumption of Salix Equity Incentive Plans. As part of the Reorganization, the Cosmo Parties shall ensure that resolutions of the shareholders of Tech are passed prior to the Closing authorizing effective at the Closing: (i) the transfer and assumption of the rights and obligations of Salix under existing Salix Equity Plans and other similar employee awards by Salix, and (ii) for the purposes of Section 29(1) of the Irish Companies Act 1990, any arrangement for the payment of compensation to any director of Tech in the form of shares in Tech; provided, that such compensation is disclosed in the accounts of Tech from time to time, the wording of such resolutions to be subject to the prior approval of Salix.

Section 5.30 Matters. Prior to the Effective Time, each of Salix and Cosmo shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any dispositions of Salix Common Stock (including derivative securities with respect to Salix Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Salix, and any acquisitions or dispositions (whether deemed or otherwise) of Tech Ordinary Shares (including derivative securities with respect to Tech Ordinary Shares) resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tech, to be exempt under Rule 16b-3 under the Exchange Act.

Section 5.31 Shares Held for Investment. Cosmo agrees and acknowledges that any Tech Ordinary Shares it Beneficially Owns following Closing may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of following Closing without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

Section 5.32 Other Actions. (a) Subject to applicable Law, Cosmo shall (i) provide Salix with any material Patent application, filing or other communication regarding or relating to any Acquired Patent that Cosmo or any of Cosmo’s Subsidiaries proposes to file with or send to any Patent office (other than in the Ordinary Course of Business), (ii) provide to Salix copies of all material communications sent to or received from any Patent office, including material Patent applications, filing receipts, office actions, responses or amendments, and notices of allowance, in each case regarding or relating to any Acquired Patent (other than communications sent or received in the Ordinary Course of Business), and (iii) keep Salix reasonably informed in respect of its actions in respect of the filing, prosecution and maintenance of each Acquired Patent (other than actions taken in the Ordinary Course of Business).

(b) Subject to applicable Law, Cosmo shall provide Salix with advance notice of and an opportunity for one executive of Salix to participate strictly as an observer in any meetings or conference calls, in each case regarding or relating to any Acquired Asset, Cosmo or any of its Subsidiaries has with the FDA or its advisory committees or the EMA or its advisory committees, other than meetings and conference calls held in the Ordinary Course of Business. Subject to applicable Law, Cosmo will (1) promptly notify Salix of any notice or other communication to Cosmo or any of its Subsidiaries from the FDA or its advisory committees or the EMA or its advisory committees, in each case regarding or relating to any Acquired Asset (other than notices and other communications received in the Ordinary Course of Business), (2) furnish Salix with copies of all correspondence, filings and written communications between Cosmo, any of its Subsidiaries and their respective Representatives on one hand, and any such

Governmental Authority or its staff on the other hand, in each case regarding or relating to any Acquired Asset (other than communications sent or received in the Ordinary Course of Business) and (3) keep Salix reasonably informed in respect of its actions in respect of any significant, submission to the FDA regarding or relating to any Acquired Asset including any New Drug Application (NDA) or Biologics License Application (BLA), or supplement or amendment thereto, response to any warning letter, untitled letter, or observation on FDA Form 483(other than submissions made in the Ordinary Course of Business).

(c) Cosmo shall, prior to the Closing Date, cause the board of directors (or similar body, as applicable) of each New Tech Subsidiary, by resolutions duly adopted at a meeting to be duly called and held and not subsequently rescinded or modified in any way, to duly (i) determine that it is advisable and in the best interests of such New Tech Subsidiary to effect the Transactions, and (ii) approve and adopt this Agreement and the Transactions contemplated hereby.

Section 5.33 Existing Tech Proceeding; Mesalamine Assets. (a) Following the Closing, Cosmo shall be entitled to direct Tech in respect of (i) the appointment of counsel for the Existing Tech Proceeding, and (ii) the settlement or compromise of the Existing Tech Proceeding, provided that Tech shall not be required to enter into any settlement or compromise with respect to such Existing Tech Proceeding if such settlement or compromise would, in the good faith belief of Salix, (x) violate any applicable Law, or (y) violate any obligation of Salix or any of its Affiliates (including the Surviving Corporation). To the extent there is any conflict between the provisions of this Section 5.33(a), on the one hand, and Section 9.4, on the other hand, the provisions of this Section 5.33(a) shall govern.

(b) Following the Closing, Cosmo shall, and shall cause all its Continuing Affiliates to, fully cooperate with Salix, its Subsidiaries and Affiliates, and furnish to Salix any records, information or assistance that it may request on its own behalf or on behalf of any of its Subsidiaries or Affiliates, in connection with the performance by Tech or any of its Subsidiaries or Affiliates of any duty or obligation arising out of or in connection with the Mesalamine Assets, whether in existence at the Closing or at any subsequent time.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Employee Matters. None of Tech or its Subsidiaries shall assume responsibility for any Liability, cost, expense or obligation under, or sponsorship of, any Employee Plan, or continue following the Closing Date to be a participating employer under any Employee Plan.

Section 6.2 Transferred Employees. (a) The Cosmo Parties acknowledge and agree that Section 5 of the Asset Transfer Agreement constitutes a TUPE Transfer. Upon the occurrence of any such TUPE Transfer, the contracts of employment of each of the Transferred Employees whose employment transfers pursuant to any such TUPE Transfer will have effect from the applicable TUPE Transfer Date as if originally made between an Affiliate of Cosmo (as the case may be) and each such Transferred Employee.

(b) The Cosmo Parties shall ensure that Tech and an Affiliate of Cosmo shall together deliver to the Transferred Employees letters and notices, in the Agreed Form, between them notifying the Transferred Employees of the transfer of their employment under any TUPE Transfer, which Agreed Form will include the provisions set forth in Exhibit L.

(c) The Cosmo Parties shall ensure that all salaries and wages of, and all other employer’s obligations relating to, the Transferred Employees are discharged or accrued and all tax deductions and pay-related social insurance obligations and Transfer Regulations relative to the Transferred Employees are complied with and made by Cosmo in respect of all periods up to the Closing Date.

(d) Each of Cosmo and its Continuing Affiliates shall comply with its respective obligations arising under the Transfer Regulations, including Regulation 8.

Section 6.3 Miscellaneous.

(a) No Right to Employment. Nothing in this Agreement, express or implied, shall create any right to employment or continued employment for any specified period, of any nature or kind whatsoever. Nothing in this Agreement is intended to be, or shall be construed as, an amendment to any employee benefit plan, program, arrangement, policy or agreement.

(b) Assistance with Claims. Notwithstanding anything to the contrary in this Article VI, each of Cosmo and its Continuing Affiliates, and Tech and its Subsidiaries shall at its own expense give the other party such assistance as the other party may reasonably require to contest any claim by any person employed in the Business at or prior to the Closing which results from or is in connection with this Agreement.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Representations of Cosmo. Cosmo hereby represents and warrants to Salix as follows:

(a) Except as set forth in Section 7.1(a) of the Cosmo Disclosure Schedule, the Tech Group Entities have timely filed or caused to be filed (or had filed on their behalf) all material federal, state, local and other Tax Returns (including those filed on a consolidated, combined or unitary basis) required to have been filed by (or on behalf of) any of them. All of the foregoing Tax Returns are true, correct and complete in all material respects, and set forth all items to the extent required to be reflected or included in such Tax Returns. The Tech Group Entities have, within the time and manner prescribed by applicable Law, paid all material Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority (whether or not shown on any Tax Return). No Tech Group Entity has requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed. No deficiencies for any Tax have been proposed, asserted or assessed, in each case, by any Taxing Authority, against any of the Tech Group Entities. There are no pending requests for waivers of the time to assess any Tax, other than those made in the ordinary course and for which payment has been made. No Tech Group Entity has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. There are no material Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible of any of the Tech Group Entities, or the Business (other than Liens for Taxes not yet due and payable). No claim has ever been made in writing by a Taxing Authority in a jurisdiction where any Tech Group Entity does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(b) No Tech Group Entity is the subject of any currently pending audit, examination, contest, litigation or other proceeding by or against any Taxing Authority, and no Cosmo Party expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No Tech Group Entity has received from any Taxing Authority any notice indicating an intent to open an audit or other review.

(c) The Tech Group Entities have withheld and paid or have caused to be withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(d) No shares in the Tech Group Entities have at any time during the Reorganization derived the greater part of their value from any of the assets specified in Section 29 of the Taxes Consolidation Act 1997 of Ireland.

(e) No Tech Group Entity has any liability for any material Tax (i) of any Person other than the Tech Group Entities as transferee or successor or by contract, (ii) as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) as a result of any agreement with a Taxing Authority or (iv) as a result of any sale or disposition made on or prior to the Closing Date not in the Ordinary Course of Business other than any Tax imposed in connection with the Reorganization as set forth in Schedule A.

(f) Each Tech Group Entity has disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax. Except as disclosed in Section 7.1(f) of the Cosmo Disclosure Schedule, no Tech Group Entity has requested or received a ruling from any Taxing Authority or signed a closing or other agreement with any Taxing Authority relating to Taxes which would have an effect with respect to any taxable period ending on or after the Closing Date.

(g) Except for any changes in residence made in connection with the Reorganization, each Tech Group Entity (other than Merger Sub, IrSub3 and the Surviving Corporation) is a resident for tax purposes only in Ireland and no such entity has any Liability for Tax in any other jurisdiction, including as a result of having a permanent establishment in any other jurisdiction for tax purposes or otherwise.

(h) Immediately prior to the Closing Date, no part of the Business will be subject to taxation in any jurisdiction other than Ireland.

(i) At all times prior to the Closing Date, Cosmo has never been a member of the same tax group or otherwise connected or associated with another entity for Tax purposes pursuant to applicable Irish tax legislation.

(j) As of the date hereof through the Closing Date, Cosmo (i) is a company which is not a resident for tax purposes in Ireland, (ii) is under the “control” (as defined for the purposes of Section 627 of the Taxes Consolidation Act 1997 of Ireland) of a Person or Persons that are resident for a tax purposes in a country with which Ireland has a tax treaty, (iii) is not under the “control” (as defined for the purposes of Section 627 of the Taxes Consolidation Act 1997 of Ireland) of a Person or Persons that are resident for tax purposes in Ireland, and (iv) holds all the issued capital share of Tech.

Section 7.2 Tax Indemnification.

(a) From and after the Closing Date, the Cosmo Tax Indemnitors shall pay or cause to be paid, and jointly and severally shall indemnify each Salix Tax Indemnitee and protect, save and hold each Salix Tax Indemnitee harmless from and against the following Taxes, including any legal and accounting fees and expenses attributable to any such Taxes:

(i) any Tax imposed upon or relating to Cosmo or any of the Continuing Affiliates for any period, including any such Tax for which any of the Salix Tax Indemnitees (or any Subsidiary thereof) may be liable (w) under a consolidated, combined or unitary basis (or any similar provision of any Similar Law), (x) as a transferee or successor, (y) by contract or (z) otherwise, on a secondary or joint and several basis;

(ii) any Tax relating to the Excluded Assets for any period;

(iii) any Tax imposed upon any of the Tech Group Entities, (other than the Surviving Corporation), the Business or the Acquired Assets with respect to any Pre-Closing Tax Period;

(iv) any Taxes incurred or sustained by any Salix Tax Indemnitee arising out of a breach of representations contained in Section 7.1;

(v) any Taxes (including Transfer Taxes) imposed in connection with the Extraction Reorganization; and

(vi) any Taxes (including Transfer Taxes) imposed due to the failure of the Cosmo Parties to perform their covenants under Section 5.3.

(b) From and after the Closing Date, the Tech Group Entities, including Salix as the Surviving Corporation, shall pay or cause to be paid, and shall indemnify the Cosmo Tax Indemnitors and protect, save and hold the Cosmo Tax Indemnitors harmless from and against any Taxes (including Transfer Taxes) imposed on the Cosmo Tax Indemnitors in connection with the Structural Reorganization (other than any Taxes resulting from the failure of the Cosmo Parties to perform their obligations to effect the Reorganization in accordance with Schedule A), including any legal and accounting fees and expenses attributable to any such Taxes.

(c) Except as otherwise provided in Section 7.4, payment in full of any amount due to the Salix Tax Indemnitees or the Cosmo Tax Indemnitors, as applicable, under this Section 7.2 shall be made to the affected Salix Tax Indemnitee or Cosmo, as applicable, in immediately available funds at least two (2) Business Days before the date payment of the Taxes to which such payment relates is due.

(d) Neither the Salix Tax Indemnitees nor Cosmo shall be entitled to assert any indemnification pursuant to this Section 7.2 after the end of the applicable survival period as specified in Section 7.11; provided, that, if on or prior to the last date of such survival period, Salix or Cosmo, as applicable, shall have provided Cosmo or Salix, as applicable, with written notice of a claim for indemnification under this Section 7.2, then the Salix Tax Indemnitees and Cosmo shall continue to have the right to be indemnified with respect to such indemnification claim until such claim has been satisfied or otherwise resolved as provided in this Article VII.

Section 7.3 Allocation of Certain Taxes. For purposes of this Article VII, in order to apportion appropriately any Taxes relating to a Straddle Period, the Parties hereto shall, to the extent permitted or required under applicable Law, treat the Closing Date as the last day of the taxable year or period for all purposes of the Tech Group Entities (other than the Surviving Corporation). In the case of Taxes arising in a taxable period of any of the Tech Group Entities (other than the Surviving Corporation), or with respect to the Business, that includes but does not end on the Closing Date, except as otherwise provided in this Section 7.3 and to the extent permitted or required under applicable Law, the portion of such Taxes that are allocable to the Pre-Closing Tax Period shall be (x) in the case of Taxes that are imposed on a periodic basis, franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and ad valorem Taxes, the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of calendar days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of calendar days in such taxable period, and the balance of such Taxes shall be attributable to the Post-Closing Tax Period; provided, that if any property, asset or other right of any of the Tech Group Entities (other than the Surviving Corporation), or the Business, is sold, disposed of or deemed disposed of or otherwise transferred or realized for any Tax purpose on or prior to the Closing Date, then ad valorem, capital gains, transfer or other Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Tax Period; and (y) in the case of Taxes not described in (x) the amount that would be payable on the basis of an interim closing of the books as of the end of the Closing Date, in each case, only to the extent that it is consistent with the allocation of Taxes pursuant to Section 7.2(a) and Section 7.2(b).

Section 7.4 Preparation and Filing of Tax Returns. (a) Cosmo shall file or cause to be filed (i) any combined, consolidated or unitary Tax Return that includes Cosmo, any direct or indirect Subsidiary of Cosmo that directly or indirectly holds an equity interest in Tech or any Continuing Affiliate and (ii) any other Tax Return of Tech for any taxable period that ends on or before the Closing Date. All such Tax Returns shall be true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable Law. All such Tax Returns shall be timely filed in a manner consistent with past practice, shall not include any change in any method of accounting (unless required by Law) and shall not include any Tax election that is inconsistent with past practice. Cosmo shall, reasonably promptly after the filing of a Tax Return described in clause (i) or (ii) above, provide Tech a copy of such Tax Return (or a copy of a pro forma separate Tax Return in the case of a Tax Return described in clause (i)). Cosmo shall remit or cause to be remitted to the relevant Taxing Authority all Taxes shown by such Tax Returns to be due.

(b) Except to the extent set forth in Section 7.4(a), Tech shall file or cause to be filed all Tax Returns of, or that include, any of the Tech Group Entities.

(c) With respect to any Tax Return of any of the Tech Group Entities (other than the Surviving Corporation) for a Straddle Period (such Tax Return, a “Straddle Period Return”), Tech shall deliver a copy of such Straddle Period Return to Cosmo at least forty (40) calendar days prior to the due date (giving effect to any extension thereof), accompanied by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Straddle Period Return. Such Straddle Period Return and allocation shall not be filed or become final without prior written consent of Cosmo (which consent shall not be unreasonably withheld, conditioned or delayed). Within fifteen (15) calendar days after the date of receipt by Cosmo of such Straddle Period Return and allocation, Cosmo may deliver to Tech a written request for changes to such Straddle Period Return or allocation. If Cosmo does not deliver such a request within such period, the Straddle Period Return and allocation shall be final and binding. If Cosmo delivers such a request, then Tech and Cosmo shall undertake in good faith to resolve the issues raised in such request within the following ten (10) calendar day period. If Tech and Cosmo are unable to resolve all issues described in such request within such ten (10) calendar day period, the disputed issues shall be presented to the Tax Accounting Referee on the next Business Day to resolve all disputed issues at least five (5) calendar days prior to the due date of such Straddle Period Return (giving effect to any extension thereof); provided that the Tax Accounting Referee’s review shall be limited to the issues submitted by the Parties. Each of Cosmo and Tech shall bear and pay one half of the fees and other costs charged by the Tax Accounting Referee. The determination of the Tax Accounting Referee shall be final and binding on the Parties hereto.

(d) In the case of each Straddle Period Return, not later than two (2) Business Days before the due date (including any extension thereof) for payment of Taxes with respect to such Straddle Period Return, Cosmo shall pay or cause to be paid to the relevant Tech Group Entity the portion of the Taxes in connection with such Straddle Period Return for which Cosmo is responsible pursuant to Section 7.2 and Section 7.3.

Section 7.5 Tax Contests.

(a) Notices. If any Taxing Authority asserts a Tax Claim, then the Party hereto first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other Party or Parties; provided, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Section 7.5, except to the extent that the other Party is actually prejudiced thereby. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) Cosmo shall have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority in respect of a Tech Group Entity (other than the Surviving Corporation) (a “Tax Proceeding”) for any taxable period that ends on or before the Closing Date and relates to any matter that is indemnifiable pursuant to Section 7.2(a), or for a Straddle Period and relates to any matter that is indemnifiable pursuant to Section 7.2(a); provided, that Cosmo shall provide Tech with a timely and reasonably detailed account of each stage of such Tax Proceeding; provided, further, that Cosmo shall consult with Tech regarding any such Tax Proceeding which relate solely to matters indemnifiable pursuant to Section 7.2(a) and shall allow Tech to participate in any such proceeding (at its own cost and expense) and that Cosmo shall conduct such Tax Proceedings in a reasonable manner and shall indemnify Tech and its Subsidiaries, including the Tech Group Entities, from and against any interest, penalties, surcharges or additional Taxes arising as a result of such Tax Proceeding, to the extent such interest, penalties, surcharges and additional Taxes are not already paid pursuant to the indemnities contained in Section 7.2(a); provided, further, that with respect to a Tax Proceeding that includes matters that are not indemnifiable pursuant to Section 7.2(a), Cosmo shall have the right to control only those aspects of the Tax Proceeding related to such matters that are indemnifiable pursuant to Section 7.2(a); provided, further, that no Tech Group Entity and any of their respective Subsidiaries or any director or officer of any of the foregoing shall be required to sign any document or make any assertion or representation that is not true and correct and in accordance with applicable Law; provided, further, that no settlement or other disposition of any claim for Tax which would adversely and materially affect the Tech Group Entities or any of their Subsidiaries in any Post-Closing Tax Period shall be agreed to without Tech’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Subject to Section 7.5(d), Tech shall have the right to control the conduct of any other Tax Proceeding and any other audit, examination, contest, litigation or other proceeding by or against any Taxing Authority in respect of the Surviving Corporation in its sole discretion with respect to any other Tax matter not covered in Section 7.5(b).

(d) Straddle Periods. Cosmo and Tech shall jointly control any Tax Proceeding for a Straddle Period that is not governed by Section 7.5(b) and shall employ counsel of their mutual choice and cooperate with the other and the other’s Representatives in a prompt and timely manner in connection with any such Tax Proceeding. Cosmo and Tech shall mutually agree on any settlement or other disposition of the Tax Proceeding. In the event Cosmo and Tech are unable to agree regarding any aspect of the conduct of any such Tax Proceeding, the decision shall be made by the counsel employed to pursue such Tax Proceeding on the basis of counsel’s good faith judgment regarding the course of action that would produce the overall lowest present value of Tax and litigation cost to Cosmo and Tech. Any such Tax Proceeding expenses shall be borne by Cosmo and Tech in the same proportion as such related Taxes are borne by Cosmo and Tech in accordance with Section 7.3.

Section 7.6 Cooperation. Each Party hereto shall, and shall cause its Subsidiaries and Affiliates to, provide to each of the other Parties hereto such cooperation, documentation and information as any of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a Liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, (iii) conducting any Tax Proceeding or (iv) determining an allocation of Taxes between a Pre-Closing Tax Period and Post- Closing Tax Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the Tech Group Entities (other than the Surviving Corporation) for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them, provided that such Party shall give to the other Parties written notice prior to doing so. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Each Party required to file Tax Returns pursuant to this Article VII shall bear all costs of filing such Tax Returns.

Section 7.7 Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters between any of the Tech Group Entities on the one hand and Cosmo, or any Continuing Affiliate on the other hand shall be terminated with respect to each of the Tech Group Entities (and the Subsidiaries thereof) as of the day before the Closing Date and, from and after the Closing Date, the Tech Group Entities shall not have any rights or obligations thereunder for any past or future period.

Section 7.8 Tax Election. Tech agrees that, except (i) as provided elsewhere in this Agreement, (ii) with the consent of Cosmo (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as required by applicable Law, or (iv) to correct an error in a Tax Return, Tech shall not, and shall not cause or permit any of the Tech Group Entities (other than the Surviving Corporation) to make or change any Tax election or amend any Tax Return or take any Tax position filed pursuant to Section 7.4(a) and Section 7.4(c) in respect of a Pre-Closing Period or Straddle Period, except that Tech shall be permitted to take such actions with respect to any Tax election or Tax Return for a Pre-Closing Tax Period or Straddle Period to the extent such action would not give rise to a claim for indemnification pursuant to Section 7.2(b).

Section 7.9 Certain Disputes. Disputes arising under this Article VII (other than Section 7.5(c) relating to Straddle Period Returns) and not resolved by mutual agreement within thirty (30) calendar days shall be resolved by the Tax Accounting Referee, chosen and mutually acceptable to both Cosmo and Tech within five (5) calendar days of the date on which the need to choose the Tax Accounting Referee arises, and if no person is mutually acceptable, the President of the Irish Taxation Institute shall choose the Tax Accounting Referee. The Tax Accounting Referee shall resolve any disputed items within thirty (30) calendar days of having the item referred to it pursuant to such procedures as it may require. The determination of the Tax Accounting Referee shall be final and binding on the Parties hereto. The costs, fees and expenses of the Tax Accounting Referee shall be borne equally by Cosmo and Tech.

Section 7.10 Definitions. The following terms shall have the meanings set forth as follows:

(a) “Cosmo Tax Indemnitors” means Cosmo and the Continuing Affiliates.

(b) “Post-Closing Tax Period” means any Tax period of the Tech Group Entities (other than the Surviving Corporation) or the Business beginning after the Closing Date, and, with respect to any Tax period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(c) “Pre-Closing Tax Period” means any Tax period of the Tech Group Entities (other than the Surviving Corporation) or the Business ending on or before the Closing Date, and, with respect to any Tax period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(d) “Salix Tax Indemnitees” means the Tech Group Entities, Salix and each of their respective Subsidiaries and Affiliates.

(e) “Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.

(f) “Tax” or “Taxes” means any net or gross income, gross receipts, capital gains, corporation, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative, or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

(g) “Tax Accounting Referee” means any internationally recognized accounting firm chosen and mutually acceptable to both Cosmo and Tech excluding any firm that audits either Cosmo or Salix.

(h) “Tax Claim” means any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under this Article VII.

(i) “Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any federal, state or local jurisdiction having or purporting to exercise jurisdiction with respect to any Tax.

(j) “Tax Returns” means any returns, reports or statements (including any amended returns or information returns) required to be filed for purposes of a particular Tax.

(k) “Transfer Tax” means all goods and services, excise, sales, use, value added, transfer (including real property transfer), withholding tax pursuant to Section 980 Taxes Consolidation Act 1997 of Ireland, stamp, stamp duty reserve, documentary, filing, recordation, registration and other similar Taxes (including conveyance and notarial fees), together with any interest, penalties and additional amounts imposed with respect thereto.

Section 7.11 Survival. The representations and warranties set forth in Section 7.1 shall survive the Effective Time until sixty (60) calendar days after the expiration of the applicable statute of limitations.

Section 7.12 Treatment for U.S. Federal Income Tax Purposes. For U.S. Federal income tax purposes, the Parties agree to treat the Merger as a taxable sale of Salix stock under Section 1001 of the Code.

Section 7.13 Adjustments. Any indemnification payment under Article VII or Article IX (the “Relevant Indemnity Payments”) shall be treated for Tax purposes as an adjustment to the consideration. The Relevant Indemnity Payments shall be increased to take into account any Tax cost of the party receiving such Relevant Indemnity Payment arising from the receipt of such Relevant Indemnity Payment. The Relevant Indemnity Payment shall be paid free and clear of all deductions or withholdings except as may be required by Law. If any such deductions or withholdings are required by Law, the payer shall be obliged to pay to the recipient such sum as will, after such deduction or withholding has been made, leave the recipient with the same amount as it would have been entitled to receive, in the absence of any such requirement to make a deduction or withholding. The Parties agree to cooperate in a commercially reasonable manner to ensure that any Relevant Indemnity Payment is made to the appropriate Salix Tax Indemnitee, Salix Indemnified Party, or Cosmo Indemnified Party, as applicable, (each, an “Indemnity Recipient”) to avoid the imposition of any Tax or withholding Tax on the Relevant Indemnity Payments to the extent possible, provided that the Indemnity Recipient shall not be required to take any action that would cause it to incur any additional costs, expenses, Taxes or Covered Losses for which it is not indemnified pursuant to Section 7.2.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation. The obligations of the Parties to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

(a) Receipt of Shareholder Approvals. Salix shall have obtained the Salix Shareholder Approval.

(b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect having the effect of making the Merger, any aspect of the Reorganization or any other aspect of the Transactions contemplated hereby, illegal or otherwise prohibiting consummation of the Merger, or any aspect of the Reorganization or the other Transactions contemplated hereby.

(c) Antitrust Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and all other antitrust approvals shall have been received (or, where appropriate, notification submitted), if required.

(d) Governmental and Regulatory Approvals. Other than the filings pursuant to the HSR Act and any other required antitrust Laws identified after the date hereof, all consents, approvals and actions of, filings with and notices to any Governmental Authority required of Salix, Cosmo or any of their Affiliates to consummate the Merger, the Reorganization or any other aspect of the Transactions contemplated hereby, the failure of which to be obtained or made could have or could reasonably be expected to have a Business Material Adverse Effect, shall have been obtained or made.

(e) NASDAQ Listing. The Tech Ordinary Shares to be issued in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(g) Financial Assistance. All Irish financial assistance issues arising in respect of the Transactions shall have been validated in accordance with Section 60 of the Irish Companies Act 1963 and filed with the Irish Companies Registration Office.

(h) Re-registration of Tech. Tech shall have been re-registered as a public limited company in accordance with the provisions of the Irish Companies (Amendment) Act 1983 and a certificate of incorporation on re-registration to this effect from the Irish Companies Registration Office shall have been provided to Salix.

Section 8.2 Additional Conditions to Salix’s Obligations. The obligations of Salix to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

(a) Representations, Warranties.

(i) Each of the representations and warranties of Cosmo set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case they shall be true as of such date), interpreted without regard to any express qualifications or limitations as to materiality, material adverse effect, or “Business Material Adverse Effect” (or other similar materiality qualifiers) contained therein, except where the failure of such representations and warranties of Cosmo to be true and correct as so made, could not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

(ii) Each of the representations and warranties of Cosmo Holding set forth in the Cosmo Holding Side Letter Agreement shall be true and correct, in each case as of the date of the Cosmo Holding Side Letter Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case they shall be true as of such date), interpreted without regard to any express qualifications or limitations as to materiality, material adverse effect, or “Business Material Adverse Effect” (or other similar materiality qualifiers) contained therein, except where the failure of such representations and warranties of Cosmo Holding to be true and correct as so made, could not, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect.

(b) Performance of Obligations.

(i) Each of the Cosmo Parties and its Affiliates shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date (it being agreed that any breach of Section 5.6(a)(xxii) or Section 5.12 shall cause this condition to not be satisfied).

(ii) Cosmo Holding shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under the Cosmo Holding Side Letter Agreement at or prior to the Closing Date.

(c) Reorganization. The Reorganization shall have been effected in accordance with this Agreement and the Reorganization Agreements. Cosmo shall have provided evidence of the completion of the Reorganization reasonably satisfactory to Salix, including evidence of any necessary actions of the boards of directors or stockholders of the Cosmo Entities and the Tech Group Entities in respect of the Reorganization.

(d) Indebtedness. The Tech Group Entities shall have no Indebtedness other than Indebtedness related to the Structural Reorganization as set forth in Schedule A-2 as of the Closing Date.

(e) Financial Statements. The Additional Financial Statements, when delivered, shall not have differed in any material respect from the Financial Statements, other than in respect of the different accounting standards under which they were prepared.

(f) Certificate. Salix shall have received at the Closing a certificate dated the Closing Date and validly executed by the chief executive officer or the chief financial officer of Cosmo to the effect that the conditions specified in paragraphs (a), (b), (c), and (d) of this Section 8.2 have been satisfied.

(g) Deliveries. The Cosmo Parties (or the applicable Continuing Affiliate) shall have delivered all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.10 and Section 2.11.

(h) No Change in Law under Section 7874. There shall have been no (i) change in Law or official interpretation thereof (whether or not such change in Law or official interpretation is yet effective) with respect to Code Section 7874 or (ii) passage of any bill that would implement such a change in substantially identical form by both the United States House of Representatives and the United States Senate, that, in either case, in the opinion of Cadwalader, Wickersham and Taft LLP, could be expected to increase the risk that Tech would be treated as a U.S. domestic corporation for U.S. federal tax purposes immediately after the Effective Time.

(i) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Business Material Adverse Effect that has not been cured.

(j) Receipts of Shareholder Approval. Salix shall have obtained the Salix Shareholder Approval.

(k) Consents under Salix Debt Documents and Certain Derivatives Contracts. Salix shall have obtained (i) all amendments, waivers or consents required under the Salix Debt Documents to effect the Transactions, and (ii) all amendments, waivers, consents, terminations or modifications to derivatives or hedge contracts that Salix is a party to, and which Salix believes in good faith are reasonably necessary to mitigate (x) any risk to Salix resulting from any provision in such contracts that may provide a counterparty thereto the right to terminate or adjust any economic term thereof as a result of the announcement or consummation of the Transactions or (y) any tax, penalty or liability under or pursuant to any applicable Law or regulation.

Section 8.3 Additional Conditions to Obligations of the Cosmo Parties. The obligation of the Cosmo Parties to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

(a) Representations, Warranties and Covenants of Salix. Each of the representations and warranties of Salix set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date, in which case they shall be true as of such date), interpreted without regard to any express qualifications or limitations as to materiality, material adverse effect or “Salix Material Adverse Effect” (or other similar materiality qualifiers) contained therein, except where the failure of such representations and warranties of Salix to be true and correct as so made, would not, individually or in the aggregate, have or reasonably be expected to have a Salix Material Adverse Effect.

(b) Performance of Obligations of Salix. Salix shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Certificate. Cosmo shall have received at the Closing a certificate dated the Closing Date and validly executed by an authorized officer of Salix to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.3 have been satisfied.

(d) Deliveries. Salix shall have delivered to Cosmo all the certificates, instruments, agreements and other documents to be delivered pursuant to Section 2.11.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1 Survival. (a) The covenants and other agreements of the Parties contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Closing and the consummation of the Transactions contemplated hereby until so performed or terminated. The representations and warranties contained in this Agreement shall survive the Effective Time until the earlier of (i) eighteen (18) months after the Effective Time and (ii) sixty (60) days after the completion of the first audit of Tech following the Closing, except that (a) the Cosmo Fundamental Representations and the Salix Fundamental Representations shall survive the Closing and the Effective Time and shall remain in full force and effect indefinitely, (b) the representations and warranties set forth in Section 3.10, Section 3.11 and Section 3.12 shall survive the Effective Time until the later of third (3rd) anniversary of the Effective Time and the date that is ninety (90) calendar days after the expiration of the applicable statute of limitations, and (c) the representations and warranties set forth in Article VII shall survive as set forth in Article VII. Notwithstanding the expiration of any of the representations and warranties related to Excluded Liabilities, any and all claims for indemnification relating to the Excluded Liabilities shall survive the Closing and the Effective Time and shall remain in full force and effect indefinitely.

(b) It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Article IX is shorter or longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced or extended to the shortened or lengthened survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Article IX for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 9.2 Indemnification by Cosmo. (a) Subject to Section 9.5(a), from and after the Closing Date, Cosmo and the Continuing Affiliates shall indemnify and hold harmless the Tech Group Entities, including Salix as the Surviving Corporation, and their respective officers, directors and Affiliates (collectively, the “Salix Indemnified Parties”) from and against any and all Covered Losses suffered by such Salix Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Cosmo in this Agreement (other than those set forth in Article VII hereof, indemnity for which is addressed in Article VII), or by Cosmo or any Continuing Affiliate in the Ancillary Agreements or the Reorganization Agreements, in each case when made, and, except for representations and warranties that speak of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by the Cosmo Parties herein or by Cosmo or any Continuing Affiliate in the Ancillary Agreements or Reorganization Agreements, (iii) any Excluded Liability or Excluded Asset, (iv) any matter or thing related to any action or omission of the Cosmo Parties or any Affiliate of Cosmo with respect to the Transfer Regulations, (v) any matter or thing related to the Ireland Pension Plans and any action or omission of the Cosmo Parties or any Affiliate of Cosmo with respect to the Ireland Pension Plans, and (vi) the Extraction Reorganization, including the Extraction Reorganization Agreements.

(b) The Salix Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.2(a) after the date on which such representation and warranty ceases to survive; provided, that if on or prior to the date such representation ceases to survive, a Notice of Claim shall have been given to Cosmo pursuant to Section 9.4 for such indemnification, the Salix Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.3 Indemnification by Salix. (a) Subject to Section 9.5(b) hereof, from and after the Closing Date, the Tech Group Entities, including Salix as the Surviving Corporation, shall indemnify and hold harmless Cosmo and the Continuing Affiliates and their respective officers, directors and Affiliates (collectively, the “Cosmo Indemnified Parties”) from and against any and all Covered Losses suffered by such Cosmo Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Salix in this Agreement and the Ancillary Agreements, in each case, when made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by Salix herein or, solely in respect of covenants or agreements to be performed after the Closing, by the Surviving Corporation, the Tech Group Entities or Salix in this Agreement or in the Ancillary Agreements other than any Liability for which any of the Cosmo Parties have indemnified the Salix Indemnified Parties pursuant to Section 9.2, and (iii) any Action brought by a Governmental Authority alleging a breach of applicable Law by a Cosmo Indemnified Party in connection with the Structural Reorganization.

(b) The Cosmo Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) of Section 9.3(a) after the date on which such representation and warranty ceases to survive; provided, that if on or prior to the date such representation ceases to survive, a Notice of Claim shall have been given to Salix pursuant to Section 9.4 hereof for such indemnification, the Cosmo Indemnified Parties shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX.

Section 9.4 Indemnification Procedures. (a) Upon obtaining Knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Salix or Cosmo, as the case may be, shall promptly (and in any event within thirty (30) calendar days) give written notice (“Notice of Claim”) of such claim or demand to the other. The party giving such Notice of Claim shall furnish to the other party in reasonable detail such information as the Salix Indemnified Parties or the Cosmo Indemnified Parties, as the case may be, may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 9.2(b) and Section 9.3(b), no failure or delay by Tech or Cosmo in the performance of the foregoing shall reduce or otherwise affect the obligation of Cosmo or Salix, respectively, to indemnify and hold the Salix Indemnified Parties or the Cosmo Indemnified Parties, respectively, harmless, except to the extent that such failure or delay shall have actually adversely affected the ability of Salix or Cosmo, as the case may be, to defend against or satisfy any Covered Losses for which the party seeking indemnification is entitled to indemnification hereunder.

(b) If the claim or demand set forth in the Notice of Claim given pursuant to Section 9.4(a) hereof is a claim or demand asserted by a third party, the party receiving such Notice of Claim shall have fifteen (15) calendar days after the date on which Notice of Claim is given to notify the party giving such Notice of Claim, in writing, of its election to defend such third party claim or demand on behalf of the party seeking indemnification. If the party receiving such Notice of Claim elects, on behalf of Salix or Cosmo, as the case may be, to defend such third party claim or demand, the party seeking indemnification shall make available to the indemnifying party and its Representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the indemnifying party in the defense of, such third party claim or demand. Notwithstanding the foregoing, the Salix Indemnified Parties or the Cosmo Indemnified Parties, as the case may be, shall not be required to provide copies of information to the indemnifying party, to the extent that providing such information would cause such information to not be protected by any legal privilege after taking into account any joint defense or common interest agreement the parties have entered into. So long as Cosmo or Salix, as the case may be, is defending such third party claim in good faith, the Salix Indemnified Parties or Cosmo Indemnified Parties, as applicable, shall not pay, settle or compromise such third party claim or demand. In such case, Cosmo or Salix, as the case may be, may pay, settle or compromise such third party claim or demand (i) with the written consent of Salix or Cosmo, on behalf of the Salix Indemnified Parties or the Cosmo Indemnified Parties, as the case may be, or (ii) without such consent, so long as such settlement includes (A) an unconditional release of the Salix Indemnified Parties or the Cosmo Indemnified Parties, as the case may be, from all Liability in respect of such claim or litigation, (B) does not subject the indemnified parties to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party. If the party receiving such Notice of Claim elects to defend such third party claim or demand, (i) such assumption will conclusively establish for purposes of this Agreement that the claims described in such Notice of Claim are within the scope of and subject to indemnification hereunder and (ii) the Salix Indemnified Parties or the Cosmo Indemnified Parties, as the case may be, shall have the right to participate in the defense of such third party claim or demand, at such indemnified party’s own expense. In the event, however, that such indemnified party reasonably determines that representation by counsel to the indemnifying parties of both such indemnifying parties and the indemnified party could reasonably be expected to present such counsel with a conflict of interest, then the indemnified party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying parties will pay the fees and expenses of such counsel; provided, that Cosmo or Salix, as the case may be, shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to reasonably necessary local counsel) at any time for all Salix Indemnified Parties or Cosmo Indemnified Parties, as the case may be. If the party receiving such Notice of Claim does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Salix Indemnified

Parties or Cosmo Indemnified Parties, as the case may be, shall have the right, in addition to any other right or remedy they may have hereunder, at the expense of Cosmo or Salix, as the case may be, to defend such third party claim or demand; provided, that (i) such Salix Indemnified Parties or Cosmo Indemnified Parties, as the case may be, shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Salix Indemnified Parties’ or Cosmo Indemnified Parties’, as the case may be, defense of or participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Cosmo or Salix, as applicable, under the agreements of indemnification set forth in this Article IX; and (iii) such Salix Indemnified Parties or Cosmo Indemnified Parties, as the case may be, may not settle any claim without the consent of Cosmo or Salix, respectively (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) With respect to any third party claim subject to indemnification under this Article IX with respect to which the party receiving such Notice of Claim has elected to defend such third party claim or demand in accordance with the terms hereof, (i) both the party receiving such Notice of Claim and the Salix Indemnified Parties or Cosmo Indemnified Parties, as the case may be, shall keep the other Persons reasonably informed of the status of such third party claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third party claim; provided, that (x) the party receiving such Notice of Claim shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation but shall not be required to compensate such Party for time spent by its officers, directors, employees or agents in such cooperation, and (iii) Salix or Cosmo, as applicable, shall have the right to participate in, but not control, the defense of such action with counsel of reputable standing reasonably satisfactory to Cosmo or Salix, as the case may be, solely at its own expense by notifying in writing the party to whom such Notice of Claim was delivered; provided, however, that in any event, (x) the indemnifying party defending such claim may require as a condition to such participation that Salix or Cosmo, as the case may be, sign a confidentiality agreement, a joint defense agreement or other similar documents reasonably requested, and (y) the Salix Indemnified Parties or Cosmo Indemnified Parties and Cosmo or Salix, as the case may be, shall enter into a joint defense agreement, common interest agreement or similar agreement or arrangement if required in order to permit the indemnifying party defending such claim to share material information with the Salix Indemnified Parties or Cosmo Indemnified Parties, as the case may be, and if entering into such agreement or arrangement would effectively preclude any detrimental effect to any legal privilege that may attach to such information, as reasonably determined by the indemnifying party defending such claim upon consultation with outside legal counsel.

(d) Except for third party claims being defended in good faith, (i) Cosmo shall satisfy its obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by Cosmo in good faith in writing within thirty (30) calendar days after the date on which Notice of Claim is given and (ii) Salix shall satisfy its obligations under this Article IX in respect of a valid claim for indemnification hereunder which is not contested by Salix in good faith in writing within thirty (30) calendar days after the date on which Notice of Claim is given.

Section 9.5 Limitations; Additional Procedures.

(a) Cosmo shall have no Liability for indemnification pursuant to clause (i) of Section 9.2(a) with respect to Covered Losses for which indemnification is provided thereunder, (i) that are De Minimis Damages, or (ii) unless the aggregate of all Covered Losses (other than De Minimis Damages) exceeds $5,000,000 (the “Threshold”), in which case Cosmo shall be liable for all such Covered Losses (other than De Minimis Damages), including the amount of the Threshold. In no event shall Cosmo’s and the Continuing Affiliates’ aggregate liability for Covered Losses under Section 9.2(a)(i) arising out of any inaccuracy in or breach of any of Cosmo’s representations or warranties under this Agreement (other than in respect of breaches of any Cosmo Fundamental Representation) exceed $500,000,000 (the “Cap”).

(b) Salix shall have no Liability for indemnification pursuant to clause (i) of Section 9.3(a) with respect to Covered Losses for which indemnification is provided thereunder, (i) that are De Minimis Damages or (ii) unless the aggregate of all Covered Losses (other than De Minimis Damages) exceeds the Threshold, in which case Salix shall be liable for all such Covered Losses (other than De Minimis Damages), including the amount of the Threshold. In no event shall Salix’s aggregate liability for Covered Losses under Section 9.3(a)(i) arising out of any inaccuracy in or breach of any of Salix’s representations or warranties under this Agreement (other than in respect of breaches of any Salix Fundamental Representation) exceed the Cap.

(c) For purposes of determining the existence and amount of any indemnity obligation under this Article IX with respect to any breach of any covenant or obligation, or any representation or warranty contained in this Agreement, any express qualifications or limitations set forth in such covenant or obligation, or representation or warranty, as to materiality, material adverse effect, “Business Material Adverse Effect” or “Salix Material Adverse Effect” (or other similar materiality qualifiers) contained therein, shall be disregarded.

(d) The right to indemnification, reimbursement or other remedy based upon the representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge actually acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

(e) Notwithstanding anything herein to the contrary, no Cosmo Indemnified Person or Salix Indemnified Person shall be entitled to any indemnification or reimbursement under any provisions of this Agreement for any amount to the extent such Person or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement or any Ancillary Agreement or under any insurance policy.

(f) Except in the case of fraud, from and after the Closing, the exclusive remedy for any Cosmo Indemnified Person or Salix Indemnified Person for Covered Losses or other monetary damages arising from a breach of this Agreement or otherwise relating to the Transactions contemplated by this Agreement (except as otherwise provided in any Ancillary Agreement) shall be the indemnification provided under this Article IX or Article VII. There shall be no remedy at law or otherwise for De Minimis Damages arising out of the events or circumstances described in clause (i) of Sections 9.2(a) or 9.3(a). Nothing in this Agreement shall interfere with or impede a party’s right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement or any Ancillary Agreement.

(g) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE FOR (A) ANY PUNITIVE DAMAGES OR (B) ANY LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES; provided, however, that if a Cosmo Indemnified Person or Salix Indemnified Person is held liable to a third party based on any final judgment of a court of competent jurisdiction for any such Covered Losses and the applicable indemnifying party is obligated to indemnify such Person for the matter that gave rise to such Covered Losses, then such indemnifying party shall be liable for, and obligated to reimburse such Cosmo Indemnified Person or Salix Indemnified Person, as the case may be, for such Covered Losses.

Section 9.6 Exclusive Tax Indemnification. Notwithstanding anything to the contrary in this Article IX, the above provisions of this Article IX shall not apply to Tax indemnification matters, which matters shall instead be governed by Article VII.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by:

(a) Salix and Cosmo by mutual written consent;

(b) Salix, if the Effective Time shall not have occurred by the close of business on May 1, 2015 (the “Salix Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available, if Salix’s failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before the Salix Outside Date;

(c) Cosmo, if the Effective Time shall not have occurred by the close of business on May 1, 2015 (the “Cosmo Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available, if Cosmo’s failure to fulfill any obligation under this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before the Cosmo Outside Date;

(d) either Salix or Cosmo, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which such Party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the Merger or the Reorganization, and such order, decree, ruling or other action shall have become final and nonappealable;

(e) either Salix or Cosmo, if the Salix Shareholders Approval shall not have been obtained by reason of the failure to obtain the Required Salix Vote upon the taking of such vote(s) at a duly convened meeting of shareholders of Salix, or at any adjournment thereof;

(f) Salix, if:

(i) the Cosmo Parties shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure (A) would render the condition in Section 8.2(a)(i) or Section 8.2(b)(i) incapable of being satisfied, and (B) is incapable of being cured or has not been cured by Cosmo within twenty (20) calendar days after written notice has been given by Salix to Cosmo of such breach or failure to perform; or

(ii) Cosmo Holding shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Cosmo Holding Side Letter Agreement, which breach or failure (A) would render the condition in Section 8.2(a)(ii) or Section 8.2(b)(ii) incapable of being satisfied, and (B) is incapable of being cured or has not been cured by Cosmo Holding within twenty (20) calendar days after written notice has been given by Salix to Cosmo Holding of such breach or failure to perform.

(g) Cosmo, if Salix shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure (A) would render the condition in Section 8.3(a) or Section 8.3(b) incapable of being satisfied, and (B) is incapable of being cured or has not been cured by Salix within twenty (20) calendar days after written notice has been given by Cosmo to Salix of such breach or failure to perform; or

(h) Salix, if any action, event or circumstance shall have occurred, which, in the reasonable opinion of Salix could render the condition in Section 8.2(h) incapable of being satisfied.

Section 10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Cosmo and Salix pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating Party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the Transactions contemplated hereby shall be abandoned without further action by the Parties, except that Section 5.1(c), Section 5.7, and Section 9.5(g), and Article I, Article X and Article XI shall survive the termination of this Agreement; provided, that, except as set forth in Section 10.3, such termination shall not relieve any Party hereto of any liability for any breach of this Agreement.

Section 10.3 Termination Payments. (a) Cosmo shall pay to Salix the Termination Fee by wire transfer to an account of Salix in immediately available funds within two (2) Business Days of termination in the event that this Agreement is terminated (i) by Salix pursuant to Section 10.1(f); (other than if Salix so terminates this Agreement due to a breach of Section

5.6(a)(xxii)), or (ii) by Cosmo pursuant to Section 10.1(c), and, in the case of this clause (ii), at any time on or after the date of this Agreement and prior to such termination any Acquisition Proposal shall have been made and not withdrawn or formally (and, if such Acquisition Proposal was publicly made, publicly) rejected by Cosmo, in each case, prior to such termination.

(b) Salix shall pay to Cosmo the Termination Fee by wire transfer to an account of Cosmo in immediately available funds within two (2) Business Days of termination in the event that this Agreement is terminated (i) in accordance with Section 10.1(g) or (ii) in accordance with Section 10.1(b), and in the case of this clause (ii), such termination is a result of the failure to satisfy Section 8.1(c) or Section 8.2(k).

(c) The Parties acknowledge that the agreements contained in this Section 10.3 are an integral part of the Transactions contemplated by this Agreement and that without such provisions the Parties would not have entered into this Agreement. If either Salix or Cosmo, as the case may be, fails to pay the Termination Fee or any portion thereof and the other Party commences a suit which results in a judgment against the Party that failed to pay for the respective Termination Fee or any portion thereof, the losing Party shall also pay the prevailing Party’s costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with such suit, together with interest on the amount due pursuant to this Section 10.3 from the date such payment was due in accordance with the terms hereof until the date of payment, at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

(d) In the circumstances in which a Termination Fee is payable in accordance with this Section 10.3, (i) each of the Parties acknowledges and agrees that a Party’s receipt of the requisite Termination Fee from the other Party pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages, in a reasonable amount that is intended to compensate the other Parties, solely in the circumstances in which such Termination Fee is payable, for efforts and resources expended and on the expectation of the consummation of the Transactions contemplated hereby, which amount would otherwise be impossible to calculate without precision, (ii) a Party’s receipt of the requisite Termination Fee from the other Party pursuant to this Section 10.3 shall be the sole and exclusive remedy of such recipient Party against the other Party, its Subsidiaries and each of their respective former, current and future Affiliates, Representatives, and permitted assignees for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and (iii) in the event a Termination Fee is paid in accordance with this Section 10.3, none of Cosmo, its Subsidiaries or any of their respective former, current and future Affiliates, Representatives, or permitted assignees, on the one hand (other than Cosmo Holding in the event of a willful or intentional material beach or failure to perform any of its covenants or agreements in the Cosmo Holding Side Letter Agreement), or Salix, its Subsidiaries or any of their respective former, current and future Affiliates, Representatives, and permitted assignees, on the other hand, shall have any further liability or obligation to Salix or its Subsidiaries, on the one hand, or to Cosmo or its Subsidiaries, on the other hand, relating to or arising out of this Agreement, the Transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of oral representations made or alleged to be made in connection herewith or therewith; provided, that in no event shall a Party’s liability for the willful or intentional material beach or failure to perform any of its covenants or agreements in this Agreement be limited (it being understood and agreed that the failure to consummate the Transactions contemplated by this Agreement in the event that all of the conditions to Closing have been satisfied or waived in accordance with this Agreement shall be deemed a willful or intentional material breach of this Agreement); provided, further, that this Section 10.3(e) shall not limit the right of any Party to seek specific performance of this Agreement pursuant to Section 11.10 and the remedies related thereto prior to the termination of this Agreement in accordance with its terms.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 11.2 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

(b) Each of the Parties irrevocably (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any Ancillary Agreement or any of the Transactions contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and agrees not to plead or claim any objection to the laying of venue in any such court or that any proceeding in any such court has been brought in an inconvenient forum, and (c) agrees that it will not bring any action relating to this Agreement or any Ancillary Agreement or any of the Transactions contemplated hereby or thereby in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware having subject matter jurisdiction, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any Action by the mailing of copies thereof by mail to such Party at its address set forth in this Agreement by registered mail, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided, that nothing in this Section 11.2(b) shall affect the right of any Party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this

Section 11.2(b) shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 11.2(b). The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS Section 11.2

Section 11.3 Entire Agreement; Third Party Beneficiaries. This Agreement and the Ancillary Agreements, the Schedules and Exhibits hereto and thereto, and the confidentiality agreement entered into among certain of the Parties prior to the date hereof contain the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein. Except for Section 7.2, which is intended to benefit, and to be enforceable by, the Salix Tax Indemnitees, Section 9.2 which is intended to benefit, and be enforceable by, the Salix Indemnified Parties, and Section 9.3 which is intended to benefit, and be enforceable by, the Cosmo Indemnified Parties, this Agreement is not intended to confer upon any Person not a Party hereto (and their successors and assigns permitted by Section 11.6) any rights or remedies hereunder, including, without limitation, any rights or remedies under the United Kingdom Contracts (Rights of Third Parties) Act of 1999.

Section 11.4 Expenses. Except as set forth in this Agreement, including Section 10.3 hereof, and the Ancillary Agreements, whether the Merger is or is not consummated, all legal, investment banking and other costs and expenses incurred in connection with this Agreement, the Ancillary Agreements, any aspect of the Reorganization or the other Transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, any costs incurred in connection with the Agreement, the Ancillary Agreements, any aspect of the Reorganization or the other Transactions contemplated hereby by Cosmo and its Subsidiaries, (including the Tech Group Entities) prior to the Closing, including any arrangements referred to in Section 3.18 with respect to the Cosmo Financial Advisors (including any indemnity obligations to the Cosmo Financial Advisors), shall be deemed incurred by Cosmo or one or more of the Continuing Affiliates, and not by any of Salix or the Tech Group Entities. Notwithstanding the foregoing, (i) all filing fees paid under the HSR Act or in respect of the Salix Proxy Statement and the Registration Statement, (ii) printing and mailing costs related to the preparation, printing and dissemination of the Salix Proxy Statement and the prospectus contained in the Registration Statement, and (iii) all filing fees paid in connection with the antitrust filings made pursuant to Section 5.2(c), shall be borne solely by Salix.

Section 11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon receipt, if delivered personally, (b) two (2) Business Days after deposit in the mail, if sent by registered or certified mail, (c) on the next Business Day after deposit with an overnight courier, if sent by overnight courier, (d) upon transmission and confirmation of receipt, if sent by facsimile or email transmission prior to 6:00 p.m., local time, in the place of receipt or (e) on the next Business Day following transmission and confirmation of receipt, if sent by facsimile or email transmission after 6:00 p.m., local time, in the place of receipt; provided, that the notice or other communication is sent to the address, facsimile number or email address set forth beneath the name of such Party below (or to such other address, facsimile number or email address as such Party shall have specified in a written notice to the other Parties):

(a) if to Cosmo or, prior to the Closing, Tech:

Cosmo Pharmaceuticals S.p.A.

Via Cristoforo Colombo 1

Lainate, Milan 20020

Italy

Attention: Alessandro Della Chà

Email:       adellacha@cosmopharma.com

and

Cosmo Technologies Limited

42-43 Amiens Street

Dublin 1

Ireland

Attention: Kevin Donovan

Email:       kdonovan@cosmopharma.com

with copies (which shall not constitute notice) to:

Procopio Cory Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

Attention:	Dennis J. Doucette
Email:	dennis.doucette@procopio.com

and

Byrne Wallace

88 Harcourt Street

Dublin 2

Ireland

Attention:	Dennis Agnew
Email:	dagnew@byrnewallace.com

(b) if to Salix or Tech (after the Closing):

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

Attention:	Rick D. Scruggs,
Executive Vice President, Business Development
William Bertrand, Jr.,
Senior Vice President, General Counsel
Email:	rick.scruggs@salix.com
bill.bertrand@salix.com

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham and Taft LLP

200 Liberty Street

New York, NY 10281

Attention:	Christopher Cox, Esq.
Email:	chris.cox@cwt.com

Section 11.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that no Party may assign its rights or delegate any or all of its obligations under this Agreement, by operation of law or otherwise, without the express prior written consent of each other Party. Any assignment in violation of the proviso in the preceding sentence shall be null and void.

Section 11.7 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

Section 11.8 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

Section 11.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other applicable Governmental Authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions, covenants and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without preventing the Parties from realizing the major portion of the economic benefits of the Merger, Reorganization and other Transactions that they currently anticipate obtaining therefrom. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 11.10 Enforcement. Subject to Section 10.3(e), the Parties agree that irreparable damage would occur in the event that any Party fails to consummate the Transactions contemplated by this Agreement in accordance with the terms of this Agreement or any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically that the terms and provisions of this Agreement in any federal court or state court located in the State of Delaware, without proof of actual damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees not to oppose the granting of such relief in the event a court determines that such a breach or threatened breach has occurred, and to waive any requirements for the securing or posting of any bond in connection with such remedy.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first written above.

COSMO PHARMACEUTICALS S.P.A.

By:	/s/ Alessandro Della Chà
Name:	Alessandro Della Chà
Title:	Chief Executive Officer

COSMO TECHNOLOGIES LIMITED

By:	/s/ Kevin Donovan
Name:	Kevin Donovan
Title:	Director

SANGIOVESE, LLC
By: GRENTON LIMITED, its Manager

By:	/s/ Kevin Donovan
Name:	Kevin Donovan
Title:	Director

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer

EXHIBIT A

SHAREHOLDER’S AGREEMENT

BY AND BETWEEN

COSMO PHARMACEUTICALS S.P.A.

AND

SALIX PHARMACEUTICALS, PLC

DATED AS OF [•], 2014

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Other Definitional Provisions	8

ARTICLE II REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Company	9
Section 2.2	Representations and Warranties of the Original Shareholder	10

ARTICLE III CORPORATE GOVERNANCE

Section 3.1	Board Representation	11
Section 3.2	Use of Information	14

ARTICLE IV STANDSTILL; VOTING

Section 4.1	Standstill Restrictions	14
Section 4.2	Attendance at Meetings	17
Section 4.3	Voting	17
Section 4.4	Pre-emptive Rights	18

ARTICLE V TRANSFER RESTRICTIONS

Section 5.1	Transfer Restrictions	18
Section 5.2	Legends on Shareholder Shares; Securities Act Compliance	21
Section 5.3	Shareholder Transfer	22

ARTICLE VI REGISTRATION RIGHTS

Section 6.1	Demand Request	23
Section 6.2	Piggyback Registration	27
Section 6.3	Termination of Registration Obligation	29
Section 6.4	Registration Procedures	29
Section 6.5	Registration Expenses	34

A-i

A-ii

SHAREHOLDER’S AGREEMENT, dated as of [—], 2014 (this “Agreement”), by and among Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (registered number 395100), whose registered address is [—] (the “Company”), Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni) (VAT n. IT05369700967 - R.E.A. Milano n. 1816145), whose registered address is Via Cristoforo Colombo, 1, 20020 Lainate (Milan), Italy (the “Original Shareholder”) and any Permitted Transferee (as defined below) which enters into a Joinder Agreement (as defined below) pursuant to and in accordance with Section 5.1(f) (such Permitted Transferees, together with the Original Shareholder, the “Shareholders”). The Company and the Shareholders may be collectively referred to herein as the “Parties” and each and any of them, individually, as a “Party”.

W I T N E S S E T H:

WHEREAS, the Original Shareholder, Sangiovese, LLC, a Delaware limited liability company (“Merger Sub”), Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix Pharmaceuticals”), and certain other parties entered into an Agreement and Plan of Merger and Reorganization, dated as of July 8, 2014 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Salix Pharmaceuticals (the “Merger”), and Salix Pharmaceuticals, as the surviving corporation of the Merger, shall become an indirect wholly-owned Subsidiary (as defined below) of the Company, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger Agreement and immediately following the Closing (as defined below), the Original Shareholder will own of record [—] of the outstanding Ordinary Shares (as defined below), and the former public shareholders of Salix Pharmaceuticals will own the remaining issued and outstanding Ordinary Shares; and

WHEREAS, the Company and the Original Shareholder desire to establish in this Agreement certain terms and conditions concerning the Ordinary Shares to be owned by the Shareholders as and from the Closing and related provisions concerning the relationship of the Shareholders with and investment in the Company as and from the Closing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any designated Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under Common Control with such designated Person; provided that none of the Shareholders or Cosmo Holding shall be deemed to be an Affiliate of the Company, and vice versa.

“Agreement” shall have the meaning set forth in the Preamble.

“Automatic Shelf Registration Statement” shall have the meaning set forth in Section 6.1(e).

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement); provided, however, that, for purposes of Section 4.1, “Beneficially Own” shall, with respect to any securities, also include (i) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; or (ii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, right, convertible security, stock appreciation, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or having a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined and that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act (as in effect on the date of this Agreement). The terms “Beneficial Owner” and “Beneficial Ownership” shall have a correlative meaning.

“Board” shall mean the Board of Directors of the Company.

“Board Right Termination Event” shall occur at such time, if any, after the Closing, as the Shareholders cease to Beneficially Own, in the aggregate, Voting Securities representing at least the Ownership Threshold.

“Board Right Period” shall have the meaning set forth in Section 3.1(a).

“Business Day” shall mean any day other than a Saturday, Sunday, U.S. federal or Irish public holiday or a day on which banks in New York, New York or Dublin, Ireland are authorized or obligated by law to close.

“Change of Control” shall mean, with respect to any specified Person, any of the following: (i) the sale, lease, transfer, conveyance or other disposition (including by way of liquidation or dissolution of such specified Person or one or more of its Subsidiaries), in a single transaction or in a related series of transactions, of all or substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, to any other Person (or Group) which is not, immediately after giving effect thereto, a Subsidiary of such specified Person; (ii) any Person or Group becomes, in a single transaction or in a related series of transactions, whether by way of purchase, acquisition, tender, exchange or other similar offer or recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction, the Beneficial Owner of more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of such specified Person; or (iii) the consummation of any recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction immediately following which the Beneficial Owners of the voting capital stock of such specified Person immediately prior to the consummation of such transaction do not Beneficially Own more than fifty percent (50%) of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of the entity resulting from such transaction (including an entity that, as a result of such transaction, owns such specified Person or all of substantially all of the assets of such specified Person and its Subsidiaries, taken as a whole, either directly or indirectly through one or more Subsidiaries of such entity) in substantially the same proportion as their Beneficial Ownership of the voting capital stock of such specified Person immediately prior to such transaction.

“Claim Notice” shall have the meaning set forth in Section 6.7(a).

“Claims” shall have the meaning set forth in Section 6.6(a).

“Closing” shall mean the consummation of the Merger in accordance with the Merger Agreement.

“Closing Date” shall mean the date on and as of which the Merger shall be effective.

“Companies Acts” shall mean the Irish Companies Acts 1963 to 2013 (as may be amended from time to time, including, inter alia, by the Companies Bill 2012 when enacted).

“Company” shall have the meaning set forth in the Preamble.

“Control” (including, with correlative meanings, “Controlled by” and “under Common Control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through ownership of securities, by contract or otherwise; provided, however, that, with respect to any designated Person, any other Person that Beneficially Owns thirty-five percent (35%) or more of the combined voting power of the outstanding voting capital stock entitled to vote generally in the election of directors (or Persons performing a similar function) of such designated Person shall be deemed to Control such designated Person.

“Controlling Person” shall mean, with respect to any designated Person, any other Person that controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such designated Person.

“Cosmo Holding” shall mean Cosmo Holding S.p.A., an Italian public corporation (società per azioni) (registered number VAT n. IT04605510967 R.E.A. Milano n. 1759906).

“Demand Registration” shall have the meaning set forth in Section 6.1(a).

“Demand Registration Statement” shall have the meaning set forth in Section 6.1(a).

“Demand Request” shall have the meaning set forth in Section 6.1(a).

“Demand Shareholder” shall mean each Shareholder holding Registrable Shares.

“Directed Offering” shall mean any so-called “registered direct” sale, block trade or other similar offering or Transfer made pursuant to an effective registration statement filed under the Securities Act, but in which the Shareholder Shares Transferred are not widely distributed.

“Director” shall mean a Person who is a member of the Board.

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, security interest, option, hypothecation, mortgage, easement, encroachment or other restriction or third-party right of any kind, including any right of first refusal or restriction on voting, in each case other than pursuant to this Agreement.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Free Writing Prospectus” shall have the meaning set forth in Section 6.4(a).

“Group” shall mean two or more Persons acting together, pursuant to any agreement, arrangement or understanding, for the purpose of acquiring, holding, voting or disposing of securities or as otherwise contemplated by Rule 13d-5(b) of the Exchange Act.

“Holdback Period” shall mean (i) with respect to any registered offering covered by this Agreement, ninety (90) days (or such shorter period as the managing underwriter(s) permit) after and ten (10) days before, the effective date of the related Registration Statement; or (ii) in the case of a takedown from a Shelf Registration Statement, ninety (90) days (or such shorter period as the managing underwriter(s) permit) after the date of the Prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten (10) days) as the Company has given reasonable written notice to the Original Shareholder, on behalf of the Demand Shareholders.

“Indemnifying Party” shall have the meaning set forth in Section 6.7(a).

“Initial Shelf Registration Statement” shall have the meaning set forth in Section 6.1(c).

“Ireland” shall mean the island of Ireland, excluding the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone.

“Joinder Agreement” shall have the meaning set forth in Section 5.1(f).

“Letter Agreement” shall mean the Letter Agreement, dated as of [•], 2014, by and between the Company and Cosmo Holding.

“Market Value” shall mean, with respect to any Voting Securities as at any date of determination, the volume weighted average of the daily market prices of such Voting Securities over the twenty (20) consecutive trading days immediately preceding, but not including, such date of determination. For purposes of this definition, the “daily market price” for any trading day shall be (i) the volume weighted average sale price of all sales of such Voting Securities during the principal trading session on such trading day, on NASDAQ (or if no sale was made on NASDAQ on such trading day, the national stock exchange that experienced the highest volume of trades in such Voting Securities on such trading day); (ii) if such Voting Securities are not then admitted for trading on NASDAQ or listed on a national stock exchange, the average of the last reported closing bid and ask prices of such Voting Securities on such trading day in the over-the-counter market, as furnished by the National Quotation Bureau, Incorporated (or similar organization or agency succeeding to its function of reporting security prices); or (iii) if there is no such organization or agency, the average of the last reported closing bid and ask prices of such Voting Securities on such trading day as furnished by any member of the National Association of Securities Dealers, Inc. mutually selected by the Company and the Original Shareholder or, if they cannot agree on such selection, as selected by two such members of the National Association of Securities Dealers, Inc., one of which shall be selected by the Company and one of which shall be selected by the Original Shareholder.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NASDAQ” shall mean the Nasdaq Global Select Stock Market.

“Nominating Committee” shall have the meaning set forth in Section 3.1(b).

“Ordinary Shares” shall mean ordinary shares, par value [$0.01] per share, of the Company.

“Organizational Documents” shall mean, with respect to any Person, such Person’s (i) memorandum and articles of association; (ii) articles or certificate of incorporation, formation or organization; (iii) by-laws, limited liability company agreement, partnership agreement; or (iv) other constituent document or documents, each in its currently effective form as amended from time to time.

“Original Shareholder” shall have the meaning set forth in the Preamble.

“Other Shares” shall mean shares of any class of capital stock of the Company (other than Ordinary Shares) that are entitled to vote generally in the election of Directors.

“Ownership Threshold” shall mean, at any time of determination, the Beneficial Ownership of ten percent (10%) of the Voting Securities outstanding at such time.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Permitted Transferee” shall mean any direct or indirect wholly-owned Subsidiary of the Original Shareholder.

“Person” shall mean any individual, private or public company, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Piggyback Registration” shall have the meaning set forth in Section 6.2(a).

“Piggyback Request” shall have the meaning set forth in Section 6.2(a).

“Proceedings” shall have the meaning set forth in Section 7.6.

“Prospectus” shall mean the prospectus or prospectuses (whether preliminary or final) included in any Registration Statement and relating to Registrable Shares, as amended or supplemented and including all material, if any, incorporated by reference in such prospectus or prospectuses.

“Registrable Shares” shall mean, at any time of determination, the Shareholder Shares that are Beneficially Owned, in the aggregate, by the Shareholders at such time.

“Registration Expenses” shall have the meaning set forth in Section 6.5(a).

“Registration Rights Termination Date” shall have the meaning set forth in Section 6.3.

“Registration Statement” shall mean any registration statement of the Company which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including any Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all documents, if any, incorporated by reference in such Registration Statement.

“Representatives” shall, with respect to any designated Person, mean such designated Person’s Affiliates and the respective directors, officers, employees, accountants, counsel, consultants and other agents and advisors of such designated Person and its Affiliates; provided, however, that, with respect to the Shareholders, no underwriter, broker-dealer or placement agent shall be deemed to be a Representative of a Shareholder solely as a result of such underwriter, broker-dealer or placement agent participating in the distribution of any Registrable Shares, unless such underwriter, broker-dealer or placement agent is otherwise an Affiliate of such Shareholder.

“Salix Pharmaceuticals” shall have the meaning set forth in the Recitals.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933.

“Selling Expenses” shall have the meaning set forth in Section 6.5(a).

“Shareholder Designee” shall have the meaning set forth in Section 3.1(a).

“Shareholder Shares” shall mean (i) all Ordinary Shares Beneficially Owned by the Original Shareholder on the Closing Date, immediately after giving effect to the Closing; and (ii) all Ordinary Shares or Other Shares issued to a Shareholder in respect of the Ordinary Shares specified in clause (i) of this definition in connection with any stock split or sub-division, stock dividend, distribution or any similar recapitalizations, reclassifications or capital reorganizations occurring after the Closing.

“Shareholder” shall have the meaning set forth in the Preamble.

“Shelf Registration Statement” shall have the meaning set forth in Section 6.1(c).

“Shelf Underwritten Offering” shall have the meaning set forth in Section 6.8(a).

“Short-Form Registration” shall have the meaning set forth in Section 6.1(c).

“Similar Securities” shall have the meaning set forth in Section 6.2(a).

“Special Registration” shall mean the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4, Form S-8 or any successor forms thereto; or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered solely in connection with an employee benefit or dividend reinvestment plan.

“Standstill Period” shall have the meaning set forth in Section 4.1(a).

“Subsidiary” shall mean, with respect to any Person, any other entity (i) whose securities or other ownership interests, having by their terms the power to elect a majority of the board of directors or other Persons performing similar functions, are Beneficially Owned or Controlled, directly or indirectly, by such Person; (ii) whose business and policies such Person has the power, directly or indirectly, to direct; or (iii) of which 50% or more of the securities, partnership or other ownership interests are owned, directly or indirectly, by such Person.

“Take-Down Notice” shall have the meaning set forth in Section 6.8(a).

“Takeover Rules” shall mean the Irish Takeover Panel Act 1997, the Takeover Rules 2013 and the Substantial Acquisition Rules 2007, each as may be amended from time to time.

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any kind to any Person, including those by way of hedging or derivative transactions. The term “Transferred” shall have a correlative meaning.

“Transfer Limitation Period” shall mean the period from and after the Closing until the date of, and conditioned upon, the completion of the Transfer contemplated by and in accordance with Section 5.1(b)(ii) (and irrespective of the number of Shareholder Shares theretofore actually Transferred by the Shareholders pursuant to Section 5.1(b)(i) and Section 5.1(b)(ii)).

“Underwritten Offering Notice” shall have the meaning set forth in Section 5.3(b).

“Voting Securities” shall mean the Ordinary Shares together with any Other Shares.

“WKSI” shall have the meaning set forth in Section 6.1(e).

Section 1.2 Other Definitional Provisions. Except as expressly set forth in this Agreement or unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c) any references herein to a specific Section shall refer, respectively, to Sections of this Agreement;

(d) any reference herein to “USD” and “$” are to United States Dollars;

(e) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender includes the other gender;

(g) a reference to a Person (including a Party) includes a reference to that Person’s legal personal representatives and permitted successors and assigns;

(h) a reference to a document is a reference to that document as may be supplemented, amended or modified from time to time;

(i) any reference in this Agreement to any statute or statutory provision shall be deemed to include any statute or statutory provision that amends, extends, consolidates, re-enacts or replaces same, or which has been amended, extended, consolidated, re-enacted or replaced (whether before or after the date of this Agreement) by same and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute;

(j) words and phrases the definitions of which are contained or referred to in the Companies Acts shall be construed as having the meanings thereby attributed to them; and

(k) any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to the Original Shareholder as of the date hereof that:

(a) The Company is a public limited company duly incorporated and validly existing under the laws of Ireland.

(b) The Company has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary action of the Company, including the approval of the Board. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Original Shareholder, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company; (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company; or (iii) conflict with, breach or violate any law applicable to the Company or by which its properties are bound or affected, except, in the case of clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to impair the ability of the Company to perform its obligations under this Agreement.

Section 2.2 Representations and Warranties of the Original Shareholder. The Original Shareholder represents and warrants to the Company as of the date hereof that:

(a) The Original Shareholder is an Italian public corporation (società per azioni) duly incorporated and validly existing under the laws of Italy.

(b) The Original Shareholder has all requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Original Shareholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of the Original Shareholder, including the approval of its board of directors (or Persons performing a similar function). This Agreement has been duly executed and delivered by the Original Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding obligation of the Original Shareholder, enforceable against the Original Shareholder in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by the Original Shareholder and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Original Shareholder; (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Original Shareholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Original Shareholder; or (iii) conflict with, breach or violate any law applicable to the Original Shareholder or by which its properties are bound or affected, except, in the case of clauses (ii) and (iii) above, for any breach, violation, termination, default, creation, acceleration or conflict that would not, individually or in the aggregate, reasonably be expected to impair the ability of the Original Shareholder to perform its obligations under this Agreement.

(d) Immediately prior to the execution hereof, none of the Original Shareholder nor any of its Affiliates Beneficially Own any shares of common stock of Salix Pharmaceuticals, or any securities convertible into or exchangeable or exercisable for any shares of common stock of Salix Pharmaceuticals or any other securities of Salix Pharmaceuticals.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board Representation. (a) Subject to clause (ii) of Section 3.1(h), from and after the Closing Date until a Board Right Termination Event occurs (the “Board Right Period”), the Original Shareholder shall have the right (but not the obligation), upon written notice to the Company, to designate one individual to serve on the Board (the “Shareholder Designee”); provided, however, that such Shareholder Designee shall satisfy the requirements set forth in Section 3.1(b); provided, further, that, if a Board Right Termination Event occurs, the Original Shareholder shall promptly cause the Shareholder Designee, if any, then serving on the Board to resign, effective immediately, from the Board and from any committees or subcommittees thereof to which the Shareholder Designee is then appointed or on which he or she is then serving, and the right of the Original Shareholder to designate a Shareholder Designee shall terminate. Pursuant to the Merger Agreement, Alessandro Della Chà was designated by the Original Shareholder to serve on the Board and, effective at the Closing, Alessandro Della Chà was appointed to and is serving on the Board as the Shareholder Designee.

(b) Notwithstanding anything to the contrary set forth in this Agreement, any Shareholder Designee designated by the Original Shareholder pursuant to Section 3.1(a) or Section 3.1(e) (i) shall not, at the time of such designation, be required to disclose any information pursuant to Item 2(d) or (e) of Schedule 13D (as in effect on the date of this Agreement) if such Shareholder Designee were the “person filing” such Schedule 13D; (ii) shall not, at the time of such designation, be prohibited or disqualified from serving as a director of a public company pursuant to any applicable rule or regulation of the SEC or NASDAQ or pursuant to applicable law, including the Companies Acts; and (iii) shall, in the good faith judgment of the Nominating/ Corporate Governance Committee of the Board (the “Nominating Committee”), satisfy the requirements set forth in the Company’s Organizational Documents and Corporate Governance Guidelines (as in effect from time to time), in each case as are applicable to all non-employee Directors generally; provided, however, that, for purposes of this Section 3.1(b), the Company agrees that Alessandro Della Chà (A) satisfies, on the date of this Agreement, the requirements set forth in clauses (i), (ii) and (iii) of this Section 3.1(b) and (B) shall, after the date of this Agreement, be deemed to satisfy the requirements set forth in clause (iii) of this Section 3.1(b) for so long as Alessandro Della Chà meets the requirements set forth clauses (i) and (ii) of this Section 3.1(b). The Shareholder Designee shall, upon appointment or election, as the case may be, to the Board, execute such agreements as are required to be executed by all non-employee Directors generally, including agreements relating to confidentiality and non-use of information, and shall otherwise abide by the provisions of all codes and policies of the Company that are in effect from time to time and applicable to all non-employee Directors generally; provided, however, that, unless otherwise required by applicable law or any rule or regulation of the SEC or NASDAQ, the Company shall not adopt, revise or amend any such code or policy that has the effect of materially adversely affecting the Original Shareholder’s rights under this Section 3.1.

(c) Following the Closing, the Company shall use reasonable efforts to procure, (i) that any Shareholder Designee designated by the Original Shareholder pursuant to Section 3.1(e) shall be appointed to the Board as the Shareholder Designee at the next scheduled meeting of the Board, which shall be validly noticed; and (ii) at each annual general meeting of shareholders of the Company occurring during the Board Right Period at which the term of the Shareholder Designee will expire in accordance with the Company’s Organizational Documents (whether by rotation or otherwise), the election or re-election, as the case may be, of the applicable Shareholder Designee to the Board, including by (A) nominating such Shareholder Designee for election to serve as a Director as provided in this Agreement, (B) subject to compliance by the Original Shareholder with Section 3.1(f), including such nomination and other required information regarding such Shareholder Designee in the Company’s proxy materials for such meeting of shareholders and (C) soliciting or causing the solicitation of proxies in favor of the election of such Shareholder Designee as a Director, for a term expiring at the next annual general meeting of shareholders at which members of the class of Directors to which the Shareholder Designee belongs are to be elected or re-elected, as the case may be, or until such Shareholder Designee’s successor shall have been elected and qualified, or at such earlier time, if any, as such Shareholder Designee may resign, retire, die or be removed (for any reason) from office.

(d) Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be obligated to procure the appointment of any individual to the Board pursuant to Section 3.1(c)(i) or to procure the election or re-election of any individual pursuant to Section 3.1(c)(ii) if such individual shall have previously been designated by the Original Shareholder pursuant to Section 3.1(a) and nominated by the Company for election or re-election, as the case may be, as a Director as provided in Section 3.1(c)(ii) (and provided that the Company shall have complied with its obligations set forth in Section 3.1(c)(ii) in respect thereof), and, following the vote of shareholders at the annual general meeting of shareholders, shall have failed to be elected or re-elected, as the case may be, as a Director by the requisite vote of the Company’s shareholders.

(e) In furtherance of, and not in limitation to, the Original Shareholder’s rights in this Section 3.1, during the Board Right Period, (i) the Original Shareholder shall have the right (but not the obligation), upon written notice to the Company as provided in Section 3.1(a), to designate a Shareholder Designee to replace any Shareholder Designee who shall have resigned, retired, died or been removed (for any reason) from office or who, following the voting of shareholders at a meeting of shareholders of the Company shall have failed to be elected or re-elected, as the case may be, by the requisite vote of the Company’s shareholders; and (ii) the provisions of Section 3.1(c) and Section 3.1(d) shall apply to, and the Company shall comply with its obligations contained therein in respect of, any such replacement Shareholder Designee.

(f) Within thirty (30) days after written notice from the Company, the Original Shareholder shall (i) notify the Company in writing of the name of the Shareholder Designee to be nominated for election at any annual general meeting of the shareholders of the Company; and (ii) provide, or cause such Shareholder Designee to provide, to the Company, all information concerning such Shareholder Designee and his or her nomination to be elected as a Director at such meeting as shall be reasonably requested by the Company in order to

(A) comply with the Company’s Organizational Documents, applicable securities laws, the rules of NASDAQ or any other stock exchange on which securities of the Company are then quoted or listed for trading and the Companies Acts and (B) enable the Nominating Committee to make determinations with respect to such Shareholder Designee’s satisfaction of the requirements set forth in Section 3.1(b); provided that the Nominating Committee shall make such determinations as promptly as practicable following receipt by the Company of the notification and information contemplated in clauses (i) and (ii) of this Section 3.1(f) and shall promptly provide the Original Shareholder with written notice if the Nominating Committee determines that such Shareholder Designee does not satisfy such requirements (together with a reasonably detailed description of the basis on which the Nominating Committee shall have made such determination).

(g) During the Board Right Period, the Company agrees that any Shareholder Designee serving as a Director shall be entitled to the same rights, privileges and compensation applicable to all other non-employee Directors generally or to which all such non-employee Directors are entitled, including any rights with respect to such Shareholder Designee’s term of office, and with respect to indemnification arrangements, directors and officers insurance coverage and other similar protections and expense reimbursement.

(h) Notwithstanding anything in this Section 3.1 to the contrary, (i) the Company will not be obligated to take any action in respect of any Shareholder Designee pursuant to Section 3.1(c)(ii) if the Original Shareholder shall have failed, in any material respect, to provide, or cause to be provided, the notice and information required by clauses (i) and (ii) of Section 3.1(f); and (ii) in the event that a breach of ARTICLE IV or ARTICLE V by any Shareholder, or a breach of the Letter Agreement by Cosmo Holding, in either case, shall have occurred and be continuing, in addition to any other remedies that the Company may have, the Original Shareholder’s right to designate a Shareholder Designee shall be suspended; provided, however, that such right shall be reinstated and become effective from and after the date on which any such default shall have been cured or remedied until a Board Right Termination Event occurs.

(i) During the Board Right Period and except as required by applicable law, the Company shall not take any action to cause the removal (without cause) of a Shareholder Designee serving as a Director. The Shareholder Designee shall, and, at the request of the Company, the Original Shareholder shall cause the Shareholder Designee to, resign or, if reasonably sufficient, recuse himself or herself any time the presence of such individual as a Shareholder Designee on the Board shall, in the reasonable judgment of the Board, reasonably be likely to violate applicable law, represent an actual or potential conflict of interest or otherwise compromise the Board’s exercise of its fiduciary duties. In particular, if any matter to be considered or voted on at a meeting of the Board or any committee thereof, relates, directly or indirectly, to (A) any business opportunity which the Company or any of its Subsidiaries is then engaged in, pursuing or evaluating, the Original Shareholder or any of its controlled Affiliates is then engaged in, pursuing or evaluating the same or a similar opportunity and, in the reasonable judgment of the Board or to the knowledge of the Shareholder Designee, there exists an actual or potential conflict of interest between the Company and its Subsidiaries, on the one hand, and the Original Shareholder and its controlled Affiliates, on the other hand, in respect of such matter or (B) the Company exercising or enforcing, or evaluating the exercise or enforcement of, any rights or remedies against any Shareholder or any of its Affiliates in relation to any matter arising under this Agreement or otherwise, then, in the case of each of clauses (A) and (B), such matter shall be considered at a separate meeting or session of the Board or such committee, and the Shareholder Designee shall not be entitled to (x) attend or participate in any Board or committee discussion of such matter, (y) receive any materials or advice prepared for or received by the Company, the Board or any committee thereof in respect of such matter, or (z) vote (or be counted in the quorum at a meeting or session) in respect of such matter.

Section 3.2 Use of Information. (a) Notwithstanding anything in this Agreement to the contrary, the Shareholder Designee shall not, and the Original Shareholder shall cause the Shareholder Designee not to, communicate or convey to any Shareholder or any Affiliate of a Shareholder, directly or indirectly, any non-public information received or obtained in his or her capacity as a Director, including materials distributed to Directors and any information regarding the process or substance of any Board deliberations.

(b) Each Shareholder shall, and shall cause its Representatives and Affiliates to, use non-public information obtained under, in connection with or in performance of this Agreement solely for the purpose of monitoring and evaluating such Shareholder’s investment in the Company and in compliance with this Agreement and the Merger Agreement, and not for any other purpose; provided, however, that nothing in this Section 3.2(b) shall, in any way, prevent, restrict, encumber or limit the Shareholders or any of their respective Affiliates from exercising their respective rights or performing their respective obligations, or asserting or defending any claim by or against the Company or any of its Affiliates, in any such case under this Agreement, the Merger Agreement or any other agreement contemplated by the Merger Agreement. Notwithstanding the foregoing, no Shareholder shall, and each Shareholder shall cause its Representatives and Affiliates not to, use any such information in a manner prohibited by applicable law, including trading any securities of the Company while in possession of such non-public information to the extent such trading would violate applicable law, or expressly prohibited by this Agreement or the Merger Agreement.

ARTICLE IV

STANDSTILL; VOTING

Section 4.1 Standstill Restrictions. (a) From and after the Closing Date until the later of (x) the ten (10) year anniversary of the Closing Date and (y) the three (3) year anniversary of the date on which the Shareholders shall cease to Beneficially Own, in the aggregate, Voting Securities representing at least the Ownership Threshold (the “Standstill Period”), without the prior written consent of the Company, no Shareholder shall, and each Shareholder shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as otherwise expressly set forth in this Section 4.1:

(i) acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities or any other securities of the Company or its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any Voting Securities or any other securities of the Company or its Subsidiaries, except in the case of the Shareholders only (A) pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, reclassifications or any similar recapitalizations or (B) acquisitions or purchases of Voting Securities pursuant to and in accordance with Section 4.4;

(ii) acquire, offer to acquire or agree to acquire any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole;

(iii) induce or attempt to induce any other Person to acquire or propose or offer to acquire Beneficial Ownership of Voting Securities (other than the Shareholder Shares as and to the extent permitted in accordance with ARTICLE V);

(iv) initiate or make a proposal for any scheme of arrangement, merger, tender, takeover or exchange offer, business combination, reorganization, restructuring, recapitalization or other extraordinary transaction that would, if consummated, result in a Change of Control with respect to the Company;

(v) seek the election, appointment or removal of any Directors (other than, in the case of the Original Shareholder, any Shareholder Designee) or seek a change in the composition or size of the Board;

(vi) except as otherwise required by applicable law, rule or regulation, make or cause to be made any press release or similar public announcement or public communication relating to the way a Shareholder intends to, or does, vote any Shareholder Shares at any meeting of the shareholders of the Company or in connection with any action by written consent at or in which Voting Securities are entitled to vote;

(vii) deposit any Shareholder Shares into a voting trust or subject any Shareholder Shares to any proxy, arrangement or agreement with respect to the voting of such Shareholder Shares or other agreement having a similar effect (other than as recommended by the Board);

(viii) initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to influence any Person with respect to the voting of, any Voting Securities, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date of this Agreement, whether or not such regulation is applicable to the Company) with respect to any Voting Securities;

(ix) publicly call or requisition a call for any general, special or extraordinary meeting of the Company’s shareholders;

(x) form, join or in any way participate in a Group with respect to any Voting Securities, other than a Group consisting solely of the Shareholders;

(xi) make any public statement or disclosure inconsistent with the foregoing;

(xii) assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any other Person with respect to, or take any affirmative action to do, any of the foregoing; or

(xiii) propose or seek an amendment or waiver of any of the provisions of this Section 4.1.

(b) This Section 4.1 shall not, in any way, prevent, restrict, encumber or limit (i) any Shareholder or any of its Affiliates from exercising its rights, performing its obligations or otherwise consummating the transactions contemplated by this Agreement, the Merger Agreement or any other contract or agreement contemplated by the Merger Agreement, in each case in accordance with the terms hereof or thereof, including exercising each Shareholder’s rights pursuant to ARTICLE III, Section 4.4, ARTICLE V and ARTICLE VI; or (ii) any Shareholder Designee then serving as a Director from exercising and performing his or her duties (fiduciary and otherwise) as a Director in accordance with the Company’s Organizational Documents, all codes and policies of the Company and all laws, rules, regulations and codes of practice, in each case as may be applicable and in effect from time to time.

(c) If, at any time during the Standstill Period, (i) the Company enters into definitive documentation providing for a transaction that, if consummated, would constitute a Change of Control with respect to the Company; (ii) the Board publicly announces its determination that (A) it will sell or dispose of, or has commenced a process by which it proposes to sell or dispose of, the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, (B) will consider offers or proposals for a transaction that, if consummated, would result in a Change of Control with respect to the Company, or (C) the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, is for sale; or (iii) a tender, takeover, exchange or similar offer that, if consummated, would constitute a Change of Control with respect to the Company is commenced or the subject of an announcement of a firm intention to be made or commenced by any Person or Group and the Board either (x) publicly recommends that shareholders of the Company tender their Voting Securities to the Person or Group making such offer or (y) fails to recommend that the shareholders of the Company reject such offer, in each case within ten (10) Business Days after the date of commencement or posting of such offer, then, in any such case, the provisions of Section 4.1(a) shall terminate immediately and all other provisions of this Agreement shall remain in full force and effect; provided, however, that if, (x) with respect to clause (i) of this sentence, such transaction is terminated without being consummated, (y) with respect to clause (ii) of this sentence, the Board has publicly announced that it has rescinded such determination or (z) with respect to clause (iii) of this sentence, such offer is withdrawn, terminated or expires without being consummated or the Board publicly recommends that the shareholders of the Company reject such offer, then, in any such case, all provisions of Section 4.1(a) previously terminated shall be reinstated and shall be in full force and effect in accordance with their terms from and after the date of such termination, public announcement, withdrawal, termination or expiration, as the case may be; provided, further, that such reinstatement shall not prevent any Shareholder or any of its Affiliates, from continuing to pursue any activities described in this Section 4.1(c) that were definitively commenced after the date of such termination, but prior to the date of such reinstatement.

(d) Notwithstanding anything to the contrary in this Section 4.1, nothing herein shall prohibit or prevent any Shareholder or any of its Affiliates from acquiring securities of, or from entering into any merger or other business combination with, another Person that Beneficially Owns any Voting Securities or the securities of any successor to, or Person in control of, the Company; provided, however, that (i) such Person shall have acquired such Voting Securities or other securities other than in contemplation of such Shareholder or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person; (ii) the Beneficial Ownership of such Voting Securities or other securities by such Person shall not be a primary reason for such Shareholder or such Affiliate acquiring the securities of, or entering into any such merger or other business combination with, such Person; and (iii) the aggregate Beneficial Ownership of the Shareholders, their respective Affiliates, such Person and such Person’s Affiliates, of Voting Securities following and as a result of the acquisition, merger or other business combination, would not result in any Shareholder, any Affiliate of a Shareholder, such Person or such Person’s Affiliates being required, pursuant to the Companies Acts or the Takeover Rules, to commence an offer to acquire additional Voting Securities.

(e) Notwithstanding anything to the contrary in this Section 4.1, nothing herein shall prevent the Chairman and/or the Chief Executive Officer of the Original Shareholder from communicating with the Chairman and/or the Chief Executive Officer of the Company (including for purposes of requesting permission to make any proposal or to take any action prohibited by this Section 4.1); provided, however, that (i) such communication is made confidentially, does not reasonably require public disclosure by the Company, the Original Shareholder or any of their respective Affiliates and does not reasonably require the issuance of a public response by the Company or any of its Affiliates; and (ii) neither the fact that such communication or request has been made or any of the terms thereof or facts with respect thereto are publicly disclosed, directly or indirectly, by the Original Shareholder or any of its Affiliates.

Section 4.2 Attendance at Meetings. For so long as the Shareholders Beneficially Own, in the aggregate, Voting Securities representing at least the Ownership Threshold, each Shareholder shall cause all Shareholder Shares then owned by it to be present, in person or by proxy, at any meeting of the shareholders of the Company occurring at which an election of Directors is to be held, so that all such Shareholder Shares shall be counted for the purpose of determining the presence of a quorum at such meeting.

Section 4.3 Voting. (a) At each meeting of shareholders of the Company (including any adjournments or postponements thereof) occurring during the period from the Closing Date until the three (3) year anniversary of the Closing Date, and provided that no breach by the Company of any of its obligations set forth in Section 3.1 shall have occurred and then be continuing, each Shareholder shall vote all Shareholders Shares then owned by it (to the extent entitled to vote thereon), as applicable, (i) in favor of all nominees of the Company in its proxy statement for such meeting for election to the Board; (ii) against any shareholder nominations for Director which are not recommended by the Board for election; (iii) against any shareholder proposals or resolutions to remove any Director; and (iv) in favor of all “say on pay” resolutions recommended by the Board.

(b) Following the three (3) year anniversary of the Closing Date, and provided that no breach by the Company of any of its obligations set forth in Section 3.1 shall have occurred and then be continuing, each Shareholder shall continue to vote as described in paragraph (a) of this Section 4.3, except that, if, at any date following the three (3) year anniversary of the Closing Date, the Shareholders Beneficially Own, in the aggregate, Voting Securities representing less than the Ownership Threshold, each Shareholder shall thereafter be free to vote or abstain from voting any or all Shareholder Shares then owned by it in any manner it shall determine, in its absolute and sole discretion, in respect of, any business or proposal (whether initiated by any shareholder or otherwise) coming before any meeting of shareholders of the Company.

Section 4.4 Pre-emptive Rights. Except as expressly set forth in this Section 4.4, each Shareholder hereby irrevocably waives, at all times while the Shareholders Beneficially Own, in the aggregate, Voting Securities equal to or greater than the Ownership Threshold, any pre-emptive rights to which it would otherwise be entitled as a result of its ownership or holding of Shareholder Shares under the Companies Acts or the Organizational Documents of the Company in respect of any issuance or offering of equity securities by the Company; provided, however, that, none of the Shareholders hereby waive, by virtue of this Section 4.4 or any other provision of this Agreement, and nothing in this Section 4.4 or any other provision of this Agreement shall constitute a waiver of, or otherwise operate to waive, any pre-emptive right if and solely to the extent that other shareholders of the Company have, and have not waived, any pre-emptive rights in respect of such issuance or offering.

ARTICLE V

TRANSFER RESTRICTIONS

Section 5.1 Transfer Restrictions. (a) The right of each Shareholder to Transfer any Shareholder Shares is subject to the restrictions set forth in this ARTICLE V. No Transfer of Shareholder Shares by any Shareholder may be effected except in compliance with the restrictions set forth in this ARTICLE V and with the requirements of the Securities Act and any other applicable securities laws. Any attempted Transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the Transfer restrictions set forth in this Agreement, and shall not be recorded on the stock transfer books of the Company.

(b) During the Transfer Limitation Period, no Shareholder shall Transfer any Shareholder Shares without the prior written consent of the Company, except:

(i) following the one (1) year anniversary of the Closing Date, the Shareholders may collectively, subject to Section 5.3, Transfer up to but no more than fifty-five percent (55%) of the Shareholder Shares, in the aggregate, in a single marketed underwritten registered (including, for avoidance of doubt, pursuant to the Initial Shelf Registration Statement) offering pursuant to ARTICLE VI; and

(ii) from and after the date that is ninety (90) days after, and conditioned upon, the completion of the Transfer under clause (i) of this Section 5.1(b) (and irrespective of the number of Shareholder Shares actually Transferred thereunder), the Shareholders may collectively, subject to Section 5.3, Transfer up to but not more than fifty percent (50%) of the Shareholder Shares, in the aggregate, in a single marketed underwritten registered (including, for avoidance of doubt, pursuant to the Initial Shelf Registration Statement) offering pursuant to ARTICLE VI.

(c) Following the Transfer Limitation Period, each Shareholder may, subject to Section 5.1(e) and Section 5.2(c), Transfer its Shareholder Shares without the prior consent of the Company and without restriction; provided, however, that:

(i) any Transfer of Shareholder Shares effected pursuant to an SEC-registered offering (including an underwritten registered offering) shall be subject to the requirements of ARTICLE VI;

(ii) in connection with any Transfer of Shareholder Shares (A) effected pursuant to a Directed Offering or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case in which a Shareholder or any of its Representatives negotiates the terms of such Transfer directly with the third party purchaser(s) of such Shareholder Shares or (B) effected in accordance with Rule 144 under the Securities Act, in each case no Shareholder shall knowingly Transfer to any Person or Group (whether such Person or Group is purchasing Shareholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts) in a single Transfer or series of related Transfers, Shareholder Shares representing more than five percent (5%) of the Voting Securities then outstanding (calculated on the basis of the aggregate number of Voting Securities outstanding, as contained in the then most recently-available filing by the Company with the SEC) and each Shareholder shall, to the extent reasonably practicable, inform any underwriters or brokers engaged by or acting on behalf of such Shareholder in connection with any such Transfer of the provisions of this Section 5.1(c)(ii);

(iii) in connection with any Transfer of Shareholder Shares (A) effected pursuant to a Directed Offering or a privately-negotiated transaction not subject to the registration requirements of the Securities Act, in each case in which a Shareholder or any of its Representatives negotiates the terms of such Transfer directly with the third party purchaser(s) of such Shareholder Shares or (B) effected in accordance with Rule 144 under the Securities Act, in each case no Shareholder shall knowingly Transfer to any Person or Group (whether such Person or Group is purchasing Shareholder Shares for its or their own account(s) or as fiduciary on behalf of one or more accounts) that (x) is not a Person (or, in the case of a Group, does not consist entirely of Persons) of the type described in Rule 13d-1(b)(1)(ii) under the Exchange Act (as in effect on the date of this Agreement), other than a hedge fund, unless such Person is a private equity fund or an Affiliate of a private equity fund and has duly certified in writing that it has no intent to change or influence the control of the Company or participate in any transaction having that effect as described in Rule 13d-1(c)(1) under the Exchange Act or (y) is a Person that has engaged in a proxy contest or has otherwise filed a Schedule 13D that disclosed any plan or proposal or other intent to change or influence control over an issuer, in either case described in this clause (y) during the two (2) year period immediately preceding the date of such Transfer and such Shareholder shall, to the extent reasonably practicable, inform any underwriters or brokers engaged by or acting on behalf of such Shareholder in connection with any such Transfer of the provisions of this Section 5.1(c)(ii).

(d) Notwithstanding the foregoing, (i) for the avoidance of doubt, none of Section 5.1(b), Section 5.1(c)(ii) or Section 5.1(c)(iii) shall apply to, and nothing therein shall directly or indirectly prohibit, restrict or otherwise limit, to the extent otherwise permitted by law, any Transfer of Shareholder Shares made in accordance with Section 5.1(f); and (ii) the restrictions set forth in Section 5.1(b), Section 5.1(c)(ii) and Section 5.1(c)(iii) shall terminate at such time following the Transfer Limitation Period as the Shareholders shall cease to Beneficially Own, in the aggregate, Voting Securities representing at least five percent (5%) of the Voting Securities outstanding at such time.

(e) Notwithstanding the foregoing, except for Transfers made pursuant to Section 5.1(b) or Section 5.1(f), no Shareholder shall effect any Transfer of Shareholder Shares in any manner that would result in the failure of such Shareholder to comply with its obligations under Section 6.10 in respect of any Holdback Period.

(f) Notwithstanding anything to the contrary set forth in this ARTICLE V, each Shareholder may, at any time (during or after the Transfer Limitation Period), (i) Transfer Shareholder Shares to a Permitted Transferee; provided that, prior to any such Transfer, such Permitted Transferee agrees, pursuant to a joinder agreement in the form attached hereto as Exhibit A (a “Joinder Agreement”), duly executed and delivered to the Company by such Permitted Transferee, to acquire and hold such Transferred Shareholder Shares subject to and in accordance with, and otherwise to be bound by the terms of, this Agreement as a Shareholder; provided, further, that if, at any time after such Transfer, such Permitted Transferee ceases to be a wholly-owned direct or indirect Subsidiary of the Original Shareholder, the Original Shareholder shall cause all Shareholder Shares held by such Permitted Transferee to be Transferred to a Person that is, at such time, a Permitted Transferee and that, in the case of a Permitted Transferee that is not then a Shareholder, prior to such Transfer, agrees in writing with the Company, pursuant to a Joinder Agreement duly executed and delivered to the Company by such Permitted Transferee, to acquire and hold such Transferred Shareholder Shares subject to and in accordance with this Agreement as a Shareholder; provided, further, that the Original

Shareholder shall be jointly and severally liable with each Permitted Transferee to which Shareholder Shares are Transferred for all obligations of the Permitted Transferee as a Permitted Transferee and Shareholder under this this Agreement; (ii) Transfer Shareholder Shares to the Company or any Subsidiary of the Company, including pursuant to any redemption, share repurchase program, self tender offer or otherwise; or (iii) Transfer Shareholder Shares pursuant to any (A) recapitalization, reclassification, consolidation, merger, share exchange, scheme of arrangement or other business combination transaction involving the Company, in any case approved, accepted, or recommended to the shareholders of the Company by the Board or approved by the shareholders of the Company or (B) tender, exchange or other similar offer for any Voting Securities that is commenced by any Person or Group and the Board either (x) publicly recommends that shareholders of the Company tender their Voting Securities to the Person or Group making such offer or (y) fails to recommend that the shareholders of the Company reject such offer, in either case within ten (10) Business Days after the date of commencement thereof.

Section 5.2 Legends on Shareholder Shares; Securities Act Compliance. (a) Each share certificate representing Shareholder Shares shall bear the following legend (and a comparable notation or other arrangement will be made with respect to any uncertificated Shareholder Shares):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.”

(b) In addition, for so long as any restrictions set forth in Section 5.1 remain in effect, such legend or notation shall include the following language:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SHAREHOLDER’S AGREEMENT, DATED AS OF [•], 2014, AMONG THE ISSUER AND THE OTHER PARTIES THERETO, A COPY OF WHICH MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE ISSUER OR OBTAINED FROM THE ISSUER WITHOUT CHARGE.”

(c) The Original Shareholder agrees that it will, if requested by the Company, deliver at its expense to the Company an opinion of reputable U.S. counsel selected by the Original Shareholder and reasonably acceptable to the Company (it being agreed that Procopio, Cory, Hargreaves & Savitch LLP is acceptable to the Company), in form and substance reasonably satisfactory to the Company and counsel for the Company, that any Transfer made by a Shareholder, other than in connection with an SEC-registered offering by the Company, does not require registration under the Securities Act.

(d) In connection with any Transfer pursuant to this ARTICLE V, the Company shall remove such portion of the legend (or eliminate or terminate such portion of the notation or arrangement) described in Section 5.2(a) and Section 5.2(b) as is appropriate under the circumstances. At such time as the Original Shareholder delivers at its expense to the Company an opinion of reputable U.S. counsel selected by the Original Shareholder and reasonably acceptable to the Company (it being agreed that Procopio, Cory, Hargreaves & Savitch LLP is acceptable to the Company), in form and substance reasonably satisfactory to the Company and counsel for the Company, that all of the Shareholder Shares held by the Shareholders may be freely sold without registration under the Securities Act, the Company agrees that it will promptly after the later of the delivery of such opinion and, in the case of certificated Shareholder Shares, the delivery by the Shareholders to the Company or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing such Shareholder Shares issued with the legend set forth in Section 5.2(a), deliver or cause to be delivered to such Shareholders a replacement stock certificate or certificates representing such Shareholder Shares that is free from the legend set forth in Section 5.2(a) (or in the case of uncertificated Shareholder Shares, free of any notation or arrangement set forth in Section 5.2(a)). At such time as no restrictions set forth in Section 5.1 remain in effect with respect to the Shareholder Shares held by the Shareholders, the Company agrees that it will, promptly upon the request of the Original Shareholder, and, in the case of certificated Shareholder Shares, the delivery by the Shareholders to the Company or its transfer agent of a certificate or certificates (in the case of a Transfer, in the proper form for Transfer) representing Shareholder Shares issued with the legend set forth in Section 5.2(b), deliver or cause to be delivered to such Shareholders a replacement stock certificate or certificates representing such Shareholder Shares that is free from the legend set forth in Section 5.2(b) (or in the case of uncertificated Shareholder Shares, free of any notation or arrangement set forth in Section 5.2(b)).

Section 5.3 Shareholder Transfer. (a) In the event that the Original Shareholder delivers (i) a Piggyback Request; (ii) a Demand Request that provides that the Demand Shareholders intend the Registrable Shares covered thereby shall be distributed by means of an underwritten offering; or (iii) a Take-Down Notice (in any such case, whether in respect of Registrable Shares held by the Original Shareholder or any other Shareholder, an “Underwritten Offering Notice”), the Company shall, to the extent permitted by Irish law, have the right, but not the obligation, to purchase (by way of redemption or otherwise) from the Demand Shareholders all, but not less than all, of the Registrable Shares covered by such Underwritten Offering Notice. The Company’s right under this Section 5.3 shall be exercisable by delivering a written election notice to the Original Shareholder (such notice, a “Transfer Election Notice”) within ten (10) Business Days after the date of receipt by the Company of such Underwritten Offering Notice from the Original Shareholder. The delivery of a Transfer Election Notice by the Company shall irrevocably bind the Company to purchase, and each Demand Shareholder to sell, all of the Registrable Shares covered by such Underwritten Offering Notice, in accordance with this Section 5.3. In the event that the Company fails to deliver a Transfer Election Notice within such ten (10) Business Day period, the Company shall be deemed to have irrevocably elected not to exercise its right to purchase such Registrable Shares in respect of such Underwritten Offering Notice, pursuant to this Section 5.3. For the avoidance of doubt, any Transfer of Shares pursuant to Section 5.1(b) shall be deemed to be made pursuant to an Underwritten Offering Notice.

(b) The purchase price for the Registrable Shares in respect of which a Transfer Election Notice is delivered by the Company shall equal the product of (i) the aggregate number of Registrable Shares covered by such Underwritten Offering Notice; multiplied by (ii) the Market Value of each such Registrable Share determined as on the date of receipt by the Company of such Underwritten Offering Notice (the “Transfer Purchase Price”).

(c) Subject to the receipt of all necessary shareholder, antitrust and other governmental, regulatory and third party approvals, the closing of the purchase of the Registrable Shares pursuant to this Section 5.3 shall take place at the executive offices of the Company at 10:00 a.m., local time, on the fifth (5th) Business Day after the date the Transfer Election Notice is delivered by the Company to the Original Shareholder, or on such later Business Day reasonably designated by the Company or the Original Shareholder, in order to permit (i) any necessary antitrust waiting period to expire; and (ii) any other necessary governmental, regulatory or third party approvals to be obtained. At such closing, the Original Shareholder shall deliver to the Company, either in electronic book-entry form or through the delivery of a certificate or certificates, as the case may be, all Registrable Shares in respect of which such Transfer Election Notice was delivered, in exchange for the payment in full of the Transfer Purchase Price for such Registrable Shares by wire transfer of immediately available funds to an account or accounts that shall be designated by the Original Shareholder in writing to the Company at least two (2) Business Days prior to such closing.

ARTICLE VI

REGISTRATION RIGHTS

Section 6.1 Demand Request. (a) Until the Registration Rights Termination Date, in connection with any Transfer by any Demand Shareholder of Registrable Shares permitted under Section 5.1(b), the Original Shareholder shall, on behalf of each such Demand Shareholder, and in connection with any other Transfer by any Demand Shareholder of Registrable Shares after the Transfer Limitation Period, the Original Shareholder may, on behalf of each such Demand Shareholder, request in writing that the Company effect a registration under the Securities Act of all or such portion of the Registrable Shares as the Original Shareholder indicates that the Demand Shareholders, in the aggregate, wish to Transfer, subject in each case to the maximum and minimum threshold requirements applicable to such registration pursuant to Section 5.1(b), Section 6.1(b) or Section 6.1(c) (such request, a “Demand Request”) (it being understood that the Demand Request in respect of the marketed underwritten offering to be effected under Section 5.1(b)(i) may be made no sooner than forty-five (45) days before the one (1) year anniversary of the Closing Date, but may be made at any time thereafter); provided, however, that the Original Shareholder shall not make a Demand Request at any time when the Initial Shelf Registration Statement is in effect. Each Demand Request shall specify (i) the aggregate number of Registrable Shares requested to be registered by the Demand Shareholders pursuant to such Demand Request; (ii) the intended method of disposition in connection with such Demand Request, to the extent then known; and (iii) the identity of such Demand Shareholders. Upon receipt of any Demand Request, the Company shall use reasonable endeavors to file, as promptly as practicable, but in any event not later than the date that is forty-five (45) days after receipt by the Company of such Demand Request, in accordance with the provisions of this Agreement, a Registration Statement with the SEC (a “Demand Registration Statement”) covering all such Registrable Shares, in accordance with the method of distribution thereof set forth in the Demand Request (which, for the avoidance of doubt, shall be limited to marketed underwritten registered offerings in the case of a Transfer under Section 5.1(b)). Any registration requested by the Original Shareholder under this Section 6.1(a), Section 6.1(c) or Section 6.1(e) is referred to in this Agreement as a “Demand Registration.”

(b) The Original Shareholder, on behalf of the Demand Shareholders, shall be entitled to initiate no more than four (4) Demand Registrations, including Shelf Underwritten Offerings, in the aggregate; provided, however, that the Company shall not be obligated to effect such Demand Registration (i) if the Initial Shelf Registration Statement is then in effect; (ii) unless the number of Registrable Shares requested to be registered by the Original Shareholder, on behalf of the Demand Shareholders, is at least four million (4,000,000) (or the equivalent thereof as of the Closing Date in the event of any stock splits); and (iii) during the ninety (90) calendar day period following the effective date of a Registration Statement pursuant to any other Demand Registration, including any Shelf Registration Statement. For the avoidance of doubt, the Initial Shelf Registration Statement shall not count for the purposes of the limitations set forth in this Section 6.1(b) or Section 6.1(c). No request for registration shall count for the purposes of the limitations in this Section 6.1(b) if (A) the Original Shareholder determines, on behalf of the Demand Shareholders, in good faith to withdraw (prior to the effective date of the Registration Statement relating to such request) the proposed registration, upon written notice to the Company, due to marketing conditions or regulatory reasons prior to the execution of an underwriting agreement or purchase agreement relating to such request; provided that the Original Shareholder reimburses the Company for all Registration Expenses incurred in good faith by the Company in connection with such Demand Registration prior to the date of such withdrawal, (B) the Registration Statement relating to a Demand Request is not declared effective within one hundred eighty (180) calendar days after the date such Registration Statement is filed with the SEC (other than by reason of the Original Shareholder or a Demand Shareholder having refused to proceed or a misrepresentation or an omission by the Original Shareholder or a Demand Shareholder), (C) prior to the sale of at least fifty percent (50%) of the Registrable Shares included in the applicable registration relating to a Demand Request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court for any reason and the Company fails to have such stop order, injunction, or other order or requirement removed, withdrawn or resolved to the reasonable satisfaction of the Original Shareholder within thirty (30) calendar days after the date of such order, (D) the Original Shareholder withdraws the request in the circumstances described in Section 6.1(f) or (E) the conditions to closing specified in any underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied as a result of a default or breach thereunder by the Company that proximately and primarily caused the failure of such conditions.

(c) The Company shall use reasonable endeavors to qualify, no later than the date that is thirty (30) days prior to the one (1) year anniversary of the Closing Date, for registration on Form S-3 or any comparable or successor form or forms or any similar short-form registration (a “Short-Form Registration”). Subject to the availability of a Short-Form Registration Statement to the Company, not later than the date that is thirty (30) days prior to one (1) year anniversary of the Closing Date, the Company shall file a “shelf” registration statement providing for the registration, and the sale on a continuous or delayed basis, pursuant to Rule 415 under the Securities Act or otherwise (a “Shelf Registration Statement”), of all Registrable Shares held by all Demand Shareholders (such Shelf Registration Statement, the “Initial Shelf Registration Statement”). Following the Transfer Limitation Period and prior to the Registration Rights Termination Date, the Original Shareholder may, on behalf of the Demand Shareholders, request no more than three (3) Shelf Registration Statements, if available to the Company, with respect to the Registrable Shares, which shall count toward the four (4) Demand Registrations to which the Demand Shareholders are entitled pursuant to Section 6.1(b); provided that, except for the Initial Shelf Registration Statement, the Company shall not be obligated to effect any Short-Form Registration pursuant to this Section 6.1(c), (i) if the Initial Shelf Registration Statement is then in effect; (ii) unless the number of Registrable Shares requested to be registered by the Original Shareholder on behalf of the Demand Shareholders is at least four million (4,000,000) (or the equivalent thereof as of the Closing Date in the event of any stock splits); or (iii) during the ninety (90) calendar day period following the effective date of a Registration Statement pursuant to any other Demand Registration, including any Shelf Registration Statement. For the avoidance of doubt, the Initial Shelf Registration Statement shall not count for the purposes of the limitations set forth in Section 6.1(b) or this Section 6.1(c). In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration. If any Demand Registration is proposed to be a Short-Form Registration and an underwritten offering, if the managing underwriter(s) shall advise the Company and the Original Shareholder that, in its good faith opinion, it is of material importance to the success of such proposed offering to include in such Registration Statement information not required to be included in a Short-Form Registration, then the Company shall supplement the Short-Form Registration as reasonably requested by such managing underwriter(s).

(d) Upon filing any Shelf Registration Statement, the Company shall use reasonable endeavors to keep such Shelf Registration Statement effective with the SEC and to cooperate in any shelf take-down, whether or not underwritten, by amending or supplementing the Prospectus related to such Shelf Registration Statement as may be reasonably requested by the Original Shareholder, or as otherwise required, until the earlier of (i) such time as all Registrable Shares that could be sold in such Shelf Registration Statement have been sold or are no longer outstanding; and (ii) the Registration Rights Termination Date.

(e) To the extent that the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any Demand Request for a Short-Form Registration is submitted to the Company and, pursuant to such Demand Request, the Original Shareholder requests that the Company file a Shelf Registration Statement, the Company shall file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3 (an “Automatic Shelf Registration Statement”) in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers those Registrable Shares which are requested to be registered. At the written request of the Original Shareholder, the Company shall pay the registration fee in respect of a take-down from an Automatic Shelf Registration Statement promptly and, in any event, within two (2) Business Days after receiving such written request. The Company shall use reasonable endeavors to remain a WKSI (and not to become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period in which any Automatic Shelf Registration Statement is effective. If, at any time following the filing of an Automatic Shelf Registration Statement when the Company is required to re-evaluate its WKSI status, the Company determines that it is not a WKSI, the Company shall use reasonable endeavors to post-effectively amend the Automatic Shelf Registration Statement to a Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3, have such Shelf Registration Statement declared effective by the SEC and keep such Registration Statement effective during the period in which such Short-Form Registration is required to be kept effective in accordance with Section 6.1(d).

(f) If the filing, initial effectiveness or continued use of (x) a Registration Statement, including a Shelf Registration Statement, with respect to a Demand Registration, or (y) the Initial Shelf Registration Statement, would require the Company to make a public disclosure of material non-public information, which disclosure the Company determines in good faith (after consultation with external legal counsel), (i) would be required to be made at such time in any Registration Statement so that such Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) would reasonably be expected to have an adverse effect on the Company or its business or on the Company’s ability to effect a reasonably imminent material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may, upon giving prompt written notice of such determination to the Original Shareholder, on behalf of each Demand Shareholder which elected to participate, or is participating, in such Registration Statement, delay the filing or initial effectiveness of, or suspend the use of, as applicable, such Registration Statement or a Prospectus or Free Writing Prospectus; provided, however, that the Company shall not be permitted to do so (A) on more than one (1) occasion in any six (6) month period or (B) for any single period of time in excess of ninety (90) days. In the event that the Company exercises its rights under the preceding sentence, the Original Shareholder shall cause each Demand Shareholder which elected to participate, or is participating, in such Registration Statement to, and each Demand Shareholder which elected to participate, or is participating, in such Registration Statement shall, suspend, promptly upon receipt by the Original Shareholder of the notice referred to above, the use of any Prospectus relating to such Demand Registration in connection with any sale or offer to sell Registrable Shares. If the Company so delays the filing or initial effectiveness of, or suspend the use of, as applicable, such Registration Statement or a Prospectus or Free Writing Prospectus, the Original Shareholder shall be entitled, on behalf of all Demand Shareholders, to withdraw such request and, if such request is withdrawn, such registration request shall not count for the purposes of the limitations set forth in Section 6.1(b) or Section 6.1(c).

(g) If a Demand Request provides that the Demand Shareholders intend the Registrable Shares covered thereby shall be distributed by means of an underwritten offering, or if the Original Shareholder delivers to the Company a Take-Down Notice, the lead underwriter(s) to administer the offering shall be chosen by the Company, subject to the prior written consent, not to be unreasonably withheld or delayed, of the Original Shareholder.

(h) The Company shall not include in any Demand Registration pursuant to this Section 6.1 any securities that are not Registrable Shares without the prior written consent of the Original Shareholder.

(i) The Original Shareholder shall have the right, on behalf of the Demand Shareholders, to notify the Company prior to the effectiveness of a Registration Statement relating to a Demand Registration that such Registration Statement be abandoned or withdrawn, in which event the Company shall promptly abandon or withdraw such Registration Statement.

Section 6.2 Piggyback Registration. (a) If, at any time following the Transfer Limitation Period, the Company proposes or is required to file a Registration Statement under the Securities Act with respect to an offering of securities of the Company of the same class as the Registrable Shares (such securities “Similar Securities”), whether or not for sale for its own account (including a Shelf Registration Statement on Form S-3, but excluding a Registration Statement that is (i) solely in connection with a Special Registration; or (ii) pursuant to a Demand Registration in accordance with Section 6.1 (including Section 6.1(c)), the Company shall give written notice as promptly as practicable, but not later than thirty (30) calendar days prior to the anticipated date of filing of such Registration Statement, to the Original Shareholder of the Company’s intention to effect such registration and shall include in such registration all Registrable Shares with respect to which the Company has received written notice from the Original Shareholder, on behalf of the Demand Shareholders (a “Piggyback Request”), for inclusion therein within fifteen (15) calendar days after the date of the Company’s notice (a “Piggyback Registration”). Each Piggyback Request shall specify (x) the aggregate number of Registrable Shares requested to be registered by the Demand Shareholders pursuant to such Piggyback Request; and (y) the identity of such Demand Shareholders. In the event that the Original Shareholder makes such written request, the Original Shareholder may, on behalf of such Demand Shareholders, withdraw the relevant Registrable Shares from such Piggyback Registration by giving written notice to the Company and the managing underwriter(s), if any, at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. The Company may terminate or withdraw any Piggyback Registration under this Section 6.2(a), whether or not the Original Shareholder made a Piggyback Request in respect of such registration; provided, however, that, if the Original Shareholder has elected, on behalf of the Demand Shareholders, to include Registrable Shares in such registration and the Company terminates or withdraws such Piggyback Registration after the date on which the applicable Registration Statement is declared effective, the Company shall reimburse the Original Shareholder, on behalf of the Demand Shareholders, for all Selling Expenses paid by the Demand Shareholders in respect of Registrable Shares included therein which are unsold on the date of such withdrawal or termination. No Piggyback Registration shall count towards the number of Demand Registrations to which the Shareholders are entitled under Section 6.1(b) or Section 6.1(c).

(b) If a Piggyback Registration under Section 6.2(a) is proposed to be underwritten, the Company shall so advise the Original Shareholder as a part of the written notice given pursuant to Section 6.2(a). In such event, the lead underwriter(s) to administer the offering shall be chosen by the Company.

(c) The Company shall pay all expenses (subject to and in accordance with Section 6.5) in connection with any Piggyback Registration, whether or not any Registration Statement or Prospectus becomes effective or final or is terminated or withdrawn by the Company.

(d) If any Similar Securities are to be sold in an underwritten primary offering on behalf of the Company, the Demand Shareholders may include all the Registrable Shares the Original Shareholder requests in such Piggyback Registration on the same terms and conditions as such Similar Securities included therein; provided, however, that if such offering involves a firm commitment underwritten offering and the managing underwriter(s) of such offering advises the Company and the Original Shareholder in writing that, in its good faith opinion, the total number or dollar amount of Similar Securities proposed to be sold in such offering and Registrable Shares requested by the Original Shareholder, on behalf of the Demand Shareholders, to be included therein, in the aggregate, exceeds the largest number or dollar amount of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the good faith opinion of such managing underwriter(s) can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be included in the following order of priority:

(i) first, the securities that the Company proposes to sell;

(ii) second, the Registrable Shares requested to be included by the Demand Shareholders and any Similar Securities requested to be included by any other Persons exercising their contractual rights to piggyback registration, pro rata (if applicable) on the basis of the aggregate number of securities so requested to be included therein; and

(iii) third, any securities requested to be included therein by any other Persons (other than the Company and the Demand Shareholders and other Persons with restricted piggyback registration rights), allocated among such Persons in such manner as the Company may determine.

(e) If the securities to be registered pursuant to this Section 6.2 are to be sold in an underwritten secondary offering on behalf of holders of Similar Securities, the Original Shareholder may, on behalf of the Demand Shareholders, include all Registrable Shares requested to be included in such registration in such offering on the same terms and conditions as any Similar Securities included therein; provided, however, that if the managing underwriter(s) of such offering advises the Company and the Original Shareholder in writing that, in its good faith opinion, the total number or dollar amount of securities to be included therein exceeds the largest number or dollar amount of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company shall include in such registration only such number of securities that in the reasonable opinion of such managing underwriter(s) can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority:

(i) first, the Similar Securities requested to be included therein by the holders exercising their contractual rights to demand such registration and the Registrable Shares requested to be included by the Demand Shareholders, pro rata (if applicable) on the basis of the aggregate number of securities so requested to be included therein by each such holder; and

(ii) second, any Similar Securities requested to be included therein by the Company or any other Person not exercising a contractual right to demand registration, allocated among such Persons in such manner as the Company may determine.

Section 6.3 Termination of Registration Obligation. Notwithstanding anything to the contrary herein, the obligation of the Company to register Registrable Shares pursuant to this ARTICLE VI and maintain the effectiveness of any Demand Registration Statement filed pursuant to Section 6.1 shall terminate on the earliest of (a) the date on which reputable U.S. counsel shall have delivered an opinion, in form and substance reasonably satisfactory to the Company and the Original Shareholder, that all remaining Shareholder Shares Beneficially Owned by the Shareholders may be freely sold without registration under the Securities Act, including under Rule 144 without being subject to the volume limitations and manner of sale restrictions contained therein; (b) the date that is four (4) months after the first date on which the Shareholders Beneficially Own, in the aggregate, Shareholder Shares representing less than the Ownership Threshold; and (c) the first date on which the Shareholders Beneficially Own, in the aggregate, Shareholder Shares representing less than five percent (5%) of the outstanding Voting Securities (the “Registration Rights Termination Date”).

Section 6.4 Registration Procedures. Subject to Section 6.1(c), whenever the Original Shareholder, on behalf of the Demand Shareholders, shall have requested that any Registrable Shares be registered pursuant to Section 6.1 or Section 6.2, the Company shall use reasonable endeavors to effect, as soon as practicable as provided herein, the registration and sale of such Registrable Shares in accordance with the intended method or methods of disposition thereof, until the Registration Rights Termination Date. Without limiting the generality of the foregoing, and pursuant thereto, the Company shall, until the Registration Rights Termination Date, cooperate in the sale of such Registrable Shares and shall, as expeditiously as possible:

(a) prepare and file with the SEC a Registration Statement with respect to such Registrable Shares as provided herein, make all required filings with FINRA and, if such Registration Statement is not automatically effective upon filing, use reasonable endeavors to cause such Registration Statement to be declared effective as promptly as practicable after the filing thereof; provided, however, that, before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including free writing prospectuses under Rule 433 under the Securities Act, each, a “Free Writing Prospectus”), the Company shall furnish to the Original Shareholder, on behalf of the Demand Shareholders, and the managing underwriter(s), if any, copies of the Registration Statement and all other documents proposed to be filed (including exhibits thereto), including, upon the reasonable request of the Original Shareholder, on behalf of the Demand Shareholders, and to the extent reasonably practicable, all documents that would be incorporated by reference or deemed to be incorporated by reference therein, which Registration Statement and documents will be subject to the reasonable review and comment of the Original Shareholder, on behalf of the Demand Shareholders, and the Original

Shareholder’s counsel, at the Original Shareholder’s sole expense. The Company shall not file any Registration Statement or Prospectus or any amendments or supplements thereto (including Free Writing Prospectuses) with respect to any registration pursuant to Section 6.1 to which the Original Shareholder, on behalf of the Demand Shareholders, and the Original Shareholder’s counsel or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless in the opinion of the Company, such filing is necessary to comply with applicable law;

(b) prepare and file with the SEC such amendments and supplements to such Registration Statement, the Prospectus used in connection therewith (including Free Writing Prospectuses) and Exchange Act reports as may be necessary to keep such Registration Statement effective for a period of (i) with respect to a Registration Statement other than a Shelf Registration Statement, (A) not less than four (4) months, (B) if such Registration Statement relates to an underwritten offering, such longer period as, in the opinion of counsel for the underwriter(s), a Prospectus is required by law to be delivered in connection with sales of Registrable Shares by an underwriter or dealer or (C) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of distribution by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act); or (ii) in the case of a Shelf Registration Statement, the period set forth in Section 6.1(d), and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c) furnish to the Original Shareholder, on behalf of the Demand Shareholders, and the managing underwriter(s), if any, such number of conformed copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary and final Prospectus, any Free Writing Prospectus, all exhibits and other documents filed therewith and such other documents as such Persons may reasonably request, including in order to facilitate the disposition of the Registrable Shares in accordance with the intended method or methods of disposition thereof; and the Company, subject to the penultimate paragraph of this Section 6.4, hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Demand Shareholders and the managing underwriter(s), if any, in connection with the offering and sale of the Registered Shares covered by such Prospectus and any such amendment or supplement thereto;

(d) use its reasonable endeavors to register or qualify such Registrable Shares under such other securities or “blue sky” laws of such jurisdictions as the Original Shareholder, on behalf of the Demand Shareholders, reasonably requests and do any and all other acts and things that may be necessary or reasonably advisable to enable the Demand Shareholders to consummate the disposition in such jurisdictions of the Registrable Shares in accordance with the intended method of distribution thereof (provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection; (ii) subject itself to taxation in any jurisdiction wherein it is not so subject; or (iii) take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject);

(e) use its reasonable endeavors to cause all Registrable Shares covered by such Registration Statement to be registered with or approved by such other governmental agencies, authorities and self-regulatory bodies as may be necessary or reasonably advisable in light of the business and operations of the Company to enable the Demand Shareholders or the managing underwriter(s), if any, to consummate the disposition of such Registrable Shares in the United States in accordance with the intended method of disposition thereof;

(f) promptly notify the Original Shareholder, on behalf of the Demand Shareholders, and the managing underwriter(s), if any, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act of the occurrence of any event or existence of any fact as a result of which the Prospectus (including any information incorporated by reference therein) included in such Registration Statement, as then in effect, contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, as promptly as practicable upon discovery, prepare and furnish to the Original Shareholder, on behalf of the Demand Shareholders, a reasonable number of copies of a supplement or amendment to such Prospectus, or file any other required document, as may be necessary so that, as thereafter delivered to any prospective purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in light of the circumstances under which they were made;

(g) notify the Original Shareholder, on behalf of the Demand Shareholders, the Original Shareholder’s counsel and the managing underwriter(s) of any underwritten offering, if any, (i) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or any post-effective amendment to the Registration Statement or any Free Writing Prospectus has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective; (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to such Prospectus or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose; and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or the institution of any proceedings for any such purposes;

(h) use its reasonable endeavors to cause all such Registrable Shares covered by such registration statement to be listed (after notice of issuance) on NASDAQ or the principal securities exchange or interdealer quotation system on which the Ordinary Shares are then listed or quoted;

(i) use its reasonable endeavors to cooperate with the Demand Shareholders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Shares to be sold under the Registration Statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Shares to be issued in such denominations and registered in such names as the managing underwriter(s), if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Original Shareholder, in each case at least two (2) Business Days prior to any sale of Registrable Shares;

(j) enter into such agreements (including underwriting agreements with customary provisions) and take all such other actions as the Original Shareholder, on behalf of the Demand Shareholders, (if such registration is a Demand Registration) or the managing underwriter(s), if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Shares;

(k) make available for inspection by the Original Shareholder, on behalf of the Demand Shareholders, and the Original Shareholder’s counsel, any managing underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Original Shareholder, on behalf of the Demand Shareholders, or underwriter(s), all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Original Shareholder, on behalf of the Demand Shareholders, or such underwriter(s), attorney, accountant or agent in connection with such Registration Statement; provided, however, that the Original Shareholder shall, and shall use reasonable endeavors to cause each such underwriter(s), accountant or other agent to (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company; and (ii) minimize the disruption to the Company’s business in connection with the foregoing;

(l) otherwise use reasonable endeavors to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(m) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use reasonable endeavors to obtain the withdrawal of such order as soon as reasonably practicable;

(n) subject to Section 6.5, cause its senior management to use reasonable endeavors to support the marketing of the Registrable Shares covered by the Registration Statement pursuant to any Demand Registration (including participation in “road shows”), taking into account the Company’s business needs;

(o) obtain one or more comfort letters, addressed to the Demand Shareholders, dated the effective date of such Registration Statement and, if requested by the Original Shareholder, on behalf of the Demand Shareholders, dated the date of sale by the Demand Shareholders (and, if such registration includes an underwritten public offering, including any Shelf Underwritten Offering, addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement for such offering), signed by the independent public accountants who have issued an audit report on the Company’s financial statements included in such Registration Statement in customary form and covering such matters of the type customarily covered by comfort letters as the Original Shareholder, on behalf of the Demand Shareholders, reasonably requests;

(p) provide legal opinions of the Company’s outside counsel (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and the Original Shareholder’s counsel), addressed to the Demand Shareholders, dated the effective date of such Registration Statement, each amendment and supplement thereto, and, if requested by the Original Shareholder, on behalf of the Demand Shareholders, dated the date of sale by the Demand Shareholders (and, if such registration includes an underwritten public offering, including any Shelf Underwritten Offering, addressed to each of the managing underwriter(s) and dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary Prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature and such other matters as may be reasonably requested by the Original Shareholder’s counsel (and, if applicable, by the managing underwriter(s)); and

(q) use its reasonable endeavors to take or cause to be taken all other actions, and do and cause to be done all other things, necessary or reasonably advisable in the opinion of the Original Shareholder’s counsel to effect the registration of such Registrable Shares contemplated hereby.

Subject to the limitations on the Company’s ability to delay the filing or initial effectiveness of, or suspend the use of, as applicable, a Registration Statement or a Prospectus or Free Writing Prospectus pursuant to Section 6.1(f), the Demand Shareholders each agree that, upon receipt by the Original Shareholder of any written notice from the Company of the happening of any event of the kind described in Section 6.4(f), each Demand Shareholders shall promptly discontinue its disposition of Registrable Shares pursuant to any Registration Statement until the Original Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 6.4(f). If so directed by the Company, the Original Shareholder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, in the Demand Shareholders’ possession of the Prospectus covering such Registrable Shares at the time of receipt of such notice. In the event that the Company shall give any such notice, the period mentioned in Section 6.4(b), as applicable, shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when the Original Shareholder shall have received the copies of the supplemented or amended Prospectus contemplated by Section 6.4(f).

In the case of any underwritten offering of Registrable Shares registered under a Demand Registration Statement filed pursuant to Section 6.1(a), or in the case of a Piggyback Registration under Section 6.2, (i) all Registrable Shares or Similar Securities to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement with customary terms and neither the Demand Shareholders nor any holder of Similar Securities may participate in such offering or registration unless such Person agrees to sell such Person’s securities on the basis provided therein; and (ii) neither the Demand Shareholders nor any holder of Similar Securities may participate in such offering or registration unless such Person completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) reasonably required to be executed in connection therewith, and provides such other information to the Company or the underwriter(s) as may be reasonably requested to offer or register such Person’s Registrable Shares or Similar Securities, as the case may be; provided, however, that (A) the Demand Shareholders shall not be required to make any representations or warranties other than those related to title and ownership of, and power and authority to transfer, the Registrable Shares included therein and as to the accuracy and completeness of statements made in the applicable Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information prepared and furnished to the Company or the managing underwriter(s) by the Demand Shareholders pertaining exclusively to the Demand Shareholders and (B) the aggregate amount of liability of the Demand Shareholders pursuant to any indemnification obligation thereunder shall not exceed the net proceeds received by the Demand Shareholders from such offering.

Section 6.5 Registration Expenses. (a) Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement (the “Registration Expenses”), including (i) all registration and filing fees (including (A) with respect to filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (B) compliance with securities or blue sky laws including any fees and disbursements of counsel for the underwriter(s) in connection with blue sky qualifications of the Registrable Shares pursuant to Section 6.4(d)); (ii) word processing, duplicating and printing expenses (including expenses of printing certificates for Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses, if the printing of Prospectuses is requested by the managing underwriter(s), if any, or by the Original Shareholder, on behalf of the Demand Shareholders); (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Company; and (v) fees and disbursements of all independent certified public accountants (including, without limitation, the fees and disbursements in connection with any “cold comfort” letters required by this Agreement), other special experts, retained by the Company, shall be borne by the Company. The Company shall, in any event, pay its internal expenses, the expenses of any annual audit or quarterly review, the expenses of any liability insurance, the expenses and fees for listing the Registrable Shares to be registered on the applicable securities exchange. All underwriting discounts, selling commissions and transfer taxes (collectively, “Selling Expenses”) incurred in connection with the offering of any Registrable Shares shall be borne by the Demand Shareholders. For the avoidance of doubt, the Company shall not bear any Selling Expenses in connection with its obligations under this Agreement. All expenses incurred in connection with any “road shows” undertaken pursuant to Section 6.4(n) shall be borne in equal proportion by the Demand Shareholders, on the one hand, and the Company, on the other hand.

(b) The Company shall not, however, be required to pay Registration Expenses for any Demand Registration begun pursuant to Section 6.1(a), Section 6.1(c) or Section 6.1(e), the request of which has been subsequently withdrawn by the Original Shareholder, on behalf of the Demand Shareholders, unless the withdrawal is (i) requested under the circumstances described in Section 6.1(f); or (ii) based upon (A) any fact, circumstance, event, change, effect or occurrence that individually or in the aggregate with all other facts or circumstances, events, changes, effects or occurrences has a material adverse effect on the Company or (B) material adverse information concerning the Company that the Company had not publicly disclosed at least forty-eight (48) hours prior to such registration request or that the Company had not otherwise notified, in writing, the Original Shareholder, on behalf of the Demand Shareholders, of at the time of such request.

Section 6.6 Indemnification; Contribution. (a) The Company shall, and it hereby agrees to, (i) indemnify and hold harmless each Demand Shareholder (but not, pursuant to this Section 6.6, any Shareholder Designee in his or her capacity as a Director), and each underwriter in any offering or sale of Registrable Shares, and its and their respective Representatives and Controlling Persons, if any, from and against any and all losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement reached in accordance with the requirements for consent as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement) contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), in light of the circumstances in which they were made), not misleading; and (ii) reimburse periodically upon demand such indemnified party for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, or preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), or amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Company by a Demand Shareholder or any Representative of a Demand Shareholder expressly for use therein, or if a Demand Shareholder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Original Shareholder, on behalf of the Demand Shareholders, and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement.

(b) Each Demand Shareholder shall, and hereby agrees to, (i) indemnify and hold harmless the Company and each underwriter in any offering or sale of Registrable Shares, and its and their respective Representatives and Controlling Persons, if any, from and against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement reached in accordance with the requirements for consent as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, or any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement) contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary or final Prospectus (including any Free Writing Prospectus incorporated into such Registration Statement), in light of the circumstances in which they were made), not misleading; and (ii) reimburse periodically upon demand such indemnified party for any legal or other out-of-pocket expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claims, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company by a Demand Shareholder or any Representative of a Demand Shareholder, expressly for use therein, or if a Demand Shareholder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Original Shareholder, on behalf of the Demand Shareholders, and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement; provided, however, that the liability of the Demand Shareholders hereunder shall be limited to an amount equal to the dollar amount of the net proceeds received by the Demand Shareholders from Shareholder Shares sold by the Demand Shareholders pursuant to such Registration Statement or Prospectus.

(c) Each Demand Shareholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 6.6(a) or Section 6.6(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to statements or omissions that that resulted in such Claims. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 6.6(c) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The Parties agree that it would not be just and equitable if contributions pursuant to this Section 6.6(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.6(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.7) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Demand Shareholders shall not be liable to contribute any amount in excess of the dollar amount of the net proceeds received by the Demand Shareholders from Shareholder Shares sold by the Demand Shareholders pursuant to such Registration Statement or Prospectus.

Section 6.7 Indemnification Procedures. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 6.6 in respect of, arising out of or involving a Claim against the indemnified party, such indemnified party shall notify the Company or the Original Shareholder, on behalf of the Demand Shareholders, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses and acknowledges without reservation its obligation to indemnify the indemnified party therefor, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Claim, the indemnified party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and the indemnified party shall use reasonable endeavors to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement includes (i) an unconditional release of the indemnified party from all liability in respect of such Claim; (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy; and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 6.8 Shelf Takedown. (a) At any time that a Shelf Registration Statement covering Registrable Shares is effective, if the Original Shareholder, on behalf of the Demand Shareholders, delivers notice (a “Take-Down Notice”) to the Company stating that the Shareholders intend to effect an underwritten offering of all or part of the Registrable Shares included on the Shelf Registration Statement (a “Shelf Underwritten Offering”), the Company shall amend or supplement the Shelf Registration Statement or related Prospectus as may be necessary in order to enable such Registrable Shares to be distributed pursuant to the Shelf Underwritten Offering; provided, however, that the Original Shareholder, on behalf of the Demand Shareholders, shall not be entitled to deliver an aggregate of more than three (3) Take-Down Notices in any twelve (12) month period and the Original Shareholder, on behalf of the Demand Shareholders, may not deliver any Take-Down Notice within thirty (30) days after the effective date of any Registration Statement hereunder. For the avoidance of doubt, a Shelf Underwritten Offering shall count against the limit set forth in Section 6.1(b).

(b) In connection with any Shelf Underwritten Offering, in the event that the managing underwriter advises the Company and the Original Shareholder, on behalf of the Demand Shareholders, in writing that, in its good faith opinion, the total number or dollar amount of Registrable Shares requested by the Shareholder to be included therein exceeds the largest number or dollar amount of Registrable Shares that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of Registrable Shares that in the good faith opinion of such underwriter(s) can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price).

Section 6.9 Rule 144; Rule 144A. The Company covenants that it will use its reasonable endeavors to timely file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and to take such further action as the Original Shareholder, on behalf of the Demand Shareholders, may reasonably request, all to the extent required from time to time to enable the Demand Shareholders to sell Registrable Shares without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Rule 144A or Regulation S under the Securities Act; or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of the Original Shareholder, on behalf of the Demand Shareholders, the Company will deliver to the Original Shareholder, on behalf of the Demand Shareholders, a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

Section 6.10 Holdback. In consideration for the Company agreeing to its obligations under this Agreement, each Demand Shareholder agrees, in connection with any underwritten offering made pursuant to a Registration Statement in which such Demand Shareholder has elected to include Registrable Shares, upon the written request of the managing underwriter(s) of such offering, not to effect (other than pursuant to such underwritten offering) any public sale or distribution of Registrable Shares, including any sale pursuant to Rule 144 or Rule 144A, or make any short sale of, loan, grant any option for the purchase of, or otherwise Transfer (other than to a Permitted Transferee in accordance with Section 5.1(f)(i), any Registrable Shares or any securities convertible into or exchangeable or exercisable for any other securities of the Company without the prior written consent of the managing underwriter(s) during the Holdback Period. The Company agrees that each such Shareholder shall only be bound so long as and to the extent that each other shareholder seeking to exercise registration rights with respect to such offering is similarly bound; provided that a request under this Section 6.10 shall not be effective more than once in any twelve (12) month period.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Termination. Except with respect to the obligations set forth in Section 3.2, Section 6.6, and Section 6.7, which shall survive the termination of this Agreement, this Agreement shall terminate and be of no further force or effect upon the later of (a) the tenth (10th) anniversary of the Closing Date; and (b) the date that is three (3) years after the first date on which the Shareholders shall cease to Beneficially Own, in the aggregate, Voting Securities representing at least the Ownership Threshold.

Section 7.2 Injunctive Relief. Each Party acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would be inadequate and, accordingly, agrees that the other Parties shall, in addition to any other rights or remedies which they may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any Party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each Party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 7.3 Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as contemplated by Section 5.1(f), none of the Parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of, in the case of each Shareholder, the Company, and in the case of the Company, the Original Shareholder. Any purported direct or indirect assignment in violation of this Section 7.3 shall be null and void ab initio.

Section 7.4 Amendments; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by (i) the Company, where enforcement of the amendment, modification, discharge or waiver is sought against the Company; or (ii) the Original Shareholder, where enforcement of the amendment, modification, discharge or waiver is sought against a Shareholder. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by the Company, on the one hand, or the Original Shareholder, on the other hand, of a breach of or a default under any of the provisions of this Agreement or the failure to exercise or delay in exercising any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

Section 7.5 Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the others shall be in writing and shall be deemed given to a Party when (i) delivered to the appropriate address by hand or by nationally recognized overnight courier service; (ii) sent by facsimile with confirmation of transmission by the transmitting equipment; or (iii) received by the addressee, if sent by certified mail, return receipt requested, in each case, to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below, or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided below:

To the Company:

Salix Pharmaceuticals, plc

[•]

With copies (which shall not constitute notice) to:

Cadwalader, Wickersham and Taft LLP

200 Liberty Street

New York, New York 10281

Attn.: Christopher Cox, Esq.

Facsimile No.: +1 212 504-6666

To any Shareholder:

Cosmo Pharmaceuticals S.p.A.

Via Cristoforo Colombo 1

Lainate, Milan 20020

Italy

Attention: Alessandro Della Chà

Fax No.: +39 02 784497

Email: adellacha@cosmopharma.com

With copies (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

U.S.A.

Attention: Dennis J. Doucette

Fax No.: +1 858-523-4305

Email: dennis.doucette@procopio.com

and

Byrne Wallace

88 Harcourt Street

Dublin 2

Ireland

Attention: Dennis Agnew

Email: dagnew@byrnewallace.com

Section 7.6 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH IT OR ITS SUBJECT MATTER OR FORMATION INCLUDING NON-CONTRACTUAL DISPUTES OR CLAIMS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF IRELAND. Each Party irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (“Proceedings”) shall therefore be brought in the courts of Ireland. Solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each Party irrevocably (i) waives any objection to Proceedings in the courts of Ireland on the grounds of venue or on the grounds of forum non conveniens; and (ii) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 7.5. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7 Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the articles of association of the Company, the terms of this agreement shall prevail.

Section 7.8 Entire Agreement; No Other Representations. Except for the Merger Agreement and the Organizational Documents of the Company, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings representations and warranties both written and oral, between the Parties with respect to the subject matter hereof.

Section 7.9 No Third-Party Beneficiaries. Except as explicitly provided for in Section 6.6 and Section 6.7, this Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 7.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.11 Counterparts; Electronic Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 7.12 Relationship of the Parties. No provision of this Agreement creates a partnership between any of the Parties or makes a Party the agent of any other Party for any purpose. A Party has no authority or power to bind, to contract in the name of, or to create a liability for, another Party in any way or for any purpose.

Section 7.13 Further Assurances. Upon the terms and subject to the conditions set forth in this Agreement, from and after the Closing Date, the Parties shall each use reasonable endeavors to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain from any governmental or regulatory authority or third party any and all necessary clearances, waivers, consents, authorizations, approvals, permits or orders required to be obtained in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby; and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 7.14 Rights and Obligations of Parties. The obligations of (i) the Company, on the one hand, to each Shareholder, on the other hand; and (ii) each Shareholder, on the one hand, to the Company, on the other hand, are owed to such Persons as separate and independent obligations and each Party will have the right to protect and enforce its rights under this Agreement without joining any other Party in any proceedings.

[The reminder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

SALIX PHARMACEUTICALS, PLC

By:
Name:
Title:

COSMO PHARMACEUTICALS S.P.A

By:
Name:
Title:

EXHIBIT A

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”) to the Shareholder’s Agreement, dated as of [•], 2014, by and among Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (the “Company”), Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni), and any Permitted Transferee which enters into a Joinder Agreement pursuant to and in accordance with Section 5.1(f) thereof (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Shareholder’s Agreement”), is made and entered into as of [•], 20[•], by and between the Company and the undersigned (the “Joining Party”). Capitalized terms used herein without definition shall have the respective meanings ascribed to such terms in the Shareholder’s Agreement.

The Joining Party hereby represents and warrants to the Company that, on the date hereof, the Joining Party is a Permitted Transferee under the Shareholder’s Agreement. Pursuant to and in accordance with Section 5.1(f) of the Shareholder’s Agreement, the Joining Party hereby acknowledges, agrees and confirms that, upon the execution and delivery to the Company of this Joinder Agreement, the Joining Party (a) shall become a Party to the Shareholder’s Agreement; (b) shall have all of the rights, and shall be fully bound by and subject to all of the covenants, terms and conditions, set forth in the Shareholder’s Agreement as though the Joining Party were an original Party thereto; and (c) shall be deemed to be a Shareholder under the Shareholder’s Agreement for all purposes thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of [DATE].

JOINING PARTY

By:
Name:
Title:
Address:

Acknowledged and agreed
as of [•], 20[•]:

SALIX PHARMACEUTICALS, PLC

By:
Name:
Title:

EXHIBIT B

LICENSE AND COLLABORATION AGREEMENT

between

Cosmo Technologies (Two) Ltd.

and

Salix Pharmaceuticals, plc

Dated [                    ], 2014

i

Page

EXHIBITS

Exhibit 1.27	Covered Patents
Exhibit 1.47	Licensed Trademarks
Exhibit 1.55	Mesalamine Patents
Exhibit 1.58	MMX Patents

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), entered into as of [                    ], 2014 (the “Effective Date”), is made by and between Cosmo Technologies (Two) Ltd., a private limited company organized under the laws of Ireland (“Cosmo”), and Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (“Salix”). Cosmo and Salix are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

BACKGROUND

A. Salix Pharmaceuticals, Ltd. (“Old Salix”), Cosmo Pharmaceuticals, S.p.A., Salix, and Sangiovese, LLC are parties to that certain Agreement and Plan of Merger and Reorganization dated as of July 8, 2014 (the “Merger Agreement”), pursuant to which Old Salix acquired Salix, with Salix in connection with such transaction retaining certain rights and assets with respect to the Covered Products (as defined below) in the applicable Salix Territory (as defined below).

B. Salix and Cosmo desire to collaborate on the development of Covered Products in the applicable Salix Territory and the applicable Cosmo Territory (as defined below) on the terms set forth herein.

C. Cosmo is willing to grant to Salix, and Salix desires to obtain, an exclusive license to the Cosmo Licensed IP (as defined below) for the development and commercialization of Covered Products in the applicable Salix Territory, on the terms set forth herein.

D. Salix is willing to grant to Cosmo, and Cosmo desires to obtain, an exclusive license to the Salix Licensed IP (as defined below) for the development and commercialization of Covered Products in the applicable Cosmo Territory, on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Merger Agreement and the Supply Agreements (as defined herein), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

All capitalized terms used and not otherwise defined herein shall have the meanings set forth below:

1.1 “Additional Required Development Costs” has the meaning set forth in Section 4.4(g).

1.2 “Adverse Events” has the meaning set forth in Section 10.2.

1.3 “Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first Person. For purposes of this Section 1.3, Section 1.10 and Section 1.16, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies or a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) ownership, directly or indirectly, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the voting securities, or other voting ownership interests, in the case of any limited liability company or other type of legal entity; provided, that Cosmo shall not be deemed to be an Affiliate of Salix for purposes of this Agreement.

1.4 “Applicable Law” means applicable laws, statutes, rules, regulations and guidances, including rules, regulations, guidances, guidelines or other requirements of Regulatory Authorities or other governmental authorities, as in effect from time to time in any jurisdiction.

1.5 “Board of Directors” has the meaning set forth in Section 1.10.

1.6 “Bude Covered Product” means a Covered Product containing Budesonide as an active ingredient.

1.7 “Budesonide” means the pharmaceutical compound (RS)-11b, 16a, 17,21 tetrahydroxypregna-1,4-diene-3,20-dione cyclic 16,17-acetal with butyraldehyde and pharmaceutically acceptable salts thereof.

1.8 “cGCP” means current good clinical practices as stated in Applicable Law, including Directive 2001/20/EC, Directive 2005/28/EC, and 21 C.F.R. Parts 50, 56 and 312 et seq., each as amended from time to time and all FDA and ICH guidelines related thereto, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.9 “cGLP” means current good laboratory practices as stated in Applicable Law, including Directive 2004/10/EC and 21 C.F.R. Part 58 et seq., each as amended from time to time and all FDA and Council of the Organization for Economic Cooperation and Development (OECD) guidelines related thereto.

1.10 “Change in Control,” with respect to a Party, shall be deemed to have occurred if any of the following occurs after the Effective Date:

(a) any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party (or any Affiliate controlling such Party) then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party (or such controlling Affiliate) representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party (or such controlling Affiliate) or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s (or such controlling Affiliate’s) board of directors or similar governing body (“Board of Directors”); or

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(b) such Party (or any Affiliate controlling such Party) enters into a merger, consolidation or similar transaction with another Person (whether or not such Party (or such controlling Affiliate) is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party (or such controlling Affiliate) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such surviving Person immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or such controlling Affiliate) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party (or such controlling Affiliate) immediately prior to such transaction; or

(c) such Party (or any Affiliate controlling such Party) sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s (or such controlling Affiliate’s) consolidated total assets; or

(d) the holders of capital stock of such Party (or any Affiliate controlling such Party) approve a plan or proposal for the liquidation or dissolution of such Party (or such controlling Affiliate).

For the purpose of this definition of Change in Control, (a) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the said Act, (b) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act, and (c) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”

1.11 “Clinical Data” means all information relating to Covered Products made, collected or otherwise generated in the performance of or in connection with any clinical trials (including any Non-Required Post-Approval Clinical Studies), including any data, reports and results relating thereto.

1.12 “CMC” means Chemistry, Manufacturing and Controls information as required to be submitted under Section 505 of the FDC Act and 21 C.F.R. 214.

1.13 “Commercialization” or “Commercialize” means any and all activities (whether before or after MAA Approval) directed to the marketing, promoting, distributing, importing, offering to sell or selling of Covered Products, including development of sales processes, pre-launch market development activities conducted prior to obtaining MAA Approval, market research, advisory boards, communications support, medical congresses and meetings, product-related publications, planning for health technology assessment, seeking and obtaining Pricing and Reimbursement Approvals, cost-effectiveness and market access support,

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medical education programs, product-related public relations, detailing, development of visual sales aids, field marketing events such as peer influence programs featuring medical thought leaders, educational grants, sales meetings, pharmacovigilance (adverse event reporting), Non-Required Post-Approval Clinical Studies, and regulatory affairs with respect to the foregoing.

1.14 “Competing Product” means any diagnostic product, pharmaceutical compound or product, or medical device for use, alone or in combination with any other product, in the treatment, amelioration, diagnosis, management or prevention of any gastrointestinal disease or disorder (including the following: hepatic encephalopathy, opioid-induced constipation, ulcerative colitis, fecal incontinence, cleaning of colon as preparation for colonoscopy, traveler’s diarrhea, diarrhea, gastroparesis, gastroesophageal reflux disease, ulcers, erosive esophagitis, stomach bleeding, inflammatory bowel disease, irritable bowel syndrome, diverticulitis, diverticulosis, or celiac disease) or the preparation for or conducting of any gastrointestinal procedure, whether for the treatment, amelioration, diagnosis, management or prevention of any gastrointestinal disease or disorder or otherwise.

1.15 “Competitor” means any Person that, in its fiscal year most recently completed prior to the applicable date of determination, derived more than thirty percent (30%) of its consolidated total revenues from Competing Products.

1.16 “Competitor Change in Control’ means, with respect to a Party, a Change in Control of such Party involving a Competitor in which:

(a) such Competitor (i) becomes the beneficial owner of Voting Stock of such Party (or any Affiliate controlling such Party) representing fifty percent (50%) or more of the total voting power of all outstanding classes of Voting Stock of such Party (or such controlling Affiliate) or (ii) has the power, directly or indirectly, to elect a majority of the members of such Party’s (or such controlling Affiliate’s) Board of Directors;

(b) such Party (or any Affiliate controlling such Party) enters into a merger, consolidation or similar transaction with such Competitor (whether or not such Party (or such controlling Affiliate) is the surviving entity) and as a result of such merger, consolidation or similar transaction (i) the members of the Board of Directors of such Party (or such controlling Affiliate) immediately prior to such transaction constitute less than a majority of the members of the Board of Directors of such surviving entity immediately following such transaction or (ii) the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party (or such controlling Affiliate) immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving entity in substantially the same proportions as their ownership of Voting Stock of such Party (or such controlling Affiliate) immediately prior to such transaction; or

(c) such Party (or any Affiliate controlling such Party) sells or transfers to a Competitor, in one or more related transactions, properties or assets representing all or substantially all of such Party’s (or such controlling Affiliate’s) consolidated total assets.

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For the purpose of this definition, “beneficial owner”, “beneficially owned” and “beneficially own” have the meanings set forth in Section 1.10.

1.17 “Confidential Information” means all embodiments of Technical Information and all other information disclosed by or on behalf of one Party to the other Party prior to the Effective Date or during the Term, that either are identified as confidential or are information that is of a nature that is customarily regarded as confidential within the pharmaceutical industry, whether disclosed in electronic, tangible, oral or visual form; provided, that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the disclosing Party prior to or at the time of disclosure or within sixty (60) days thereafter or if the other Party should reasonably know that such visual or oral disclosures were intended to be confidential. Notwithstanding the foregoing, Confidential Information shall not include such information that: (a) as of the date of disclosure is known to the Party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Party receiving such disclosure; or (c) as of the date of disclosure or thereafter is obtained from a Third Party free from any obligation of confidentiality to the disclosing Party. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

1.18 “Control” means, with respect to any item of Technical Information, Regulatory Documentation, Patent, trademark or other intellectual property right, possession of the right, whether directly or indirectly, whether existing as of the Effective Date or thereafter acquired, and whether by ownership, license or otherwise (other than by operation of any license and other grants hereunder), to assign or grant a license, sublicense or other right to or under such Technical Information, Regulatory Documentation, Patent, trademark or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.19 “Cosmo Bude Territory” means all countries, jurisdictions and territories in the world, except the Salix Bude Territory.

1.20 “Cosmo Indemnitees” has the meaning set forth in Section 12.1.

1.21 “Cosmo Licensed IP” means the Cosmo Licensed Technical Information, the Cosmo Licensed Patents and Cosmo’s interest in the Joint Technology.

1.22 “Cosmo Licensed Patents” means all Patents Controlled by Cosmo or its Affiliates as of the Effective Date or at any time during the Term that relate to, claim, describe, or are reasonably necessary for the Exploitation of a Covered Product in the applicable Salix Territory.

1.23 “Cosmo Licensed Technical Information” means all Technical Information Controlled by Cosmo or its Affiliates as of the Effective Date or at any time during the Term, but excluding any such Technical Information to the extent covered or claimed by the Cosmo Licensed Patents.

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1.24 “Cosmo MB Territory” means all countries, jurisdictions and territories in the world, except the Salix MB Territory.

1.25 “Cosmo Rifa Territory” means all countries, jurisdictions and territories in the world, except the Salix Rifa Territory.

1.26 “Cosmo Territory” means the Cosmo Bude Territory, Cosmo MB Territory or Cosmo Rifa Territory, as applicable.

1.27 “Covered Patents” means the Patents listed on Exhibit 1.27.

1.28 “Covered Product” means (a) a product containing Budesonide, Methylene Blue or Rifamycin SV, whether alone or in combination with other active pharmaceutical ingredient(s), or other compound(s), substance(s) or composition(s), and in any form, formulation, dosage or method of delivery, if the Exploitation of such product is claimed or covered by, or would infringe, one or more of the Covered Patents or Foreign Equivalent Patents (or, with respect to a Covered Patent or Foreign Equivalent Patent that is a patent application, would infringe such Covered Patent or Foreign Equivalent Patent if such patent application were to issue as a patent) and (b) any and all Improvements to a product described in the foregoing clause (a).

1.29 “Develop” or “Development” means the conduct of non-clinical and clinical pharmaceutical development activities directed to obtaining or maintaining Regulatory Approvals (other than Pricing and Reimbursement Approvals) for Covered Products, including toxicology, pharmacology, absorption, distribution, metabolism, and elimination (ADME) activities, CMC activities, test method development, drug delivery system development, device development, stability testing, process development, technology transfer, formulation development, quality assurance and quality control development, clinical studies, statistical analysis, pharmacovigilance, regulatory affairs and other regulatory activities with respect to the foregoing.

1.30 “Development Plan” has the meaning set forth in Section 4.3(a)(i).

1.31 “Drug Master File” or “DMF” means all submissions of information to the FDA pursuant to 21 C.F.R. 314.420 and otherwise in connection with the filing of a drug master file with the FDA relating to a Covered Product and, in any jurisdiction outside the United States, all equivalent submissions of information to any applicable Regulatory Authorities in such other jurisdiction relating to a Covered Product, including as set forth in the Committee for Medicinal Products for Human Use Guideline on Active Substance Master File Procedure.

1.32 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of, and “Exploitation” means the act of Exploiting a product or process.

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1.33 “FDA” means the United States Food and Drug Administration or any successor thereto.

1.34 “FDC Act” means the United States Food, Drug and Cosmetic Act, as amended.

1.35 “Foreign Equivalent Patent” means any Patent in the applicable Cosmo Territory that is an equivalent of a Covered Patent.

1.36 “Giuliani” has the meaning set forth in Section 9.3(a).

1.37 “Hatch-Waxman Act” means the United States Drug Price Competition and Patent Term Restoration Act of 1984 (21 U.S.C. §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)), as amended from time to time and the rules and regulations promulgated thereunder (or any successor thereto) and any equivalent Applicable Law in other countries, as in effect from time to time.

1.38 “ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.39 “Improvement” means any improvement, modification, invention, discovery or development with respect to a Covered Product, whether or not patented or patentable, that is acquired, conceived, discovered, developed or otherwise made by or on behalf of a Party or its Affiliates or sublicensees.

1.40 “IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions and (b) all supplements and amendments that may be filed with respect to the foregoing.

1.41 “Indemnitee” has the meaning set forth in Section 12.3.

1.42 “Indemnitor” has the meaning set forth in Section 12.3.

1.43 “Joint Development Committee” has the meaning set forth in Section 3.1.

1.44 “Joint Improvements” has the meaning set forth in Section 8.1.

1.45 “Joint Patents” has the meaning set forth in Section 8.1.

1.46 “Joint Technology” has the meaning set forth in Section 8.1.

1.47 “Licensed Trademarks” means all rights in and to the trademarks MMX (word) and MMX Multi Matrix System (word) in the applicable Salix Territory, and all existing and future registrations and applications therefor in the applicable Salix Territory, including the registrations identified in Exhibit 1.47.

1.48 “Losses” has the meaning set forth in Section 12.1.

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1.49 “MAA” means, with respect to a Covered Product, a New Drug Application, 510(k) Premarket Notification, Premarket Approval Application, Marketing Authorization Application, or other product registration application, as applicable, filed with any Regulatory Authority to obtain approval or clearance to market, sell and distribute such Covered Product in a country or region, and all supplements, variations and other amendments thereof.

1.50 “MAA Approval” means, with respect to an MAA in a country or region, approval or clearance of such MAA in such country by the applicable Regulatory Authority.

1.51 “Manufacture” or “Manufacturing” means those manufacturing-related activities that support the Development and Commercialization of Covered Products, including the synthesis, formulating, processing, scale-up, validation, qualification and audit of manufacturing facilities, bulk production, packaging, Product Labeling, fill/finish work, storage and release of Covered Products and related quality assurance/quality control and technical support activities.

1.52 “MB Covered Product” means a Covered Product containing Methylene Blue.

1.53 “Mesalamine” means the pharmaceutical compound 5-amino-2-hydroxybenzoic acid.

1.54 “Mesalamine Agreement” mean any agreement or amendments thereto related to the license, supply, development, manufacture, or commercialization of Mesalamine Patents or Mesalamine Products, including (i) that certain Private Agreement by and between Cosmo S.p.A. and Giuliani dated February 21, 2001, (ii) that certain Private Agreement by and between Cosmo S.p.A. and Lenher S.A. dated February 24, 2001, (iii) that certain Private Agreement by and between Giuliani and Cosmo S.p.A., dated December 3, 2001, (iv) that certain Co-Operation Agreement by and between Cosmo S.p.A., Giuliani, Shire Pharmaceutical Development Inc., and Lehner S.A. dated May 2, 2002, and (v) that certain Supply Agreement between Cosmo S.p.A. and Shire Pharmaceuticals Ireland Limited dated May 2, 2002.

1.55 “Mesalamine Patents” means the Patents listed on Exhibit 1.55.

1.56 “Mesalamine Product” means a product containing Mesalamine.

1.57 “Methylene Blue” means the pharmaceutical compound 3,7-bis(dimethylamino-)phenothiazin-5-ium and pharmaceutically acceptable salts thereof.

1.58 “MMX Patents” means the Patents listed on Exhibit 1.58, but excluding any such Patent to the extent assigned by Salix to Cosmo after the Effective Date.

1.59 “MMX Trademarks” means all rights in and to the trademarks MMX (word) and MMX Multi Matrix System (word) anywhere in the world, and all existing and future registrations and applications therefor, Controlled by Cosmo or its Affiliates as of the Effective Date or at any time during the Term.

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1.60 “Non-Required Post-Approval Clinical Studies” means a product support human clinical trial, or other test or study, of a Covered Product that is either (a) commenced after receipt of the initial MAA Approval in the country for which such trial is being conducted and that is conducted within the parameters of the MAA Approval for the Covered Product (and which may include investigator sponsored clinical trials) or (b) is an investigator sponsored clinical trial that does not fall within the parameters of the MAA Approval for the Covered Product. Non-Required Post-Approval Clinical Studies may include trials or studies conducted in support of Pricing and Reimbursement Approvals, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, and health economics studies.

1.61 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)) and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)).

1.62 “Payee” has the meaning set forth in Section 14.20(a).

1.63 “PCT ‘838 Patent” means PCT/EP2013/052838 filed on February 13, 2013.

1.64 “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.65 “Pricing and Reimbursement Approval” means, with respect to a Covered Product and a country, the approval, agreement, determination or governmental decision establishing the price or level of reimbursement for such Covered Product for such country.

1.66 “Product Labeling” means, with respect to a Covered Product and a country, (a) the full prescribing information for the Covered Product approved by the applicable Regulatory Authorities in such country, including any required patient information; and (b) all labels and other written, printed or graphic matter physically upon a container, wrapper or any package insert utilized with or for the Covered Product in such country.

1.67 “Product Trademarks” has the meaning set forth in Section 9.4.

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1.68 “Promotional Materials” means, with respect to a Covered Product, all sales representative training materials with respect to the Covered Product and all written, printed, graphic, electronic, audio or video matter, including advertising materials, sales visual aids, direct mail, medical information and education monographs, direct-to-consumer advertising, Internet postings and advertisements, broadcast advertisements and sales reminder aids (for example, scratch pads, pens and other such items) intended for use or used in connection with any promotion of the Covered Product, except Product Labeling.

1.69 “Prosecuting Party” has the meaning set forth in Section 8.3(c)(iv).

1.70 “Quarter” means any three month period that begins on January 1, April 1, July 1, or October 1.

1.71 “Regulatory Approval” means, in respect of a Covered Product, any and all MAA Approvals and other approvals (including Pricing and Reimbursement Approvals, if required prior to sale in the applicable jurisdiction), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other government entity that are necessary for the Manufacture, distribution, use, storage, import, export, transport, promotion, marketing, supply or sale of such Covered Product in the applicable jurisdiction.

1.72 “Regulatory Authority” means any (a) governmental authority, notified bodies or other organization in a country or region that regulates the manufacture or sale of pharmaceutical or medicinal products or medical devices, including the FDA, and any successors thereto and (b) any other relevant bodies authorized by Applicable Law to review or otherwise exercise oversight over MAAs, other regulatory filings or Regulatory Approvals.

1.73 “Regulatory Documentation” means all: (a) applications (including all INDs and MAAs), registrations, licenses, authorizations, and approvals (including Regulatory Approvals); and (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, in each case ((a) and (b)) relating to a Covered Product.

1.74 “Required Cosmo Development” has the meaning set forth in Section 4.4(a).

1.75 “Rifa Covered Product” means a Covered Product containing Rifamycin SV as an active ingredient.

1.76 “Rifamycin SV” means the pharmaceutical compound (2S,12Z,14E,16S,17S,18R,19R,20R,21S,22R,23S,24E)-21-(acetyloxy)-6,9,17,19-tetrahydroxy-23-methoxy-2,4,12,16,18,20,22-heptamethyl-1,11-dioxo-1,2-dihydro-2,7(epoxypentadeca [1,11,13]trienimino)naphtha[2,1-b]furan-5-olate, and pharmaceutically acceptable salts thereof.

1.77 “Safety Data Exchange Agreement” has the meaning set forth in Section 5.6.

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1.78 “Salix Bude Sublicensee” means any Third Party to which Salix or its Affiliates grants a sublicense with respect to a Bude Covered Product in the Salix Bude Territory.

1.79 “Salix Bude Territory” means (a) the United States and (b) Japan.

1.80 “Salix Indemnitees” has the meaning set forth in Section 12.2.

1.81 “Salix Licensed IP” means the Salix Licensed Technical Information, the Salix Licensed Patents and Salix’s interest in the Joint Technology.

1.82 “Salix Licensed Patents” means the Patents Controlled by Salix or its Affiliates as of the Effective Date or at any time during the Term that cover or claim an Improvement.

1.83 “Salix Licensed Technical Information” means all Technical Information Controlled by Salix or its Affiliates as of the Effective Date or at any time during the Term, but excluding any such Technical Information to the extent covered or claimed by the Salix Licensed Patents.

1.84 “Salix MB Territory” means the United States.

1.85 “Salix Rifa Sublicensee” means any Third Party to which Salix or its Affiliates grants a sublicense with respect to a Rifa Covered Product in the Salix Rifa Territory.

1.86 “Salix Rifa Territory” means (a) the United States, (b) Canada, (c) Argentina, (d) Bolivia, (e) Chile, (f) Colombia, (g) Ecuador, (h) Paraguay, (i) Peru, (j) Uruguay, (k) Venezuela, (l) Costa Rica, (m) El Salvador, (n) Guatemala, (o) Honduras, (p) Mexico, (q) Nicaragua, (r) Panama, (s) Dominican Republic, (t) Haiti, (u) India, (v) China, (w) Japan, (y) South Korea and (z) all other countries of the Far East, excluding Australia and New Zealand.

1.87 “Salix Territory” means the Salix Bude Territory, Salix MB Territory or Salix Rifa Territory, as applicable.

1.88 “Sublicense Costs” means any and all external costs incurred by Salix and its Affiliates in connection with the negotiation, entry into and administration of any sublicense to a Salix Bude Sublicensee relating to a Bude Covered Product in the Salix Bude Territory or a sublicense to a Salix Rifa Sublicensee relating to Rifa Covered Product in the Salix Rifa Territory, including legal fees and disbursements, accounting fees and disbursements, and fees and disbursements paid to other consultants and advisors.

1.89 “Sublicense Revenue” means the following payments made to Salix or its Affiliates directly or indirectly by or on behalf of (a) a Salix Bude Sublicensee in respect of a sublicense of Bude Covered Product in the Salix Bude Territory (excluding the United States) and (b) a Salix Rifa Sublicensee in respect of a sublicense of Rifa Covered Product in the Salix Rifa Territory (excluding the United States): (i) all upfront and other payments payable to Salix upon execution of a sublicense with a Salix Bude Sublicensee or Salix Rifa Sublicensee (but excluding any amounts reasonably allocable to the United States); (ii) all development,

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regulatory, commercialization or other milestone payments for milestones under any such sublicense (but excluding any amounts reasonably allocable to the United States); (iii) all license maintenance fees under any such sublicense (but excluding any amounts reasonably allocable to the United States); and (iv) all royalties, profit share payments and other payments based on the sales of Bude Covered Products in the Salix Bude Territory (excluding sales in the United States) and Rifa Covered Products in the Salix Rifa Territory (excluding sales the United States). The amount of Sublicense Revenue for any Quarter shall be reduced by any amount of Sublicense Revenue previously received by Salix that Salix is required to return or refund to the payor thereof during such Quarter.

1.90 “Supply Agreements” has the meaning set forth in Section 7.1.

1.91 “Technical Information” means all know-how, trade secrets, discoveries, inventions, data, specifications and other information, including biological, chemical, pharmacological, toxicological, pharmaceutical, analytical, safety, Manufacturing and quality control data and information, study designs, protocols, assays and Clinical Data, that relate to, claim, describe, or are reasonably necessary or useful for the Exploitation of Covered Products; in each case (a) whether or not confidential, proprietary, patented or patentable and (b) whether in written, electronic or any other form. Except to the extent required or permitted by any Supply Agreement, Technical Information shall not include any information relating to Cosmo’s multi-matrix MMX Manufacturing technology.

1.92 “Term” has the meaning set forth in Section 13.1.

1.93 “Third Party” means any person other than the Parties or any of their respective Affiliates.

1.94 “Third Party Claim” has the meaning set forth in Section 12.1.

1.95 “United States” means the United States of America and its territories and possessions (including Puerto Rico).

1.96 “Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability or patentability has not been affected by (i) irretrievable lapse, abandonment, revocation, dedication to the public or disclaimer or (ii) a holding, finding or decision of invalidity, unenforceability or non-patentability by a court, governmental agency, national or regional patent office or other appropriate body that has competent jurisdiction, such holding, finding or decision being final and unappealable or unappealed within the time allowed for appeal (except, in all aforementioned cases, to the United States Supreme Court or any similar court of final appeal that hears matters at its discretion), or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided, that such prosecution has not be on-going for more than ten (10) years.

1.97 “Voting Stock” has the meaning set forth in Section 1.10.

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ARTICLE 2

GRANT OF LICENSE RIGHTS

2.1 Licenses to Salix. Cosmo, on behalf of itself and its Affiliates, hereby grants to Salix and its Affiliates:

(a) an exclusive (including with respect to Cosmo and its Affiliates), perpetual, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, under the Cosmo Licensed IP to obtain, maintain and hold Regulatory Approvals for, and to Commercialize:

(i) Bude Covered Products in the Salix Bude Territory for any purpose;

(ii) MB Covered Products in the Salix MB Territory for any purpose; and

(iii) Rifa Covered Products in the Salix Rifa Territory for any purpose;

(b) a non-exclusive, perpetual, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, under the Cosmo Licensed IP to Develop and, subject to Section 7.1, Manufacture and have Manufactured Covered Products worldwide solely for purposes of exercising their rights under Section 2.1(a);

(c) an exclusive (including with respect to Cosmo and its Affiliates), perpetual, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, to use the Licensed Trademarks in connection with:

(i) Bude Covered Products in the Salix Bude Territory;

(ii) MB Covered Products in the Salix MB Territory; and

(iii) Rifa Covered Products in the Salix Rifa Territory; and

(d) an non-exclusive, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, to use the MMX Trademarks in connection with Mesalamine Products anywhere in the world, solely as needed for Salix’s performance of any obligations under a Mesalamine Agreement; provided, that the license granted under this Section 2.1(d) shall immediately terminate at such time as the Mesalamine Agreements shall have been assigned to and assumed by Cosmo or one of its Affiliates.

2.2 Licenses to Cosmo. Salix, on behalf of itself and its Affiliates, hereby grants to Cosmo and its Affiliates:

(a) an exclusive (including with respect to Salix and its Affiliates), perpetual, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, under the Salix Licensed IP to obtain, maintain and hold Regulatory Approvals for, and to Commercialize:

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(i) Bude Covered Products in the Cosmo Bude Territory for any purpose;

(ii) MB Covered Products in the Cosmo MB Territory for any purpose; and

(iii) Rifa Covered Products in the Cosmo Rifa Territory for any purpose;

(b) a non-exclusive, perpetual, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, under the Salix Licensed IP to Develop, Manufacture and have Manufactured Covered Products worldwide solely for purposes of (i) exercising their rights under Section 2.2(a) and (ii) performing their obligations under the Supply Agreements; and

(c) an exclusive (including with respect to Salix and its Affiliates and except as needed for the performance of an obligation under a Mesalamine Agreement), perpetual, irrevocable, fully-paid, royalty-free license, with the right to grant sublicenses in accordance with Section 2.4, under the MMX Patents to Exploit any products for any purpose anywhere in the world other than:

(i) Bude Covered Products in the Salix Bude Territory;

(ii) MB Covered Products in the Salix MB Territory; and

(iii) Rifa Covered Products in the Salix Rifa Territory.

2.3 Retained Rights; No Implied Licenses. Except as needed for the performance of an obligation under a Mesalamine Agreement, Salix and its Affiliates and sublicensees shall have no right, express or implied, with respect to the Cosmo Licensed IP or Cosmo’s Regulatory Documentation except as expressly provided in Section 2.1 and Section 5.2, and Cosmo and its Affiliates and sublicensees shall have no right, express or implied, with respect to the Salix Licensed IP and Salix’s Regulatory Documentation except as expressly provided in Section 2.2 and Section 5.2. For clarity, Salix shall have no right or license under the MMX Patents to Develop products other than the Covered Products, except as needed for the performance of an obligation under a Mesalamine Agreement.

2.4 Sublicenses.

(a) The licenses granted to Salix and its Affiliates in Section 2.1 shall include the right to grant sublicenses through multiple tiers of sublicensees; provided, that neither Salix nor its Affiliates shall be entitled to or shall grant a sublicense to any Third Party unless such Third Party grants back to Salix or such Affiliate the right to grant to Cosmo and its Affiliates and sublicensees sublicenses and rights of reference and access to and under any and all Patents claiming or covering the Covered Products, Technical Information and Regulatory

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Documentation owned or controlled by such Third Party on terms comparable to the terms on which Salix is granted rights under the Cosmo Licensed IP and Cosmo’s Regulatory Documentation under this Agreement. For clarity, any sublicensee of Salix shall be obligated to obtain its requirements of Covered Products directly from Cosmo pursuant to a supply agreement between such sublicensee and Cosmo.

(b) The licenses granted to Cosmo and its Affiliates in Section 2.2 shall include the right to grant sublicenses through multiple tiers of sublicensees; provided, that neither Cosmo nor its Affiliates shall be entitled to or shall grant a sublicense to any Third Party (including any existing licensee under any license granted by Cosmo before the Effective Date) unless such Third Party grants back to Cosmo or such Affiliate the right to grant to Salix and its Affiliates and sublicensees sublicenses and rights of reference and access to and under any and all Patents claiming or covering the Covered Products, Technical Information and Regulatory Documentation owned or controlled by such Third Party on terms comparable to the terms on which Cosmo is granted rights under the Salix Licensed IP and Salix’s Regulatory Documentation under this Agreement. For the sake of clarity, this provision does not imply or require any modification, integration or termination of the existing licenses granted by Cosmo before the Effective Date.

(c) Each Party shall promptly provide to the other Party (i) written notice of any sublicense granted under this Section 2.4 setting forth in reasonable detail the nature of such sublicense and the identity of the sublicensee and (ii) copies of any agreement with a Third Party granting such sublicense or other right, which agreement shall contain confidentiality and exclusivity obligations comparable to those set forth herein and the grant back rights specified in the proviso in Section 2.4(a) or Section 2.4(b), as applicable (it being acknowledged and agreed that such copies may redact terms not relevant to the non-sublicensing Party’s rights under this Agreement). Each Party hereby guarantees the performance of its sublicensees and shall remain primarily responsible to the other Party for compliance with the terms of this Agreement; provided, that Cosmo acknowledges and agrees that Salix has no obligation to guarantee the performance of any party to any Mesalamine Agreement and Salix shall have no responsibility to Cosmo for compliance by any such party with the terms of this Agreement. No sublicense or other right granted by a Party hereunder shall relieve such Party of any of its obligations under this Agreement.

(d) The Parties agree that appointment by a Party or its Affiliate of any bona fide pharmaceutical wholesalers or provider of pharmaceutical distribution services in respect of Covered Products shall not constitute a sublicense for purposes of this Section 2.4.

2.5 Salix Sublicense Revenue.

(a) Salix shall pay to Cosmo an amount equal to fifty percent (50%) of the total of (i) all Sublicense Revenue received by Salix and its Affiliates in each Quarter during the Term, less (ii) all Sublicensee Costs incurred by Salix and its Affiliates in such Quarter. If the amount of Sublicense Costs in a Quarter exceeds the amount of Sublicense Revenue for such Quarter, then no payment shall be made by Salix with respect to such Quarter and the excess portion of such Sublicense Costs shall be carried forward to future Quarters until all such excess Sublicense Costs have been fully deducted from Sublicense Revenues.

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(b) All payments under Section 2.5(a) shall be payable by Salix within thirty (30) days after the end of the applicable Quarter. Salix shall submit to Cosmo with each payment under Section 2.5(a) a written report with respect to such payment describing in reasonable detail the Sublicense Revenue to which such payment relates.

2.6 Covenant Not to Sue. Salix hereby covenants to Cosmo that Salix and its Affiliates shall not bring any suit or action against Cosmo or its Affiliates claiming that the performance by Cosmo or its Affiliates of any obligations under any Mesalamine Agreement to which Cosmo or such Affiliate is a party infringes any Mesalamine Patent. The covenant under this Section 2.6 shall terminate at such time as the Mesalamine Patents are transferred or assigned to Cosmo or its Affiliates.

2.7 Recording of Licenses. Cosmo, at its sole expense, shall have the right to file with the appropriate governmental authority in any country in the applicable Cosmo Territory, and Salix, at its sole expense, shall have the right to file with the appropriate governmental authority in any country in the applicable Salix Territory, a patent license agreement, in such form as the Parties reasonably and in good faith shall agree, with respect to the applicable Patents licensed hereunder for purposes of recording such licenses.

ARTICLE 3

GOVERNANCE

3.1 Joint Development Committee. Within thirty (30) days following the Effective Date, the Parties shall establish a Joint Development Committee (“Joint Development Committee”) to oversee, review and coordinate the Development of Covered Products. The Joint Development Committee shall serve as a forum for the regular exchange of Development information between the Parties. Without limiting the foregoing or any other functions the Parties agree to delegate to the Joint Development Committee, the Joint Development Committee shall:

(a) review and approve the Development Plan for the Covered Products and amendments thereto;

(b) review and approve protocols for all clinical trials for the Covered Products (including Non-Required Post-Approval Clinical Studies);

(c) review progress of all clinical trials for the Covered Products (including any on-going clinical trials commenced prior to the Effective Date);

(d) review the progress of obtaining MAA Approvals and other Regulatory Approvals in the applicable Salix Territory and the applicable Cosmo Territory;

(e) discuss and analyze any future developments or other circumstances affecting MAA Approvals and other Regulatory Approvals;

(f) establish such subcommittees or task forces to investigate and make recommendations with respect to particular matters as the Joint Development Committee deems necessary or advisable; and

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(g) otherwise facilitate communications between the Parties, including by coordinating and maintaining contact information for key personnel in each Party’s organization with oversight of Development activities relating to Covered Products.

3.2 Membership. The Joint Development Committee shall be comprised of two senior representatives from each of Salix and Cosmo, selected by such Party. Each of Cosmo and Salix may replace either or both of its Joint Development Committee representatives at any time by providing prior written notice to the other Party. Other representatives of Cosmo or Salix may attend Joint Development Committee meetings as non-voting attendees; provided, that such representatives are bound by obligations of confidentiality and non-use with respect to any Confidential Information disclosed in the course of such meetings at least as stringent as those set forth in this Agreement.

3.3 Meetings. The Joint Development Committee shall meet (a) quarterly until 36 months after the first commercial sale of a MB Covered Product and a Rifa Covered Product has occurred in each of the United States and Europe, and thereafter semi-annually and (b) as otherwise requested by any of the Joint Development Committee members. Such meetings shall be conducted in person or by videoconference or teleconference. A quorum of the Joint Development Committee shall exist whenever there is present at or participating in a meeting at least one representative appointed by each Party. Each Party shall bear its own personnel and travel costs and expenses relating to Joint Development Committee meetings. If for any reason a Joint Development Committee meeting is cancelled or postponed, the Joint Development Committee shall endeavor to meet no later than thirty (30) days following the original date of such cancelled or postponed meeting. The Joint Development Committee shall follow such other administrative procedures as it may adopt for the efficient conduct of its meetings and other matters.

3.4 Co-Chairs; Minutes. Each Party shall select one of its representatives to be a co-chairperson of the Joint Development Committee. The co-chairs shall prepare and circulate the meeting agendas and minutes. Such minutes shall be distributed in draft form not later than fifteen (15) days following each meeting and shall be deemed accepted and effective unless either Party has objected to the same within ten (10) days of its receipt of such minutes; final minutes shall be promptly distributed to the Parties.

3.5 Decision-Making.

(a) For the avoidance of doubt, the Joint Development Committee shall not have the power to amend the terms of this Agreement, which amendment may occur only in compliance with the procedures set forth in Section 14.3.

(b) The members of the Joint Development Committee shall endeavor to reach a consensus on all matters within its jurisdiction. All official actions, decisions or rulings of the Joint Development Committee must be made by a consensus of the members of the Joint Development Committee at a meeting at which a quorum exists or in a writing signed by all of the members of the Joint Development Committee. If the members of the Joint Development Committee cannot agree with respect to any action, decision or ruling (including relating to the Development Plan and amendments thereto and protocols for clinical trials) within twenty (20)

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days (or such shorter time as may be reasonable under the circumstances) following the day that the Joint Development Committee first considers such matter, then the issue shall be finally and definitively resolved (i) with respect to matters relating to the Development of Covered Products or Non-Required Post-Approval Clinical Studies for the applicable Salix Territory, by the representatives of Salix on the Joint Development Committee; (ii) with respect to matters relating to the Development of Covered Products or Non-Required Post-Approval Clinical Studies for the applicable Cosmo Territory that could reasonably be expected to have an impact on the Exploitation of Covered Products for the applicable Salix Territory, by the representatives of Cosmo on the Joint Development Committee; provided, that such representatives of Cosmo will reasonably and in good faith consider all comments with respect to such matters provided by the representatives of Salix on the Joint Development Committee; and (iii) with respect to all other matters within the jurisdiction of the Joint Development Committee, by the representatives of Cosmo on the Joint Development Committee.

ARTICLE 4

DEVELOPMENT

4.1 Technology Transfer from Cosmo.

(a) Transfer of Technical Information. Upon Salix’s reasonable request, Cosmo shall transfer to Salix from time to time during the Term, in such form and format as Salix may reasonably request, copies of all Cosmo Licensed Technical Information. Notwithstanding the forgoing, except to the extent required or permitted by any Supply Agreement, Cosmo shall have no obligation to transfer, provide or otherwise disclose or grant access to any confidential and proprietary Technical Information relating to Cosmo’s multi-matrix MMX Manufacturing technology.

(b) Assistance. Cosmo, at its sole cost and expense, shall provide Salix with all reasonable assistance required in order to transfer to Salix Cosmo’s Regulatory Documentation, the Cosmo Licensed Technical Information and other information required to be produced pursuant to Section 4.1(a), in each case, in a timely manner, and shall assist Salix with respect to the Exploitation of the Covered Products. Without limiting the foregoing, Cosmo shall make available to Salix, including at Salix’s facilities, provided that Salix bears travelling and accommodation expenses, those of Cosmo’s representatives as Salix may reasonably request for purposes of transferring Cosmo’s Regulatory Documentation, the Cosmo Licensed Technical Information or other information to Salix or for purposes of Salix acquiring expertise on the practical application of such information or assisting on issues arising during such Exploitation.

4.2 Improvements. Each Party shall without delay disclose to the other Party any Improvements acquired, conceived, discovered, developed or otherwise made by or on behalf of such Party or its Affiliates or its sublicensees during the Term, and shall provide the other Party with all relevant information and materials with respect to such Improvements. All Improvements shall automatically be included within the scope of this Agreement in the applicable Salix Territory and applicable Cosmo Territory irrespective of which Party bore the cost of such Improvements.

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4.3 Development Plans; Coordination.

(a) Development Plan.

(i) Within ninety (90) days following the Effective Date, the Parties, through the Joint Development Committee, shall prepare a detailed development plan (the “Development Plan”) for the continued Development of Covered Products for Exploitation by Salix in the applicable Salix Territory and Cosmo in the applicable Cosmo Territory.

(ii) The Development Plan shall (i) set forth in reasonable detail the objectives and planned tasks for the conduct of Development activities in connection with Exploitation of Covered Products in the applicable Salix Territory and Cosmo Territory, including timelines therefor, and (ii) specify which Party is responsible for conducting such Development activities.

(iii) Without limiting the generality of the foregoing, the Development Plan shall include all Required Cosmo Development.

(iv) All Non-Required Post-Approval Clinical Studies shall be included in the Development Plan.

(v) Either Party, through the Joint Development Committee, may propose amendments (including additional Development activities and Non-Required Post-Approval Clinical Studies) to the Development Plan at any time.

(b) Protocol Review. All protocols for any clinical trials and non-clinical safety studies with respect to Covered Products conducted by or on behalf of each Party and its Affiliates and sublicensees, shall be subject to review and approval by the Joint Development Committee.

(c) Development Coordination. Neither Party shall conduct, and each Party shall cause its Affiliates and sublicensees not to conduct, any Development with respect to Covered Products except in accordance with the Development Plan.

4.4 Conduct of Development.

(a) Required Cosmo Development. Cosmo, at its sole cost and expense, shall:

(i) conduct and complete its current Phase III clinical trial for Methylene Blue for colon cancer screening; and

(ii) conduct and complete its current Phase III clinical trial for Rifamycin SV for traveler’s diarrhea;

((i) and (ii) collectively, “Required Cosmo Development”). Cosmo shall conduct such Required Cosmo Development activities in compliance with the Development Plan, cGCP and all other Applicable Law.

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(b) Milestone Payment. Cosmo shall notify Salix promptly after Cosmo has enrolled the final patient in its current Phase III clinical trial for Methylene Blue for colon cancer screening. Not later than thirty (30) days after Salix receives such notice, Salix shall pay Cosmo a development milestone in the amount of twenty-one million dollars ($21,000,000).

(c) Salix Step-In Right. If Cosmo fails to commence or perform any Required Cosmo Development activities in accordance with the Development Plan (including the timeline for such Development activity set forth in the Development Plan), Salix may notify the Cosmo of such failure. If Cosmo does not commence performing such Required Cosmo Development activities within thirty (30) days after receipt of such notice (and thereafter continue to perform such Required Cosmo Development activities), Salix shall have the right, at Salix’s sole election, and without limitation to any other right or remedy available to Salix, to assume and complete some or all of such Development activities. If Salix so elects to assume and complete any such Development activities, to the extent requested by Salix in writing, Cosmo shall (i) make available and assign any information or Regulatory Documentation relating to such Development activities and (ii) ensure that Salix obtains the benefits of any or all Third Party agreements relating to such Development activities. Salix shall provide Cosmo on a Quarterly basis with a written report specifying in reasonable detail all costs incurred by Salix and its Affiliates in performing such assumed Required Cosmo Development activities during the applicable Quarter, and Cosmo shall reimburse Salix for such costs within thirty (30) days after receipt of each such report.

(d) Salix Activities. Except (i) for the Required Cosmo Development and (ii) as otherwise agreed by the Parties, Salix, either itself or through its Affiliates, licensees and sublicensees, shall be solely responsible for performing all Development activities in connection with obtaining and maintaining all Regulatory Approvals for Covered Products in the applicable Salix Territory, and, except with respect to Additional Required Development Costs, Salix shall bear all costs of such Development. Salix shall conduct any such Development activities in compliance with the Development Plan, cGLP (as applicable), cGCP (as applicable) and all other Applicable Law.

(e) Cosmo Activities. Except as otherwise agreed by the Parties, Cosmo, either itself or through its Affiliates, licensees and sublicensees, shall be solely responsible for performing all Development activities in connection with obtaining and maintaining all Regulatory Approvals for Covered Products in the applicable Cosmo Territory, and Cosmo shall bear all costs of such Development. Cosmo shall conduct any such Development activities in compliance with the Development Plan, cGLP (as applicable), cGCP (as applicable) and all other Applicable Law.

(f) Assignment of INDs. Promptly after completion of the Required Cosmo Development with respect to a Covered Product, Cosmo shall assign and transfer to Salix or its designee for no additional consideration all of Cosmo’s and its Affiliates’ right, title and interest in and to all INDs with respect to such Covered Product.

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(g) Additional Required Development. In the event that (a) any Regulatory Authority in the Salix MB Territory recommends or requires that any clinical trials or other Development (in addition to Required Cosmo Development) be conducted in order to obtain or maintain Regulatory Approval in the Salix MB Territory of the first MB Covered Product for which Salix submits an MAA or (b) any Regulatory Authority in the Salix Rifa Territory recommends or requires that any clinical trials or other Development (in addition to Required Cosmo Development) be conducted in order to obtain or maintain Regulatory Approval in the Salix Rifa Territory of the first Rifa Covered Product for which Salix submits an MAA, in each case regardless of whether such clinical trials or other Development are conducted before or after Regulatory Approval of such Covered Product in the applicable Salix Territory is obtained, Salix may conduct such additional clinical trials or other Development. For clarity, all such Development activities shall be included in the Development Plan. The Parties shall share equally all out-of-pocket costs paid to Third Parties by Salix or its Affiliates in connection with such additional clinical trials or other Development (collectively, the “Additional Required Development Costs”). Salix shall provide Cosmo on a Quarterly basis with a written report specifying in reasonable detail all Additional Required Development Costs incurred by Salix and its Affiliates during the applicable Quarter, and Cosmo shall reimburse Salix for fifty percent (50%) of such costs within thirty (30) days after receipt of each such report.

4.5 Development Records and Reports; Access to Clinical Data.

(a) Records. Each Party shall maintain complete, current and accurate records of all work conducted by it (or on its behalf) under the Development Plan, and all Clinical Data and other Technical Information resulting from such work (including all investigator reports and other clinical or scientific reports, other Regulatory Documentation and internal regulatory audit reports). Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall document all clinical trials and other studies in formal written study reports according to applicable national and international (e.g., ICH, cGCP, and cGLP) guidelines and all other Applicable Law. Each Party shall make all such records continuously available, within a reasonable period following their creation, to the other Party for inspection and review (including, to the extent reasonably requested, copying) through appropriate electronic data room facilities. Each Party shall also have the right to review original versions of such records maintained by the other Party no more often than once per calendar year, at reasonable times, upon written request.

(b) Status Updates. Each Party shall regularly inform, and shall provide written status updates to, the other Party at the meetings of the Joint Development Committee of any ongoing and planned clinical trials and other studies and testing by or on behalf of a Party or its Affiliates or sublicensees, relating to Regulatory Approvals for Covered Products and other Development activities performed by or on behalf of such Party, its Affiliates, and sublicensees pursuant to the Development Plan.

(c) Clinical Data. Each of Cosmo and Salix shall have the right to use all Clinical Data Controlled by such Party without any payment or other obligation to the other Party. Each Party shall provide the other with copies of all pre-clinical data and Clinical Data compiled in support of any application for Regulatory Approval for the Covered Products, all material Regulatory Documentation (including materials communications with Regulatory Authorities in respect of the Covered Products), and all other information relating to pre-clinical studies and clinical trials in respect of the Covered Products.

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ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Responsibilities.

(a) Salix Responsibilities. Salix shall have the sole right and responsibility for:

(i) obtaining and maintaining Regulatory Approvals for (A) Bude Covered Products in the Salix Bude Territory, (B) MB Covered Products in the Salix MB Territory, and (C) Rifa Covered Products in the Salix Rifa Territory, in each case including submitting all regulatory filings and applications to applicable Regulatory Authorities in the applicable Salix Territory; and

(ii) all other communications with applicable Regulatory Authorities relating to the Development and Commercialization of Covered Products for the applicable Salix Territory, including (A) all correspondence submitted to Regulatory Authorities related to the design, conduct or results of non-clinical studies and clinical trials for Covered Products for the applicable Salix Territory (except with respect to Required Cosmo Development) and (B) all proposed Product Labeling in the applicable Salix Territory;

provided, that in each case that Salix shall provide to Cosmo a copy of any material Regulatory Documentation filed by Salix with Regulatory Authorities in respect of Covered Products. Salix shall be solely responsible for all costs and expenses of preparing, maintaining, formatting, and submitting MAAs and any other regulatory filings for Covered Products in the applicable Salix Territory and for all other regulatory costs and expenses in connection with seeking and maintaining Regulatory Approvals for Covered Products in the applicable Salix Territory, including all user fees in connection therewith.

(b) Cosmo Responsibilities. Cosmo shall have the sole right and responsibility for:

(i) obtaining and maintaining Regulatory Approvals for (A) Bude Covered Products in the Cosmo Bude Territory, (B) MB Covered Products in the Cosmo MB Territory, and (C) Rifa Covered Products in the Cosmo Rifa Territory, in each case including submitting all regulatory filings and applications to applicable Regulatory Authorities in the applicable Cosmo Territory; and

(ii) all other communications with applicable Regulatory Authorities relating to the Development and Commercialization of Covered Products for the applicable Cosmo Territory, including (A) all correspondence submitted to Regulatory Authorities related to the design, conduct or results of non-clinical studies and clinical trials for Covered Products for the applicable Cosmo Territory, and (B) all proposed Product Labeling in the applicable Cosmo Territory;

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provided, that in each case that Cosmo shall provide to Salix a copy of any material Regulatory Documentation filed by Cosmo with Regulatory Authorities in respect of Covered Products. Cosmo shall be solely responsible for all costs and expenses of preparing, maintaining, formatting, and submitting MAAs and any other regulatory filings for Covered Products in the applicable Cosmo Territory, and for all other regulatory costs and expenses in connection with seeking and maintaining Regulatory Approvals for Covered Products in the applicable Cosmo Territory, including all user fees in connection therewith.

(c) Ownership of Regulatory Approvals.

(i) Salix or its designee shall own all MAAs and Regulatory Approvals for (A) Bude Covered Products in the Salix Bude Territory, (B) MB Covered Products in the Salix MB Territory and (C) Rifa Covered Products in the Salix Rifa Territory.

(ii) Cosmo or its designee shall own all MAAs and Regulatory Approvals for (A) Bude Covered Products in the Cosmo Bude Territory, (B) MB Covered Products in the Cosmo MB Territory and (C) Rifa Covered Products in the Cosmo Rifa Territory.

5.2 Rights of Reference.

(a) In Favor of Salix. Solely for purposes of filing MAAs and obtaining and maintaining Regulatory Approvals for the Covered Products in the applicable Salix Territory, Cosmo hereby grants to Salix and its Affiliates rights to use, reference, file or incorporate by reference, with the right to grant further rights of reference to sublicensees in accordance with Section 2.4, any data or documentation used in support of regulatory filings for Covered Products by Cosmo, its Affiliates and sublicensees, including any technical documentation, CMC documentation, Regulatory Documentation, Clinical Data, Regulatory Approvals, Drug Master Files (to the extent applicable), and any other data or information necessary to the conduct of clinical trials or the submission or approval of any MAA, in each case to the extent Controlled by Cosmo or its Affiliates or otherwise prepared by or on behalf of Cosmo or its Affiliates or sublicensees, as and to the extent necessary or useful to support Development activities and any applications for Regulatory Approvals that Salix, its Affiliates or its sublicensees may make with respect to Covered Products in the applicable Salix Territory, and Cosmo shall provide appropriate notification of Salix’s access and reference rights to the applicable Regulatory Authorities.

(b) In Favor of Cosmo. Solely for purposes of filing MAAs and obtaining and maintaining Regulatory Approvals for Covered Products in the applicable Cosmo Territory, Salix hereby grants to Cosmo and its Affiliates rights to use, reference, file or incorporate by reference, with the right to grant further rights of reference to sublicensees in accordance with Section 2.4, any data or documentation used in support of regulatory filings for Covered Products by or on behalf Salix, its Affiliates and sublicensees, including any technical documentation, Regulatory Documentation, Clinical Data, and Regulatory Approvals, and any other data or information necessary to the conduct of clinical trials or the submission or approval of any MAA, in each case to the extent Controlled by Salix or its Affiliates or otherwise prepared by or on behalf of Salix or its Affiliates or sublicensees, as and to the extent necessary or useful

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to support any applications for Regulatory Approvals that Cosmo, its Affiliates or its sublicensees may make with respect to Covered Products in the applicable Cosmo Territory, and Salix shall provide appropriate notification of the Cosmo’s access and reference rights to the applicable Regulatory Authorities.

5.3 Conduct of Non-Required Post-Approval Clinical Studies. If either Party, or its Affiliates or sublicensees wishes to conduct a Non-Required Post-Approval Clinical Study, such Party shall propose such Non-Required Post-Approval Clinical Study to the Joint Development Committee for potential inclusion in the Development Plan. Unless otherwise agreed by the Parties, all Non-Required Post-Approval Clinical Studies shall be conducted by the proposing Party (or its Affiliate or sublicensee) at such Party’s sole cost and expense. Neither Party shall conduct, and each Party shall cause its Affiliates and sublicensees not to conduct, any Non-Required Post-Approval Clinical Study except in accordance with the Development Plan. The Parties shall perform any Non-Required Post-Approval Clinical Studies in compliance with the Development Plan, cGCP and all other Applicable Law, and the rights and obligations of the Parties set forth in Sections 4.5 and 5.6 shall apply with respect to all Non-Required Post-Approval Clinical Studies. For clarity, inclusion of any Non-Required Post-Approval Clinical Study in the Development Plan shall be subject to approval by the Joint Development Committee in accordance with Section 3.5(b).

5.4 Communications with Regulatory Authorities.

(a) Regular Updates. Each Party shall keep the other Party reasonably and regularly informed of the preparation of all MAAs and other Regulatory Documentation, Regulatory Authority review of all MAAs and other Regulatory Documentation, meetings with Regulatory Authorities, and Regulatory Approvals for Covered Products, pursuant to procedures to be developed by the Joint Development Committee.

(b) Certain Notifications. Without limiting the generality of its obligations under subsection (a) above, each Party shall keep the other Party informed, in a timely manner, of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority that: (i) raises any material concerns regarding the safety or efficacy of a Covered Product; (ii) indicates or suggests a potential material liability of either Party to Third Parties in connection with Covered Products; (iii) is reasonably likely to lead to (A) a delay of planned MAA Approval, (B) the imposition in respect of Covered Products of Regulatory Approval requirements beyond those planned, (C) the imposition of a risk evaluation and mitigation strategy (REMS) upon, or the recall or market withdrawal of, Covered Products, or (D) any material delay in, or impediment to, Regulatory Approval or the Commercialization of Covered Products; or (iv) relates to expedited and periodic reports of adverse events relevant to Covered Products. Each Party shall also provide the other Party in a timely manner with a copy of all correspondence received from a Regulatory Authority specifically regarding the matters referred to above.

(c) Meetings. Salix shall be responsible for the scheduling, conduct and preparation of materials for meetings, interactions or communications with Regulatory Authorities relating to Covered Products in the applicable Salix Territory, and Cosmo shall be responsible for the scheduling, conduct and preparation of materials for meetings, interactions or

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communications with Regulatory Authorities relating to Covered Products in the applicable Cosmo Territory. The scheduling Party shall notify the other Party of any meeting (whether in person or by conference call) requested or scheduled with, and shall promptly provide to the other Party any communications sent to or from any applicable Regulatory Authority. The other Party may, on reasonable prior notice to the scheduling Party, have its representatives participate in any such meeting with such Regulatory Authorities. Each Party shall reasonably assist the other Party in answering any questions or issues from, and shall provide any data in its Control requested by or required for MAAs, Regulatory Approvals or other Regulatory Documentation to be prepared and submitted by such other Party with Regulatory Authorities in the applicable Salix Territory or the applicable Cosmo Territory, as the case may be, relating to the Development, Manufacturing or Commercialization of Covered Products.

(d) Notices of Non-Compliance. Each Party shall disclose to the other Party any information pertaining to notices from Regulatory Authorities of non-compliance with Applicable Law of Covered Products, including receipt of a warning letter or other notice of alleged non-compliance from any Regulatory Authority relating to Covered Products.

5.5 Regulatory Audits. If a Regulatory Authority desires to conduct an inspection or audit of any facility in which any Development or Manufacturing activities are being carried out under this Agreement by or on behalf of a Party or its Affiliates or sublicensees, or any data (including Clinical Data) generated in the conduct of activities under this Agreement by or on behalf of a Party or its Affiliates or sublicensees, then the Party receiving notice of such inspection or audit (i) shall promptly notify the other Party of such inspection or audit, (ii) shall cooperate, and cause any Third Party contractor to cooperate, with such Regulatory Authority during such inspection or audit, (iii) shall immediately update the other Party during (in the case of multi-day inspections or audits) and following such inspection or audit of any information relating to Covered Products, (iv) shall promptly provide to the other Party the inspection or audit observations of such Regulatory Authority relating to such activities or data; provided, that the Party shall have the right to redact any material from such inspection or audit observations that do not relate to the Covered Products, (v) shall prepare the response to any such observations, (vi) shall provide a copy of such planned response to the other Party, as it relates to the Covered Products, and (vii) shall conform its activities under this Agreement to any commitments made in such a response. Each Party agrees to use commercially reasonable efforts to cause its Third Party contractors to accept and abide by an audit mechanism substantially similar to the mechanism described in this Section 5.5.

5.6 Reporting Adverse Drug Reactions/Experiences. Promptly following execution of this Agreement, the Parties will designate, if required or appropriate, pharmacovigilance responsible person(s) who will be responsible for implementing a safety data exchange agreement (the “Safety Data Exchange Agreement”). Such Safety Data Exchange Agreement shall be executed simultaneously with the execution of this Agreement and shall govern the collection, assessment, management, reporting, and exchange of product safety and quality information (including adverse event information) and the maintenance of a global safety database in order for each Party to meet its regulatory and ethical obligations with respect to the Development and Commercialization of Covered Products. In general, each Party will be primarily responsible for submission of all required reports with respect to adverse events where such Party is obligated to do so under Applicable Law.

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5.7 Global Safety Database. Salix, at its cost, shall establish, maintain and administer a common global safety database for the receipt, investigation, recordation, communication, and exchange between the Parties of safety data for Covered Products. Cosmo undertakes to provide the relevant data for itself and its licensees or sublicensees, as applicable, for each of the Cosmo Territories. The Parties shall agree upon guidelines and procedures for such common database that shall be in accordance with, and enable the Parties to fulfill their reporting obligations under, Applicable Law. Such guidelines and procedures shall be consistent with relevant ICH guidelines and other Applicable Law.

5.8 Recalls and Voluntary Withdrawals. If either Party becomes aware of information relating to Covered Products that indicates that a unit or batch of a Covered Product may not conform to the specifications therefor, or that potential adulteration, misbranding or other issues have arisen that relate to the safety or efficacy of the Covered Product, it shall promptly so notify the other Party. The Party having the right to control such recall pursuant to this Section 5.8 may, at its sole discretion, as between the Parties take appropriate courses of action in compliance with Applicable Law; provided, that such controlling Party shall promptly notify the other Party of any recall action being considered, and where practicable, consider the views of the non-controlling Party prior to taking any recall action. As between the Parties, (a) Salix shall have the right, at its expense, to control any recalls, field corrections, field alerts or withdrawals of Covered Products in the applicable Salix Territory; and (b) Cosmo shall have the right, at its cost, to control any recalls, field corrections, field alerts or withdrawals of Covered Products in the applicable Cosmo Territory. Each Party shall maintain complete and accurate records of any recall of Covered Products in accordance with the Safety Data Exchange Agreement or any provisions contained in the Supply Agreements for such periods as may be required by Applicable Law, but in no event for less than five (5) years following such recall. The provisions of this Section 5.8 are without prejudice, and are subject, to any terms of the Supply Agreements.

ARTICLE 6

COMMERCIALIZATION

6.1 General.

(a) Salix, either itself or through its Affiliates, licensees or sublicensees, shall have the sole right and responsibility for Commercialization of (i) Bude Covered Products in the Salix Bude Territory, (ii) MB Covered Products in the Salix MB Territory and (iii) Rifa Covered Products in the Salix Rifa Territory.

(b) Cosmo, either itself or through its Affiliates, licensees or sublicensees, shall shave the sole right and responsibility for Commercialization of (i) Bude Covered Products in the Cosmo Bude Territory, (ii) MB Covered Products in the Cosmo MB Territory and (iii) Rifa Covered Products in the Cosmo Rifa Territory.

(c) The Parties shall discuss and use good faith efforts to coordinate a worldwide regulatory and marketing strategy for Covered Products, including by building and managing a global brand for Covered Products and securing global consistency in logos, branding, branding guidelines, sales positioning and messages.

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6.2 Product Labeling and Promotional Materials.

(a) Salix Materials. Salix shall keep Cosmo informed regarding the preparation of Product Labeling and Promotional Materials for use in respect of Covered Products in the applicable Salix Territory and shall provide Cosmo with copies of such materials. Salix shall consider in good faith any reasonable and timely suggestions or comments offered by Cosmo regarding such materials; provided, that, except for comments relating to the use of the Licensed Trademarks or suspected misbranding, Salix shall control the content and format of such materials for use in the applicable Salix Territory.

(b) Cosmo Materials. Cosmo shall keep Salix informed regarding the preparation of Product Labeling and Promotional Materials for use in respect of Covered Products in the applicable Cosmo Territory, and shall provide Salix with copies of such materials; provided, that Cosmo shall only be required to provide Product Labeling and Promotional Materials used by Cosmo’s licensees (existing as of the Effective Date) in the applicable Cosmo Territory to the extent permitted by the applicable license agreements as in effect on the Effective Date. Cosmo shall consider in good faith any reasonable and timely suggestions or comments offered by Salix regarding such materials; provided, that Cosmo shall control the content and format of such materials for Covered Products in the applicable Cosmo Territory.

6.3 Compliance with Laws. Each Party and its Affiliates and sublicensees shall (a) comply with Applicable Law with respect to the Development, Manufacture and Commercialization of Covered Products, including advertising and promotion requirements, distribution of product samples, pharmacovigilance reports, complaint files and adverse event reporting, it being acknowledged and agreed that neither Party shall be required to undertake any activity relating to the Development, Manufacture or Commercialization of Covered Products that it believes, in good faith, may violate Applicable Law; (b) in all material respects conform its practices and procedures relating to educating the medical community with respect to Covered Products to any applicable industry association regulations, policies, guidelines or codes for the promotion of pharmaceutical products, as the same may be amended from time to time, and comply with Applicable Law with respect thereto, including the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA), the American Medical Association Guidelines on Gifts to Physicians, the Code on the Promotion of Prescription-Only Medicines to, and Interactions with, Healthcare Professionals, promulgated by the European Federation of Pharmaceutical Industries and Associations (EFPIA) and similar guidances; and (c) comply with the provisions of the Foreign Corrupt Practices Act of 1977, as amended, and similar Applicable Law relating to due and proper performance of its duties and obligations under this Agreement.

6.4 Unauthorized Sales.

(a) Unauthorized Sales by Salix.

(i) Salix (A) shall, and shall cause its Affiliates to, distribute, market, promote, offer for sale and sell the Covered Products only in the applicable Salix Territory and (B) shall not, and shall not permit its Affiliates to, distribute, market, promote,

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offer for sale or sell Covered Products (1) to any Person outside the applicable Salix Territory or (2) to any Person in the applicable Salix Territory that Salix or its Affiliates, as applicable, knows (y) is likely to distribute, market, promote, offer for sale or sell Covered Products outside the applicable Salix Territory or assist another Person to do so, or (z) has directly or indirectly distributed, marketed, promoted, offered for sale or sold Covered Products outside the applicable Salix Territory or assisted another Person to do so. If Salix or its Affiliates receives any orders for Covered Products for countries outside the applicable Salix Territory, it shall promptly refer such orders to Cosmo.

(ii) In addition, neither Salix nor its Affiliates shall sell or otherwise provide, directly or indirectly, Covered Products to any licensee, sublicensee or distributor in excess of amounts reasonably required to meet local demand in the country or other territory in respect of which the licensee, sublicensee or distributor is authorized to distribute, market, promote, offer for sale or sell Covered Products.

(iii) Notwithstanding the foregoing, Cosmo acknowledges and agrees that certain advertising, promotion or marketing of the Covered Products, including the advertising, promotion and marketing of the Covered Products through the use of the internet and at conferences and seminars held in the applicable Salix Territory, may reach Persons outside the applicable Salix Territory, and Salix shall not be in breach of this Agreement so long as (A) the objective of such advertising, promotion or marketing is to reach Persons in the applicable Salix Territory or otherwise to promote sales of the Covered Products in the applicable Salix Territory, and (B) the receipt by Persons located outside the applicable Salix Territory of such advertising, promotion or marketing of the Covered Products is merely incidental to the objectives of such advertising, promotion or marketing. In addition, Cosmo acknowledges and agrees that Salix and its Affiliates may attend and give presentations (including seminars, “poster-board” presentations, and industry booths) regarding the Covered Products at conferences or seminars and the like in the applicable Cosmo Territory; provided, that any such presentation shall comply with Applicable Laws and be consistent with the applicable rules and regulations of the applicable conference or seminar.

(b) Unauthorized Sales by Cosmo.

(i) Cosmo (A) shall, and shall cause its Affiliates to, distribute, market, promote, offer for sale and sell the Covered Products only in the applicable Cosmo Territory and (B) shall not, and shall not permit its Affiliates to, distribute, market, promote, offer for sale or sell Covered Products (1) to any Person outside the applicable Cosmo Territory or (2) to any Person in the applicable Cosmo Territory that Cosmo or its Affiliates, as applicable, knows (y) is likely to distribute, market, promote, offer for sale or sell Covered Products outside the applicable Cosmo Territory or assist another Person to do so, or (z) has directly or indirectly distributed, marketed, promoted, offered for sale or sold Covered Products outside the applicable Cosmo Territory or assisted another Person to do so. If Cosmo or its Affiliates receives any orders for Covered Products for countries outside the applicable Cosmo Territory, it shall promptly refer such orders to Salix.

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(ii) In addition, neither Cosmo nor its Affiliates shall sell or otherwise provide, directly or indirectly, Covered Products to any licensee, sublicensee or distributor in excess of amounts reasonably required to meet local demand in the country or other territory in respect of which the licensee, sublicensee or distributor is authorized to distribute, market, promote, offer for sale or sell Covered Products.

(iii) Notwithstanding the foregoing, Salix acknowledges and agrees that certain advertising, promotion or marketing of the Covered Products, including the advertising, promotion and marketing of the Covered Products through the use of the internet and at conferences and seminars held in the applicable Cosmo Territory, may reach Persons outside the applicable Cosmo Territory, and Cosmo shall not be in breach of this Agreement so long as (A) the objective of such advertising, promotion or marketing is to reach Persons in the applicable Cosmo Territory or otherwise to promote sales of the Covered Products in the applicable Cosmo Territory, and (B) the receipt by Persons located outside the applicable Cosmo Territory of such advertising, promotion or marketing of the Covered Products is merely incidental to the objectives of such advertising, promotion or marketing. In addition, Salix acknowledges and agrees that Cosmo and its Affiliates may attend and give presentations (including seminars, “poster-board” presentations, and industry booths) regarding the Covered Products at conferences or seminars and the like in the applicable Salix Territory; provided, that any such presentation shall comply with Applicable Laws and be consistent with the applicable rules and regulations of the applicable conference or seminar.

(c) Certain Limitations. The provisions of this Section 6.4 shall apply only to the extent permitted by Applicable Law. To the extent any provision of this Section 6.4 shall be found in any jurisdiction to be in violation of public policy or illegal or unenforceable in law or equity, the provisions of Section 14.12 shall apply.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Development and Commercial Supply. Cosmo shall supply to Salix Salix’s and its Affiliates’ requirements of the Covered Products for Development use and Commercial use pursuant to and in accordance with (a) the Manufacturing and Supply Agreement (Budesonide Covered Products), (b) the Manufacturing and Supply Agreement (Methylene Blue Covered Products), and (c) the Manufacturing and Supply Agreement (Rifamycin SV Covered Products), in each case of even date herewith between Cosmo and Salix (collectively, the “Supply Agreements”).

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership.

(a) As between the Parties, each Party (or its applicable Affiliate) shall be the sole owner of, and have sole and exclusive title to, any and all intellectual property rights owned by it at the Effective Date. For clarity, Salix (or its applicable Affiliate) shall be the sole owner of the Covered Patents.

(b) Each Party shall have sole and exclusive title to all Improvements that are conceived, discovered, developed or otherwise made solely by its employees, agents or other Persons acting solely under its authority.

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(c) As between the Parties, the Parties shall each own an equal, undivided interest in Improvements that are conceived, discovered, developed or otherwise made jointly by or on behalf of Cosmo (or its Affiliates, licensees or sublicensees), on the one hand, and Salix (or its Affiliates, licensees or sublicensees), on the other hand, in the course of the performance of any activities under this Agreement (“Joint Improvements”) and all Patents covering the Joint Improvements (collectively, the “Joint Patents”) and other intellectual property rights therein (together with the Joint Improvements, the “Joint Technology”). Subject to Article 2, including the exclusive nature of the licenses set forth therein as they relate to Joint Technology Controlled by a Party, (i) Cosmo shall have the right to Exploit Joint Technology worldwide without a duty of accounting to Salix; and (ii) Salix shall have the right to Exploit Joint Technology worldwide without a duty of accounting to Cosmo. For those countries where a specific license is required to be granted by a joint owner of technology to the other joint owner of the technology in order for the other joint owner to practice such jointly owned technology in such countries, (i) Cosmo shall, and does hereby, grant to Salix a perpetual, irrevocable, non-exclusive, fully paid-up, royalty free license, with the right to sublicense through multiple tiers, under Cosmo’s right, title and interest in and to the Joint Technology to use and practice the Joint Technology for all purposes and in all countries and (ii) Salix shall, and does hereby, grant to Cosmo a perpetual, irrevocable, non-exclusive, fully paid-up, royalty free license, with the right to sublicense through multiple tiers, under Salix’s right, title and interest in and to the Joint Technology to use and practice the Joint Technology for all purposes and in all countries.

(d) The Parties acknowledge and agree that the PCT ‘838 Patent shall constitute a Joint Patent for all purposes of this Agreement.

(e) Nothing in this Section 8.1 shall be deemed to limit the right of a Party or its Affiliate to transfer any intellectual property right owned by it.

8.2 Inventorship.

(a) The determination of whether any Improvement is conceived, discovered, developed or made by a Party (or jointly by the Parties) for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall be made in accordance with Applicable Law in the United States irrespective of where such conception, discovery, development or making occurs.

(b) In the event that, notwithstanding the provisions of Section 8.2(a), Applicable Law in the United States does not apply to allocate proprietary rights in a particular Improvement, each Party shall, and does hereby, assign, and shall cause its Affiliates, licensees and sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any such Improvement, as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership of such Improvement as contemplated by Section 8.1 following the application of Section 8.2(a).

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8.3 Patent Prosecution.

(a) Covered Patents and Cosmo Licensed Patents.

(i) Salix shall have the right and responsibility and bear all costs (including attorneys’ fees) for filing, prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, of the Covered Patents and Cosmo Licensed Patents in the applicable Salix Territory, and shall be responsible for all related interference, opposition, revocation and re-examination proceedings, all with the understanding that it shall (A) keep Cosmo reasonably informed with respect to such activities such that Cosmo has reasonable (under the circumstances) time to review and comment upon any documents intended for submission to any patent office in the United States and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Salix Territory); (B) furnish to Cosmo a copy of any such Covered Patent or Cosmo Licensed Patent application and copies of documents relevant to such prosecution and maintenance, including copies of correspondence with any patent office in the United States and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Salix Territory) and outside counsel, such that Cosmo has reasonable (under the circumstances) time to review and comment upon any documents intended for submission to any patent office in the United States and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Salix Territory); and (C) reasonably consider and, to the extent deemed appropriate by Salix in its reasonable judgment, incorporate the comments timely provided by Cosmo on any such documents filed with any patent office in the United States and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Salix Territory). Salix shall provide Cosmo with the status of such Covered Patents and Cosmo Licensed Patents no less frequently than once per every semi-annual period. Salix shall make reasonable efforts not to take any position in the filing, prosecution or maintenance of any Covered Patent or Cosmo Licensed Patent that could reasonably be expected to affect adversely any Foreign Equivalent Patents or any foreign equivalent of a Cosmo Licensed Patent outside the applicable Salix Territory.

(ii) If Salix plans to abandon any Covered Patent or Cosmo Licensed Patent without filing a continuing application claiming the same subject matter (or if Salix elects not to file any Cosmo Licensed Patent), Salix shall notify Cosmo in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to file, prosecute or maintain such Patent and Cosmo may elect, upon written notice within such ninety (90) day period to Cosmo, to make such payment or take such action, in respect of the applicable Salix Territory at Cosmo’s expense and in Cosmo’s name, and Salix shall reasonably cooperate with Cosmo in connection with such maintenance activities. In the event that Cosmo should assume prosecution of a Covered Patent and thereafter make payments or take other actions in respect of the Covered Patent as contemplated by the preceding sentence, then Salix shall, promptly upon Cosmo’s request and expense, execute all such documents and take all such other actions as may be required to transfer and assign such Covered Patent to Cosmo. For clarity, any Covered Patent that is so assigned to Cosmo shall not be included in the Cosmo Licensed IP or otherwise be subject to Section 2.1.

(b) Foreign Equivalent Patents and Salix Licensed Patents.

(i) Cosmo shall have the right and responsibility and bear all costs (including attorneys’ fees) for filing, prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, of the

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Foreign Equivalent Patents and Salix Licensed Patents in the applicable Cosmo Territory, and shall be responsible for all related interference, opposition, revocation and re-examination proceedings, all with the understanding that it shall (A) keep Salix reasonably informed with respect to such activities such that Salix has reasonable (under the circumstances) time to review and comment upon any documents intended for submission to any patent office in Europe and Australia, and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Cosmo Territory); (B) furnish to Salix a copy of any such Foreign Equivalent Patent or Salix Licensed Patent application and copies of documents relevant to such prosecution and maintenance, including copies of correspondence with any patent office in Europe and Australia, and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Cosmo Territory), foreign associates and outside counsel, such that Salix has reasonable (under the circumstances) time to review and comment upon any documents intended for submission to any patent office in Europe and Australia, and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Cosmo Territory); and (C) reasonably consider and, to the extent deemed appropriate by Cosmo in its reasonable judgment, incorporate the comments timely provided by Salix on any such documents filed with any patent office in Europe and Australia, and in Canada, China, Japan, Mexico and South Korea (unless any such country is not part of the applicable Cosmo Territory). Cosmo shall provide Salix with the status of such Foreign Equivalent Patents and Salix Licensed Patents no less frequently than once per every semi-annual period. Cosmo shall make reasonable efforts not to take any position in the filing, prosecution or maintenance of any Foreign Equivalent Patent or Salix Licensed Patent that could reasonably be expected to affect adversely any Covered Patents or any foreign equivalent of a Salix Licensed Patent in the applicable Salix Territory.

(ii) If Cosmo plans to abandon any Foreign Equivalent Patent or Salix Licensed Patent without filing a continuing application claiming the same subject matter (or if Cosmo elects not to file any Foreign Equivalent Patent or Salix Licensed Patent), Cosmo shall notify Salix in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to file, prosecute or maintain such Patent and Salix may elect, upon written notice within such ninety (90) day period to Salix, to make such payment or take such action, in respect of the applicable Cosmo Territory at Salix’s expense and in Salix’s name, and Cosmo shall reasonably cooperate with Salix in connection with such maintenance activities. In the event that Salix should assume prosecution of a Foreign Equivalent Patent and thereafter make payments or take other actions in respect of the Foreign Equivalent Patent as contemplated by the preceding sentence, then Cosmo shall, promptly upon Salix’s request and expense, execute all such documents and take all such other actions as may be required to transfer and assign such Foreign Equivalent Patent to Salix. For clarity, any Foreign Equivalent Patent that is so assigned to Salix shall not be included in the Salix Licensed IP or otherwise be subject to Section 2.2.

(c) Joint Patents.

(i) The Parties shall discuss in good faith, and thereupon implement, a mutually agreeable patent strategy with respect to all Joint Patents and Joint Improvements that may be patentable. With respect to all Joint Patents and Joint Improvements for which the Parties agree patent prosecution should be sought, the Parties shall cooperate in the

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preparation, filing and prosecution of patent applications (including prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, and interference, opposition, revocation and re-examination proceedings related to the Joint Patents), and shall discuss and attempt to agree on the content and form of relevant patent applications and any other relevant matters before such applications are made.

(ii) Salix shall have the primary right and responsibility for filing, prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, of:

(A) Joint Patents that relate to any Rifa Covered Product (regardless of whether such Joint Patents also relate to any Bude Covered Product or any MB Covered Product) in the Salix Rifa Territory, and Salix shall be responsible for all related interference, opposition, revocation and re-examination proceedings;

(B) Joint Patents that relate solely to any Bude Covered Product or that relate to any Bude Covered Product and any MB Covered Product (but that do not relate to any Rifa Covered Product) in the Salix Bude Territory, and Salix shall be responsible for all related interference, opposition, revocation and re-examination proceedings; and

(C) Joint Patents that relate solely to any MB Covered Product in the Salix MB Territory, and Salix shall be responsible for all related interference, opposition, revocation and re-examination proceedings.

(iii) Cosmo shall have the primary right and responsibility for filing, prosecution, maintenance and extensions, including seeking any supplemental protection certificates and patent term extensions, if any, of:

(A) Joint Patents that relate to any Rifa Covered Product (regardless of whether such Joint Patents also relate to any Bude Covered Product or any MB Covered Product) in the Cosmo Rifa Territory, and Cosmo shall be responsible for all related interference, opposition, revocation and re-examination proceedings;

(B) Joint Patents that relate solely to any Bude Covered Product or that relate to any Bude Covered Product and any MB Covered Product (but that do not relate to any Rifa Covered Product) in the Cosmo Bude Territory, and Cosmo shall be responsible for all related interference, opposition, revocation and re-examination proceedings; and

(C) Joint Patents that relate solely to any MB Covered Product in the Cosmo MB Territory, and Cosmo shall be responsible for all related interference, opposition, revocation and re-examination proceedings.

(iv) The Party with the right to file, prosecute, and maintain a Joint Patent in a country (the “Prosecuting Party”) (i) shall keep the other Party reasonably informed with respect to such activities such that the other Party has reasonable (under the circumstances) time to review and comment upon any documents intended for submission to any

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patent office; (ii) furnish to the other Party a copy of any such Joint Patent application and copies of documents relevant to such prosecution and maintenance, including copies of correspondence with any patent office, foreign associates and outside counsel, such that the other Party has reasonable (under the circumstances) time to review and comment upon any documents (including draft patent applications) intended for submission to any patent office; and (iii) reasonably consider the comments timely provided by the other Party on any such documents filed with any patent office, including any comments from the other Party regarding steps to be taken to strengthen any Joint Patent. In the event that the Parties’ respective patent counsel, after good faith discussions, cannot agree with respect to any decision to be made regarding the prosecution and maintenance of a Joint Patent in a country, the Prosecuting Party for such Joint Patent in such country shall make the decision. The Prosecuting Party shall provide the other Party with the status of such Joint Patents no less frequently than once per every semi-annual period. The Prosecuting Party shall make reasonable efforts not to take any action in the filing, prosecution and maintenance of any Joint Patent that could reasonably be expected to affect adversely such Joint Patent in the other Party’s territory. In all cases, the other Party shall provide reasonable assistance to the Prosecuting Party with respect to the prosecution and maintenance of each Joint Patent.

(v) If the Prosecuting Party plans to abandon any Joint Patent without filing a continuing application claiming the same subject matter, the Prosecuting Party shall notify the other Party in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute or maintain such Joint Patent and the other Party may elect, upon written notice within such ninety (90) day period to the Prosecuting Party, to make such payment or take such action, and the Prosecuting Party shall reasonably cooperate with the other Party in connection with such maintenance activities.

(vi) The Parties shall share equally all costs reasonably incurred in connection with the preparation, prosecution and maintenance of any Joint Patents; provided, that either Party may at any time renounce and assign to the other Party any and all right, title and interest of such assigning Party in a Joint Patent and shall thereafter have no responsibility in respect of costs in respect of the preparation, prosecution or maintenance of such Joint Patent, and such assigned Joint Patent shall not be included in the Salix Licensed IP or Cosmo Licensed IP or otherwise be subject to Section 2.1 or Section 2.2.

(d) Mesalamine Patents. Cosmo shall have the right and responsibility and bear all costs (including attorneys’ fees) for filing, prosecution, maintenance, extensions, enforcement and defense of the Mesalamine Patents.

8.4 Enforcement.

(a) Enforcement in the Salix Territory. If either Party becomes aware of any infringement or threatened infringement of any Covered Patent, Cosmo Licensed Patent or Joint Patent in the applicable Salix Territory by any Third Party using (for any purpose, including research or commercial purposes), offering to sell or selling in the applicable Salix Territory a Covered Product, the following provisions shall apply:

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(i) The Party having such knowledge shall promptly give written notice to the other Party, which notice shall set forth the available facts of such infringement in reasonable detail.

(ii) Salix shall have the sole right, but not the obligation, at its expense to initiate and control the prosecution of such infringement or to grant the infringing Third Party adequate rights and licenses to continue such otherwise infringing activities. Upon Salix’s request, Cosmo agrees, at Salix’s expense (but excluding the expense of separate counsel to Cosmo), (A) to be joined as a party plaintiff in any such action to the extent legally required or necessary or useful in order to obtain a more effective remedy and, (B) as necessary, to cooperate in the prosecution of such action. Cosmo shall have the right, at its own expense, to be represented by counsel of its own choice in any action or proceeding controlled by Salix relating to such infringement.

(b) Enforcement in the Cosmo Territory. If either Party becomes aware of any infringement or threatened infringement of any Foreign Equivalent Patent, Salix Licensed Patent or Joint Patent in the applicable Cosmo Territory by any Third Party using (for any purpose, including research or commercial purposes), offering to sell or selling in the applicable Cosmo Territory a Covered Product, the following provisions shall apply:

(i) The Party having such knowledge shall promptly give written notice to the other Party, which notice shall set forth the available facts of such infringement in reasonable detail.

(ii) Cosmo shall have the sole right, but not the obligation, at its expense to initiate and control the prosecution of such infringement or to grant the infringing Third Party adequate rights and licenses to continue such otherwise infringing activities. Upon Cosmo’s request, Salix agrees, at Cosmo’s expense (but excluding the expense of separate counsel to Salix), (A) to be joined as a party plaintiff in any such action to the extent legally required or necessary or useful in order to obtain a more effective remedy and, (B) as necessary, to cooperate in the prosecution of such action. Salix shall have the right, at its own expense, to be represented by counsel of its own choice in any action or proceeding controlled by Cosmo relating to such infringement.

(c) Information; Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.4, at the requesting Party’s expense, including (to the extent consistent with the preservation of attorney-client or attorney work product privilege) allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information (e.g., material pleadings, information produced in discovery). In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit. In connection with any action initiated under this Section 8.4, the controlling Party shall consider in good faith any comments from the non-controlling Party and shall keep the non-controlling Party reasonably informed of any steps taken in connection with such action.

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(d) Settlement, Consent Judgment or Other Disposition. The Party that controls a given claim under this Section 8.4 shall also have the right to control settlement of such claim; provided, that no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of any Covered Patent, Foreign Equivalent Patent, Joint Patent, Cosmo Licensed Patent or Salix Licensed Patent.

(e) Allocation of Recoveries. If any recoveries or other amounts are obtained in connection with any action initiated under Section 8.4 (including any amounts resulting from any settlement relating thereto), such amounts shall be retained solely by the controlling Party.

8.5 Infringement Claims by Third Parties.

(a) Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right (other than trademarks, which shall be governed by Article 9) owned or controlled by it is infringed by the Exploitation of Covered Products in the applicable Salix Territory or the applicable Cosmo Territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. Salix shall have the first right, but not the obligation, to control the defense of any such claim to the extent it relates to Exploitation by Salix, its Affiliates, licensees or sublicensees of Covered Products in the applicable Salix Territory. Cosmo shall have the first right, but not the obligation, to control the defense of any such claim to the extent it relates to Exploitation by Cosmo, its Affiliates, licensees or sublicensees of Covered Products in the applicable Cosmo Territory. If the Party with primary responsibility for defense under this Section 8.5(a) does not accept control of the defense of such claim within ninety (90) days of learning of the claim, or earlier notifies the other Party in writing of its intent not to so assume control of such defense, then the other Party shall have the right, but not the obligation, to defend against such claim; provided, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Settlement of Third Party Claims. The Party that controls the defense of a given claim under this Section 8.5 shall also have the right to control settlement of such claim; provided, that no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of any Covered Patent, Foreign Equivalent Patent, Joint Patent, Cosmo Licensed Patent or Salix Licensed Patent.

(c) Information; Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.5, at the requesting Party’s expense, including (to the extent consistent with the preservation of attorney-client or attorney work product privilege) allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s

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personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit. In connection with any action initiated under this Section 8.5, the controlling Party shall consider in good faith any comments from the non-controlling Party and shall keep the non-controlling Party reasonably informed of any steps taken in connection with such action.

(d) Allocation of Costs. The controlling Party shall bear its own costs and expenses relating to any defense pursuant to this Section 8.5. Any damages or other amounts collected shall be first allocated to reimburse the Party that has exercised its right to control the defense of the claim for its costs and expenses in making such recovery, and second to reimburse the other Party for its costs and expenses in making such recovery. Any remainder after such reimbursement is made shall be retained by the controlling Party.

8.6 Invalidity or Unenforceability Defenses or Actions.

(a) Third Party Assertion. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 8.4 or claim or counterclaim asserted under Section 8.5, or in a declaratory judgment action or similar action or claim filed by such Third Party, in either case that any Covered Patent, Foreign Equivalent Patent, Joint Patent, Cosmo Licensed Patent or Salix Licensed Patent is invalid or unenforceable, then the Party pursuing such infringement action, or the Party first obtaining knowledge of such declaratory judgment action, as the case may be, shall promptly give written notice to the other Party.

(i) Where such assertion is made as a defense or as a counterclaim in any infringement action under Section 8.4, the Party controlling such infringement action under Section 8.4 shall have the right to defend against such action or claim.

(ii) Where such assertion is made as claim or counterclaim asserted under Section 8.5, the Party controlling the defense under Section 8.5 shall have the right to defend against such action or claim.

(iii) Where such assertion is made in a declaratory judgment action or similar action or claim, the Party controlling the prosecution of the applicable Patent pursuant to Section 8.3 shall have the right to defend such action.

(b) Settlement of Third Party Claims. The Party that controls the defense of a given claim under this Section 8.6 shall also have the right to control settlement of such claim; provided, that no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of any Covered Patent, Foreign Equivalent Patent, Joint Patent, Cosmo Licensed Patent or Salix Licensed Patent.

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(c) Information; Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any claim under this Section 8.6, at the requesting Party’s expense, including (to the extent consistent with the preservation of attorney-client or attorney work product privilege) allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such claim. In connection with any action initiated under this Section 8.6, the controlling Party shall consider in good faith any comments from the non-controlling Party and shall keep the non-controlling Party reasonably informed of any steps taken in connection with such action.

(d) Allocation of Costs. The controlling Party shall bear its own costs and expenses relating to any defense pursuant to this Section 8.6.

8.7 Patent Certifications.

(a) If either Party (i) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged MAA in the applicable Salix Territory or the applicable Cosmo Territory that refers to or relies on Regulatory Documentation submitted by either Party to any Regulatory Authority, whether or not such a filing may infringe a Covered Patent, Foreign Equivalent Patent, Cosmo Licensed Patent, Salix Licensed Patent or Joint Patent, (ii) receives any notice of certification regarding such Patents pursuant to the Hatch-Waxman Act claiming that any such Patents are invalid or unenforceable or claiming that the any such Patents will not be infringed by the manufacture, use, marketing or sale of a product for which an MAA is filed, or (iii) receives any equivalent or similar certification or notice in any other jurisdiction, it shall notify the other Party in writing, identifying (to the extent possible) the alleged applicant or potential applicant and furnishing the information upon which such determination is based, and provide the other Party a copy of any such notice of certification within five (5) days of receipt and the Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Section 8.4.

(b) To the extent required by Applicable Law, Salix shall take all actions as may be required by it to maintain with the applicable Regulatory Authorities correct and complete listings of applicable Patents for Covered Products, including all “Orange Book” listings required under the Hatch-Waxman Act.

8.8 Patent Marking. Each Party shall mark, and have its sublicensees mark, all patented Covered Products they sell or distribute pursuant to this Agreement in accordance with the Applicable Law in the country or countries of manufacture or sale thereof.

8.9 Third Party Licenses.

(a) Salix shall have the right, in its sole discretion, to obtain licenses from Third Parties in connection with the Exploitation of Covered Products in the applicable Salix Territory on such terms as Salix may determine in its sole discretion.

(b) Cosmo shall have the right, in its sole discretion, to obtain licenses from Third Parties in connection with the Exploitation of Covered Products in the applicable Cosmo Territory on such terms as Cosmo may determine in its sole discretion.

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ARTICLE 9

TRADEMARKS

9.1 Licensed Trademark Rights.

(a) Limited Salix Rights. Salix acknowledges that all of its uses of the Licensed Trademarks (including all goodwill associated with or attached to such uses) shall inure to the benefit of Cosmo. Salix further acknowledges that it has, and will obtain by virtue of its uses of the Licensed Trademarks hereunder or otherwise, no ownership rights to the Licensed Trademarks. Salix shall not seek registration of any of the Licensed Trademarks with the United States Patent and Trademark Office without Cosmo’s prior written consent.

(b) Registration. Cosmo, at its sole cost, shall use its best efforts to maintain the trademark registration of each of the Licensed Trademarks in the applicable Salix Territory.

9.2 Manner of Use. Salix, its Affiliates and sublicensees shall use the Licensed Trademarks in accordance with sound trademark and name usage principles and in accordance with Applicable Law as reasonably necessary to maintain the validity and enforceability of the Licensed Trademarks.

9.3 Enforcement of Licensed Trademarks.

(a) Subject to the rights of Giuliani S.p.A. (“Giuliani”) under any Mesalamine Agreement to which Giuliani is a party, Salix shall have the first right, but not the obligation, to initiate and control, at its own expense and by counsel of its own choice (which counsel shall be reasonably acceptable to Cosmo) the enforcement and defense of the Licensed Trademarks in the applicable Salix Territory, including against (i) any actual, alleged or threatened claim of alleged infringement, dilution, misuse or other violation of any Third Party trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or like offenses, or any other similar claims brought by a Third Party against either Party in connection with the use or registration of the Licensed Trademarks in connection with any Covered Products and (ii) any actual or alleged infringement, dilution, misuse, or other violation of any Licensed Trademark by a Third Party. Cosmo shall have the right, at its own expense, to be represented by counsel of its own choice in any action or proceeding controlled by Salix relating to such infringement and shall provide reasonable assistance to Salix, at Salix’s expense, in connection with any action, claim or suit under this Section 9.3.

(b) With respect to any actual or alleged infringement, dilution, misuse or other violation of any Licensed Trademark by a Third Party, if Salix fails to notify the alleged violator or its counsel regarding such infringement, dilution, misappropriation or other violation within sixty (60) days of learning of such infringement or to commence an infringement or other action within (i) one hundred eighty (180) days of learning of such infringement, dilution, misuse, or violation or (ii) sixty (60) days before the time limit, if any, set forth in Applicable Law relating to the filing of such an action, whichever comes first, then, subject to Giuliani’s rights under any Mesalamine Agreements to which Giuliani is a party, Cosmo shall have the right, but not the obligation, to initiate and control the prosecution of such infringement or other action at its own expense.

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(c) If any recoveries or other amounts are obtained by either Party in connection with any action initiated under this Section 9.3, including in connection with any counterclaim asserted by Salix or Cosmo in any action brought by a Third Party (including any amounts resulting from any settlement relating thereto), such amounts shall first be distributed between the Parties to reimburse Cosmo and Salix by the proportion and up to the extent of their out-of-pocket expenses (including reasonable attorneys’ fees) in prosecuting or defending against any such infringement action. If any balance remains thereafter, (i) seventy-five percent (75%) of the balance shall be paid to the controlling Party with respect to such action; and (ii) the remaining twenty-five percent (25%) of the balance shall be paid to the non-controlling Party with respect to such action.

9.4 Other Product Trademarks. Salix shall be responsible for the selection, registration, maintenance and defense of all trademarks other than the Licensed Trademarks for use in connection with the sale or marketing of the Covered Products in the applicable Salix Territory (collectively, “Product Trademarks”) at Salix’s own cost and expense, and Salix shall own such Product Trademarks. Cosmo shall not, and shall not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Product Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Product Trademark. Cosmo shall not, and shall not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the applicable Salix Territory or any registrations issued or issuing with respect thereto.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1 Mutual Representations. Each of Salix and Cosmo represents, warrants and covenants to the other as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action, and do not and will not (i) require any consent or approval of its stockholders or any government authority, or (ii) violate any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its governing documents.

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(c) This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(d) It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any material respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations hereunder; provided, that Salix makes no representation, warranty or covenant with respect to any obligation arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and in any way relating to any Covered Product, Covered Patent, Mesalamine Patent, Mesalamine Product, or MMX Patent, or the Exploitation thereof.

(e) Neither Party has been debarred or is subject to debarment and neither Party will use in any capacity, in connection with the Development, Manufacture or Commercialization of Covered Product, any Person who has been debarred pursuant to Section 306 of the FDC Act, or who is the subject of a conviction described in such section. Each Party shall inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FDC Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party in connection with the Development, Manufacture or Commercialization of Covered Product.

10.2 Additional Representations of Cosmo. Cosmo further represents and warrants to Salix as follows:

(a) Rights to Grant Licenses. Cosmo is entitled to grant the licenses and rights of reference specified herein to Salix. Cosmo has obtained all consents under the Mesalamine Agreements required for Cosmo or Salix to grant the licenses contemplated herein.

(b) Rights in Licensed Trademarks. Cosmo is the sole and exclusive owner of the entire right, title and interest in and to the registrations that have been issued for any of the Licensed Trademarks and is entitled to grant the licenses specified herein. The registrations that have been issued for any of the Licensed Trademarks have not been declared invalid and are enforceable, and all filings, payments, and other actions required to be made or taken to maintain any such registrations for the Cosmo Licensed Trademarks in full force and effect have been made or taken by the applicable deadline. No Licensed Trademark is the subject of any encumbrance, lien or claim of ownership by any Third Party.

(c) No Third Party Rights. Neither Cosmo nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any Third Party obtaining any interest in, or that would give to any Third Party any right to assert any claim in or with respect to, any rights granted to Salix under this Agreement.

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(d) Government Funding. Neither Cosmo nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding for the Development of any Covered Product.

(e) Conflicts. The license grants by Cosmo to Salix herein do not conflict with, violate or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which Cosmo or its Affiliates are bound. None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the performance by either Party of its obligations hereunder, will conflict with Cosmo’s or any of its Affiliates’ rights in and to the Cosmo Licensed IP or the ownership, use, right to use, validity, priority, duration, scope, enforceability, or effectiveness of any of the Cosmo Licensed IP, in whole or in part.

(f) Licensed Technical Information. The conception, development and reduction to practice of the Cosmo Licensed Technical Information have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

10.3 Cosmo Covenants. Cosmo hereby covenants to Salix as follows:

(a) Encumbrances. Cosmo will not, and it will cause its Affiliates not to, encumber any portion of the Cosmo Licensed IP or Regulatory Documentation Controlled by Cosmo during the Term with liens, charges or encumbrances, or grant any right or title in respect of such Cosmo Licensed IP or Regulatory Documentation, that is inconsistent with the rights and licenses granted to Salix under this Agreement or that would adversely affect Salix’s ability to Exploit Covered Products as contemplated hereby.

(b) Conflicts. Cosmo will not enter into and it will cause its Affiliates to refrain from entering into any agreement or obligation that would materially adversely affect Salix’s rights or Cosmo’s obligations set forth in this Agreement.

(c) Licensed Technical Information. The conception, development and reduction to practice of Cosmo Licensed Technical Information after the Effective Date will not constitute or involve the misappropriation of trade secrets or other rights or property of any Person.

10.4 Additional Representations of Salix. Salix further represents and warrants to Cosmo as follows:

(a) Rights to Grant Licenses. Salix is entitled to grant the licenses and rights of reference specified herein to Cosmo except to the extent that Salix’s right to grant the licenses and rights of reference specified herein is limited, precluded or otherwise affected by any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and in any way relating to any Covered Product, Covered Patent, Mesalamine Patent, Mesalamine Product, or MMX Patent, or the Exploitation thereof.

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(b) Licensed Technical Information. The conception, development and reduction to practice of the Salix Licensed Technical Information have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

10.5 Covenants of Salix. Salix hereby covenants to Cosmo as follows:

(a) Encumbrances. Salix will not, and it will cause its Affiliates not to, encumber any portion of the Salix Licensed IP or Regulatory Documentation Controlled by Salix during the Term with liens, charges or encumbrances, or grant any right or title in respect of such Salix Licensed IP or Regulatory Documentation, that is inconsistent with the rights and licenses granted to Cosmo under this Agreement or that would adversely affect Cosmo’s ability to Exploit Covered Products as contemplated hereby; provided, that Cosmo acknowledges and agrees that compliance by any Affiliate of Salix with its security obligations under any loan agreement, credit facility or debt instrument to which it is a party or under which it is obligated as of the Effective Date (or any amendment, modification, replacement or refinancing thereof) shall not constitute a breach of this Section 10.5(a).

(b) Conflicts. Salix will not enter into and it will cause its Affiliates to refrain from entering into any agreement or obligation that would materially adversely affect Cosmo’s rights or Salix’s obligations set forth in this Agreement; provided, that Cosmo acknowledges and agrees that assignments, licenses, sales and transfers of any Covered Product, Covered Patent, Mesalamine Patent, Mesalamine Product, MMX Patent or Salix Licensed Patent between or among Salix and its Affiliates or pursuant to a Mesalamine Agreement shall not constitute a breach of this Section 10.5(b).

(c) Licensed Technical Information. The conception, development and reduction to practice of the Salix Licensed Technical Information after the Effective Date will not constitute or involve the misappropriation of trade secrets or other rights or property of any Person.

(d) Mesalamine Patents and Mesalamine Agreements. Without the prior written consent of Cosmo, Salix shall not, and shall cause its Affiliates not to, assign or transfer to any Third Party any Mesalamine Patent or any Mesalamine Agreement; provided, that nothing in this Section 10.5(d) shall restrict or limit the assignment, license, sale or transfer of any Mesalamine Patent or any Mesalamine Agreement between or among Salix and its Affiliates.

10.6 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 11

CONFIDENTIALITY

11.1 Nondisclosure and Non-Use. Each Party agrees that during the Term, and for a period of seven (7) years following termination or expiration hereof, it will keep confidential, and will cause its employees, agent, consultants, licensees and sublicensees to keep

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confidential, all Confidential Information of the other Party that is disclosed to it, or to any of its employees, agents, consultants, licensees or sublicensees pursuant to or in connection with this Agreement, whether before or after the Effective Date, except to the extent that disclosure is required or permitted in accordance with the performance of this Agreement. Neither Party nor any of its employees, agents, consultants, licensees or sublicensees shall use Confidential Information of the other Party for any purpose except as expressly permitted in this Agreement or except as expressly authorized by the disclosing Party. Each Party covenants that each of its employees, agents, consultants, licensees and sublicensees who shall have access to Confidential Information of the other Party are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein.

11.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

(a) in response to a valid order of a court of competent jurisdiction or other governmental authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law; provided, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law to request confidential treatment thereof;

(b) solely to the extent reasonably necessary in a Patent application permitted to be filed hereunder with the United States Patent and Trademark Office or any similar foreign agency; provided, that the Party filing the Patent application shall provide at least thirty (30) days prior written notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of disclosure; or

(c) to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any Covered Product; provided, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available.

11.3 Scientific Publications and Presentations. Each Party shall have the right to review and comment on any paper, oral presentations and abstracts, proposed for publication by the other Party or, subject to the publication policies of applicable academic institutions, Third Parties in respect of which such Party can exert control over publications which utilizes Clinical Data or other data or results generated from any studies performed hereunder or otherwise in respect of the Covered Products or that includes any Confidential Information of the other Party. Before any such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least forty-five (45) days prior to submitting the paper to a publisher. The receiving Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of

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such paper to the receiving Party. With respect to oral presentation materials and abstracts, the Parties shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, in an expedited manner, but in no event later than ten (10) days (or such shorter period as the Parties may agree in good faith in exigent circumstances) from the date of delivery to the receiving Party. The publishing Party shall comply with the other Party’s request to delete references to such other Party or such Party’s Confidential Information in any such paper, oral presentation or abstract and, if the reviewing Party identifies patentable inventions, shall withhold publication of same for an additional sixty (60) days in order to permit the Parties to obtain patent protection in accordance with the terms of this Agreement, if either of the Parties deem it necessary. Notwithstanding the foregoing, either Party may make an oral presentation that was previously approved by the other Party without again submitting such presentation for review by the other Party.

11.4 Terms of this Agreement. Except as otherwise specifically set forth in this Article 11, without the prior consent of the other Party, neither Party shall disclose any terms or conditions of this Agreement (including any Exhibit) to any Third Party nor make any statement to the public (including any press release) regarding the execution or any other aspect of the subject matter of this Agreement (including the Development or Commercialization status of any Covered Product), except: (a) to the extent such disclosure is required by Applicable Law or stock exchange rules or regulations and, to the extent practical, the other Party is provided with the opportunity sufficiently in advance of disclosure to review such information and seek confidential treatment therefor; (b) for customary discussions and other disclosures with and to shareholders, current or prospective investors, potential acquirers, potential licensees, merger partners or potential providers of financing and their advisors; or (c) either Party may use the text of a statement previously approved by the other Party. With respect to any disclosures made pursuant to subsection (b) above, each such Third Party recipient of Confidential Information shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 11.

11.5 Study Subject Information. The Parties agree to abide, and to take all reasonable and appropriate actions to ensure that all Third Parties (including licensees and sublicensees) conducting or assisting with any clinical development activities with respect to Covered Products shall, in such conduct or assistance, abide by all Applicable Law relating to the confidentiality or protection of patient identifiable information or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Parliament and Council Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995.

ARTICLE 12

INDEMNIFICATION; INSURANCE

12.1 Indemnification of Cosmo by Salix. Salix shall defend, indemnify and hold harmless Cosmo and its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Cosmo Indemnitees”) from and against any and all liabilities, losses, costs, damages, penalties, fees or expenses (including reasonable legal expenses and attorney’s fees) (collectively, “Losses”):

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(a) arising out of any claim, action, lawsuit, or other proceeding by a Third Party (a “Third Party Claim”) against any Cosmo Indemnitee to the extent resulting directly or indirectly from:

(i) the negligence, recklessness or willful misconduct of Salix or its Affiliates, or their respective directors, officers, employees or agents, in performing any activities in connection with this Agreement;

(ii) any breach by Salix of any representation, warranty, covenant, undertaking or other term contained in this Agreement; or

(iii) the Development or Commercialization of (A) Bude Covered Products in the Salix Bude Territory, (B) MB Covered Products in the Salix MB Territory and (C) Rifa Covered Products in the Salix Rifa Territory, in each case by or on behalf of Salix, its Affiliates or its licensees or sublicensees (other than Losses resulting directly or indirectly from the use of any of the Licensed Trademarks in any Salix Territory); or

(b) arising out of the enforcement by Cosmo of its rights under this Section 12.1;

except, in each case ((a) and (b)), for those Losses for which Cosmo has an obligation to indemnify Salix pursuant to Section 12.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses.

Notwithstanding the foregoing or anything contained herein to the contrary, Salix shall have no liability for, and Cosmo shall defend, indemnify and hold harmless the Salix Indemnitees, from and against, any and all Losses, whenever asserted, arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and which would be violated by any direct or indirect assignment, transfer, licensing, sale, pledge, encumbrance, hypothecation, or other disposition, or any Exploitation of any Covered Product, Covered Patent, Mesalamine Patent, Mesalamine Product or MMX Patent.

12.2 Indemnification of Salix by Cosmo. Cosmo shall defend, indemnify and hold harmless Salix and its Affiliates, and their respective directors, officers, employees and agents (collectively, the “Salix Indemnitees”) from and against any and all Losses:

(a) arising out of any Third Party Claim against any Salix Indemnitee to the extent resulting directly or indirectly from:

(i) the negligence, recklessness or willful misconduct of Cosmo or its Affiliates, or their respective directors, officers, employees or agents in performing any activities in connection with this Agreement;

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(ii) any breach by Cosmo of any representation, warranty, covenant, undertaking or other term contained in this Agreement;

(iii) the use of any of the Licensed Trademarks in any Salix Territory;

(iv) the Manufacture, Development, or Commercialization of (A) Bude Covered Products in the Cosmo Bude Territory, (B) MB Covered Products in the Cosmo MB Territory and (C) Rifa Covered Products in the Cosmo Rifa Territory, in each case on behalf of Cosmo, its Affiliates or its licensees or sublicensees; or

(v) the Exploitation of products claimed or covered by the Mesalamine Patents or MMX Patents on behalf of Cosmo, its Affiliates or its licensees or sublicensees; or

(b) arising out of the enforcement by Salix of its rights under this Section 12.2.

except, in each case ((a) and (b)), for those Losses for which Salix has an obligation to indemnify Cosmo pursuant to Section 12.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses.

12.3 Indemnification Procedure.

(a) Notice. A Cosmo Indemnitee or Salix Indemnitee (each, an “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) of any Losses or discovery of facts in respect of which the Indemnitee intends to seek such indemnification. No delay on the part of the Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then only to the extent that) the Indemnitor is prejudiced thereby.

(b) Control of Third Party Claims. The Indemnitor shall have the right, exercisable by notice to the Indemnitee within ten (10) business days of receipt of notice from the Indemnitee of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the Third Party Claim solely for monetary consideration) with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee. During such time as the Indemnitor is controlling the defense of such Third Party Claim, the Indemnitee shall cooperate, and cause its Affiliates, agents, licensees and sublicensees to cooperate upon request of the Indemnitor in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnitor. If the Indemnitor does not notify the Indemnitee of the Indemnitor’s intent to defend any Third Party Claim within ten (10) business days after notice thereof, the Indemnitee may undertake the defense thereof with counsel of its choice upon notice to the Indemnitor and at the Indemnitor’s reasonable expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnitor or the Indemnitee, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

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(c) Settlement. The Indemnitor shall obtain the prior consent of any Indemnitee as to any settlement that would materially diminish or materially adversely affect the scope, exclusivity or duration of any Patents licensed under this Agreement, would require any payment by such Indemnitee, would require an admission of legal wrongdoing in any way on the part of an Indemnitee or would effect an amendment of this Agreement. In no event may an Indemnitee settle or compromise any Third Party Claim for which it intends to seek indemnification from the Indemnitor hereunder without the prior consent of the Indemnitor, or the indemnification provided under such this Article 12 as to such Third Party Claim shall be null and void.

12.4 Insurance. Each Party shall maintain adequate liability insurance coverage or adequately plan through self-insurance for its liabilities associated with its activities and obligations under this Agreement in such amounts and on such terms as are customary for prudent practices in the pharmaceutical industry for the activities to be conducted by it under this Agreement. Each Party shall provide the other Party evidence of such insurance, upon request.

12.5 No Duplication of Recovery. Subject to Section 9.5(e) of the Merger Agreement, the indemnification hereunder shall not derogate from the indemnification provided under Articles VII and IX of the Merger Agreement.

ARTICLE 13

TERM; TERMINATION

13.1 Term. This Agreement shall take effect as of the Effective Date and, unless terminated earlier pursuant to Section 13.2, shall expire upon the expiration of the last Valid Claim of a Covered Patent, Foreign Equivalent Patent, Joint Patent (but excluding the PCT ‘838 Patent), Cosmo Licensed Patent or Salix Licensed Patent covering the Covered Products anywhere in the world or the earlier worldwide withdrawal of all Covered Products from the market (the “Term”). The following provisions will survive expiration of the Term: Sections 2.1, 2.2, 2.3, 2.4, 5.1, 5.2, 6.1(a), 6.1(b), 6.3, 8.1, 8.2, 8.3(d), 8.5, 8.9, and 13.1 and Articles 9, 11, 12 and 14.

13.2 Termination by Mutual Agreement. In the event both Parties desire to terminate this Agreement in its entirety, the Parties shall negotiate in good faith and enter into a termination agreement setting forth the Parties’ respective rights and obligations with respect to the Joint Technology and Covered Products after such termination, and any such termination shall only be effective upon the Parties’ agreement on and execution of such termination agreement.

13.3 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Salix or Cosmo are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S.

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Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party. The Parties acknowledge and agree that payments made pursuant to the Supply Agreements shall not (x) constitute royalties within the meaning of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction or (y) relate to licenses of intellectual property hereunder.

13.4 Remedies Other Than Termination. Neither Party shall have the right to terminate this Agreement, in part or in its entirety, for any reason. It is the Parties’ intent to provide relief or compensation to either Party hereunder in the event of the other Party’s material breach of any material provision of this Agreement, not through the termination of this Agreement but through remedies in law or equity, such as injunctive relief, specific performance, and monetary damages.

13.5 Competitor Change in Control.

(a) Cosmo Change in Control. If Cosmo undergoes a Competitor Change in Control, then Cosmo (or its successor) shall provide Salix with written notice of such transaction within five (5) days following the closing date of such transaction and Salix shall have the right, in its sole discretion, by written notice delivered to Cosmo (or its successor) at any time within six (6) months following receipt of the written notice delivered by Cosmo (or its successor), (i) to terminate the provisions of Article 3 and Sections 4.3(a) and (b), 4.5 (solely to the extent of Salix’s obligations), 5.1(a) (except in respect of any information required by Cosmo to maintain Regulatory Approvals in the applicable Cosmo Territory), 5.4 (except for any notifications or information directly relevant to the Development or Commercialization by Cosmo of the Covered Products in the applicable Cosmo Territory), and 6.2(a) (except for the provision of Product Labeling or Promotional Materials relevant to the Development or Commercialization by Cosmo of the Covered Products in the applicable Cosmo Territory), in each case insofar as such provision relates to information to be provided by Salix to Cosmo, and (ii) to disband the Joint Development Committee and terminate its activities and thereafter undertake all activities and make all determinations assigned by this Agreement to the Joint Development Committee solely and exclusively by itself.

(b) Salix Change in Control. If Salix undergoes a Competitor Change in Control, then Salix (or its successor) shall provide Cosmo with written notice of such transaction within five (5) days following the closing date of such transaction and Cosmo shall

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have the right, in its sole discretion, by written notice delivered to Salix (or its successor) at any time within six (6) months following the written notice delivered by Salix (or its successor), (i) to terminate the provisions of Article 3 and Sections 4.3(a) and (b), 4.5 (solely to the extent of Cosmo’s obligations), 5.1(a) (except in respect of any information required by Salix to maintain Regulatory Approvals in the applicable Salix Territory), 5.4 (except for any notifications or information directly relevant to the Development or Commercialization by Salix of the Covered Products in the applicable Salix Territory), and 6.2(a) (except for the provision of Product Labeling or Promotional Materials relevant to the Development or Commercialization by Salix of the Covered Products in the applicable Salix Territory), in each case insofar as such provision relates to information to be provided by Cosmo to Salix, and (ii) to disband the Joint Development Committee and terminate its activities and thereafter undertake all activities and make all determinations assigned by this Agreement to the Joint Development Committee solely and exclusively by itself.

ARTICLE 14

MISCELLANEOUS

14.1 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

[*]

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton

If to Cosmo to:

Cosmo Technologies (Two) Ltd.

Amiens Street 42-43

Dublin 1

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Ireland

Attention: Kevin Donovan

with copies (which shall not constitute notice) to:

Procopio Cory Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

Attention: Dennis J. Doucette

and

Byrne Wallace

88 Harcourt Street

Dublin 2

Ireland

Attention: Dennis Agnew

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

14.2 Force Majeure. Neither Party shall be liable for delay in performance or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Party have the right to terminate this Agreement, where performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform.

14.3 Entire Agreement; Amendment. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties. Nothing in this Agreement is intended to or shall alter any rights of Salix or its Affiliates under the Merger Agreement.

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14.4 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.5 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix, Cosmo and their respective successors and permitted assigns.

14.6 Dispute Resolution. In the event of a dispute between the Parties, either Party may, by giving written notice of dispute to the other Party, request a meeting of authorized representatives of the Parties for the purpose of resolving the dispute. The Parties agree that, within thirty (30) days after any such request, each Party shall designate a representative to participate in dispute resolution discussions that shall be held at a mutually acceptable time and place for the purpose of resolving the dispute. Each Party agrees to negotiate in good faith to resolve the dispute in a mutually acceptable manner. If for whatever reason the Parties are unable to resolve the dispute within sixty (60) days after the issuance of a notice of dispute, then either Party may, by written notice to the other Party, submit the dispute to binding arbitration in accordance with the provisions of this Section 14.6.

(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce as then in effect (“ICC Rules”); provided, that in the event and to the extent such rules conflict with the terms of this Section 14.6, the terms of this Section 14.6 shall govern. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Dublin, Ireland. The arbitration shall be conducted in the English language.

(b) Except as provided in Section 14.6(c), the arbitration shall be held before a single arbitrator, who shall be selected by agreement of the Parties, or, if the Parties cannot agree within thirty (30) days after commencement of arbitration, then by the International Chamber of Commerce (“ICC”). The arbitrator selected pursuant to this Section 14.6(b) shall be a practicing or retired lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the global development and commercialization of pharmaceutical products.

(c) Notwithstanding Section 14.6(b), in the event that the dispute that is subject to arbitration is one in which a Party seeks to recover an amount of at least one million Dollars ($1,000,000) from the other Party, then either Party shall have the option, exercisable by written notice to the other Party given at any time within ten (10) days after commencement of arbitration, to require that the arbitration be held before a panel of three (3) arbitrators. In such

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case, within thirty (30) days after the provision of notice described in the preceding sentence, each Party shall select one person to act as arbitrator. If a Party shall fail within the designated time period to select an arbitrator, then the arbitrator to be selected by the Party shall be selected by the ICC. The two (2) persons so selected as arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the two (2) initially selected arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the ICC. Each arbitrator selected pursuant to this Section 14.6(c) shall be a practicing lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the global development and commercialization of pharmaceutical products.

(d) Each Party shall, upon the written request of the other Party, promptly provide the other Party with copies of documents relevant to the issues raised by the dispute on which the producing Party may rely in support of, or in opposition to, any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within forty five (45) days following the appointment of the arbitrator(s).

(e) It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within six (6) months from the date the arbitrator is appointed (or, where a panel of three (3) arbitrators is used, the date upon which the third arbitrator is appointed). The arbitrator(s) may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(f) Except as may be required by Applicable Law (including applicable securities laws or rules of a securities exchange) or as may be necessary to enforce the arbitration award or the provisions of this Section 14.6, and except for disclosures made by a Party to its accountants, insurers, consultants, or attorneys or to actual or potential lenders, non-public investors, rating agencies, acquirors, or business partners who are under obligations to the disclosing Party to hold the disclosed information in confidence, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(g) The arbitrator(s) shall have discretion to allocate the Parties’ costs and expenses for the arbitration (including attorneys’ fees), the fees of the arbitrator(s), and the administrative fees of arbitration between the Parties in proportion to the extent to which they prevail. Failing such allocation, each Party shall bear its own costs and expenses and an equal share of the fees of the arbitrators and administrative fees of the arbitration.

14.7 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of Ireland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

14.8 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

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14.9 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.10 Assignment.

(a) Without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, neither Party shall sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that either Party may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of the other Party (i) to any Majority-Controlled Affiliate of such Party; provided, that (A) the assigning Party remains jointly and severally liable under this Agreement with such Majority-Controlled Affiliate and (B) any subsequent transaction (other than one that would result in the assignment or transfer of this Agreement back to the assigning Party) that would cause such Majority-Controlled Affiliate to cease to be a Majority-Controlled Affiliate of such Party shall be deemed to be an assignment of this Agreement requiring the prior written consent of the other Party; or (ii) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets relating to the Exploitation of Covered Products; provided, that (1) the Third Party successor assumes in writing all of the assigning Party’s obligations under this Agreement, and (2) such Third Party successor is not a Competitor of the other Party.

(b) A Third Party that merges or consolidates with a Party or an Affiliate of a Party, or to which a Party or an Affiliate of a Party transfers all or substantially all of its assets relating to the Covered Products, shall not be deemed to grant the other Party to this Agreement any license to such Third Party’s technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement.

(c) Any purported assignment or transfer in violation of this Section 14.10 shall be void ab initio and of no force or effect.

(d) For purposes of this Section 14.10, “Majority Controlled Affiliate” means, with respect to a Party, any Person that owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Party; any Person of which a Party owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; or any Person of which a Person owning, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Party owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person.

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14.11 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

14.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

14.13 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

14.14 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Exhibit” or “clause” refer to the specified Article, Section, Exhibit or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

14.15 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

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14.16 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

14.17 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.18 Specific Enforcement. The Parties acknowledge and agree that, without restriction, the restrictions set forth in Sections 6.4 and Article 11 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any such provision or other prohibitive or mandatory provision of this Agreement may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any such provision, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive, to the maximum extent permitted by Applicable Law, any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.19 Performance by Subcontractors and Affiliates.

(a) Each Party shall have the right to subcontract any of its Development and Commercialization activities with respect to Covered Products to a Third Party; provided, that it furnishes the other Party with advanced written notice thereof and an opportunity to consult regarding such subcontract, which notice shall specify the work to be subcontracted, and obtains a written undertaking from the subcontractor that it shall be subject to the applicable terms and conditions of this Agreement, including the provisions of Article 11. Each Party shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) hereunder.

(b) Each of the Parties acknowledges that certain of the other Party’s obligations under this Agreement may be performed by Affiliates of such other Party. Each of the Parties guarantees performance of this Agreement by any of its Affiliates.

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14.20 Payments.

(a) All payments to be made by one Party to the other Party (the “Payee”) under this Agreement shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by the Payee from time to time. Time for payment shall be of the essence. Unless the paying Party notifies the Payee in writing of a good faith dispute with respect to amounts not paid when due, interest shall accrue thereon at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date payment is due; provided, that in the case of a good faith dispute regarding payment that is resolved to be due and is not paid within three (3) business days after such resolution, interest shall accrue on any amount overdue at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date such payment becomes overdue. For purposes of this Agreement, the rate of prime shall be that rate of prime quoted by Citibank, N.A., New York, New York, or any successor entity thereto.

(b) All payments under this Agreement will be made without any deduction or withholding for or on account of any taxes, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law to be assessed against the Payee. The paying Party shall consult in good faith with the Payee (whose fees shall be borne solely by the Payee) prior to deducting or withholding any amounts as aforesaid. If the paying Party is so required to make any deduction or withholding from payments due to the Payee, the paying Party shall (i) promptly notify the Payee of such requirement, (ii) pay to the relevant authorities on Payee’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the Payee, and (iii) promptly forward to Payee an official receipt (or certified copy) or other documentation reasonably acceptable to Payee evidencing such payment to such authorities.

(c) All payments under this Agreement shall be made in United States dollars. Any amount or charge necessary for determining any amount payable hereunder that is received or incurred in a currency other than United States dollars shall be translated into United States dollars at the average daily purchase price for United States dollars using the relevant currency during the most recently ended Quarter prior to the date of the relevant transaction, using for such purpose daily purchase prices as reported in the Wall Street Journal as published for the New York City market.

[Signatures appear on next page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

Cosmo Technologies (Two) Ltd.	Salix Pharmaceuticals, plc

By:	By:
Name:	Name:
Title:	Title:

[Signature Page to License and Collaboration Agreement]

EXHIBIT C

MANUFACTURING AND SUPPLY AGREEMENT

(Budesonide Covered Products)

between

SALIX PHARMACEUTICALS, PLC

and

COSMO TECHNOLOGIES (TWO) LTD.

Dated as of [*] 2014

ARTICLE I. DEFINITIONS	1

ARTICLE II. MANUFACTURING AND SUPPLY	9
2.1 Purchase and Supply Obligations	9
2.2 Forecasting, Order and Delivery of Products	9
2.3 Materials	10
2.4 Reports and Payments	10
2.5 Commercial Supply Price; True-Up	11
2.6 Right to Purchase Samples; Sample Supply Price	11
2.7 Clinical Supply Price	12
2.8 Invoices	12
2.9 Warranties	13
2.10 Failure or Inability to Supply Product	13
2.11 Current Capacity; Obligation to Establish Secondary Facility; Scale-Up Plans	15
2.12 Costs and Expenses	15
2.13 Specifications	15
2.14 Quality Agreement	17
2.15 Quality Control Analyses and Release	17
2.16 Maintenance of Facilities	17
2.17 Regulatory Cooperation of Cosmo	18
2.18 Inspection by Salix	18
2.19 Notification of Regulatory Inspections; Communications	18
2.20 Recalls and Withdrawals	19
2.21 Compliance with Applicable Law	19
2.22 Retention of Manufacturing Records and Samples	19
2.23 Right to Obtain Product from Additional Sources in the Event of a Serious Supply Failure	20
2.24 Combination Products	20

ARTICLE III. CORPORATE NAMES	21
3.1 Corporate Names	21

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS	21
4.1 Representations and Warranties of Each Party	21
4.2 Additional Representations and Warranties of Cosmo	22
4.3 Disclaimer of Other Warranties	22

ARTICLE V. CONFIDENTIALITY	22
5.1 Confidential Information	22
5.2 Exceptions to Confidentiality	23
5.3 Disclosure	23
5.4 Notification	24

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5.5 Remedies	24
5.6 Use of Names	24
5.7 Press Releases	24

ARTICLE VI. TERM AND TERMINATION	25
6.1 Term	25
6.2 Remedies Other Than Termination	25
6.3 Effect of Expiration	25

ARTICLE VII. INDEMNIFICATION	25
7.1 Cosmo Indemnification	25
7.2 Salix Indemnification	26
7.3 Indemnification Procedure	26
7.4 Insurance	28

ARTICLE VIII. MISCELLANEOUS	29
8.1 Notices	29
8.2 Force Majeure	30
8.3 Entire Agreement; Amendment	30
8.4 Further Assurances	30
8.5 Successors and Assigns	30
8.6 Dispute Resolution	30
8.7 Governing Law	32
8.8 Audits	32
8.9 Payments	33
8.10 Third Party Beneficiaries	34
8.11 Export Control	34
8.12 Assignment	34
8.13 Waiver	35
8.14 Severability	35
8.15 Independent Contractors	35
8.16 Construction	36
8.17 Remedies	36
8.18 Counterparts; Facsimile Execution	36
8.19 English Language	36

Schedules

Schedule 1.13	COGS
Schedule 1.31	Existing Specifications
Schedule 2.11(a)	Current Capacity

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This MANUFACTURING AND SUPPLY AGREEMENT (BUDESONIDE COVERED PRODUCTS) (this “Agreement”), dated as of [*] 2014 (the “Effective Date”), is made by and between Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (“Salix”), and Cosmo Technologies (Two) Ltd., a private limited company organized under the laws of Ireland (“Cosmo”). Salix and Cosmo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Salix Pharmaceuticals, Ltd. (“Old Salix”), Cosmo Pharmaceuticals, S.p.A, Salix, and Sangiovese, LLC are parties to that certain Agreement and Plan of Merger and Reorganization dated as of July 8, 2014 (the “Merger Agreement”), pursuant to which Old Salix acquired Salix, with Salix in connection with such transaction retaining certain rights and assets with respect to the Products (as defined below) in the Territory (as defined below);

WHEREAS, pursuant to the License and Collaboration Agreement of even date herewith between Cosmo and Salix (the “License and Collaboration Agreement”), Salix and Cosmo have agreed to collaborate with respect to the development and commercialization of the Products in the Territory; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Salix wishes to have Cosmo manufacture and supply the Products for Salix, and Cosmo wishes to manufacture and supply the Products for Salix.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.3 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.4 “Average Actual Price” means, with respect to each Commercial Unit of a Product for a Calendar Year, the quotient of (a) five percent (5%) of Net Sales of such Product for such Calendar Year; divided by (b) the total number of Commercial Units of such Product sold in the Territory during such Calendar Year.

1.5 “Calendar Quarter” means each period of three (3) consecutive months commencing on 1 January, 1 April, 1 July, and 1 October, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on [*] 2014, and the last Calendar Quarter of the Term shall commence on the first day of the calendar quarter in which the Term ends and end on the last day of the Term.

1.6 “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1 January and ending on 31 December, except that the first Calendar Year of the Term shall commence on the Effective Date and end on 31 December 2014, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.7 “Capacity” means the capacity of Cosmo’s work force, plant, equipment and process to Manufacture Product and supply it to Salix in accordance with the terms hereof (including, if applicable, the capacity of any Third Party contract manufacturer engaged by Cosmo for such purpose in accordance with the terms hereof).

1.8 “Certificate of Analysis” has the meaning set forth in the Quality Agreement.

1.9 “Certificate of Compliance” has the meaning set forth in the Quality Agreement.

1.10 “Clinical Unit” means (a) one (1) tablet of Product intended by Salix to be used in pre-clinical or clinical studies and not for commercial sale (an “Active Clinical Unit”) and (b) one (1) placebo tablet that corresponds to an Active Clinical Unit and is intended by Salix to be used in pre-clinical or clinical studies and not for commercial sale (a “Placebo Unit”).

1.11 “Clinical Supply Price” means the price to be paid by Salix to Cosmo in respect of a particular Clinical Unit of a Product pursuant to the provisions of Section 2.7.

1.12 “CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included in a New Drug Application (as defined in the FFDCA and the regulations promulgated thereunder) for the Product.

1.13 “COGS” has the meaning set forth in Schedule 1.13.

1.14 “COGS Packaging Price” means, with respect to (a) a Sample Unit of the Current Product in the 9mg dosage strength, $0.74, and (b) a Clinical Unit of any Product, or a Sample Unit of any Product other than the Current Product in the 9mg dosage strength, COGS for packaging and labeling such Clinical Unit or Sample Unit, as reasonably agreed by the Parties.

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1.15 “COGS Price” means, with respect to:

(a) a Sample Unit or Active Clinical Unit of the Current Product in the 9mg dosage strength, the Post-Commercial COGS Tablet Price;

(b) a Sample Unit or Active Clinical Unit of any Product other than the Current Product in the 9mg dosage strength (i) prior to the date on which Cosmo has begun commercial scale Manufacturing of such Product, the Pre-Commercial COGS Tablet Price for such Product, and (ii) from and after the date on which Cosmo begins commercial scale Manufacturing of such Product, the Post-Commercial COGS Tablet Price for such Product; and

(c) a Placebo Unit, the COGS for Manufacture (excluding packaging and labeling) of such Placebo Unit, as reasonably agreed by the Parties.

1.16 “Commercial Unit” means one (1) tablet of Product intended by Salix for commercial sale.

1.17 “Confidential Information” means any and all information or material that, at any time before, on or after the Effective Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party (including by a Third Party) pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.18 “Corporate Names” means such trademarks and corporate names and logos of Cosmo as Cosmo may designate in writing from time to time, together with any variations and derivatives thereof.

1.19 “Cosmo” has the meaning set forth in the preamble hereto.

1.20 “Cosmo CMO” has the meaning set forth in Section 2.23.

1.21 “Cosmo CMO Deadline” has the meaning set forth in Section 2.23.

1.22 “Cosmo Indemnified Parties” has the meaning set forth in Section 7.2.

1.23 “Covered Products” has the meaning set forth in the License and Collaboration Agreement.

1.24 “Current Capacity” has the meaning set forth in Section 2.11(a).

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1.25 “Current Product” means the Product in the form, formulation and dosage strengths (9mg and 6mg) existing as of the Effective Date.

1.26 “Disclosing Party” means the Party disclosing Confidential Information.

1.27 “Drug Master File” means any drug master file filed with the FDA with respect to the Product.

1.28 “Effective Date” has the meaning set forth in the preamble hereto.

1.29 “Estimated Price” has the meaning set forth in Section 2.5(a).

1.30 “Excluded Lists” means the Department of Health and Human Service’s List of Excluded Individuals/Entities and the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.31 “Existing Specifications” means (a) the specifications for the Current Product in the 9mg dosage strength set forth on Schedule 1.31, Part A, as the same may be amended from time to time in accordance with the terms hereof, (b) the specifications for the Placebo Unit corresponding to the Current Product in the 9mg dosage strength set forth on Schedule 1.31, Part B, as the same may be amended from time to time in accordance with the terms hereof, (c) the specifications for the Current Product in the 6mg dosage strength set forth on Schedule 1.31, Part C, as the same may be amended from time to time in accordance with the terms hereof, and (d) the specifications for the Placebo Unit corresponding to the Current Product in the 6mg dosage strength set forth on Schedule 1.31, Part D, as the same may be amended from time to time in accordance with the terms hereof.

1.32 “Exploit” means to make, have made, import, use, sell, offer for sale or otherwise dispose of a compound, product or process, including all discovery, research, development, commercialization, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, exportation, transportation, distribution, promotion and marketing of such compound, product or process. “Exploitation” means the act of Exploiting.

1.33 “Facility” means each of the Primary Facility and the Secondary Facility.

1.34 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.35 “FFDCA” has the meaning set forth in Section 2.9.

1.36 “Firm Forecast” has the meaning set forth in Section 2.2(b).

1.37 “Forecast” has the meaning set forth in Section 2.2(b).

1.38 “GMP” means the current good manufacturing practices applicable to the Manufacturing of Product pursuant to Applicable Law.

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1.39 “ICC” has the meaning set forth in Section 8.6(b).

1.40 “ICC Rules” has the meaning set forth in Section 8.6(a).

1.41 “Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).

1.42 “Indemnified Party” has the meaning set forth in Section 7.3(a).

1.43 “Indemnifying Party” has the meaning set forth in Section 7.3(a).

1.44 “Inflation Index” means the consumer price index (CPI) for Ireland published by the Central Statistics Office of Ireland.

1.45 “Informational Forecast” has the meaning set forth in Section 2.2(a).

1.46 “Invoiced Sales” has the meaning set forth in Section 1.53.

1.47 “License and Collaboration Agreement” has the meaning set forth in the recitals.

1.48 “Losses” has the meaning set forth in Section 7.1.

1.49 “Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of a pharmaceutical product or compound.

1.50 “Marketing Authorization” means an approved New Drug Application as defined in the FFDCA and the regulations promulgated thereunder, or any application, registration or certification, necessary or reasonably useful to market any Product in the Territory, including applicable pricing and reimbursement approvals.

1.51 “Material(s)” means all ingredients, raw materials, packaging and labeling components, and all other supplies of any kind, required or used in connection with the Manufacturing of the Product.

1.52 “Merger Agreement” has the meaning set forth in the recitals.

1.53 “Net Sales” means, with respect to a particular period of time, the actual gross amounts invoiced by Salix or its Affiliates (collectively, a “Selling Person”) on all sales of the Product purchased hereunder in the Territory during such period (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors, and (iv) chargebacks; (b) freight, postage, shipping

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and insurance expenses to the extent that such items are included in the Invoiced Sales; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority and to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions; (e) sales and other taxes and duties directly related to the sale or delivery of the Product (but not including franchise taxes or taxes assessed against the income derived from such sale); (f) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that the Selling Person allocates to sales of the Products in accordance with the Selling Person’s standard policies and procedures consistently applied across its products; (g) product placement and similar fees paid to pharmacies, and coupons, co-pay cards and similar price reductions and discounts provided to consumers; and (h) distribution expenses to the extent that such items are included in the Invoiced Sales and are identified as or accounted for as a discount to the selling price for such Product, in each case to the extent customary in the pharmaceutical industry in the Territory (collectively, “Permitted Deductions”). Any of the deductions listed above that involves a payment by a Selling Person shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. If any taxes or fees described in clauses (e) or (f) above are refunded to the Selling Person, a corresponding credit will be made to Net Sales in the Calendar Quarter in which the refund is obtained. For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for charitable, promotional, pre-clinical or clinical purposes, or regulatory or governmental purposes, in each case, without charge. Sales of Product between Salix and any of its Affiliates shall not result in any Net Sales. For clarity, Net sales shall not include sales by any Selling Person of any Product not supplied under this Agreement by Cosmo.

1.54 “New Product” means any Product other than the Current Product.

1.55 “New Product Specifications” means the specifications for any New Product as provided by Salix to Cosmo pursuant to Section 2.13(a), as the same may be amended from time to time in accordance with the terms hereof.

1.56 “Old Salix” has the meaning set forth in the recitals.

1.57 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.58 “Permitted Deductions” has the meaning set forth in Section 1.53.

1.59 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

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1.60 “Policies” has the meaning set forth in Section 7.4(a).

1.61 “Post-Commercial COGS Tablet Price” means, with respect to (a) the Current Product in the 9mg dosage strength (i) for Calendar Year 2014, $0.40 per Active Clinical Unit or Sample Unit, and (ii) for each succeeding Calendar Year thereafter, the Post-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year, and (b) the Current Product in the 6mg dosage strength or any New Product (i) for the first Calendar Year in which Cosmo Manufactures commercial scale quantities of such Product, the COGS for commercial Manufacture (excluding packaging and labeling) of an Active Clinical Unit or Sample Unit of such Product for such Calendar Year as reasonably agreed by the Parties, and (ii) for each succeeding Calendar Year thereafter, the Post-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year.

1.62 “Pre-Commercial COGS Tablet Price” means, with respect to (a) the Current Product in the 6mg dosage strength (i) for Calendar Year 2014, $0.32 per Active Clinical Unit or Sample Unit, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year, and (b) any New Product, (i) for the first Calendar Year in which Active Clinical Units or Sample Units of such New Product are supplied hereunder, the COGS for Manufacture (excluding packaging and labeling) of such New Product for such Calendar Year as reasonably agreed by the Parties, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year.

1.63 “Primary Facility” means the Manufacturing facility of Cosmo (or its Affiliate) located in Lainate, Milan, Italy.

1.64 “Product” means (a) a Covered Product containing budesonide as its sole active ingredient and (b) a Placebo Unit corresponding thereto.

1.65 “Purchase Order” means a written purchase order that sets forth, with respect to the period covered thereby, (a) the quantities of Product to be delivered by Cosmo to Salix, specifying (i) whether such quantities are Active Clinical Units, Placebo Units, Commercial Units or Sample Units, and (ii) whether such quantities are to be provided in bulk form or, subject to Section 2.1(b), in finished, packaged, and labeled form and (b) the required delivery dates therefor.

1.66 “Quality Agreement” means the quality assurance agreement to be agreed between the Parties relating to the Manufacture of the Products in accordance with Section 2.14, as such agreement shall be amended from time to time.

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1.67 “Quarterly Activity Report” has the meaning set forth in Section 2.4.

1.68 “Receiving Party” means the Party receiving Confidential Information.

1.69 “Recipients” has the meaning set forth in Section 5.1.

1.70 “Reconciliation Payment” has the meaning set forth in Section 2.5(b).

1.71 “Regulatory Approval” means, with respect to any particular country or other jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of a Product in such country or jurisdiction, including, where applicable, (a) approval of a Product in such country or jurisdiction, including any Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.72 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Products in any country or other jurisdiction.

1.73 “Salix” has the meaning set forth in the preamble hereto.

1.74 “Salix Indemnified Parties” has the meaning set forth in Section 7.1.

1.75 “Sample Supply Price” means the price paid by Salix to Cosmo in respect of a particular Sample Unit pursuant to the provisions of Section 2.6.

1.76 “Sample Unit” means one (1) tablet of Product intended by Salix for use as a physician’s sample or other promotional use and not for commercial sale.

1.77 “Scale-Up Plans” has the meaning set forth in Section 2.11.

1.78 “Secondary Facility” has the meaning set forth in Section 2.11(b).

1.79 “Selling Person” has the meaning set forth in Section 1.53.

1.80 “Serious Supply Failure” means that Cosmo for any reason (including force majeure) fails to deliver the full quantity of Product specified in a Purchase Order within seventy (70) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9 on two (2) or more occasions in any twelve (12)- consecutive month period.

1.81 “Specifications” means the Existing Specifications and any New Product Specifications.

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1.82 “Term” has the meaning set forth in Section 6.1.

1.83 “Territory” means the United States.

1.84 “Testing Laboratory” has the meaning set forth in Section 2.10(e).

1.85 “Third Party” means any Person other than Cosmo, Salix and their respective Affiliates.

1.86 “Third Party Claim” has the meaning set forth in Section 7.1.

1.87 “United States” means the United States of America, its territories and possessions, including the District of Columbia and Puerto Rico.

ARTICLE II. MANUFACTURING AND SUPPLY

2.1 Purchase and Supply Obligations.

(a) Subject to the terms and conditions hereof, including Section 2.23, Salix shall purchase from Cosmo all of Salix’s requirements of the Products, and Cosmo shall Manufacture and supply the Products for Salix, in the quantities ordered by Salix hereunder.

(b) Cosmo shall supply Products to Salix either in bulk form or in finished, packaged, and labeled form, as specified in Salix’s applicable Purchase Orders; provided that Cosmo shall be obligated to supply Products in finished, packaged, and labeled form only after the date on which Cosmo notifies Salix that Cosmo is capable of supplying Products in finished, packaged, and labeled form.

2.2 Forecasting, Order and Delivery of Products.

(a) Within thirty (30) days after the Effective Date, for the first Calendar Year, and thereafter at least ninety (90) days prior to the first day of each subsequent Calendar Year during the Term, Salix shall deliver to Cosmo a written good faith forecast estimating, on a quarterly basis, the quantities of each Product that Salix expects to purchase from Cosmo during such Calendar Year (each, an “Informational Forecast”). Each Informational Forecast shall be non-binding and shall be used by Cosmo for planning purposes only.

(b) Commencing with the first month after the month in which the Effective Date occurs, on the fifteenth (15th) day of each month during the Term (or, at Salix’s discretion, at any time from the eighth (8th) day of such month up to and including the twenty-second (22nd) day of such month), Salix shall deliver to Cosmo a written good faith forecast estimating the quantities of the Products that Salix expects to purchase from Cosmo for each month during the following twelve (12) months (each, a “Forecast”). The first three (3) months of each Forecast shall be a “Firm Forecast”. Except as provided in clause (c) below, each Forecast shall be non-binding and shall be used by Cosmo for planning purposes only.

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(c) Without duplication of any previously delivered Purchase Order, each Firm Forecast shall be accompanied by a Purchase Order for Product to be delivered to Salix during each of the first three (3) months, respectively, set forth in such Firm Forecast. The quantity of Product specified in any Purchase Order for delivery in any month (i) shall be in multiples of the full production lots of Product, such full production lot sizes to be mutually agreed following determination of the Specifications, and (ii) shall not be less than eighty percent (80%) or more than one hundred twenty percent (120%) of the quantities specified in the most recent Firm Forecast applicable to such month.

(d) Cosmo shall promptly acknowledge its receipt of each Purchase Order. With respect to each Purchase Order, Salix shall be obligated to purchase, and Cosmo shall be obligated to deliver, by the required delivery date set forth therein such quantities of Product as are set forth therein. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

(e) Cosmo shall deliver the quantities of Product set forth in each Purchase Order by the required delivery date set forth in such Purchase Order EXW (as defined in Incoterms 2010) the applicable Facility. Title to the Products shall pass to Salix at the time and location of such delivery.

(f) Each delivery of Product shall be accompanied by (i) a Certificate of Analysis, (ii) a Certificate of Compliance, (iii) such other documents as may be required pursuant to the Quality Agreement, and (iv) documentation necessary for the sale or export of the Product.

2.3 Materials.

(a) Cosmo shall maintain an inventory of Materials in sufficient quantities, and shall otherwise use commercially reasonable efforts, to supply Salix with quantities of Products that are up to one hundred twenty percent (120%) of the quantities specified in each Firm Forecast.

(b) Cosmo shall be responsible for auditing and qualifying its supplier(s) of Materials and obtaining supplies of Materials in accordance with the Specifications. All Materials shall conform to the applicable specifications or Drug Master File, as further referenced in regulatory documentation owned or filed by or on behalf of Salix in respect of any Product.

2.4 Reports and Payments. Within thirty (30) days after the first day of each Calendar Quarter beginning with the first Calendar Quarter in which Net Sales occur, Salix shall submit to Cosmo a written report with respect to the preceding Calendar Quarter (the “Quarterly Activity Report”) stating (a) the gross sales and Net Sales of Products sold by Salix and its Affiliates during the Calendar Quarter just ended, making reference to the specific deductions taken in accordance with the definition of Net Sales, and (b) the actual number of Commercial Units sold during such Calendar Quarter.

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2.5 Commercial Supply Price; True-Up. In consideration of Cosmo’s supply of Commercial Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to the Average Actual Price for such Calendar Year for each Commercial Unit purchased by Salix hereunder in such Calendar Year (regardless of whether such Commercial Unit is sold by Salix in such Calendar Year). Such amount shall be payable as follows:

(a) The Estimated Price for 2014 shall be $1.40 per Commercial Unit. At the beginning of each Calendar Year thereafter, the Parties shall discuss in good faith and agree on a reasonable estimate of the Average Actual Price for each Product, which estimate shall be based on a reasonable approximation of the aggregate Net Sales of such Product to be recognized by Salix during the Calendar Year (each such agreed estimate, the “Estimated Price” for such Product for the applicable Calendar Year). Cosmo shall invoice Salix for the Estimated Price in accordance with Section 2.8.

(b) Within thirty (30) days after the end of each Calendar Year, Salix shall prepare and send to Cosmo a report stating (i) the calculation of the Average Actual Price for such Calendar Year; (ii) the total amount of Estimated Price actually paid or payable by Salix to Cosmo for the delivery of Commercial Units to Salix in such Calendar Year; and (ii) the amount of the reconciliation payment (the “Reconciliation Payment”) for such Calendar Year owed by Salix to Cosmo, or Cosmo to Salix (as applicable), based on the calculations in subclauses (i) and (ii) above, such that after such Reconciliation Payment (by the appropriate Party to the other) Salix has paid to Cosmo the total Average Actual Price for each Commercial Unit purchased by Salix hereunder in such Calendar Year. Within fifteen (15) days of Cosmo’s receipt of such report from Salix, the applicable Party shall pay to the other the Reconciliation Payment shown to be owed in such report.

(c) With respect to all Commercial Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Commercial Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

2.6 Right to Purchase Samples; Sample Supply Price.

(a) Salix shall have the right to purchase from Cosmo in each Calendar Year aggregate quantities of Sample Units of any Product in an amount not to exceed ten percent (10%) of the quantities of Commercial Units of such Product purchased by Salix during such Calendar Year.

(b) In consideration of Cosmo’s supply of Sample Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to one hundred twenty percent (120%) of the applicable COGS Price for such Calendar Year for each Sample Unit purchased by Salix hereunder in such Calendar Year.

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(c) With respect to all Sample Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Sample Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

(d) With respect to all Sample Units of Products supplied by Cosmo to Salix in finished, packaged, and labeled form, Salix shall pay Cosmo, in addition to the amounts payable pursuant to Section 2.6(b), an amount equal to one hundred twenty percent (120%) of the COGS Packaging Price for each such Sample Unit purchased by Salix hereunder.

2.7 Clinical Supply Price.

(a) In consideration of Cosmo’s supply of Clinical Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to one hundred twenty percent (120%) of the applicable COGS Price for such Calendar Year for each Clinical Unit purchased by Salix hereunder in such Calendar Year.

(b) With respect to all Clinical Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Clinical Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

(c) With respect to all Clinical Units of Products supplied by Cosmo to Salix in finished, packaged, and labeled form, Salix shall pay Cosmo, in addition to the amounts payable pursuant to Section 2.7(a), an amount equal to one hundred twenty percent (120%) of the COGS Packaging Price for each such Clinical Unit purchased by Salix hereunder.

2.8 Invoices. Cosmo shall invoice Salix for the applicable Estimated Price for all Commercial Units of Product, the applicable Sample Supply Price for all Sample Units of Product, and the applicable Clinical Supply Price for all Clinical Units of Product, promptly after delivery thereof. Salix shall pay each invoice not later than ninety (90) days after receipt by Salix thereof; provided that if Salix rejects the applicable Commercial Units, Sample Units or Clinical Units of Product pursuant to Section 2.10, then payment shall be due within ninety (90) days after receipt by Salix of notice from the Testing Laboratory that the invoiced Commercial Units, Sample Units or Clinical Units of Product, as applicable, are conforming or, subject to Section 2.10, receipt by Salix of replacement Product; provided further, that if Salix disputes any portion of an invoice, it shall pay the undisputed portion and shall provide Cosmo with written notice of the disputed portion and its reasons therefor, and Salix shall not be obligated to pay such disputed portion. The Parties shall use good faith efforts to resolve any such disputed portion.

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2.9 Warranties. In connection with each delivery of Product to Salix hereunder, Cosmo hereby represents and warrants to Salix as of the date of the delivery of such Product to Salix as follows: (a) such Product is in conformity with the applicable Specifications and the Certificate of Analysis therefor provided pursuant to Section 2.2(f); (b) such Product has been Manufactured in conformance with GMP, all other Applicable Law, this Agreement and the Quality Agreement; (c) title to such Product will pass to Salix free and clear of any security interest, lien or other encumbrance; (d) such Product has been Manufactured in facilities that were in compliance with all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) the remaining shelf life of such Product at the time of delivery shall be no less than the greater of (i) seventy five percent (75%) of the total shelf life approved under the Regulatory Approval for the Product in the Territory as of such time and (ii) six (6) months less than the total shelf life approved under the Regulatory Approval for the Product in the Territory as of such time; (f) such Product is not adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”); (g) such Product may be introduced into interstate commerce pursuant to the FFDCA; and (h) neither Cosmo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

2.10 Failure or Inability to Supply Product.

(a) In the event that Cosmo, at any time during the Term, shall have reason to believe that it will be unable to satisfy its obligations pursuant to Section 2.3(a) or supply Salix, in a timely manner and in conformity with the warranties set forth in Section 2.9, with the full quantity of Product forecasted to be ordered or actually ordered by Salix (whether by reason of force majeure or otherwise), Cosmo shall, as promptly as possible, notify Salix thereof (and, in any event, shall use commercially reasonable efforts to provide at least fifteen (15) days’ advance notice thereof to Salix). Promptly thereafter, the Parties shall meet to discuss and Cosmo shall use best efforts to provide and satisfy Salix with the full quantity of conforming Product or maintenance of the required inventory. Compliance by Cosmo with this Section 2.10(a) shall not relieve Cosmo of any other obligation or liability under this Agreement, including any obligation or liability under Section 2.10(b), (c) or (d).

(b) If Cosmo fails to deliver the full quantity of Product specified in a Purchase Order (other than as a result of Salix’s failure to comply with its release obligations in accordance with the timeline set forth in the Quality Agreement) by fifteen (15) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9, then Salix may, at its option, (i) cancel all or any portion of such Purchase Order, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order.

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(c) If Cosmo fails to deliver the full quantity of Product specified in a Purchase Order (other than as a result of Salix’s failure to comply with its release obligations in accordance with the timeline set forth in the Quality Agreement) by forty-five (45) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9, then Salix may, at its option, (i) cancel all or any portion of such Purchase Order, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order.

(d) If, during any month of the Term, Cosmo has insufficient quantities of Product, or of Materials required for the Manufacture of Product, to fill all Purchase Orders submitted by Salix that require delivery during such month, Cosmo shall allocate and deliver to Salix an amount of Product equal to (i) the aggregate amount of Product (together with equivalent versions of the Product Manufactured for sale outside the Territory) available for delivery by Cosmo and its Affiliates (or capable of being Manufactured using all available Materials) in such month to all Persons worldwide, including Cosmo and its Affiliates and its and their licensees, multiplied by (ii) a fraction, the numerator of which is the aggregate amount of Product delivered by Cosmo to Salix during the six (6)-consecutive month period prior to the month in which such shortage occurs, and the denominator of which is the aggregate amount of Product (together with equivalent versions of the Product Manufactured for sale outside the Territory) delivered by Cosmo to all Persons worldwide, including Cosmo and its Affiliates and its and their licensees, during the six (6)-consecutive month period prior to the month in which such shortage occurs. Compliance by Cosmo with this Section 2.10(d) shall not relieve Cosmo of any other obligation or liability under this Agreement, including under Section 2.10(b) or (c).

(e) In the event that Salix determines, within forty-five (45) days after delivery thereof by Cosmo (or within forty-five (45) days after discovery of any nonconformity that could not reasonably have been detected by a customary inspection on delivery), that any Product supplied by Cosmo does not conform to the warranties set forth in Section 2.9, Salix shall give Cosmo notice thereof (including a sample of such Product, if applicable). Cosmo shall undertake appropriate evaluation of such sample and shall notify Salix whether it has confirmed such nonconformity within thirty (30) days after receipt of such notice from Salix. If Cosmo notifies Salix that it has not confirmed such nonconformity, then the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Cosmo if the testing confirms the nonconformity and otherwise by Salix. If the Testing Laboratory or Cosmo confirms that the Product does not conform to the warranties set forth in Section 2.9, then Cosmo promptly shall supply Salix with a conforming quantity of Product at Cosmo’s expense. In addition, Cosmo promptly shall reimburse Salix for all costs incurred by Salix with respect to such nonconforming Product. Salix shall have the right to offset any such costs against any payments owed by Salix to Cosmo under this Agreement. Cosmo immediately shall notify Salix if at any time it discovers that any Product delivered hereunder does not conform to the warranties set forth in Section 2.9.

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2.11 Current Capacity; Obligation to Establish Secondary Facility; Scale-Up Plans.

(a) Cosmo represents and warrants to Salix that Cosmo’s Capacity as of the Effective Date is as set forth on Schedule 2.11(a) (the “Current Capacity”).

(b) Not later than three (3) years after the Effective Date, Cosmo shall construct, establish and qualify a second manufacturing facility in Ireland capable of Manufacturing commercial scale quantities of the Products in accordance with the terms hereof, including by obtaining all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with such facility and its operation and equipment used or to be used in the Manufacture of the Products (such facility, once all such licenses, registrations and approvals have been obtained, the “Secondary Facility”). The Secondary Facility shall be a facility owned by Cosmo. Once the Secondary Facility has been established and qualified in accordance with the preceding sentence, the Parties shall discuss and agree in good faith how the Capacity shall be updated to reflect additional capacity available through the Secondary Facility.

(c) Cosmo shall notify Salix promptly after the fire certificate required by Applicable Law for the Secondary Facility has been issued. Salix shall pay Cosmo a milestone in the amount of Twenty-One Million Dollars ($21,000,000) not later than thirty days after receipt of such notice from Cosmo; provided that if the fire certificate is issued prior to December 5, 2014, Salix shall pay such milestone not later than January 5, 2015.

(d) Cosmo agrees that at all times during the Term it will not, unless otherwise agreed in writing by Salix, allow its Capacity to be less than the Current Capacity (or any increased capacity subsequently made available pursuant to Section 2.11(b) or agreed pursuant to any Scale-Up Plans).

(e) In the event that at any time during the Term Salix contemplates that its requirements for the Products to be purchased hereunder are likely to exceed the Current Capacity (or any increased Capacity as of such date), Salix shall promptly notify Cosmo and the Parties shall thereafter discuss in good faith plans to increase Cosmo’s Capacity in respect of the Products so as to meet Salix’s anticipated needs (as mutually agreed upon in writing, the “Scale-Up Plans”). Cosmo agrees to use its best efforts to implement any mutually agreed upon Scale-Up Plan in accordance with its terms.

2.12 Costs and Expenses. Except as otherwise explicitly set forth herein, Cosmo shall be solely responsible for all costs and expenses incurred in connection with the Manufacture of Products hereunder, including costs and expenses of personnel, quality control testing, Manufacturing facilities and equipment, and Materials.

2.13 Specifications.

(a) New Product Specifications. If Salix desires to develop or commercialize a New Product, Salix shall provide the New Product Specifications, Manufacturing process, and the test methods therefor to Cosmo.

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(b) Amendments to Specifications.

(i) Salix may amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for a Product as determined by Salix, unilaterally and in its sole discretion. Salix promptly shall provide Cosmo with appropriate documentation relating to any such changes to the Specifications, Manufacturing process or test methods to the extent that such changes affect Cosmo’s Manufacturing of the applicable Product hereunder.

(ii) Cosmo shall not amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for any Product or any Materials or sources of Materials used in connection with Manufacturing the Products without the prior written consent of Salix.

(iii) Salix shall reimburse Cosmo for reasonable expenses that are actually incurred by Cosmo in connection with any material amendment of the Specifications as a result of obsolescence of Materials, goods-in-process, and finished goods not suitable for other use in the business or operations of Cosmo or any of its Affiliates; provided, however, that Salix’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Firm Forecast, plus twenty percent (20%).

(iv) Cosmo shall be solely responsible for any and all increased costs or expenses incurred by it or Salix as a result of any amendment of the Specifications, the Manufacturing process or the test methods for any Product (i) requested by Cosmo and consented to in writing by Salix as contemplated by Section 2.13(b)(ii) or (ii) required by Salix as a result of Cosmo’s failure to Manufacture the Products in conformity with the warranties set forth in Section 2.9.

(c) Capital Expenditures. If Cosmo reasonably believes that the Manufacture of (i) a New Product in accordance with the New Product Specifications, Manufacturing process, and the test methods therefor provided by Salix or (ii) a Product in accordance with any amendment to the Specifications, the Manufacturing process, or the test methods for such Product required by Salix, in either case ((i) or (ii)) would require material capital expenditures for plant, equipment or process upgrades, the Parties shall, for a period of not less than thirty (30) days after Salix provides such information, negotiate in good faith the amount of capital expenditures required and an appropriate allocation of such capital expenditures between the Parties, taking into account the expected use by Cosmo of such plant, equipment or process upgrades to Manufacture products for customers in addition to Salix. If, after such period, the Parties cannot agree on the amount of such capital expenditures or the appropriate allocation of such capital expenditures between the Parties, then the Parties shall submit the dispute to an appropriately qualified expert of recognized repute and credentials mutually agreed by the Parties, which expert shall determine the amount of such capital expenditures or the appropriate allocation of such capital expenditures between the Parties within thirty (30) days after the dispute is referred to him or her. In the event that the matter is submitted to an expert in accordance with the foregoing sentence, the expert shall use such procedures

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as such expert may consider necessary or appropriate to reach a conclusion. Both Parties shall cooperate with such expert’s reasonable requests for assistance in connection with its analysis hereunder. The Parties shall be bound by such expert’s determination, absent manifest error. Each Party shall bear fifty percent (50%) of the expenses of the expert.

(d) Capacity. In the event that (i) the Manufacture of any New Product or (ii) any amendment to the Specifications, the Manufacturing process, or the test methods for any Product, in either case adversely affects Cosmo’s ability to maintain its Capacity at the Current Capacity (or any increased capacity as subsequently made available pursuant to Section 2.11(b) or agreed pursuant to any Scale-Up Plan), the Parties shall discuss in good faith a Scale-Up Plan to address such shortfall in Capacity.

2.14 Quality Agreement. Salix and Cosmo shall, promptly following the Effective Date and in any event prior to any commercial sale of the Products Manufactured by Cosmo hereunder, prepare and enter into a reasonable and customary quality agreement that sets forth the terms and conditions upon which Cosmo will conduct its quality activities in connection with this Agreement (the “Quality Agreement”). Each Party shall duly and punctually perform all of its obligations under the Quality Agreement.

2.15 Quality Control Analyses and Release. Cosmo shall be responsible for all quality control analyses and quality assurance of the Products; provided that all Products shall be final released by Salix, in each case in accordance with the terms of the Quality Agreement. For avoidance of doubt, such release of Product by Salix shall not limit Salix’s rights in respect of Product that does not comply with the warranty set forth in Section 2.9, including Salix’s right to reject Product pursuant to Section 2.10(e).

2.16 Maintenance of Facilities.

(a) Except as otherwise approved in writing by Salix, Cosmo shall Manufacture the Product exclusively at the Primary Facility and, after it has been established in accordance with Section 2.11(b), the Secondary Facility.

(b) Cosmo shall at all times during the Term ensure that any and all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with each Facility and its operation and equipment used or to be used in connection with the Manufacture of the Products so as to permit Cosmo to Manufacture Product and supply it to Salix as contemplated hereunder have been obtained and are in all respects current and in full force and effect.

(c) Cosmo shall at all times during the Term maintain each Facility and equipment used or to be used in connection with the Manufacture of the Products in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, GMP and all other Applicable Law.

(d) Cosmo shall maintain in each Facility adequate and segregated holding accommodations for Materials and Products manufactured for Salix hereunder as and to the extent required by the Specifications, the Regulatory Approvals, GMP and all other Applicable Law.

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(e) Cosmo shall only use disposal services or sites that have appropriate environmental permits and are in compliance with Applicable Law.

2.17 Regulatory Cooperation of Cosmo. Cosmo shall cooperate with any reasonable requests for assistance from Salix with respect to obtaining and maintaining any and all Regulatory Approvals required in connection with the sourcing of Products by Salix hereunder and the sale of Products in the Territory, including by:

(a) at Cosmo’s own cost, making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the Products;

(b) at Cosmo’s own cost, disclosing and making available to Salix, in whatever form Salix may reasonably request, all Manufacturing and quality control data, CMC Data and other information related to the Products and the Manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any Regulatory Approval required in connection with the sourcing of Products by Salix hereunder and the sale of Products in the Territory; and

(c) at Cosmo’s own cost, (i) preparing, filing and maintaining in accordance with Applicable Law, a Drug Master File in respect of the Products and filing each such Drug Master File with the FDA and those Regulatory Authorities (other than the FDA) designated by Salix, as applicable, and (ii) providing to Salix a copy of the open portion of each such Drug Master File.

2.18 Inspection by Salix. Cosmo agrees that Salix and its agents (so long as such agents have entered into binding confidentiality agreements with Salix) shall have the right, as required by Applicable Law or otherwise once each Calendar Year, or otherwise for cause, upon reasonable prior notice to Cosmo and during normal business hours, to inspect each Facility as well as the Manufacturing of the Products, including inspection of (a) Materials, (b) the holding facilities for Materials and Products, (c) the equipment used in the Manufacture of the Products, and (d) all records relating to such Manufacturing and each Facility (to the extent they relate to the Products). Following such audit, Salix shall discuss its observations and conclusions with Cosmo and Cosmo shall implement such corrective actions as may be reasonably determined by Salix within thirty (30) days after notification thereof by Salix or such longer period as may be agreed by the Parties.

2.19 Notification of Regulatory Inspections; Communications. Cosmo shall notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) business days, after learning of any proposed visit to, or inspection of, any Facility by any Regulatory Authority and immediately by telephone after learning of any unannounced visit to, or inspection of, a Facility by any Regulatory Authority, in each case relating to the Products or any equipment or Manufacturing process used in

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connection with the Manufacture of the Products. Cosmo shall provide to Salix a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, in each case relating to the Products or any equipment or Manufacturing process used in connection with the Manufacture of the Products, within three (3) business days after receipt thereof and shall consult with Salix concerning the response of Cosmo to each such communication. Cosmo shall provide Salix with a copy of all draft responses for comment as soon as possible and all final responses for review and comment as soon as reasonably practicable. The Parties acknowledge and agree that Cosmo has the sole right to determine the contents and form of any communication with, or response to, FDA in connection with a regulatory inspection. Cosmo covenants that such communications with, and responses to, FDA shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such communication or response not misleading.

2.20 Recalls and Withdrawals. Cosmo promptly shall reimburse Salix for all costs incurred by Salix in connection with recalls, market withdrawals, and returns and destruction of Products as and to the extent such recalls, market withdrawals, and returns and destruction of Products result from Cosmo’s breach of its obligations under this Agreement or negligence or willful misconduct. Salix shall have the right to offset any such costs against any payments owed by Salix to Cosmo under this Agreement.

2.21 Compliance with Applicable Law. Cosmo shall strictly comply, and shall cause each of its Materials suppliers to strictly comply, with GMP and all other Applicable Law in carrying out the Manufacturing of the Products and its other duties and obligations under this Agreement, including those relating to environmental matters, public health, wages, hours and conditions of employment, subcontractor selection, discrimination and occupational health/safety. Without limiting the foregoing, Cosmo covenants that neither Cosmo nor any of its permitted subcontractors shall utilize child, or any form of forced or involuntary, labor in the Manufacture of the Products or services under this Agreement. Upon Salix’s request, Cosmo shall certify in writing its compliance with this Section 2.21 and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

2.22 Retention of Manufacturing Records and Samples.

(a) Cosmo shall generate (as and to the extent required by Applicable Law), retain and maintain, both during the Term and thereafter:

(i) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of the Products;

(ii) all Manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the Manufacturing of the Products;

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(iii) samples of each batch and Materials. Samples shall include a quantity of representative material of each batch and Materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of Manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample; and

(iv) such other records and samples as Salix reasonably may require in order to ensure compliance by Cosmo with the terms of this Agreement and Applicable Law.

(b) Without prejudice to Cosmo’s obligations pursuant to Section 2.22(a), Cosmo shall diligently complete the master batch record for each Product during the Manufacture of such Product.

(c) All materials, samples, records and other items referred to in Sections 2.22(a) and 2.22(b) shall be retained by Cosmo for the longer of (i) such period as may be required by GMP and all other Applicable Law and (ii) five (5) years.

2.23 Right to Obtain Product from Additional Sources in the Event of Serious Supply Failure. In the event of a Serious Supply Failure, in addition to any other remedies available to Salix hereunder, Cosmo shall be required to establish and qualify a Third Party manufacturing facility not later than twenty-four (24) months after the occurrence of such Serious Supply Failure (the “Cosmo CMO Deadline”) capable of Manufacturing commercial scale quantities of the Products in accordance with the terms hereof, including by obtaining all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with such facility and its operation and equipment used or to be used in the Manufacture of the Products (the “Cosmo CMO”). If Cosmo has not complied with its obligations to establish the Cosmo CMO in accordance with the preceding sentence by the Cosmo CMO Deadline, (a) Salix shall no longer be required to purchase its requirements of any Product from Cosmo and (b) Salix shall have the right to enter into arrangements with one or more Third Parties to act as additional sources of the Products (or Salix or its Affiliate may Manufacture the Products), and Cosmo shall promptly grant to each Third Party manufacturer as may be designated by Salix as an additional source of the Products, on a royalty-free, non-exclusive basis, such licenses, and provide to such Third Party manufacturer (or Salix or its Affiliate), free of charge, such technical assistance as such Third Party manufacturer (or Salix or its Affiliate) may require in order to Manufacture the Products to the then-current Manufacturing process(es) for the Products.

2.24 Combination Products. In the event that Salix desires to develop or commercialize a Covered Product containing budesonide together with one or more other active ingredients, the Parties shall discuss in good faith the terms on which Cosmo may supply such Covered Product to Salix.

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ARTICLE III. CORPORATE NAMES

3.1 Corporate Names. Cosmo shall, and does hereby, grant to Salix a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, to use such Corporate Names of Cosmo or its Affiliates, solely as may be required by Applicable Law, in connection with its sale or documentation of the chain of custody of Products in the Territory.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants with the other Party, as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; provided that Salix makes no representation, warranty or covenant with respect to any consents, approvals or authorizations required to be obtained in connection with any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and in any way relating to any Product or the Exploitation thereof.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or other similar documents of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound; provided that Salix makes no representation, warranty or covenant with respect to any contractual obligation arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) or any court or administrative order existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party or by which it is bound and in any way relating to any Product or the Exploitation thereof.

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4.2 Additional Representations and Warranties of Cosmo. Cosmo hereby represents and warrants to Salix as of the Effective Date, and covenants with Salix, as follows:

(a) Neither Cosmo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(b) Neither Cosmo nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section, or listed on either Excluded List.

(c) Cosmo will inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Cosmo’s knowledge, is threatened, relating to the debarment or conviction under Section 306 of the FFDCA, or listing on either Excluded List, of Cosmo or any Person performing services hereunder.

4.3 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

ARTICLE V. CONFIDENTIALITY

5.1 Confidential Information. Subject to the provisions of Sections 5.2 and 5.3, at all times during the Term and for seven (7) years following the expiration of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, or consultants who have a need to know such information to perform such Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement. Each Party shall be deemed to be the Disclosing Party with respect to the Existing Specifications, and Salix shall be deemed to be the Disclosing Party with respect to any New Specifications.

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5.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a Third Party without restriction and without breach of any agreement between such Third Party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

5.3 Disclosure.

(a) Each Party may disclose Confidential Information to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order;

(ii) made pursuant to Section 2.23; or

(iii) otherwise required by law or regulation, in the opinion of legal counsel to the Receiving Party.

(b) Salix may disclose Confidential Information to the extent that such disclosure is made to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

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(c) To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file or register this Agreement or a notification thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

5.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

5.5 Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this ARTICLE V, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

5.6 Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.6 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

5.7 Press Releases. Except as expressly provided in Section 5.3, neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party. Each Party shall provide the other with the proposed text of any such press release or public announcement for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, as early as possible, but in no event less than four (4) business days in advance of the publication, communication or dissemination thereof; provided, however, that the receiving Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within three (3) business days after receipt by the receiving Party of the text of such public announcement.

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ARTICLE VI. TERM AND TERMINATION

6.1 Term. This Agreement shall commence as of the Effective Date and shall remain in effect until the expiration or earlier termination of the License and Collaboration Agreement (the “Term”).

6.2 Remedies Other Than Termination. Neither Party shall have the right to terminate this Agreement, in part or in its entirety, for any reason. It is the Parties’ intent to provide relief or compensation to either Party hereunder in the event of the other Party’s material breach of any material provision of this Agreement, not through the termination of this Agreement but through remedies in law or equity, such as injunctive relief, specific performance, and monetary damages.

6.3 Effect of Expiration.

(a) The expiration of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration. Those provisions that by their terms or intent are required to survive the expiration of the Agreement in order to give effect to the intent of the Parties shall so survive. Without limiting the foregoing, the provisions of ARTICLE I, Sections 2.9, 2.20, 2.22, ARTICLE V, this ARTICLE VI, ARTICLE VII, and ARTICLE VIII shall survive the expiration of this Agreement and continue thereafter in accordance with and to the extent of their terms. Except as otherwise expressly provided herein, expiration of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(b) Upon expiration of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except that the legal department of such Party may retain one copy for archival purposes.

(c) Following expiration of this Agreement, Cosmo shall provide such reasonable cooperation and support with respect to regulatory matters as Salix may require in order to dispose of previously purchased Products.

ARTICLE VII. INDEMNIFICATION

7.1 Cosmo Indemnification. Cosmo shall indemnify Salix, its Affiliates and its and their respective directors, officers, employees and agents (the “Salix Indemnified Parties”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with (a) any and all suits, actions, investigations, claims or demands of Third Parties (collectively, all “Third Party Claims”) arising from or

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occurring as a result of (i) the breach by Cosmo of any of its representations or warranties set forth in this Agreement, (ii) Cosmo’s breach of any covenant, undertaking or other term contained in this Agreement, (iii) Cosmo’s negligence or willful misconduct in the performance of this Agreement, or (iv) the storage, release, or disposal of any hazardous or regulated material or any waste by Cosmo, or (b) the enforcement by Salix of its rights under this Section 7.1, except, in each case, for those Losses for which Salix has an obligation to indemnify the Cosmo Indemnified Parties pursuant to Section 7.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

7.2 Salix Indemnification. Salix shall indemnify Cosmo, its Affiliates and its and their respective directors, officers, employees and agents (the “Cosmo Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses incurred by any of them in connection with (a) any and all Third Party Claims arising from or occurring as a result of (i) the breach by Salix of any of its representations or warranties set forth in this Agreement, or (ii) Salix’s breach of any covenant, undertaking or other term contained in this Agreement, or (b) the enforcement by Cosmo of its rights under this Section 7.2, except, in each case, for those Losses for which Cosmo has an obligation to indemnify the Salix Indemnified Parties pursuant to Section 7.1, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses. Notwithstanding the foregoing or anything contained herein to the contrary, Salix shall have no liability for, and Cosmo shall defend, indemnify and hold harmless the Salix Indemnified Parties, from and against, any and all Losses, whenever asserted, arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and which would be violated by any direct or indirect assignment, transfer, licensing, sale, pledge, encumbrance, hypothecation, or other disposition, or any Exploitation, of any Product.

7.3 Indemnification Procedure.

(a) Notice of Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(b) Third Party Claims. The obligations of an Indemnifying Party under this Article VII with respect to any Third Party Claim shall be governed by and be contingent upon the following additional terms and conditions :

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(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Salix Indemnified Party or Cosmo Indemnified Party, as applicable, from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Salix Indemnified Party or Cosmo Indemnified Party, as applicable.

(ii) Right to Participate in Defense. Without limiting Section 7.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3(b)(i) (in which case the Indemnified Party shall control the defense), or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles.

(iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party

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Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.4 Insurance.

(a) During the Term, each Party shall maintain (i) comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than Five Million United States Dollars ($5,000,000.00) and (ii) product liability/completed operations coverage with a per claim limit of not less than Two Million United States Dollars ($2,000,000.00) (collectively, the “Policies”). If any Policy is written on a claims-made basis, the retroactive date, if any, shall be not be later than the Effective Date. In addition, such coverage shall be continued for a period of five (5) years following the Term. Each Party shall provide prompt notice to the other Party in the event that the first Party’s Policies are canceled or subjected to a reduction of coverage or any other material adverse modification.

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(b) Each Party shall furnish certificates of insurance for its Policies to the other Party within ten (10) days after the Effective Date.

ARTICLE VIII. MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

Salix Pharmaceuticals, plc

[•]

Attention:

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: EVP Business Development

and

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton

If to Cosmo to:

Cosmo Technologies (Two) Ltd.

Amiens Street 42-43

Dublin 1 - Ireland

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section 8.1, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

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8.2 Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 8.2, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform. Notwithstanding the foregoing, in the event the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the affected Party.

8.3 Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.4 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.5 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix, Cosmo and their respective successors and permitted assigns.

8.6 Dispute Resolution. In the event of a dispute between the Parties, either Party may, by giving written notice of dispute to the other Party, request a meeting of authorized representatives of the Parties for the purpose of resolving the dispute. The Parties agree that, within thirty (30) days after any such request, each Party shall

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designate a representative to participate in dispute resolution discussions that shall be held at a mutually acceptable time and place for the purpose of resolving the dispute. Each Party agrees to negotiate in good faith to resolve the dispute in a mutually acceptable manner. If for whatever reason the Parties are unable to resolve the dispute within sixty (60) days after the issuance of a notice of dispute, then either Party may, by written notice to the other Party, submit the dispute to binding arbitration in accordance with the provisions of this Section 8.6.

(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce as then in effect (“ICC Rules”), provided, that in the event and to the extent such rules conflict with the terms of this Section 8.6, the terms of this Section 8.6 shall govern. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Dublin, Ireland. The arbitration shall be conducted in the English language.

(b) Except as provided in Section 8.6(c), the arbitration shall be held before a single arbitrator, who shall be selected by agreement of the Parties, or, if the Parties cannot agree within thirty (30) days after commencement of arbitration, then by the International Chamber of Commerce (“ICC”). The arbitrator selected pursuant to this Section 8.6(b) shall be a practicing or retired lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the Manufacture and supply of pharmaceutical products for the Territory.

(c) Notwithstanding Section 8.6(b), in the event that the dispute that is subject to arbitration is one in which a Party seeks to recover an amount of at least One Million Dollars ($1,000,000) from the other Party, then either Party shall have the option, exercisable by written notice to the other Party given at any time within ten (10) days after commencement of arbitration, to require that the arbitration be held before a panel of three (3) arbitrators. In such case, within thirty (30) days after the provision of notice described in the preceding sentence, each Party shall select one person to act as arbitrator. If a Party shall fail within the designated time period to select an arbitrator, then the arbitrator to be selected by the Party shall be selected by the ICC. The two (2) persons so selected as arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the two (2) initially selected arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the ICC. Each arbitrator selected pursuant to this Section 8.6(c) shall be a practicing lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the Manufacture and supply of pharmaceutical products.

(d) Each Party shall, upon the written request of the other Party, promptly provide the other Party with copies of documents relevant to the issues raised by the dispute on which the producing Party may rely in support of, or in opposition to, any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within forty five (45) days following the appointment of the arbitrator(s).

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(e) It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within six (6) months from the date the arbitrator is appointed (or, where a panel of three (3) arbitrators is used, the date upon which the third arbitrator is appointed). The arbitrator(s) may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(f) Except as may be required by Applicable Law (including applicable securities laws or rules of a securities exchange) or as may be necessary to enforce the arbitration award or the provisions of this Section 8.6, and except for disclosures made by a Party to its accountants, insurers, consultants, or attorneys or to actual or potential lenders, non-public investors, rating agencies, acquirors, or business partners who are under obligations to the disclosing Party to hold the disclosed information in confidence, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(g) The arbitrator(s) shall have discretion to allocate the Parties’ costs and expenses for the arbitration (including attorneys’ fees), the fees of the arbitrator(s), and the administrative fees of arbitration between the Parties in proportion to the extent to which they prevail. Failing such allocation, each Party shall bear its own costs and expenses and an equal share of the fees of the arbitrators and administrative fees of the arbitration.

8.7 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of Ireland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

8.8 Audits.

(a) Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the other Party, provided with access by such other Party during normal business hours, and upon reasonable prior written notice, to examine only those records of such other Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to the auditing Party’s request, the correctness or completeness of any payment made or statement or invoice submitted under this Agreement. Such examinations may not (i) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12) month period revealed an underpayment with respect to such period or an incorrect statement submitted by the audited Party in respect of such period

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or the audited Party restates or revises such books and records for such period) or (ii) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Products (including with respect to COGS), (B) made available to both Parties in writing, and (C) subject to ARTICLE V and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement or whether statements or invoices submitted by the audited Party under this Agreement are true and correct, as the case may be, and (B) the amount of any additional payments owed or excess payments made or any correction to statements or invoices submitted by the audited Party under this Agreement, as the case may be. Except as provided below, the cost of this examination shall be borne by the auditing Party, unless the audit reveals a variance of more than five percent (5%) from the reported or invoiced amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 8.8(b), if such audit concludes that additional payments were owed or that excess payments were made during such period, the applicable Party shall make such additional payments or reimburse such excess payments to the other Party within sixty (60) days after the date on which such auditor’s written report is delivered to the Parties. In addition, if (1) Cosmo is required to reimburse excess payments to Salix as a result of the overstatement by Cosmo of the Clinical Supply Price or Sample Supply Price, Cosmo shall pay interest on such excess payment as provided in Section 8.9 from the date of original payment by Salix, or (2) Salix is required to make an additional payment to Cosmo as a result of the understatement by Salix of the Average Actual Price, Salix shall pay interest on such additional payment as provided in Section 8.9 from the date originally due.

(b) In the event of a dispute of any audit under Section 8.8(a), Cosmo and Salix shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be resolved in accordance with Section 8.6.

8.9 Payments.

(a) All payments to be made by one Party to the other (the “Payee”) under this Agreement shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by the Payee from time to time; provided that Salix shall be entitled to set off against any payment due to Cosmo hereunder any payment due from Cosmo to Salix hereunder. Time for payment shall be of the essence. Unless the paying Party notifies the Payee in writing of a good faith dispute with respect to amounts not paid when due, interest shall accrue thereon at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date payment is due; provided, however, that in the case of a good faith dispute regarding payment that is resolved to be due and is not paid within three (3) business days after such resolution, interest shall accrue on any amount overdue at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date such payment becomes overdue. For purposes of this Agreement, the rate of prime shall be that rate of prime quoted by Citibank, N.A., New York, New York, or any successor entity thereto.

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(b) All payments under this Agreement will be made without any deduction or withholding for or on account of any taxes, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law to be assessed against the payee. Salix shall consult in good faith with Cosmo’s tax advisors (whose fees shall be borne solely by Cosmo) prior to deducting or withholding any amounts as aforesaid. If the payor of any such payment is so required to make any deduction or withholding from payments due to the payee, the payor shall (i) promptly notify the payee of such requirement, (ii) pay to the relevant authorities on payee’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the payee, and (iii) promptly forward to payee an official receipt (or certified copy) or other documentation reasonably acceptable to payee evidencing such payment to such authorities.

(c) All payments under this Agreement shall be made in United States Dollars. Any amount or charge necessary for determining any amount payable hereunder that is received or incurred in a currency other than United States Dollars shall be translated into United States Dollars at the average daily purchase price for United States Dollars using the relevant currency during the most recently ended Calendar Quarter prior to the date of the relevant transaction, using for such purpose daily purchase prices as reported in the Wall Street Journal as published for the New York City market.

8.10 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.11 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

8.12 Assignment. Except as expressly provided herein, neither Party may, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, subcontract or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Salix may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or to the purchaser or sublicensee of Salix’s rights in and to the Products or any Product, (b) Cosmo may, without such consent, assign this Agreement and its rights and obligations hereunder to one or more Affiliates, and (c) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to the purchaser of all or substantially all of its assets or to any successor entity or acquirer in the event of a merger, consolidation or change in

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control of such Party. Any attempt to assign, transfer, subcontract or delegate any portion of this Agreement in violation of this Section shall be null and void. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Salix or Cosmo, as the case may be. In the event either Party assigns or delegates its rights or obligations to another Person in accordance with the terms hereof, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and the assignor or transferor shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement from and after the effective date of such assignment. No such assignment or delegation shall relieve the assignor or transferor of any of its obligations hereunder. Notwithstanding the foregoing, Cosmo shall have the right, from time to time and without the necessity of providing notice to or obtaining the consent of Salix, to delegate, assign, or subcontract to any of its Affiliates Cosmo’s rights or responsibilities under this Agreement. In all cases, Cosmo shall remain the contract Party under this Agreement and shall remain responsible to Salix for the performance of all such obligations under this Agreement.

8.13 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

8.15 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

35

8.16 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” or “clause” refer to the specified Article, Section, Schedule or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.17 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

8.18 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

8.19 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

[The remainder of this page has been intentionally left blank.]

36

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

	SALIX PHARMACEUTICALS, PLC		COSMO TECHNOLOGIES (TWO) LTD.

By:		By:
Name:		Name:
Title:		Title:

[SIGNATURE PAGE TO MANUFACTURING AND SUPPLY AGREEMENT (BUDESONIDE COVERED PRODUCTS)]

EXHIBIT D

MANUFACTURING AND SUPPLY AGREEMENT

(Rifamycin SV Covered Products)

between

SALIX PHARMACEUTICALS, PLC

and

COSMO TECHNOLOGIES (TWO) LTD.

Dated as of [*] 2014

ARTICLE I.	DEFINITIONS	1

ARTICLE II.	MANUFACTURING AND SUPPLY	9
2.1	Purchase and Supply Obligations	9
2.2	Forecasting, Order and Delivery of Products	9
2.3	Materials	10
2.4	Reports and Payments	10
2.5	Commercial Supply Price; True-Up	10
2.6	Right to Purchase Samples; Sample Supply Price	11
2.7	Clinical Supply Price	12
2.8	Invoices	12
2.9	Warranties	12
2.10	Failure or Inability to Supply Product	13
2.11	Current Capacity; Obligation to Establish Secondary Facility; Scale-Up Plans	15
2.12	Costs and Expenses	15
2.13	Specifications	15
2.14	Quality Agreement	17
2.15	Quality Control Analyses and Release	17
2.16	Maintenance of Facilities	17
2.17	Regulatory Cooperation of Cosmo	18
2.18	Inspection by Salix	18
2.19	Notification of Regulatory Inspections; Communications	18
2.20	Recalls and Withdrawals	19
2.21	Compliance with Applicable Law	19
2.22	Retention of Manufacturing Records and Samples	19
2.23	Right to Obtain Product from Additional Sources in the Event of a Serious Supply Failure	20
2.24	Combination Products	20

ARTICLE III.	CORPORATE NAMES	20
3.1	Corporate Names	20

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES; COVENANTS	21
4.1	Representations and Warranties of Each Party	21
4.2	Additional Representations and Warranties of Cosmo	22
4.3	Disclaimer of Other Warranties	22

ARTICLE V.	CONFIDENTIALITY	22
5.1	Confidential Information	22
5.2	Exceptions to Confidentiality	23
5.3	Disclosure	23
5.4	Notification	24

-i-

5.5	Remedies	24
5.6	Use of Names	24
5.7	Press Releases	24

ARTICLE VI.	TERM AND TERMINATION	25
6.1	Term	25
6.2	Remedies Other Than Termination	25
6.3	Effect of Expiration	25

ARTICLE VII.	INDEMNIFICATION	25
7.1	Cosmo Indemnification	25
7.2	Salix Indemnification	26
7.3	Indemnification Procedure	26
7.4	Insurance	28

ARTICLE VIII.	MISCELLANEOUS	29
8.1	Notices	29
8.2	Force Majeure	30
8.3	Entire Agreement; Amendment	30
8.4	Further Assurances	30
8.5	Successors and Assigns	30
8.6	Dispute Resolution	30
8.7	Governing Law	32
8.8	Audits	32
8.9	Payments	33
8.10	Third Party Beneficiaries	34
8.11	Export Control	34
8.12	Assignment	34
8.13	Waiver	35
8.14	Severability	35
8.15	Independent Contractors	35
8.16	Construction	36
8.17	Remedies	36
8.18	Counterparts; Facsimile Execution	36
8.19	English Language	36

Schedules

Schedule 1.13	COGS
Schedule 1.31	Existing Specifications
Schedule 2.11(a)	Current Capacity

-ii-

This MANUFACTURING AND SUPPLY AGREEMENT (RIFAMYCIN SV COVERED PRODUCTS) (this “Agreement”), dated as of [*] 2014 (the “Effective Date”), is made by and between Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (“Salix”), and Cosmo Technologies (Two) Ltd., a private limited company organized under the laws of Ireland (“Cosmo”). Salix and Cosmo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Salix Pharmaceuticals, Ltd. (“Old Salix”), Cosmo Pharmaceuticals, S.p.A, Salix, and Sangiovese, LLC are parties to that certain Agreement and Plan of Merger and Reorganization dated as of July 8, 2014 (the “Merger Agreement”), pursuant to which Old Salix acquired Salix, with Salix in connection with such transaction retaining certain rights and assets with respect to the Products (as defined below) in the Territory (as defined below);

WHEREAS, pursuant to the License and Collaboration Agreement of even date herewith between Cosmo and Salix (the “License and Collaboration Agreement”), Salix and Cosmo have agreed to collaborate with respect to the development and commercialization of the Products in the Territory; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Salix wishes to have Cosmo manufacture and supply the Products for Salix, and Cosmo wishes to manufacture and supply the Products for Salix.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.3 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.4 “Average Actual Price” means, with respect to each Commercial Unit of a Product for a Calendar Year, the quotient of (a) five percent (5%) of Net Sales of such Product for such Calendar Year; divided by (b) the total number of Commercial Units of such Product sold in the Territory during such Calendar Year.

1.5 “Calendar Quarter” means each period of three (3) consecutive months commencing on 1 January, 1 April, 1 July, and 1 October, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on [*] 2014, and the last Calendar Quarter of the Term shall commence on the first day of the calendar quarter in which the Term ends and end on the last day of the Term.

1.6 “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1 January and ending on 31 December, except that the first Calendar Year of the Term shall commence on the Effective Date and end on 31 December 2014, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.7 “Capacity” means the capacity of Cosmo’s work force, plant, equipment and process to Manufacture Product and supply it to Salix in accordance with the terms hereof (including, if applicable, the capacity of any Third Party contract manufacturer engaged by Cosmo for such purpose in accordance with the terms hereof).

1.8 “Certificate of Analysis” has the meaning set forth in the Quality Agreement.

1.9 “Certificate of Compliance” has the meaning set forth in the Quality Agreement.

1.10 “Clinical Unit” means (a) one (1) tablet of Product intended by Salix to be used in pre-clinical or clinical studies and not for commercial sale (an “Active Clinical Unit”) and (b) one (1) placebo tablet that corresponds to an Active Clinical Unit and is intended by Salix to be used in pre-clinical or clinical studies and not for commercial sale (a “Placebo Unit”).

1.11 “Clinical Supply Price” means the price to be paid by Salix to Cosmo in respect of a particular Clinical Unit of a Product pursuant to the provisions of Section 2.7.

1.12 “CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included in a New Drug Application (as defined in the FFDCA and the regulations promulgated thereunder) for the Product.

1.13 “COGS” has the meaning set forth in Schedule 1.13.

1.14 “COGS Packaging Price” means, with respect to any Clinical Unit or Sample Unit of a particular Product, COGS for packaging and labeling such Clinical Unit or Sample Unit, as reasonably agreed by the Parties.

1.15 “COGS Price” means, with respect to:

(a) an Active Clinical Unit or Sample Unit of a particular Product, (i) prior to the date on which Cosmo has begun commercial scale Manufacturing of such Product, the Pre-Commercial COGS Tablet Price for such Product, and (ii) from and after the date on which Cosmo begins commercial scale Manufacturing of such Product, the Post-Commercial COGS Tablet Price for such Product; and

(b) a Placebo Unit, the COGS for Manufacture (excluding packaging and labeling) of such Placebo Unit, as reasonably agreed by the Parties.

1.16 “Commercial Unit” means one (1) tablet of Product intended by Salix for commercial sale.

1.17 “Confidential Information” means any and all information or material that, at any time before, on or after the Effective Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party (including by a Third Party) pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.18 “Corporate Names” means such trademarks and corporate names and logos of Cosmo as Cosmo may designate in writing from time to time, together with any variations and derivatives thereof.

1.19 “Cosmo” has the meaning set forth in the preamble hereto.

1.20 “Cosmo CMO” has the meaning set forth in Section 2.23.

1.21 “Cosmo CMO Deadline” has the meaning set forth in Section 2.23.

1.22 “Cosmo Indemnified Parties” has the meaning set forth in Section 7.2.

1.23 “Covered Products” has the meaning set forth in the License and Collaboration Agreement.

1.24 “Current Capacity” has the meaning set forth in Section 2.11(a).

1.25 “Current Product” means the Product in the form, formulation and dosage strengths (200mg and 600mg) existing as of the Effective Date.

1.26 “Disclosing Party” means the Party disclosing Confidential Information.

1.27 “Drug Master File” means any drug master file filed with the FDA with respect to the Product.

1.28 “Effective Date” has the meaning set forth in the preamble hereto.

1.29 “Estimated Price” has the meaning set forth in Section 2.5(a).

1.30 “Excluded Lists” means the Department of Health and Human Service’s List of Excluded Individuals/Entities and the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.31 “Existing Specifications” means (a) the specifications for the Current Product in the 200mg dosage strength set forth on Schedule 1.31, Part A, as the same may be amended from time to time in accordance with the terms hereof, (b) the specifications for the Placebo Unit corresponding to the Current Product in the 200mg dosage strength set forth on Schedule 1.31, Part B, as the same may be amended from time to time in accordance with the terms hereof, (c) the specifications for the Current Product in the 600mg dosage strength set forth on Schedule 1.31, Part C, as the same may be amended from time to time in accordance with the terms hereof, and (d) the specifications for the Placebo Unit corresponding to the Current Product in the 600mg dosage strength set forth on Schedule 1.31, Part D, as the same may be amended from time to time in accordance with the terms hereof.

1.32 “Exploit” means to make, have made, import, use, sell, offer for sale or otherwise dispose of a compound, product or process, including all discovery, research, development, commercialization, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, exportation, transportation, distribution, promotion and marketing of such compound, product or process. “Exploitation” means the act of Exploiting.

1.33 “Facility” means each of the Primary Facility and the Secondary Facility.

1.34 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.35 “FFDCA” has the meaning set forth in Section 2.9.

1.36 “Firm Forecast” has the meaning set forth in Section 2.2(b).

1.37 “Forecast” has the meaning set forth in Section 2.2(b).

1.38 “GMP” means the current good manufacturing practices applicable to the Manufacturing of Product pursuant to Applicable Law.

1.39 “ICC” has the meaning set forth in Section 8.6(b).

1.40 “ICC Rules” has the meaning set forth in Section 8.6(a).

1.41 “Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).

1.42 “Indemnified Party” has the meaning set forth in Section 7.3(a).

1.43 “Indemnifying Party” has the meaning set forth in Section 7.3(a).

1.44 “Inflation Index” means the consumer price index (CPI) for Ireland published by the Central Statistics Office of Ireland.

1.45 “Informational Forecast” has the meaning set forth in Section 2.2(a).

1.46 “Invoiced Sales” has the meaning set forth in Section 1.53.

1.47 “License and Collaboration Agreement” has the meaning set forth in the recitals.

1.48 “Losses” has the meaning set forth in Section 7.1.

1.49 “Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of a pharmaceutical product or compound.

1.50 “Marketing Authorization” means an approved New Drug Application as defined in the FFDCA and the regulations promulgated thereunder, or any application, registration or certification, necessary or reasonably useful to market any Product in the Territory, including applicable pricing and reimbursement approvals.

1.51 “Material(s)” means all ingredients, raw materials, packaging and labeling components, and all other supplies of any kind, required or used in connection with the Manufacturing of the Product.

1.52 “Merger Agreement” has the meaning set forth in the recitals.

1.53 “Net Sales” means, with respect to a particular period of time, the actual gross amounts invoiced by Salix or its Affiliates (collectively, a “Selling Person”) on all sales of the Product purchased hereunder in the Territory during such period (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors, and (iv) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the Invoiced Sales; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority and to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions; (e) sales and other taxes and duties directly related to the sale or delivery of the Product (but not including franchise taxes or taxes assessed against the income derived from such sale); (f) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that the Selling Person allocates to sales of the Products in accordance with the Selling Person’s standard policies and procedures consistently applied across its products; (g) product placement and similar fees paid to pharmacies, and coupons, co-pay cards and similar price reductions and discounts provided to consumers; and (h) distribution expenses to the extent that such items are included in the Invoiced Sales and are identified as or accounted for as a discount to the selling price for such Product, in each case to the extent customary in the pharmaceutical industry in the Territory (collectively, “Permitted Deductions”). Any of the deductions listed above that involves a payment by a Selling Person shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. If any taxes or fees described in clauses (e) or (f) above are refunded to the Selling Person, a corresponding credit will be made to Net Sales in the Calendar Quarter in which the refund is obtained. For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for charitable, promotional, pre-clinical or clinical purposes, or regulatory or governmental purposes, in each case, without charge. Sales of Product between Salix and any of its Affiliates shall not result in any Net Sales. For clarity, Net sales shall not include sales by any Selling Person of any Product not supplied under this Agreement by Cosmo.

1.54 “New Product” means any Product other than the Current Product.

1.55 “New Product Specifications” means the specifications for any New Product as provided by Salix to Cosmo pursuant to Section 2.13(a), as the same may be amended from time to time in accordance with the terms hereof.

1.56 “Old Salix” has the meaning set forth in the recitals.

1.57 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.58 “Permitted Deductions” has the meaning set forth in Section 1.53.

1.59 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.60 “Policies” has the meaning set forth in Section 7.4(a).

1.61 “Post-Commercial COGS Tablet Price” means, with respect to a particular Product, (a) for the first Calendar Year in which Cosmo Manufactures commercial scale quantities of such Product, the COGS for commercial Manufacture (excluding packaging and labeling) of an Active Clinical Unit or Sample Unit of such Product, as reasonably agreed by the Parties, and (b) for each succeeding Calendar Year thereafter, the Post-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year.

1.62 “Pre-Commercial COGS Tablet Price” means, with respect to (a) the Current Product in the 200mg dosage strength (i) for Calendar Year 2014, $0.68 per Active Clinical Unit or Sample Unit, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year, (b) the Current Product in the 600mg dosage strength (i) for Calendar Year 2014, $1.62 per Active Clinical Unit or Sample Unit, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year, and (c) any New Product (i) for the first Calendar Year in which Active Clinical Units or Sample Units of such New Product are supplied hereunder, the COGS for Manufacture (excluding packaging and labeling) of such New Product for such Calendar Year as reasonably agreed by the Parties, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year.

1.63 “Primary Facility” means the Manufacturing facility of Cosmo (or its Affiliate) located in Lainate, Milan, Italy.

1.64 “Product” means (a) a Covered Product containing Rifamycin SV as its sole active ingredient and (b) a Placebo Unit corresponding thereto.

1.65 “Purchase Order” means a written purchase order that sets forth, with respect to the period covered thereby, (a) the quantities of Product to be delivered by Cosmo to Salix, specifying (i) whether such quantities are Active Clinical Units, Placebo Units, Commercial Units or Sample Units, and (ii) whether such quantities are to be provided in bulk form or, subject to Section 2.1(b), in finished, packaged, and labeled form and (b) the required delivery dates therefor.

1.66 “Quality Agreement” means the quality assurance agreement to be agreed between the Parties relating to the Manufacture of the Products in accordance with Section 2.14, as such agreement shall be amended from time to time.

1.67 “Quarterly Activity Report” has the meaning set forth in Section 2.4.

1.68 “Receiving Party” means the Party receiving Confidential Information.

1.69 “Recipients” has the meaning set forth in Section 5.1.

1.70 “Reconciliation Payment” has the meaning set forth in Section 2.5(b).

1.71 “Regulatory Approval” means, with respect to any particular country or other jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of a Product in such country or jurisdiction, including, where applicable, (a) approval of a Product in such country or jurisdiction, including any Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.72 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Products in any country or other jurisdiction.

1.73 “Rifamycin SV” has the meaning set forth in the License and Collaboration Agreement.

1.74 “Salix” has the meaning set forth in the preamble hereto.

1.75 “Salix Indemnified Parties” has the meaning set forth in Section 7.1.

1.76 “Sample Supply Price” means the price paid by Salix to Cosmo in respect of a particular Sample Unit pursuant to the provisions of Section 2.6.

1.77 “Sample Unit” means one (1) tablet of Product intended by Salix for use as a physician’s sample or other promotional use and not for commercial sale.

1.78 “Scale-Up Plans” has the meaning set forth in Section 2.11.

1.79 “Secondary Facility” has the meaning set forth in Section 2.11(b).

1.80 “Selling Person” has the meaning set forth in Section 1.53.

1.81 “Serious Supply Failure” means that Cosmo for any reason (including force majeure) fails to deliver the full quantity of Product specified in a Purchase Order within seventy (70) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9 on two (2) or more occasions in any twelve (12)- consecutive month period.

1.82 “Specifications” means the Existing Specifications and any New Product Specifications.

1.83 “Term” has the meaning set forth in Section 6.1.

1.84 “Territory” means the United States.

1.85 “Testing Laboratory” has the meaning set forth in Section 2.10(e).

1.86 “Third Party” means any Person other than Cosmo, Salix and their respective Affiliates.

1.87 “Third Party Claim” has the meaning set forth in Section 7.1.

1.88 “United States” means the United States of America, its territories and possessions, including the District of Columbia and Puerto Rico.

ARTICLE II. MANUFACTURING AND SUPPLY

2.1 Purchase and Supply Obligations.

(a) Subject to the terms and conditions hereof, including Section 2.23, Salix shall purchase from Cosmo all of Salix’s requirements of the Products, and Cosmo shall Manufacture and supply the Products for Salix, in the quantities ordered by Salix hereunder.

(b) Cosmo shall supply Products to Salix either in bulk form or in finished, packaged, and labeled form, as specified in Salix’s applicable Purchase Orders; provided that Cosmo shall be obligated to supply Products in finished, packaged, and labeled form only after the date on which Cosmo notifies Salix that Cosmo is capable of supplying Products in finished, packaged, and labeled form.

2.2 Forecasting, Order and Delivery of Products.

(a) Within thirty (30) days after the Effective Date, for the first Calendar Year, and thereafter at least ninety (90) days prior to the first day of each subsequent Calendar Year during the Term, Salix shall deliver to Cosmo a written good faith forecast estimating, on a quarterly basis, the quantities of each Product that Salix expects to purchase from Cosmo during such Calendar Year (each, an “Informational Forecast”). Each Informational Forecast shall be non-binding and shall be used by Cosmo for planning purposes only.

(b) Commencing with the first month after the month in which the Effective Date occurs, on the fifteenth (15th) day of each month during the Term (or, at Salix’s discretion, at any time from the eighth (8th) day of such month up to and including the twenty-second (22nd) day of such month), Salix shall deliver to Cosmo a written good faith forecast estimating the quantities of the Products that Salix expects to purchase from Cosmo for each month during the following twelve (12) months (each, a “Forecast”). The first three (3) months of each Forecast shall be a “Firm Forecast”. Except as provided in clause (c) below, each Forecast shall be non-binding and shall be used by Cosmo for planning purposes only.

(c) Without duplication of any previously delivered Purchase Order, each Firm Forecast shall be accompanied by a Purchase Order for Product to be delivered to Salix during each of the first three (3) months, respectively, set forth in such Firm Forecast. The quantity of Product specified in any Purchase Order for delivery in any month (i) shall be in multiples of the full production lots of Product, such full production lot sizes to be mutually agreed following determination of the Specifications, and (ii) shall not be less than eighty percent (80%) or more than one hundred twenty percent (120%) of the quantities specified in the most recent Firm Forecast applicable to such month.

(d) Cosmo shall promptly acknowledge its receipt of each Purchase Order. With respect to each Purchase Order, Salix shall be obligated to purchase, and Cosmo shall be obligated to deliver, by the required delivery date set forth therein such quantities of Product as are set forth therein. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

(e) Cosmo shall deliver the quantities of Product set forth in each Purchase Order by the required delivery date set forth in such Purchase Order EXW (as defined in Incoterms 2010) the applicable Facility. Title to the Products shall pass to Salix at the time and location of such delivery.

(f) Each delivery of Product shall be accompanied by (i) a Certificate of Analysis, (ii) a Certificate of Compliance, (iii) such other documents as may be required pursuant to the Quality Agreement, and (iv) documentation necessary for the sale or export of the Product.

2.3 Materials.

(a) Cosmo shall maintain an inventory of Materials in sufficient quantities, and shall otherwise use commercially reasonable efforts, to supply Salix with quantities of Products that are up to one hundred twenty percent (120%) of the quantities specified in each Firm Forecast.

(b) Cosmo shall be responsible for auditing and qualifying its supplier(s) of Materials and obtaining supplies of Materials in accordance with the Specifications. All Materials shall conform to the applicable specifications or Drug Master File, as further referenced in regulatory documentation owned or filed by or on behalf of Salix in respect of any Product.

2.4 Reports and Payments. Within thirty (30) days after the first day of each Calendar Quarter beginning with the first Calendar Quarter in which Net Sales occur, Salix shall submit to Cosmo a written report with respect to the preceding Calendar Quarter (the “Quarterly Activity Report”) stating (a) the gross sales and Net Sales of Products sold by Salix and its Affiliates during the Calendar Quarter just ended, making reference to the specific deductions taken in accordance with the definition of Net Sales, and (b) the actual number of Commercial Units sold during such Calendar Quarter.

2.5 Commercial Supply Price; True-Up. In consideration of Cosmo’s supply of Commercial Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to the Average Actual Price for such Calendar Year for each Commercial Unit purchased by Salix hereunder in such Calendar Year (regardless of whether such Commercial Unit is sold by Salix in such Calendar Year). Such amount shall be payable as follows:

(a) At a reasonable time prior to the first Salix purchase of a Commercial Unit of a particular Product, and at the beginning of each Calendar Year thereafter, the Parties shall discuss in good faith and agree on a reasonable estimate of the Average Actual Price for such Product, which estimate shall be based on a reasonable approximation of the aggregate Net Sales of such Product to be recognized by Salix during the Calendar Year (each such agreed estimate, the “Estimated Price” for such Product for the applicable Calendar Year). Cosmo shall invoice Salix for the Estimated Price in accordance with Section 2.8.

(b) Within thirty (30) days after the end of each Calendar Year, Salix shall prepare and send to Cosmo a report stating (i) the calculation of the Average Actual Price for such Calendar Year; (ii) the total amount of Estimated Price actually paid or payable by Salix to Cosmo for the delivery of Commercial Units to Salix in such Calendar Year; and (ii) the amount of the reconciliation payment (the “Reconciliation Payment”) for such Calendar Year owed by Salix to Cosmo, or Cosmo to Salix (as applicable), based on the calculations in subclauses (i) and (ii) above, such that after such Reconciliation Payment (by the appropriate Party to the other) Salix has paid to Cosmo the total Average Actual Price for each Commercial Unit purchased by Salix hereunder in such Calendar Year. Within fifteen (15) days of Cosmo’s receipt of such report from Salix, the applicable Party shall pay to the other the Reconciliation Payment shown to be owed in such report.

(c) With respect to all Commercial Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Commercial Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

2.6 Right to Purchase Samples; Sample Supply Price.

(a) Salix shall have the right to purchase from Cosmo in each Calendar Year aggregate quantities of Sample Units of any Product in an amount not to exceed ten percent (10%) of the quantities of Commercial Units of such Product purchased by Salix during such Calendar Year.

(b) In consideration of Cosmo’s supply of Sample Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to one hundred twenty percent (120%) of the applicable COGS Price for such Calendar Year for each Sample Unit purchased by Salix hereunder in such Calendar Year.

(c) With respect to all Sample Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Sample Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

(d) With respect to all Sample Units of Products supplied by Cosmo to Salix in finished, packaged, and labeled form, Salix shall pay Cosmo, in addition to the amounts payable pursuant to Section 2.6(b), an amount equal to one hundred twenty percent (120%) of the COGS Packaging Price for each such Sample Unit purchased by Salix hereunder.

2.7 Clinical Supply Price.

(a) In consideration of Cosmo’s supply of Clinical Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to one hundred twenty percent (120%) of the applicable COGS Price for such Calendar Year for each Clinical Unit purchased by Salix hereunder in such Calendar Year.

(b) With respect to all Clinical Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Clinical Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

(c) With respect to all Clinical Units of Products supplied by Cosmo to Salix in finished, packaged, and labeled form, Salix shall pay Cosmo, in addition to the amounts payable pursuant to Section 2.7(a), an amount equal to one hundred twenty percent (120%) of the COGS Packaging Price for each such Clinical Unit purchased by Salix hereunder.

2.8 Invoices. Cosmo shall invoice Salix for the applicable Estimated Price for all Commercial Units of Product, the applicable Sample Supply Price for all Sample Units of Product, and the applicable Clinical Supply Price for all Clinical Units of Product, promptly after delivery thereof. Salix shall pay each invoice not later than ninety (90) days after receipt by Salix thereof; provided that if Salix rejects the applicable Commercial Units, Sample Units or Clinical Units of Product pursuant to Section 2.10, then payment shall be due within ninety (90) days after receipt by Salix of notice from the Testing Laboratory that the invoiced Commercial Units, Sample Units or Clinical Units of Product, as applicable, are conforming or, subject to Section 2.10, receipt by Salix of replacement Product; provided further, that if Salix disputes any portion of an invoice, it shall pay the undisputed portion and shall provide Cosmo with written notice of the disputed portion and its reasons therefor, and Salix shall not be obligated to pay such disputed portion. The Parties shall use good faith efforts to resolve any such disputed portion.

2.9 Warranties. In connection with each delivery of Product to Salix hereunder, Cosmo hereby represents and warrants to Salix as of the date of the delivery of such Product to Salix as follows: (a) such Product is in conformity with the applicable Specifications and the Certificate of Analysis therefor provided pursuant to Section

2.2(f); (b) such Product has been Manufactured in conformance with GMP, all other Applicable Law, this Agreement and the Quality Agreement; (c) title to such Product will pass to Salix free and clear of any security interest, lien or other encumbrance; (d) such Product has been Manufactured in facilities that were in compliance with all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) the remaining shelf life of such Product at the time of delivery shall be no less than the greater of (i) seventy five percent (75%) of the total shelf life approved under the Regulatory Approval for the Product in the Territory as of such time and (ii) six (6) months less than the total shelf life approved under the Regulatory Approval for the Product in the Territory as of such time; (f) such Product is not adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”); (g) such Product may be introduced into interstate commerce pursuant to the FFDCA; and (h) neither Cosmo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

2.10 Failure or Inability to Supply Product.

(a) In the event that Cosmo, at any time during the Term, shall have reason to believe that it will be unable to satisfy its obligations pursuant to Section 2.3(a) or supply Salix, in a timely manner and in conformity with the warranties set forth in Section 2.9, with the full quantity of Product forecasted to be ordered or actually ordered by Salix (whether by reason of force majeure or otherwise), Cosmo shall, as promptly as possible, notify Salix thereof (and, in any event, shall use commercially reasonable efforts to provide at least fifteen (15) days’ advance notice thereof to Salix). Promptly thereafter, the Parties shall meet to discuss and Cosmo shall use best efforts to provide and satisfy Salix with the full quantity of conforming Product or maintenance of the required inventory. Compliance by Cosmo with this Section 2.10(a) shall not relieve Cosmo of any other obligation or liability under this Agreement, including any obligation or liability under Section 2.10(b), (c) or (d).

(b) If Cosmo fails to deliver the full quantity of Product specified in a Purchase Order (other than as a result of Salix’s failure to comply with its release obligations in accordance with the timeline set forth in the Quality Agreement) by fifteen (15) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9, then Salix may, at its option, (i) cancel all or any portion of such Purchase Order, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order.

(c) If Cosmo fails to deliver the full quantity of Product specified in a Purchase Order (other than as a result of Salix’s failure to comply with its release obligations in accordance with the timeline set forth in the Quality Agreement) by forty-five (45) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9, then Salix may, at its option, (i) cancel all or any portion of such Purchase Order, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order.

(d) If, during any month of the Term, Cosmo has insufficient quantities of Product, or of Materials required for the Manufacture of Product, to fill all Purchase Orders submitted by Salix that require delivery during such month, Cosmo shall allocate and deliver to Salix an amount of Product equal to (i) the aggregate amount of Product (together with equivalent versions of the Product Manufactured for sale outside the Territory) available for delivery by Cosmo and its Affiliates (or capable of being Manufactured using all available Materials) in such month to all Persons worldwide, including Cosmo and its Affiliates and its and their licensees, multiplied by (ii) a fraction, the numerator of which is the aggregate amount of Product delivered by Cosmo to Salix during the six (6)-consecutive month period prior to the month in which such shortage occurs, and the denominator of which is the aggregate amount of Product (together with equivalent versions of the Product Manufactured for sale outside the Territory) delivered by Cosmo to all Persons worldwide, including Cosmo and its Affiliates and its and their licensees, during the six (6)-consecutive month period prior to the month in which such shortage occurs. Compliance by Cosmo with this Section 2.10(d) shall not relieve Cosmo of any other obligation or liability under this Agreement, including under Section 2.10(b) or (c).

(e) In the event that Salix determines, within forty-five (45) days after delivery thereof by Cosmo (or within forty-five (45) days after discovery of any nonconformity that could not reasonably have been detected by a customary inspection on delivery), that any Product supplied by Cosmo does not conform to the warranties set forth in Section 2.9, Salix shall give Cosmo notice thereof (including a sample of such Product, if applicable). Cosmo shall undertake appropriate evaluation of such sample and shall notify Salix whether it has confirmed such nonconformity within thirty (30) days after receipt of such notice from Salix. If Cosmo notifies Salix that it has not confirmed such nonconformity, then the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Cosmo if the testing confirms the nonconformity and otherwise by Salix. If the Testing Laboratory or Cosmo confirms that the Product does not conform to the warranties set forth in Section 2.9, then Cosmo promptly shall supply Salix with a conforming quantity of Product at Cosmo’s expense. In addition, Cosmo promptly shall reimburse Salix for all costs incurred by Salix with respect to such nonconforming Product. Salix shall have the right to offset any such costs against any payments owed by Salix to Cosmo under this Agreement. Cosmo immediately shall notify Salix if at any time it discovers that any Product delivered hereunder does not conform to the warranties set forth in Section 2.9.

2.11 Current Capacity; Obligation to Establish Secondary Facility; Scale-Up Plans.

(a) Cosmo represents and warrants to Salix that Cosmo’s Capacity as of the Effective Date is as set forth on Schedule 2.11(a) (the “Current Capacity”).

(b) Not later than three (3) years after the Effective Date, Cosmo shall construct, establish and qualify a second manufacturing facility in Ireland capable of Manufacturing commercial scale quantities of the Products in accordance with the terms hereof, including by obtaining all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with such facility and its operation and equipment used or to be used in the Manufacture of the Products (such facility, once all such licenses, registrations and approvals have been obtained, the “Secondary Facility”). The Secondary Facility shall be a facility owned by Cosmo. Once the Secondary Facility has been established and qualified in accordance with the preceding sentence, the Parties shall discuss and agree in good faith how the Capacity shall be updated to reflect additional capacity available through the Secondary Facility.

(c) Cosmo agrees that at all times during the Term it will not, unless otherwise agreed in writing by Salix, allow its Capacity to be less than the Current Capacity (or any increased capacity subsequently made available pursuant to Section 2.11(b) or agreed pursuant to any Scale-Up Plans).

(d) In the event that at any time during the Term Salix contemplates that its requirements for the Products to be purchased hereunder are likely to exceed the Current Capacity (or any increased Capacity as of such date), Salix shall promptly notify Cosmo and the Parties shall thereafter discuss in good faith plans to increase Cosmo’s Capacity in respect of the Products so as to meet Salix’s anticipated needs (as mutually agreed upon in writing, the “Scale-Up Plans”). Cosmo agrees to use its best efforts to implement any mutually agreed upon Scale-Up Plan in accordance with its terms.

2.12 Costs and Expenses. Except as otherwise explicitly set forth herein, Cosmo shall be solely responsible for all costs and expenses incurred in connection with the Manufacture of Products hereunder, including costs and expenses of personnel, quality control testing, Manufacturing facilities and equipment, and Materials.

2.13 Specifications.

(a) New Product Specifications. If Salix desires to develop or commercialize a New Product, Salix shall provide the New Product Specifications, Manufacturing process, and the test methods therefor to Cosmo.

(b) Amendments to Specifications.

(i) Salix may amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for a Product as determined by Salix, unilaterally and in its sole discretion. Salix promptly shall provide Cosmo with appropriate documentation relating to any such changes to the Specifications, Manufacturing process or test methods to the extent that such changes affect Cosmo’s Manufacturing of the applicable Product hereunder.

(ii) Cosmo shall not amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for any Product or any Materials or sources of Materials used in connection with Manufacturing the Products without the prior written consent of Salix.

(iii) Salix shall reimburse Cosmo for reasonable expenses that are actually incurred by Cosmo in connection with any material amendment of the Specifications as a result of obsolescence of Materials, goods-in-process, and finished goods not suitable for other use in the business or operations of Cosmo or any of its Affiliates; provided, however, that Salix’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Firm Forecast, plus twenty percent (20%).

(iv) Cosmo shall be solely responsible for any and all increased costs or expenses incurred by it or Salix as a result of any amendment of the Specifications, the Manufacturing process or the test methods for any Product (i) requested by Cosmo and consented to in writing by Salix as contemplated by Section 2.13(b)(ii) or (ii) required by Salix as a result of Cosmo’s failure to Manufacture the Products in conformity with the warranties set forth in Section 2.9.

(c) Capital Expenditures. If Cosmo reasonably believes that the Manufacture of (i) a New Product in accordance with the New Product Specifications, Manufacturing process, and the test methods therefor provided by Salix or (ii) a Product in accordance with any amendment to the Specifications, the Manufacturing process, or the test methods for such Product required by Salix, in either case ((i) or (ii)) would require material capital expenditures for plant, equipment or process upgrades, the Parties shall, for a period of not less than thirty (30) days after Salix provides such information, negotiate in good faith the amount of capital expenditures required and an appropriate allocation of such capital expenditures between the Parties, taking into account the expected use by Cosmo of such plant, equipment or process upgrades to Manufacture products for customers in addition to Salix. If, after such period, the Parties cannot agree on the amount of such capital expenditures or the appropriate allocation of such capital expenditures between the Parties, then the Parties shall submit the dispute to an appropriately qualified expert of recognized repute and credentials mutually agreed by the Parties, which expert shall determine the amount of such capital expenditures or the appropriate allocation of such capital expenditures between the Parties within thirty (30) days after the dispute is referred to him or her. In the event that the matter is submitted to an expert in accordance with the foregoing sentence, the expert shall use such procedures as such expert may consider necessary or appropriate to reach a conclusion. Both Parties shall cooperate with such expert’s reasonable requests for assistance in connection with its analysis hereunder. The Parties shall be bound by such expert’s determination, absent manifest error. Each Party shall bear fifty percent (50%) of the expenses of the expert.

(d) Capacity. In the event that (i) the Manufacture of any New Product or (ii) any amendment to the Specifications, the Manufacturing process, or the test methods for any Product, in either case adversely affects Cosmo’s ability to maintain its Capacity at the Current Capacity (or any increased capacity as subsequently made available pursuant to Section 2.11(b) or agreed pursuant to any Scale-Up Plan), the Parties shall discuss in good faith a Scale-Up Plan to address such shortfall in Capacity.

2.14 Quality Agreement. Salix and Cosmo shall, promptly following the Effective Date and in any event prior to any commercial sale of the Products Manufactured by Cosmo hereunder, prepare and enter into a reasonable and customary quality agreement that sets forth the terms and conditions upon which Cosmo will conduct its quality activities in connection with this Agreement (the “Quality Agreement”). Each Party shall duly and punctually perform all of its obligations under the Quality Agreement.

2.15 Quality Control Analyses and Release. Cosmo shall be responsible for all quality control analyses and quality assurance of the Products; provided that all Products shall be final released by Salix, in each case in accordance with the terms of the Quality Agreement. For avoidance of doubt, such release of Product by Salix shall not limit Salix’s rights in respect of Product that does not comply with the warranty set forth in Section 2.9, including Salix’s right to reject Product pursuant to Section 2.10(e).

2.16 Maintenance of Facilities.

(a) Except as otherwise approved in writing by Salix, Cosmo shall Manufacture the Product exclusively at the Primary Facility and, after it has been established in accordance with Section 2.11(b), the Secondary Facility.

(b) Cosmo shall at all times during the Term ensure that any and all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with each Facility and its operation and equipment used or to be used in connection with the Manufacture of the Products so as to permit Cosmo to Manufacture Product and supply it to Salix as contemplated hereunder have been obtained and are in all respects current and in full force and effect.

(c) Cosmo shall at all times during the Term maintain each Facility and equipment used or to be used in connection with the Manufacture of the Products in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, GMP and all other Applicable Law.

(d) Cosmo shall maintain in each Facility adequate and segregated holding accommodations for Materials and Products manufactured for Salix hereunder as and to the extent required by the Specifications, the Regulatory Approvals, GMP and all other Applicable Law.

(e) Cosmo shall only use disposal services or sites that have appropriate environmental permits and are in compliance with Applicable Law.

2.17 Regulatory Cooperation of Cosmo. Cosmo shall cooperate with any reasonable requests for assistance from Salix with respect to obtaining and maintaining any and all Regulatory Approvals required in connection with the sourcing of Products by Salix hereunder and the sale of Products in the Territory, including by:

(a) at Cosmo’s own cost, making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the Products;

(b) at Cosmo’s own cost, disclosing and making available to Salix, in whatever form Salix may reasonably request, all Manufacturing and quality control data, CMC Data and other information related to the Products and the Manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any Regulatory Approval required in connection with the sourcing of Products by Salix hereunder and the sale of Products in the Territory; and

(c) at Cosmo’s own cost, (i) preparing, filing and maintaining in accordance with Applicable Law, a Drug Master File in respect of the Products and filing each such Drug Master File with the FDA and those Regulatory Authorities (other than the FDA) designated by Salix, as applicable, and (ii) providing to Salix a copy of the open portion of each such Drug Master File.

2.18 Inspection by Salix. Cosmo agrees that Salix and its agents (so long as such agents have entered into binding confidentiality agreements with Salix) shall have the right, as required by Applicable Law or otherwise once each Calendar Year, or otherwise for cause, upon reasonable prior notice to Cosmo and during normal business hours, to inspect each Facility as well as the Manufacturing of the Products, including inspection of (a) Materials, (b) the holding facilities for Materials and Products, (c) the equipment used in the Manufacture of the Products, and (d) all records relating to such Manufacturing and each Facility (to the extent they relate to the Products). Following such audit, Salix shall discuss its observations and conclusions with Cosmo and Cosmo shall implement such corrective actions as may be reasonably determined by Salix within thirty (30) days after notification thereof by Salix or such longer period as may be agreed by the Parties.

2.19 Notification of Regulatory Inspections; Communications. Cosmo shall notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) business days, after learning of any proposed visit to, or inspection of, any Facility by any Regulatory Authority and immediately by telephone after learning of any unannounced visit to, or inspection of, a Facility by any Regulatory Authority, in each case relating to the Products or any equipment or Manufacturing process used in connection with the Manufacture of the Products. Cosmo shall provide to Salix a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, in each case relating to the Products or any equipment or Manufacturing process used in connection with the Manufacture of the Products, within three (3) business days after receipt thereof and shall consult with Salix concerning the response of Cosmo to each such communication.

Cosmo shall provide Salix with a copy of all draft responses for comment as soon as possible and all final responses for review and comment as soon as reasonably practicable. The Parties acknowledge and agree that Cosmo has the sole right to determine the contents and form of any communication with, or response to, FDA in connection with a regulatory inspection. Cosmo covenants that such communications with, and responses to, FDA shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such communication or response not misleading.

2.20 Recalls and Withdrawals. Cosmo promptly shall reimburse Salix for all costs incurred by Salix in connection with recalls, market withdrawals, and returns and destruction of Products as and to the extent such recalls, market withdrawals, and returns and destruction of Products result from Cosmo’s breach of its obligations under this Agreement or negligence or willful misconduct. Salix shall have the right to offset any such costs against any payments owed by Salix to Cosmo under this Agreement.

2.21 Compliance with Applicable Law. Cosmo shall strictly comply, and shall cause each of its Materials suppliers to strictly comply, with GMP and all other Applicable Law in carrying out the Manufacturing of the Products and its other duties and obligations under this Agreement, including those relating to environmental matters, public health, wages, hours and conditions of employment, subcontractor selection, discrimination and occupational health/safety. Without limiting the foregoing, Cosmo covenants that neither Cosmo nor any of its permitted subcontractors shall utilize child, or any form of forced or involuntary, labor in the Manufacture of the Products or services under this Agreement. Upon Salix’s request, Cosmo shall certify in writing its compliance with this Section 2.21 and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

2.22 Retention of Manufacturing Records and Samples.

(a) Cosmo shall generate (as and to the extent required by Applicable Law), retain and maintain, both during the Term and thereafter:

(i) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of the Products;

(ii) all Manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the Manufacturing of the Products;

(iii) samples of each batch and Materials. Samples shall include a quantity of representative material of each batch and Materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of Manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample; and

(iv) such other records and samples as Salix reasonably may require in order to ensure compliance by Cosmo with the terms of this Agreement and Applicable Law.

(b) Without prejudice to Cosmo’s obligations pursuant to Section 2.22(a), Cosmo shall diligently complete the master batch record for each Product during the Manufacture of such Product.

(c) All materials, samples, records and other items referred to in Sections 2.22(a) and 2.22(b) shall be retained by Cosmo for the longer of (i) such period as may be required by GMP and all other Applicable Law and (ii) five (5) years.

2.23 Right to Obtain Product from Additional Sources in the Event of Serious Supply Failure. In the event of a Serious Supply Failure, in addition to any other remedies available to Salix hereunder, Cosmo shall be required to establish and qualify a Third Party manufacturing facility not later than twenty-four (24) months after the occurrence of such Serious Supply Failure (the “Cosmo CMO Deadline”) capable of Manufacturing commercial scale quantities of the Products in accordance with the terms hereof, including by obtaining all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with such facility and its operation and equipment used or to be used in the Manufacture of the Products (the “Cosmo CMO”). If Cosmo has not complied with its obligations to establish the Cosmo CMO in accordance with the preceding sentence by the Cosmo CMO Deadline, (a) Salix shall no longer be required to purchase its requirements of any Product from Cosmo and (b) Salix shall have the right to enter into arrangements with one or more Third Parties to act as additional sources of the Products (or Salix or its Affiliate may Manufacture the Products), and Cosmo shall promptly grant to each Third Party manufacturer as may be designated by Salix as an additional source of the Products, on a royalty-free, non-exclusive basis, such licenses, and provide to such Third Party manufacturer (or Salix or its Affiliate), free of charge, such technical assistance as such Third Party manufacturer (or Salix or its Affiliate) may require in order to Manufacture the Products to the then-current Manufacturing process(es) for the Products.

2.24 Combination Products. In the event that Salix desires to develop or commercialize a Covered Product containing Rifamycin SV together with one or more other active ingredients, the Parties shall discuss in good faith the terms on which Cosmo may supply such Covered Product to Salix.

ARTICLE III. CORPORATE NAMES

3.1 Corporate Names. Cosmo shall, and does hereby, grant to Salix a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, to use such Corporate Names of Cosmo or its Affiliates, solely as may be required by Applicable Law, in connection with its sale or documentation of the chain of custody of Products in the Territory.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants with the other Party, as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; provided that Salix makes no representation, warranty or covenant with respect to any consents, approvals or authorizations required to be obtained in connection with any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and in any way relating to any Product or the Exploitation thereof.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or other similar documents of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound; provided that Salix makes no representation, warranty or covenant with respect to any contractual obligation arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) or any court or administrative order existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party or by which it is bound and in any way relating to any Product or the Exploitation thereof.

4.2 Additional Representations and Warranties of Cosmo. Cosmo hereby represents and warrants to Salix as of the Effective Date, and covenants with Salix, as follows:

(a) Neither Cosmo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(b) Neither Cosmo nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section, or listed on either Excluded List.

(c) Cosmo will inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Cosmo’s knowledge, is threatened, relating to the debarment or conviction under Section 306 of the FFDCA, or listing on either Excluded List, of Cosmo or any Person performing services hereunder.

4.3 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

ARTICLE V. CONFIDENTIALITY

5.1 Confidential Information. Subject to the provisions of Sections 5.2 and 5.3, at all times during the Term and for seven (7) years following the expiration of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, or consultants who have a need to know such information to perform such Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement. Each Party shall be deemed to be the Disclosing Party with respect to the Existing Specifications, and Salix shall be deemed to be the Disclosing Party with respect to any New Specifications.

5.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a Third Party without restriction and without breach of any agreement between such Third Party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

5.3 Disclosure.

(a) Each Party may disclose Confidential Information to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order;

(ii) made pursuant to Section 2.23; or

(iii) otherwise required by law or regulation, in the opinion of legal counsel to the Receiving Party.

(b) Salix may disclose Confidential Information to the extent that such disclosure is made to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

(c) To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file or register this Agreement or a notification thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

5.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

5.5 Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this ARTICLE V, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

5.6 Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.6 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

5.7 Press Releases. Except as expressly provided in Section 5.3, neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party. Each Party shall provide the other with the proposed text of any such press release or public announcement for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, as early as possible, but in no event less than four (4) business days in advance of the publication, communication or dissemination thereof; provided, however, that the receiving Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within three (3) business days after receipt by the receiving Party of the text of such public announcement.

ARTICLE VI. TERM AND TERMINATION

6.1 Term. This Agreement shall commence as of the Effective Date and shall remain in effect until the expiration or earlier termination of the License and Collaboration Agreement (the “Term”).

6.2 Remedies Other Than Termination. Neither Party shall have the right to terminate this Agreement, in part or in its entirety, for any reason. It is the Parties’ intent to provide relief or compensation to either Party hereunder in the event of the other Party’s material breach of any material provision of this Agreement, not through the termination of this Agreement but through remedies in law or equity, such as injunctive relief, specific performance, and monetary damages.

6.3 Effect of Expiration.

(a) The expiration of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration. Those provisions that by their terms or intent are required to survive the expiration of the Agreement in order to give effect to the intent of the Parties shall so survive. Without limiting the foregoing, the provisions of ARTICLE I, Sections 2.9, 2.20, 2.22, ARTICLE V, this ARTICLE VI, ARTICLE VII, and ARTICLE VIII shall survive the expiration of this Agreement and continue thereafter in accordance with and to the extent of their terms. Except as otherwise expressly provided herein, expiration of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(b) Upon expiration of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except that the legal department of such Party may retain one copy for archival purposes.

(c) Following expiration of this Agreement, Cosmo shall provide such reasonable cooperation and support with respect to regulatory matters as Salix may require in order to dispose of previously purchased Products.

ARTICLE VII. INDEMNIFICATION

7.1 Cosmo Indemnification. Cosmo shall indemnify Salix, its Affiliates and its and their respective directors, officers, employees and agents (the “Salix Indemnified Parties”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with (a) any and all suits, actions, investigations, claims or demands of Third Parties (collectively, all “Third Party Claims”) arising from or occurring as a result of (i) the breach by Cosmo of any of its representations or warranties set forth in this Agreement, (ii) Cosmo’s breach of any covenant, undertaking or other term contained in this Agreement, (iii) Cosmo’s negligence or willful misconduct in the performance of this Agreement, or (iv) the storage, release, or disposal of any hazardous or regulated material or any waste by Cosmo, or (b) the enforcement by Salix of its rights under this Section 7.1, except, in each case, for those Losses for which Salix has an obligation to indemnify the Cosmo Indemnified Parties pursuant to Section 7.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

7.2 Salix Indemnification. Salix shall indemnify Cosmo, its Affiliates and its and their respective directors, officers, employees and agents (the “Cosmo Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses incurred by any of them in connection with (a) any and all Third Party Claims arising from or occurring as a result of (i) the breach by Salix of any of its representations or warranties set forth in this Agreement, or (ii) Salix’s breach of any covenant, undertaking or other term contained in this Agreement, or (b) the enforcement by Cosmo of its rights under this Section 7.2, except, in each case, for those Losses for which Cosmo has an obligation to indemnify the Salix Indemnified Parties pursuant to Section 7.1, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses. Notwithstanding the foregoing or anything contained herein to the contrary, Salix shall have no liability for, and Cosmo shall defend, indemnify and hold harmless the Salix Indemnified Parties, from and against, any and all Losses, whenever asserted, arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and which would be violated by any direct or indirect assignment, transfer, licensing, sale, pledge, encumbrance, hypothecation, or other disposition, or any Exploitation, of any Product.

7.3 Indemnification Procedure.

(a) Notice of Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(b) Third Party Claims. The obligations of an Indemnifying Party under this Article VII with respect to any Third Party Claim shall be governed by and be contingent upon the following additional terms and conditions:

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Salix Indemnified Party or Cosmo Indemnified Party, as applicable, from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Salix Indemnified Party or Cosmo Indemnified Party, as applicable.

(ii) Right to Participate in Defense. Without limiting Section 7.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3(b)(i) (in which case the Indemnified Party shall control the defense), or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles.

(iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party

(which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.4 Insurance.

(a) During the Term, each Party shall maintain (i) comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than Five Million United States Dollars ($5,000,000.00) and (ii) product liability/completed operations coverage with a per claim limit of not less than Two Million United States Dollars ($2,000,000.00) (collectively, the “Policies”). If any Policy is written on a claims-made basis, the retroactive date, if any, shall be not be later than the Effective Date. In addition, such coverage shall be continued for a period of five (5) years following the Term. Each Party shall provide prompt notice to the other Party in the event that the first Party’s Policies are canceled or subjected to a reduction of coverage or any other material adverse modification.

(b) Each Party shall furnish certificates of insurance for its Policies to the other Party within ten (10) days after the Effective Date.

ARTICLE VIII. MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

Salix Pharmaceuticals, plc

[•]

Attention:

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: EVP Business Development

and

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton

If to Cosmo to:

Cosmo Technologies (Two) Ltd.

Amiens Street 42-43

Dublin 1 - Ireland

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section 8.1, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

8.2 Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 8.2, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform. Notwithstanding the foregoing, in the event the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the affected Party.

8.3 Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.4 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.5 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix, Cosmo and their respective successors and permitted assigns.

8.6 Dispute Resolution. In the event of a dispute between the Parties, either Party may, by giving written notice of dispute to the other Party, request a meeting of authorized representatives of the Parties for the purpose of resolving the dispute. The Parties agree that, within thirty (30) days after any such request, each Party shall designate a representative to participate in dispute resolution discussions that shall be held at a mutually acceptable time and place for the purpose of resolving the dispute. Each Party agrees to negotiate in good faith to resolve the dispute in a mutually acceptable manner. If for whatever reason the Parties are unable to resolve the dispute within sixty (60) days after the issuance of a notice of dispute, then either Party may, by written notice to the other Party, submit the dispute to binding arbitration in accordance with the provisions of this Section 8.6.

(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce as then in effect (“ICC Rules”), provided, that in the event and to the extent such rules conflict with the terms of this Section 8.6, the terms of this Section 8.6 shall govern. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Dublin, Ireland. The arbitration shall be conducted in the English language.

(b) Except as provided in Section 8.6(c), the arbitration shall be held before a single arbitrator, who shall be selected by agreement of the Parties, or, if the Parties cannot agree within thirty (30) days after commencement of arbitration, then by the International Chamber of Commerce (“ICC”). The arbitrator selected pursuant to this Section 8.6(b) shall be a practicing or retired lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the Manufacture and supply of pharmaceutical products for the Territory.

(c) Notwithstanding Section 8.6(b), in the event that the dispute that is subject to arbitration is one in which a Party seeks to recover an amount of at least One Million Dollars ($1,000,000) from the other Party, then either Party shall have the option, exercisable by written notice to the other Party given at any time within ten (10) days after commencement of arbitration, to require that the arbitration be held before a panel of three (3) arbitrators. In such case, within thirty (30) days after the provision of notice described in the preceding sentence, each Party shall select one person to act as arbitrator. If a Party shall fail within the designated time period to select an arbitrator, then the arbitrator to be selected by the Party shall be selected by the ICC. The two (2) persons so selected as arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the two (2) initially selected arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the ICC. Each arbitrator selected pursuant to this Section 8.6(c) shall be a practicing lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the Manufacture and supply of pharmaceutical products.

(d) Each Party shall, upon the written request of the other Party, promptly provide the other Party with copies of documents relevant to the issues raised by the dispute on which the producing Party may rely in support of, or in opposition to, any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within forty five (45) days following the appointment of the arbitrator(s).

(e) It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within six (6) months from the date the arbitrator is appointed (or, where a panel of three (3) arbitrators is used, the date upon which the third arbitrator is appointed). The arbitrator(s) may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(f) Except as may be required by Applicable Law (including applicable securities laws or rules of a securities exchange) or as may be necessary to enforce the arbitration award or the provisions of this Section 8.6, and except for disclosures made by a Party to its accountants, insurers, consultants, or attorneys or to actual or potential lenders, non-public investors, rating agencies, acquirors, or business partners who are under obligations to the disclosing Party to hold the disclosed information in confidence, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(g) The arbitrator(s) shall have discretion to allocate the Parties’ costs and expenses for the arbitration (including attorneys’ fees), the fees of the arbitrator(s), and the administrative fees of arbitration between the Parties in proportion to the extent to which they prevail. Failing such allocation, each Party shall bear its own costs and expenses and an equal share of the fees of the arbitrators and administrative fees of the arbitration.

8.7 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of Ireland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

8.8 Audits.

(a) Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the other Party, provided with access by such other Party during normal business hours, and upon reasonable prior written notice, to examine only those records of such other Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to the auditing Party’s request, the correctness or completeness of any payment made or statement or invoice submitted under this Agreement. Such examinations may not (i) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12) month period revealed an underpayment with respect to such period or an incorrect statement submitted by the audited Party in respect of such period or the audited Party restates or revises such books and records for such period) or (ii) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Products (including with respect to COGS), (B) made available to both Parties in writing, and (C) subject to ARTICLE V and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement or whether statements or invoices submitted by the audited Party under this Agreement are true and correct, as the case may be, and (B) the amount of any additional payments owed or excess payments made or any correction to statements or invoices submitted by the audited Party under this Agreement, as the case may be. Except as provided below, the cost of this examination shall be borne by the auditing Party, unless the audit reveals a variance of more than five percent (5%) from the reported or invoiced amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 8.8(b), if such audit concludes that additional payments were owed or that excess payments were made during such period, the applicable Party shall make such additional payments or reimburse such excess payments to the other Party within sixty (60) days after the date on which such auditor’s written report is delivered to the Parties. In addition, if (1) Cosmo is required to reimburse excess payments to Salix as a result of the overstatement by Cosmo of the Clinical Supply Price or Sample Supply Price, Cosmo shall pay interest on such excess payment as provided in Section 8.9 from the date of original payment by Salix, or (2) Salix is required to make an additional payment to Cosmo as a result of the understatement by Salix of the Average Actual Price, Salix shall pay interest on such additional payment as provided in Section 8.9 from the date originally due.

(b) In the event of a dispute of any audit under Section 8.8(a), Cosmo and Salix shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be resolved in accordance with Section 8.6.

8.9 Payments.

(a) All payments to be made by one Party to the other (the “Payee”) under this Agreement shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by the Payee from time to time; provided that Salix shall be entitled to set off against any payment due to Cosmo hereunder any payment due from Cosmo to Salix hereunder. Time for payment shall be of the essence. Unless the paying Party notifies the Payee in writing of a good faith dispute with respect to amounts not paid when due, interest shall accrue thereon at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date payment is due; provided, however, that in the case of a good faith dispute regarding payment that is resolved to be due and is not paid within three (3) business days after such resolution, interest shall accrue on any amount overdue at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date such payment becomes overdue. For purposes of this Agreement, the rate of prime shall be that rate of prime quoted by Citibank, N.A., New York, New York, or any successor entity thereto.

(b) All payments under this Agreement will be made without any deduction or withholding for or on account of any taxes, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law to be assessed against the payee. Salix shall consult in good faith with Cosmo’s tax advisors (whose fees shall be borne solely by Cosmo) prior to deducting or withholding any amounts as aforesaid. If the payor of any such payment is so required to make any deduction or withholding from payments due to the payee, the payor shall (i) promptly notify the payee of such requirement, (ii) pay to the relevant authorities on payee’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the payee, and (iii) promptly forward to payee an official receipt (or certified copy) or other documentation reasonably acceptable to payee evidencing such payment to such authorities.

(c) All payments under this Agreement shall be made in United States Dollars. Any amount or charge necessary for determining any amount payable hereunder that is received or incurred in a currency other than United States Dollars shall be translated into United States Dollars at the average daily purchase price for United States Dollars using the relevant currency during the most recently ended Calendar Quarter prior to the date of the relevant transaction, using for such purpose daily purchase prices as reported in the Wall Street Journal as published for the New York City market.

8.10 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.11 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

8.12 Assignment. Except as expressly provided herein, neither Party may, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, subcontract or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Salix may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or to the purchaser or sublicensee of Salix’s rights in and to the Products or any Product, (b) Cosmo may, without such consent, assign this Agreement and its rights and obligations hereunder to one or more Affiliates, and (c) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to the purchaser of all or substantially all of its assets or to any successor entity or acquirer in the event of a merger, consolidation or change in control of such Party. Any attempt to assign, transfer, subcontract or delegate any portion of this Agreement in violation of this Section shall be null and void. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Salix or Cosmo, as the case may be. In the event either Party assigns or delegates its rights or obligations to another Person in accordance with the terms hereof, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and the assignor or transferor shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement from and after the effective date of such assignment. No such assignment or delegation shall relieve the assignor or transferor of any of its obligations hereunder. Notwithstanding the foregoing, Cosmo shall have the right, from time to time and without the necessity of providing notice to or obtaining the consent of Salix, to delegate, assign, or subcontract to any of its Affiliates Cosmo’s rights or responsibilities under this Agreement. In all cases, Cosmo shall remain the contract Party under this Agreement and shall remain responsible to Salix for the performance of all such obligations under this Agreement.

8.13 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

8.15 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

8.16 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” or “clause” refer to the specified Article, Section, Schedule or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.17 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

8.18 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

8.19 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

SALIX PHARMACEUTICALS, PLC	COSMO TECHNOLOGIES (TWO) LTD.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO MANUFACTURING AND SUPPLY AGREEMENT (RIFAMYCIN SV COVERED PRODUCTS)]

EXHIBIT E

MANUFACTURING AND SUPPLY AGREEMENT

(Methylene Blue Covered Products)

between

SALIX PHARMACEUTICALS, PLC

and

COSMO TECHNOLOGIES (TWO) LTD.

Dated as of [*] 2014

ARTICLE I.	DEFINITIONS	1

ARTICLE II.	MANUFACTURING AND SUPPLY	9
2.1	Purchase and Supply Obligations	9
2.2	Forecasting, Order and Delivery of Products	9
2.3	Materials	10
2.4	Reports and Payments	10
2.5	Commercial Supply Price; True-Up	10
2.6	Right to Purchase Samples; Sample Supply Price	11
2.7	Clinical Supply Price	12
2.8	Invoices	12
2.9	Warranties	12
2.10	Failure or Inability to Supply Product	13
2.11	Current Capacity; Obligation to Establish Secondary Facility; Scale-Up Plans	14
2.12	Costs and Expenses	15
2.13	Specifications	15
2.14	Quality Agreement	16
2.15	Quality Control Analyses and Release	17
2.16	Maintenance of Facilities	17
2.17	Regulatory Cooperation of Cosmo	17
2.18	Inspection by Salix	18
2.19	Notification of Regulatory Inspections; Communications	18
2.20	Recalls and Withdrawals	18
2.21	Compliance with Applicable Law	19
2.22	Retention of Manufacturing Records and Samples	19
2.23	Right to Obtain Product from Additional Sources in the Event of a Serious Supply Failure	20
2.24	Combination Products	20

ARTICLE III.	CORPORATE NAMES	20
3.1	Corporate Names	20

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES; COVENANTS	20
4.1	Representations and Warranties of Each Party	20
4.2	Additional Representations and Warranties of Cosmo	21
4.3	Disclaimer of Other Warranties	22

ARTICLE V.	CONFIDENTIALITY	22
5.1	Confidential Information	22
5.2	Exceptions to Confidentiality	22
5.3	Disclosure	23
5.4	Notification	23

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5.5	Remedies	23
5.6	Use of Names	24
5.7	Press Releases	24

ARTICLE VI.	TERM AND TERMINATION	24
6.1	Term	24
6.2	Remedies Other Than Termination	24
6.3	Effect of Expiration	24

ARTICLE VII.	INDEMNIFICATION	25
7.1	Cosmo Indemnification	25
7.2	Salix Indemnification	25
7.3	Indemnification Procedure	26
7.4	Insurance	28

ARTICLE VIII.	MISCELLANEOUS	28
8.1	Notices	28
8.2	Force Majeure	29
8.3	Entire Agreement; Amendment	30
8.4	Further Assurances	30
8.5	Successors and Assigns	30
8.6	Dispute Resolution	30
8.7	Governing Law	32
8.8	Audits	32
8.9	Payments	33
8.10	Third Party Beneficiaries	34
8.11	Export Control	34
8.12	Assignment	34
8.13	Waiver	35
8.14	Severability	35
8.15	Independent Contractors	35
8.16	Construction	35
8.17	Remedies	36
8.18	Counterparts; Facsimile Execution	36
8.19	English Language	36

Schedules

Schedule 1.13	COGS
Schedule 1.31	Existing Specifications
Schedule 2.11(a)	Current Capacity

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This MANUFACTURING AND SUPPLY AGREEMENT (METHYLENE BLUE COVERED PRODUCTS) (this “Agreement”), dated as of [*] 2014 (the “Effective Date”), is made by and between Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (“Salix”), and Cosmo Technologies (Two) Ltd., a private limited company organized under the laws of Ireland (“Cosmo”). Salix and Cosmo are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Salix Pharmaceuticals, Ltd. (“Old Salix”), Cosmo Pharmaceuticals, S.p.A, Salix, and Sangiovese, LLC are parties to that certain Agreement and Plan of Merger and Reorganization dated as of July 8, 2014 (the “Merger Agreement”), pursuant to which Old Salix acquired Salix, with Salix in connection with such transaction retaining certain rights and assets with respect to the Products (as defined below) in the Territory (as defined below);

WHEREAS, pursuant to the License and Collaboration Agreement of even date herewith between Cosmo and Salix (the “License and Collaboration Agreement”), Salix and Cosmo have agreed to collaborate with respect to the development and commercialization of the Products in the Territory; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Salix wishes to have Cosmo manufacture and supply the Products for Salix, and Cosmo wishes to manufacture and supply the Products for Salix.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

1.2 “Agreement” has the meaning set forth in the preamble hereto.

1.3 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.4 “Average Actual Price” means, with respect to each Commercial Unit of a Product for a Calendar Year, the quotient of (a) five percent (5%) of Net Sales of such Product for such Calendar Year; divided by (b) the total number of Commercial Units of such Product sold in the Territory during such Calendar Year.

1.5 “Calendar Quarter” means each period of three (3) consecutive months commencing on 1 January, 1 April, 1 July, and 1 October, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on [*] 2014, and the last Calendar Quarter of the Term shall commence on the first day of the calendar quarter in which the Term ends and end on the last day of the Term.

1.6 “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on 1 January and ending on 31 December, except that the first Calendar Year of the Term shall commence on the Effective Date and end on 31 December 2014, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.7 “Capacity” means the capacity of Cosmo’s work force, plant, equipment and process to Manufacture Product and supply it to Salix in accordance with the terms hereof (including, if applicable, the capacity of any Third Party contract manufacturer engaged by Cosmo for such purpose in accordance with the terms hereof).

1.8 “Certificate of Analysis” has the meaning set forth in the Quality Agreement.

1.9 “Certificate of Compliance” has the meaning set forth in the Quality Agreement.

1.10 “Clinical Unit” means (a) one (1) tablet of Product intended by Salix to be used in pre-clinical or clinical studies and not for commercial sale (an “Active Clinical Unit”) and (b) one (1) placebo tablet that corresponds to an Active Clinical Unit and is intended by Salix to be used in pre-clinical or clinical studies and not for commercial sale (a “Placebo Unit”).

1.11 “Clinical Supply Price” means the price to be paid by Salix to Cosmo in respect of a particular Clinical Unit of a Product pursuant to the provisions of Section 2.7.

1.12 “CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included in a New Drug Application (as defined in the FFDCA and the regulations promulgated thereunder) for the Product.

1.13 “COGS” has the meaning set forth in Schedule 1.13.

1.14 “COGS Packaging Price” means, with respect to any Clinical Unit or Sample Unit of a particular Product, COGS for packaging and labeling such Clinical Unit or Sample Unit, as reasonably agreed by the Parties.

1.15 “COGS Price” means, with respect to:

(a) an Active Clinical Unit or Sample Unit of a particular Product, (i) prior to the date on which Cosmo has begun commercial scale Manufacturing of such Product, the Pre-Commercial COGS Tablet Price for such Product, and (ii) from and after the date on which Cosmo begins commercial scale Manufacturing of such Product, the Post-Commercial COGS Tablet Price for such Product; and

(b) a Placebo Unit, the COGS for Manufacture (excluding packaging and labeling) of such Placebo Unit, as reasonably agreed by the Parties.

1.16 “Commercial Unit” means one (1) tablet of Product intended by Salix for commercial sale.

1.17 “Confidential Information” means any and all information or material that, at any time before, on or after the Effective Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party (including by a Third Party) pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.18 “Corporate Names” means such trademarks and corporate names and logos of Cosmo as Cosmo may designate in writing from time to time, together with any variations and derivatives thereof.

1.19 “Cosmo” has the meaning set forth in the preamble hereto.

1.20 “Cosmo CMO” has the meaning set forth in Section 2.23.

1.21 “Cosmo CMO Deadline” has the meaning set forth in Section 2.23.

1.22 “Cosmo Indemnified Parties” has the meaning set forth in Section 7.2.

1.23 “Covered Products” has the meaning set forth in the License and Collaboration Agreement.

1.24 “Current Capacity” has the meaning set forth in Section 2.11(a).

1.25 “Current Product” means the Product in the form, formulation and dosage strength existing as of the Effective Date.

1.26 “Disclosing Party” means the Party disclosing Confidential Information.

1.27 “Drug Master File” means any drug master file filed with the FDA with respect to the Product.

1.28 “Effective Date” has the meaning set forth in the preamble hereto.

1.29 “Estimated Price” has the meaning set forth in Section 2.5(a).

1.30 “Excluded Lists” means the Department of Health and Human Service’s List of Excluded Individuals/Entities and the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.31 “Existing Specifications” means (a) the specifications for the Current Product set forth on Schedule 1.31, Part A, as the same may be amended from time to time in accordance with the terms hereof, and (b) the specifications for the Placebo Unit corresponding to the Current Product set forth on Schedule 1.31, Part B, as the same may be amended from time to time in accordance with the terms hereof.

1.32 “Exploit” means to make, have made, import, use, sell, offer for sale or otherwise dispose of a compound, product or process, including all discovery, research, development, commercialization, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, exportation, transportation, distribution, promotion and marketing of such compound, product or process. “Exploitation” means the act of Exploiting.

1.33 “Facility” means each of the Primary Facility and the Secondary Facility.

1.34 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.35 “FFDCA” has the meaning set forth in Section 2.9.

1.36 “Firm Forecast” has the meaning set forth in Section 2.2(b).

1.37 “Forecast” has the meaning set forth in Section 2.2(b).

1.38 “GMP” means the current good manufacturing practices applicable to the Manufacturing of Product pursuant to Applicable Law.

1.39 “ICC” has the meaning set forth in Section 8.6(b).

1.40 “ICC Rules” has the meaning set forth in Section 8.6(a).

1.41 “Indemnification Claim Notice” has the meaning set forth in Section 7.3(a).

1.42 “Indemnified Party” has the meaning set forth in Section 7.3(a).

1.43 “Indemnifying Party” has the meaning set forth in Section 7.3(a).

1.44 “Inflation Index” means the consumer price index (CPI) for Ireland published by the Central Statistics Office of Ireland.

1.45 “Informational Forecast” has the meaning set forth in Section 2.2(a).

1.46 “Invoiced Sales” has the meaning set forth in Section 1.54.

1.47 “License and Collaboration Agreement” has the meaning set forth in the recitals.

1.48 “Losses” has the meaning set forth in Section 7.1.

1.49 “Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of a pharmaceutical product or compound.

1.50 “Marketing Authorization” means an approved New Drug Application as defined in the FFDCA and the regulations promulgated thereunder, or any application, registration or certification, necessary or reasonably useful to market any Product in the Territory, including applicable pricing and reimbursement approvals.

1.51 “Material(s)” means all ingredients, raw materials, packaging and labeling components, and all other supplies of any kind, required or used in connection with the Manufacturing of the Product.

1.52 “Merger Agreement” has the meaning set forth in the recitals.

1.53 “Methylene Blue” has the meaning set forth in the License and Collaboration Agreement.

1.54 “Net Sales” means, with respect to a particular period of time, the actual gross amounts invoiced by Salix or its Affiliates (collectively, a “Selling Person”) on all sales of the Product purchased hereunder in the Territory during such period (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors, and (iv) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the Invoiced Sales; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority and to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions; (e) sales and other taxes and duties directly related to the sale or delivery of the Product (but not including franchise taxes or taxes assessed against the income derived from such sale); (f) that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended) that the Selling Person allocates to sales of the Products in accordance with the Selling Person’s standard policies and procedures consistently applied across its products; (g) product placement and similar fees paid to pharmacies, and coupons, co-pay cards and similar price reductions and discounts provided to consumers; and (h) distribution expenses to the extent that such items are included in the Invoiced Sales and are identified as or accounted for as a discount to the selling price for such Product, in each case to the extent customary in the pharmaceutical industry in the Territory (collectively, “Permitted Deductions”). Any of the deductions listed above that involves a payment by a Selling Person shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. If any taxes or fees described in clauses (e) or (f) above are refunded to the Selling Person, a corresponding credit will be made to Net Sales in the Calendar Quarter in which the refund is obtained. For purposes of determining Net Sales, a Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Product for charitable, promotional, pre-clinical or clinical purposes, or regulatory or governmental purposes, in each case, without charge. Sales of Product between Salix and any of its Affiliates shall not result in any Net Sales. For clarity, Net sales shall not include sales by any Selling Person of any Product not supplied under this Agreement by Cosmo.

1.55 “New Product” means any Product other than the Current Product.

1.56 “New Product Specifications” means the specifications for any New Product as provided by Salix to Cosmo pursuant to Section 2.13(a), as the same may be amended from time to time in accordance with the terms hereof.

1.57 “Old Salix” has the meaning set forth in the recitals.

1.58 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.59 “Permitted Deductions” has the meaning set forth in Section 1.54.

1.60 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.61 “Policies” has the meaning set forth in Section 7.4(a).

1.62 “Post-Commercial COGS Tablet Price” means, with respect to a particular Product, (a) for the first Calendar Year in which Cosmo Manufactures commercial scale quantities of such Product, the COGS for commercial Manufacture (excluding packaging and labeling) of an Active Clinical Unit or Sample Unit of such Product, as reasonably agreed by the Parties, and (b) for each succeeding Calendar Year thereafter, the Post-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year.

1.63 “Pre-Commercial COGS Tablet Price” means, with respect to (a) the Current Product (i) for Calendar Year 2014, $0.81 per Active Clinical Unit or Sample Unit, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year, and (b) any New Product (i) for the first Calendar Year in which Active Clinical Units or Sample Units of such New Product are supplied hereunder, the COGS for Manufacture (excluding packaging and labeling) of such New Product for such Calendar Year as reasonably agreed by the Parties, and (ii) for each succeeding Calendar Year thereafter, the Pre-Commercial COGS Tablet Price for the immediately preceding Calendar Year, increased or decreased, as the case may be, by the percentage increase or decrease in the Inflation Index over the immediately preceding Calendar Year.

1.64 “Primary Facility” means the Manufacturing facility of Cosmo (or its Affiliate) located in Lainate, Milan, Italy.

1.65 “Product” means (a) a Covered Product containing Methylene Blue as its sole active ingredient and (b) a Placebo Unit corresponding thereto.

1.66 “Purchase Order” means a written purchase order that sets forth, with respect to the period covered thereby, (a) the quantities of Product to be delivered by Cosmo to Salix, specifying (i) whether such quantities are Active Clinical Units, Placebo Units, Commercial Units or Sample Units, and (ii) whether such quantities are to be provided in bulk form or, subject to Section 2.1(b), in finished, packaged, and labeled form and (b) the required delivery dates therefor.

1.67 “Quality Agreement” means the quality assurance agreement to be agreed between the Parties relating to the Manufacture of the Products in accordance with Section 2.14, as such agreement shall be amended from time to time.

1.68 “Quarterly Activity Report” has the meaning set forth in Section 2.4.

1.69 “Receiving Party” means the Party receiving Confidential Information.

1.70 “Recipients” has the meaning set forth in Section 5.1.

1.71 “Reconciliation Payment” has the meaning set forth in Section 2.5(b).

1.72 “Regulatory Approval” means, with respect to any particular country or other jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of a Product in such country or jurisdiction, including, where applicable, (a) approval of a Product in such country or jurisdiction, including any Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.73 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Products in any country or other jurisdiction.

1.74 “Salix” has the meaning set forth in the preamble hereto.

1.75 “Salix Indemnified Parties” has the meaning set forth in Section 7.1.

1.76 “Sample Supply Price” means the price paid by Salix to Cosmo in respect of a particular Sample Unit pursuant to the provisions of Section 2.6.

1.77 “Sample Unit” means one (1) tablet of Product intended by Salix for use as a physician’s sample or other promotional use and not for commercial sale.

1.78 “Scale-Up Plans” has the meaning set forth in Section 2.11.

1.79 “Secondary Facility” has the meaning set forth in Section 2.11(b).

1.80 “Selling Person” has the meaning set forth in Section 1.54.

1.81 “Serious Supply Failure” means that Cosmo for any reason (including force majeure) fails to deliver the full quantity of Product specified in a Purchase Order within seventy (70) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9 on two (2) or more occasions in any twelve (12)- consecutive month period.

1.82 “Specifications” means the Existing Specifications and any New Product Specifications.

1.83 “Term” has the meaning set forth in Section 6.1.

1.84 “Territory” means the United States.

1.85 “Testing Laboratory” has the meaning set forth in Section 2.10(e).

1.86 “Third Party” means any Person other than Cosmo, Salix and their respective Affiliates.

1.87 “Third Party Claim” has the meaning set forth in Section 7.1.

1.88 “United States” means the United States of America, its territories and possessions, including the District of Columbia and Puerto Rico.

ARTICLE II. MANUFACTURING AND SUPPLY

2.1 Purchase and Supply Obligations.

(a) Subject to the terms and conditions hereof, including Section 2.23, Salix shall purchase from Cosmo all of Salix’s requirements of the Products, and Cosmo shall Manufacture and supply the Products for Salix, in the quantities ordered by Salix hereunder.

(b) Cosmo shall supply Products to Salix either in bulk form or in finished, packaged, and labeled form, as specified in Salix’s applicable Purchase Orders; provided that Cosmo shall be obligated to supply Products in finished, packaged, and labeled form only after the date on which Cosmo notifies Salix that Cosmo is capable of supplying Products in finished, packaged, and labeled form.

2.2 Forecasting, Order and Delivery of Products.

(a) Within thirty (30) days after the Effective Date, for the first Calendar Year, and thereafter at least ninety (90) days prior to the first day of each subsequent Calendar Year during the Term, Salix shall deliver to Cosmo a written good faith forecast estimating, on a quarterly basis, the quantities of each Product that Salix expects to purchase from Cosmo during such Calendar Year (each, an “Informational Forecast”). Each Informational Forecast shall be non-binding and shall be used by Cosmo for planning purposes only.

(b) Commencing with the first month after the month in which the Effective Date occurs, on the fifteenth (15th) day of each month during the Term (or, at Salix’s discretion, at any time from the eighth (8th) day of such month up to and including the twenty-second (22nd) day of such month), Salix shall deliver to Cosmo a written good faith forecast estimating the quantities of the Products that Salix expects to purchase from Cosmo for each month during the following twelve (12) months (each, a “Forecast”). The first three (3) months of each Forecast shall be a “Firm Forecast”. Except as provided in clause (c) below, each Forecast shall be non-binding and shall be used by Cosmo for planning purposes only.

(c) Without duplication of any previously delivered Purchase Order, each Firm Forecast shall be accompanied by a Purchase Order for Product to be delivered to Salix during each of the first three (3) months, respectively, set forth in such Firm Forecast. The quantity of Product specified in any Purchase Order for delivery in any month (i) shall be in multiples of the full production lots of Product, such full production lot sizes to be mutually agreed following determination of the Specifications, and (ii) shall not be less than eighty percent (80%) or more than one hundred twenty percent (120%) of the quantities specified in the most recent Firm Forecast applicable to such month.

(d) Cosmo shall promptly acknowledge its receipt of each Purchase Order. With respect to each Purchase Order, Salix shall be obligated to purchase, and Cosmo shall be obligated to deliver, by the required delivery date set forth therein such quantities of Product as are set forth therein. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this Agreement shall prevail.

(e) Cosmo shall deliver the quantities of Product set forth in each Purchase Order by the required delivery date set forth in such Purchase Order EXW (as defined in Incoterms 2010) the applicable Facility. Title to the Products shall pass to Salix at the time and location of such delivery.

(f) Each delivery of Product shall be accompanied by (i) a Certificate of Analysis, (ii) a Certificate of Compliance, (iii) such other documents as may be required pursuant to the Quality Agreement, and (iv) documentation necessary for the sale or export of the Product.

2.3 Materials.

(a) Cosmo shall maintain an inventory of Materials in sufficient quantities, and shall otherwise use commercially reasonable efforts, to supply Salix with quantities of Products that are up to one hundred twenty percent (120%) of the quantities specified in each Firm Forecast.

(b) Cosmo shall be responsible for auditing and qualifying its supplier(s) of Materials and obtaining supplies of Materials in accordance with the Specifications. All Materials shall conform to the applicable specifications or Drug Master File, as further referenced in regulatory documentation owned or filed by or on behalf of Salix in respect of any Product.

2.4 Reports and Payments. Within thirty (30) days after the first day of each Calendar Quarter beginning with the first Calendar Quarter in which Net Sales occur, Salix shall submit to Cosmo a written report with respect to the preceding Calendar Quarter (the “Quarterly Activity Report”) stating (a) the gross sales and Net Sales of Products sold by Salix and its Affiliates during the Calendar Quarter just ended, making reference to the specific deductions taken in accordance with the definition of Net Sales, and (b) the actual number of Commercial Units sold during such Calendar Quarter.

2.5 Commercial Supply Price; True-Up. In consideration of Cosmo’s supply of Commercial Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to the Average Actual Price for such Calendar Year for each Commercial Unit purchased by Salix hereunder in such Calendar Year (regardless of whether such Commercial Unit is sold by Salix in such Calendar Year). Such amount shall be payable as follows:

(a) At a reasonable time prior to the first Salix purchase of a Commercial Unit of a particular Product, and at the beginning of each Calendar Year thereafter, the Parties shall discuss in good faith and agree on a reasonable estimate of the Average Actual Price for such Product, which estimate shall be based on a reasonable approximation of the aggregate Net Sales of such Product to be recognized by Salix during the Calendar Year (each such agreed estimate, the “Estimated Price” for such Product for the applicable Calendar Year). Cosmo shall invoice Salix for the Estimated Price in accordance with Section 2.8.

(b) Within thirty (30) days after the end of each Calendar Year, Salix shall prepare and send to Cosmo a report stating (i) the calculation of the Average Actual Price for such Calendar Year; (ii) the total amount of Estimated Price actually paid or payable by Salix to Cosmo for the delivery of Commercial Units to Salix in such Calendar Year; and (ii) the amount of the reconciliation payment (the “Reconciliation Payment”) for such Calendar Year owed by Salix to Cosmo, or Cosmo to Salix (as applicable), based on the calculations in subclauses (i) and (ii) above, such that after such Reconciliation Payment (by the appropriate Party to the other) Salix has paid to Cosmo the total Average Actual Price for each Commercial Unit purchased by Salix hereunder in such Calendar Year. Within fifteen (15) days of Cosmo’s receipt of such report from Salix, the applicable Party shall pay to the other the Reconciliation Payment shown to be owed in such report.

(c) With respect to all Commercial Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Commercial Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

2.6 Right to Purchase Samples; Sample Supply Price.

(a) Salix shall have the right to purchase from Cosmo in each Calendar Year aggregate quantities of Sample Units of any Product in an amount not to exceed ten percent (10%) of the quantities of Commercial Units of such Product purchased by Salix during such Calendar Year.

(b) In consideration of Cosmo’s supply of Sample Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to one hundred twenty percent (120%) of the applicable COGS Price for such Calendar Year for each Sample Unit purchased by Salix hereunder in such Calendar Year.

(c) With respect to all Sample Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Sample Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

(d) With respect to all Sample Units of Products supplied by Cosmo to Salix in finished, packaged, and labeled form, Salix shall pay Cosmo, in addition to the amounts payable pursuant to Section 2.6(b), an amount equal to one hundred twenty percent (120%) of the COGS Packaging Price for each such Sample Unit purchased by Salix hereunder.

2.7 Clinical Supply Price.

(a) In consideration of Cosmo’s supply of Clinical Units of a Product hereunder in each Calendar Year, Salix shall pay Cosmo an amount equal to one hundred twenty percent (120%) of the applicable COGS Price for such Calendar Year for each Clinical Unit purchased by Salix hereunder in such Calendar Year.

(b) With respect to all Clinical Units of Products supplied by Cosmo to Salix in bulk form, Cosmo shall reimburse Salix for all costs paid by Salix to Third Parties for packaging and labeling such Clinical Units of Product. Salix shall invoice Cosmo from time to time for such packaging and labeling costs, and Cosmo shall pay such invoices within thirty (30) days.

(c) With respect to all Clinical Units of Products supplied by Cosmo to Salix in finished, packaged, and labeled form, Salix shall pay Cosmo, in addition to the amounts payable pursuant to Section 2.7(a), an amount equal to one hundred twenty percent (120%) of the COGS Packaging Price for each such Clinical Unit purchased by Salix hereunder.

2.8 Invoices. Cosmo shall invoice Salix for the applicable Estimated Price for all Commercial Units of Product, the applicable Sample Supply Price for all Sample Units of Product, and the applicable Clinical Supply Price for all Clinical Units of Product, promptly after delivery thereof. Salix shall pay each invoice not later than ninety (90) days after receipt by Salix thereof; provided that if Salix rejects the applicable Commercial Units, Sample Units or Clinical Units of Product pursuant to Section 2.10, then payment shall be due within ninety (90) days after receipt by Salix of notice from the Testing Laboratory that the invoiced Commercial Units, Sample Units or Clinical Units of Product, as applicable, are conforming or, subject to Section 2.10, receipt by Salix of replacement Product; provided further, that if Salix disputes any portion of an invoice, it shall pay the undisputed portion and shall provide Cosmo with written notice of the disputed portion and its reasons therefor, and Salix shall not be obligated to pay such disputed portion. The Parties shall use good faith efforts to resolve any such disputed portion.

2.9 Warranties. In connection with each delivery of Product to Salix hereunder, Cosmo hereby represents and warrants to Salix as of the date of the delivery of such Product to Salix as follows: (a) such Product is in conformity with the applicable Specifications and the Certificate of Analysis therefor provided pursuant to Section 2.2(f); (b) such Product has been Manufactured in conformance with GMP, all other Applicable Law, this Agreement and the Quality Agreement; (c) title to such Product will pass to Salix free and clear of any security interest, lien or other encumbrance; (d) such Product has been Manufactured in facilities that were in compliance with all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) the remaining shelf life of such Product at the time of delivery shall be no less than the greater of (i) seventy five percent (75%) of the total shelf life approved under the Regulatory Approval for the Product in the Territory as of such time and (ii) six (6) months less than the total shelf life approved under the Regulatory Approval for the Product in the Territory as of such time; (f) such Product is not adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”); (g) such Product may be introduced into interstate commerce pursuant to the FFDCA; and (h) neither Cosmo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

2.10 Failure or Inability to Supply Product.

(a) In the event that Cosmo, at any time during the Term, shall have reason to believe that it will be unable to satisfy its obligations pursuant to Section 2.3(a) or supply Salix, in a timely manner and in conformity with the warranties set forth in Section 2.9, with the full quantity of Product forecasted to be ordered or actually ordered by Salix (whether by reason of force majeure or otherwise), Cosmo shall, as promptly as possible, notify Salix thereof (and, in any event, shall use commercially reasonable efforts to provide at least fifteen (15) days’ advance notice thereof to Salix). Promptly thereafter, the Parties shall meet to discuss and Cosmo shall use best efforts to provide and satisfy Salix with the full quantity of conforming Product or maintenance of the required inventory. Compliance by Cosmo with this Section 2.10(a) shall not relieve Cosmo of any other obligation or liability under this Agreement, including any obligation or liability under Section 2.10(b), (c) or (d).

(b) If Cosmo fails to deliver the full quantity of Product specified in a Purchase Order (other than as a result of Salix’s failure to comply with its release obligations in accordance with the timeline set forth in the Quality Agreement) by fifteen (15) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9, then Salix may, at its option, (i) cancel all or any portion of such Purchase Order, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order.

(c) If Cosmo fails to deliver the full quantity of Product specified in a Purchase Order (other than as a result of Salix’s failure to comply with its release obligations in accordance with the timeline set forth in the Quality Agreement) by forty-five (45) days after the required delivery date specified therein and in conformity with the warranties set forth in Section 2.9, then Salix may, at its option, (i) cancel all or any portion of such Purchase Order, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order.

(d) If, during any month of the Term, Cosmo has insufficient quantities of Product, or of Materials required for the Manufacture of Product, to fill all Purchase Orders submitted by Salix that require delivery during such month, Cosmo shall allocate and deliver to Salix an amount of Product equal to (i) the aggregate amount of Product (together with equivalent versions of the Product Manufactured for sale outside the Territory) available for delivery by Cosmo and its Affiliates (or capable of being Manufactured using all available Materials) in such month to all Persons worldwide, including Cosmo and its Affiliates and its and their licensees, multiplied by (ii) a fraction, the numerator of which is the aggregate amount of Product delivered by Cosmo to Salix during the six (6)-consecutive month period prior to the month in which such shortage occurs, and the denominator of which is the aggregate amount of Product (together with equivalent versions of the Product Manufactured for sale outside the Territory) delivered by Cosmo to all Persons worldwide, including Cosmo and its Affiliates and its and their licensees, during the six (6)-consecutive month period prior to the month in which such shortage occurs. Compliance by Cosmo with this Section 2.10(d) shall not relieve Cosmo of any other obligation or liability under this Agreement, including under Section 2.10(b) or (c).

(e) In the event that Salix determines, within forty-five (45) days after delivery thereof by Cosmo (or within forty-five (45) days after discovery of any nonconformity that could not reasonably have been detected by a customary inspection on delivery), that any Product supplied by Cosmo does not conform to the warranties set forth in Section 2.9, Salix shall give Cosmo notice thereof (including a sample of such Product, if applicable). Cosmo shall undertake appropriate evaluation of such sample and shall notify Salix whether it has confirmed such nonconformity within thirty (30) days after receipt of such notice from Salix. If Cosmo notifies Salix that it has not confirmed such nonconformity, then the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. Both Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Cosmo if the testing confirms the nonconformity and otherwise by Salix. If the Testing Laboratory or Cosmo confirms that the Product does not conform to the warranties set forth in Section 2.9, then Cosmo promptly shall supply Salix with a conforming quantity of Product at Cosmo’s expense. In addition, Cosmo promptly shall reimburse Salix for all costs incurred by Salix with respect to such nonconforming Product. Salix shall have the right to offset any such costs against any payments owed by Salix to Cosmo under this Agreement. Cosmo immediately shall notify Salix if at any time it discovers that any Product delivered hereunder does not conform to the warranties set forth in Section 2.9.

2.11 Current Capacity; Obligation to Establish Secondary Facility; Scale-Up Plans.

(a) Cosmo represents and warrants to Salix that Cosmo’s Capacity as of the Effective Date is as set forth on Schedule 2.11(a) (the “Current Capacity”).

(b) Not later than three (3) years after the Effective Date, Cosmo shall construct, establish and qualify a second manufacturing facility in Ireland capable of Manufacturing commercial scale quantities of the Products in accordance with the terms hereof, including by obtaining all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with such facility and its operation and equipment used or to be used in the Manufacture of the Products (such facility, once all such licenses, registrations and approvals have been obtained, the

“Secondary Facility”). The Secondary Facility shall be a facility owned by Cosmo. Once the Secondary Facility has been established and qualified in accordance with the preceding sentence, the Parties shall discuss and agree in good faith how the Capacity shall be updated to reflect additional capacity available through the Secondary Facility.

(c) Cosmo agrees that at all times during the Term it will not, unless otherwise agreed in writing by Salix, allow its Capacity to be less than the Current Capacity (or any increased capacity subsequently made available pursuant to Section 2.11(b) or agreed pursuant to any Scale-Up Plans).

(d) In the event that at any time during the Term Salix contemplates that its requirements for the Products to be purchased hereunder are likely to exceed the Current Capacity (or any increased Capacity as of such date), Salix shall promptly notify Cosmo and the Parties shall thereafter discuss in good faith plans to increase Cosmo’s Capacity in respect of the Products so as to meet Salix’s anticipated needs (as mutually agreed upon in writing, the “Scale-Up Plans”). Cosmo agrees to use its best efforts to implement any mutually agreed upon Scale-Up Plan in accordance with its terms.

2.12 Costs and Expenses. Except as otherwise explicitly set forth herein, Cosmo shall be solely responsible for all costs and expenses incurred in connection with the Manufacture of Products hereunder, including costs and expenses of personnel, quality control testing, Manufacturing facilities and equipment, and Materials.

2.13 Specifications.

(a) New Product Specifications. If Salix desires to develop or commercialize a New Product, Salix shall provide the New Product Specifications, Manufacturing process, and the test methods therefor to Cosmo.

(b) Amendments to Specifications.

(i) Salix may amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for a Product as determined by Salix, unilaterally and in its sole discretion. Salix promptly shall provide Cosmo with appropriate documentation relating to any such changes to the Specifications, Manufacturing process or test methods to the extent that such changes affect Cosmo’s Manufacturing of the applicable Product hereunder.

(ii) Cosmo shall not amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for any Product or any Materials or sources of Materials used in connection with Manufacturing the Products without the prior written consent of Salix.

(iii) Salix shall reimburse Cosmo for reasonable expenses that are actually incurred by Cosmo in connection with any material amendment of the Specifications as a result of obsolescence of Materials, goods-in-process, and finished goods not suitable for other use in the business or operations of Cosmo or any of its Affiliates; provided, however, that Salix’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Firm Forecast, plus twenty percent (20%).

(iv) Cosmo shall be solely responsible for any and all increased costs or expenses incurred by it or Salix as a result of any amendment of the Specifications, the Manufacturing process or the test methods for any Product (i) requested by Cosmo and consented to in writing by Salix as contemplated by Section 2.13(b)(ii) or (ii) required by Salix as a result of Cosmo’s failure to Manufacture the Products in conformity with the warranties set forth in Section 2.9.

(c) Capital Expenditures. If Cosmo reasonably believes that the Manufacture of (i) a New Product in accordance with the New Product Specifications, Manufacturing process, and the test methods therefor provided by Salix or (ii) a Product in accordance with any amendment to the Specifications, the Manufacturing process, or the test methods for such Product required by Salix, in either case ((i) or (ii)) would require material capital expenditures for plant, equipment or process upgrades, the Parties shall, for a period of not less than thirty (30) days after Salix provides such information, negotiate in good faith the amount of capital expenditures required and an appropriate allocation of such capital expenditures between the Parties, taking into account the expected use by Cosmo of such plant, equipment or process upgrades to Manufacture products for customers in addition to Salix. If, after such period, the Parties cannot agree on the amount of such capital expenditures or the appropriate allocation of such capital expenditures between the Parties, then the Parties shall submit the dispute to an appropriately qualified expert of recognized repute and credentials mutually agreed by the Parties, which expert shall determine the amount of such capital expenditures or the appropriate allocation of such capital expenditures between the Parties within thirty (30) days after the dispute is referred to him or her. In the event that the matter is submitted to an expert in accordance with the foregoing sentence, the expert shall use such procedures as such expert may consider necessary or appropriate to reach a conclusion. Both Parties shall cooperate with such expert’s reasonable requests for assistance in connection with its analysis hereunder. The Parties shall be bound by such expert’s determination, absent manifest error. Each Party shall bear fifty percent (50%) of the expenses of the expert.

(d) Capacity. In the event that (i) the Manufacture of any New Product or (ii) any amendment to the Specifications, the Manufacturing process, or the test methods for any Product, in either case adversely affects Cosmo’s ability to maintain its Capacity at the Current Capacity (or any increased capacity as subsequently made available pursuant to Section 2.11(b) or agreed pursuant to any Scale-Up Plan), the Parties shall discuss in good faith a Scale-Up Plan to address such shortfall in Capacity.

2.14 Quality Agreement. Salix and Cosmo shall, promptly following the Effective Date and in any event prior to any commercial sale of the Products Manufactured by Cosmo hereunder, prepare and enter into a reasonable and customary quality agreement that sets forth the terms and conditions upon which Cosmo will conduct its quality activities in connection with this Agreement (the “Quality Agreement”). Each Party shall duly and punctually perform all of its obligations under the Quality Agreement.

2.15 Quality Control Analyses and Release. Cosmo shall be responsible for all quality control analyses and quality assurance of the Products; provided that all Products shall be final released by Salix, in each case in accordance with the terms of the Quality Agreement. For avoidance of doubt, such release of Product by Salix shall not limit Salix’s rights in respect of Product that does not comply with the warranty set forth in Section 2.9, including Salix’s right to reject Product pursuant to Section 2.10(e).

2.16 Maintenance of Facilities.

(a) Except as otherwise approved in writing by Salix, Cosmo shall Manufacture the Product exclusively at the Primary Facility and, after it has been established in accordance with Section 2.11(b), the Secondary Facility.

(b) Cosmo shall at all times during the Term ensure that any and all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with each Facility and its operation and equipment used or to be used in connection with the Manufacture of the Products so as to permit Cosmo to Manufacture Product and supply it to Salix as contemplated hereunder have been obtained and are in all respects current and in full force and effect.

(c) Cosmo shall at all times during the Term maintain each Facility and equipment used or to be used in connection with the Manufacture of the Products in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, GMP and all other Applicable Law.

(d) Cosmo shall maintain in each Facility adequate and segregated holding accommodations for Materials and Products manufactured for Salix hereunder as and to the extent required by the Specifications, the Regulatory Approvals, GMP and all other Applicable Law.

(e) Cosmo shall only use disposal services or sites that have appropriate environmental permits and are in compliance with Applicable Law.

2.17 Regulatory Cooperation of Cosmo. Cosmo shall cooperate with any reasonable requests for assistance from Salix with respect to obtaining and maintaining any and all Regulatory Approvals required in connection with the sourcing of Products by Salix hereunder and the sale of Products in the Territory, including by:

(a) at Cosmo’s own cost, making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning the Products;

(b) at Cosmo’s own cost, disclosing and making available to Salix, in whatever form Salix may reasonably request, all Manufacturing and quality control data, CMC Data and other information related to the Products and the Manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any Regulatory Approval required in connection with the sourcing of Products by Salix hereunder and the sale of Products in the Territory; and

(c) at Cosmo’s own cost, (i) preparing, filing and maintaining in accordance with Applicable Law, a Drug Master File in respect of the Products and filing each such Drug Master File with the FDA and those Regulatory Authorities (other than the FDA) designated by Salix, as applicable, and (ii) providing to Salix a copy of the open portion of each such Drug Master File.

2.18 Inspection by Salix. Cosmo agrees that Salix and its agents (so long as such agents have entered into binding confidentiality agreements with Salix) shall have the right, as required by Applicable Law or otherwise once each Calendar Year, or otherwise for cause, upon reasonable prior notice to Cosmo and during normal business hours, to inspect each Facility as well as the Manufacturing of the Products, including inspection of (a) Materials, (b) the holding facilities for Materials and Products, (c) the equipment used in the Manufacture of the Products, and (d) all records relating to such Manufacturing and each Facility (to the extent they relate to the Products). Following such audit, Salix shall discuss its observations and conclusions with Cosmo and Cosmo shall implement such corrective actions as may be reasonably determined by Salix within thirty (30) days after notification thereof by Salix or such longer period as may be agreed by the Parties.

2.19 Notification of Regulatory Inspections; Communications. Cosmo shall notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) business days, after learning of any proposed visit to, or inspection of, any Facility by any Regulatory Authority and immediately by telephone after learning of any unannounced visit to, or inspection of, a Facility by any Regulatory Authority, in each case relating to the Products or any equipment or Manufacturing process used in connection with the Manufacture of the Products. Cosmo shall provide to Salix a copy of any report and other written communications received from such Regulatory Authority in connection with such visit or inspection, in each case relating to the Products or any equipment or Manufacturing process used in connection with the Manufacture of the Products, within three (3) business days after receipt thereof and shall consult with Salix concerning the response of Cosmo to each such communication. Cosmo shall provide Salix with a copy of all draft responses for comment as soon as possible and all final responses for review and comment as soon as reasonably practicable. The Parties acknowledge and agree that Cosmo has the sole right to determine the contents and form of any communication with, or response to, FDA in connection with a regulatory inspection. Cosmo covenants that such communications with, and responses to, FDA shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make such communication or response not misleading.

2.20 Recalls and Withdrawals. Cosmo promptly shall reimburse Salix for all costs incurred by Salix in connection with recalls, market withdrawals, and returns and destruction of Products as and to the extent such recalls, market withdrawals, and returns and destruction of Products result from Cosmo’s breach of its obligations under this Agreement or negligence or willful misconduct. Salix shall have the right to offset any such costs against any payments owed by Salix to Cosmo under this Agreement.

2.21 Compliance with Applicable Law. Cosmo shall strictly comply, and shall cause each of its Materials suppliers to strictly comply, with GMP and all other Applicable Law in carrying out the Manufacturing of the Products and its other duties and obligations under this Agreement, including those relating to environmental matters, public health, wages, hours and conditions of employment, subcontractor selection, discrimination and occupational health/safety. Without limiting the foregoing, Cosmo covenants that neither Cosmo nor any of its permitted subcontractors shall utilize child, or any form of forced or involuntary, labor in the Manufacture of the Products or services under this Agreement. Upon Salix’s request, Cosmo shall certify in writing its compliance with this Section 2.21 and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

2.22 Retention of Manufacturing Records and Samples.

(a) Cosmo shall generate (as and to the extent required by Applicable Law), retain and maintain, both during the Term and thereafter:

(i) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of the Products;

(ii) all Manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the Manufacturing of the Products;

(iii) samples of each batch and Materials. Samples shall include a quantity of representative material of each batch and Materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of Manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample; and

(iv) such other records and samples as Salix reasonably may require in order to ensure compliance by Cosmo with the terms of this Agreement and Applicable Law.

(b) Without prejudice to Cosmo’s obligations pursuant to Section 2.22(a), Cosmo shall diligently complete the master batch record for each Product during the Manufacture of such Product.

(c) All materials, samples, records and other items referred to in Sections 2.22(a) and 2.22(b) shall be retained by Cosmo for the longer of (i) such period as may be required by GMP and all other Applicable Law and (ii) five (5) years.

2.23 Right to Obtain Product from Additional Sources in the Event of Serious Supply Failure. In the event of a Serious Supply Failure, in addition to any other remedies available to Salix hereunder, Cosmo shall be required to establish and qualify a Third Party manufacturing facility not later than twenty-four (24) months after the occurrence of such Serious Supply Failure (the “Cosmo CMO Deadline”) capable of Manufacturing commercial scale quantities of the Products in accordance with the terms hereof, including by obtaining all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with such facility and its operation and equipment used or to be used in the Manufacture of the Products (the “Cosmo CMO”). If Cosmo has not complied with its obligations to establish the Cosmo CMO in accordance with the preceding sentence by the Cosmo CMO Deadline, (a) Salix shall no longer be required to purchase its requirements of any Product from Cosmo and (b) Salix shall have the right to enter into arrangements with one or more Third Parties to act as additional sources of the Products (or Salix or its Affiliate may Manufacture the Products), and Cosmo shall promptly grant to each Third Party manufacturer as may be designated by Salix as an additional source of the Products, on a royalty-free, non-exclusive basis, such licenses, and provide to such Third Party manufacturer (or Salix or its Affiliate), free of charge, such technical assistance as such Third Party manufacturer (or Salix or its Affiliate) may require in order to Manufacture the Products to the then-current Manufacturing process(es) for the Products.

2.24 Combination Products. In the event that Salix desires to develop or commercialize a Covered Product containing Methylene Blue together with one or more other active ingredients, the Parties shall discuss in good faith the terms on which Cosmo may supply such Covered Product to Salix.

ARTICLE III. CORPORATE NAMES

3.1 Corporate Names. Cosmo shall, and does hereby, grant to Salix a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, to use such Corporate Names of Cosmo or its Affiliates, solely as may be required by Applicable Law, in connection with its sale or documentation of the chain of custody of Products in the Territory.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants with the other Party, as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; provided that Salix makes no representation, warranty or covenant with respect to any consents, approvals or authorizations required to be obtained in connection with any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and in any way relating to any Product or the Exploitation thereof.

(c) The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or other similar documents of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound; provided that Salix makes no representation, warranty or covenant with respect to any contractual obligation arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) or any court or administrative order existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party or by which it is bound and in any way relating to any Product or the Exploitation thereof.

4.2 Additional Representations and Warranties of Cosmo. Cosmo hereby represents and warrants to Salix as of the Effective Date, and covenants with Salix, as follows:

(a) Neither Cosmo nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(b) Neither Cosmo nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section, or listed on either Excluded List.

(c) Cosmo will inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Cosmo’s knowledge, is threatened, relating to the debarment or conviction under Section 306 of the FFDCA, or listing on either Excluded List, of Cosmo or any Person performing services hereunder.

4.3 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

ARTICLE V. CONFIDENTIALITY

5.1 Confidential Information. Subject to the provisions of Sections 5.2 and 5.3, at all times during the Term and for seven (7) years following the expiration of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party’s employees, Affiliates, or consultants who have a need to know such information to perform such Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement. Each Party shall be deemed to be the Disclosing Party with respect to the Existing Specifications, and Salix shall be deemed to be the Disclosing Party with respect to any New Specifications.

5.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a Third Party without restriction and without breach of any agreement between such Third Party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

5.3 Disclosure.

(a) Each Party may disclose Confidential Information to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order;

(ii) made pursuant to Section 2.23; or

(iii) otherwise required by law or regulation, in the opinion of legal counsel to the Receiving Party.

(b) Salix may disclose Confidential Information to the extent that such disclosure is made to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

(c) To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file or register this Agreement or a notification thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

5.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

5.5 Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this ARTICLE V, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

5.6 Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.6 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

5.7 Press Releases. Except as expressly provided in Section 5.3, neither Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Party. Each Party shall provide the other with the proposed text of any such press release or public announcement for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, as early as possible, but in no event less than four (4) business days in advance of the publication, communication or dissemination thereof; provided, however, that the receiving Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within three (3) business days after receipt by the receiving Party of the text of such public announcement.

ARTICLE VI. TERM AND TERMINATION

6.1 Term. This Agreement shall commence as of the Effective Date and shall remain in effect until the expiration or earlier termination of the License and Collaboration Agreement (the “Term”).

6.2 Remedies Other Than Termination. Neither Party shall have the right to terminate this Agreement, in part or in its entirety, for any reason. It is the Parties’ intent to provide relief or compensation to either Party hereunder in the event of the other Party’s material breach of any material provision of this Agreement, not through the termination of this Agreement but through remedies in law or equity, such as injunctive relief, specific performance, and monetary damages.

6.3 Effect of Expiration.

(a) The expiration of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such expiration. Those provisions that by their terms or intent are required to survive the expiration of the Agreement in order to give effect to the intent of the Parties shall so survive. Without limiting the foregoing, the provisions of ARTICLE I, Sections 2.9, 2.20, 2.22, ARTICLE V,

this ARTICLE VI, ARTICLE VII, and ARTICLE VIII shall survive the expiration of this Agreement and continue thereafter in accordance with and to the extent of their terms. Except as otherwise expressly provided herein, expiration of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(b) Upon expiration of this Agreement, each Party, at the request of the other, shall return all data, files, records and other materials in its possession or control containing or comprising the other Party’s Confidential Information except that the legal department of such Party may retain one copy for archival purposes.

(c) Following expiration of this Agreement, Cosmo shall provide such reasonable cooperation and support with respect to regulatory matters as Salix may require in order to dispose of previously purchased Products.

ARTICLE VII. INDEMNIFICATION

7.1 Cosmo Indemnification. Cosmo shall indemnify Salix, its Affiliates and its and their respective directors, officers, employees and agents (the “Salix Indemnified Parties”), and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with (a) any and all suits, actions, investigations, claims or demands of Third Parties (collectively, all “Third Party Claims”) arising from or occurring as a result of (i) the breach by Cosmo of any of its representations or warranties set forth in this Agreement, (ii) Cosmo’s breach of any covenant, undertaking or other term contained in this Agreement, (iii) Cosmo’s negligence or willful misconduct in the performance of this Agreement, or (iv) the storage, release, or disposal of any hazardous or regulated material or any waste by Cosmo, or (b) the enforcement by Salix of its rights under this Section 7.1, except, in each case, for those Losses for which Salix has an obligation to indemnify the Cosmo Indemnified Parties pursuant to Section 7.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

7.2 Salix Indemnification. Salix shall indemnify Cosmo, its Affiliates and its and their respective directors, officers, employees and agents (the “Cosmo Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses incurred by any of them in connection with (a) any and all Third Party Claims arising from or occurring as a result of (i) the breach by Salix of any of its representations or warranties set forth in this Agreement, or (ii) Salix’s breach of any covenant, undertaking or other term contained in this Agreement, or (b) the enforcement by Cosmo of its rights under this Section 7.2, except, in each case, for those Losses for which Cosmo has an obligation to indemnify the Salix Indemnified Parties pursuant to Section 7.1, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses. Notwithstanding the foregoing or anything contained herein to the contrary, Salix shall have no liability for, and Cosmo shall defend, indemnify and hold harmless the Salix Indemnified Parties, from and against, any and all Losses, whenever asserted, arising out of or relating to any contract, license, agreement, arrangement, claim or understanding (whether written or oral) existing as of the Effective Date to which Cosmo, Salix, or any of their respective Affiliates is a party and which would be violated by any direct or indirect assignment, transfer, licensing, sale, pledge, encumbrance, hypothecation, or other disposition, or any Exploitation, of any Product.

7.3 Indemnification Procedure.

(a) Notice of Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1 or 7.2, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(b) Third Party Claims. The obligations of an Indemnifying Party under this Article VII with respect to any Third Party Claim shall be governed by and be contingent upon the following additional terms and conditions:

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless a Salix Indemnified Party or Cosmo Indemnified Party, as applicable, from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Salix Indemnified Party or Cosmo Indemnified Party, as applicable.

(ii) Right to Participate in Defense. Without limiting Section 7.3(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.3(b)(i) (in which case the Indemnified Party shall control the defense), or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles.

(iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.3(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.4 Insurance.

(a) During the Term, each Party shall maintain (i) comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than Five Million United States Dollars ($5,000,000.00) and (ii) product liability/completed operations coverage with a per claim limit of not less than Two Million United States Dollars ($2,000,000.00) (collectively, the “Policies”). If any Policy is written on a claims-made basis, the retroactive date, if any, shall be not be later than the Effective Date. In addition, such coverage shall be continued for a period of five (5) years following the Term. Each Party shall provide prompt notice to the other Party in the event that the first Party’s Policies are canceled or subjected to a reduction of coverage or any other material adverse modification.

(b) Each Party shall furnish certificates of insurance for its Policies to the other Party within ten (10) days after the Effective Date.

ARTICLE VIII. MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

Salix Pharmaceuticals, plc

[—]

Attention:

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: EVP Business Development

and

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton

If to Cosmo to:

Cosmo Technologies (Two) Ltd.

Amiens Street 42-43

Dublin 1 - Ireland

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section 8.1, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

8.2 Force Majeure. Neither Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Party have the right to terminate this Agreement except as otherwise specifically provided in this Section 8.2, where delivery or performance has been affected by a condition beyond such Party’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Party stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform. Notwithstanding the foregoing, in the event the suspension of performance continues for sixty (60) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, the nonaffected Party may terminate this Agreement immediately by written notice to the affected Party.

8.3 Entire Agreement; Amendment. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.4 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.5 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix, Cosmo and their respective successors and permitted assigns.

8.6 Dispute Resolution. In the event of a dispute between the Parties, either Party may, by giving written notice of dispute to the other Party, request a meeting of authorized representatives of the Parties for the purpose of resolving the dispute. The Parties agree that, within thirty (30) days after any such request, each Party shall designate a representative to participate in dispute resolution discussions that shall be held at a mutually acceptable time and place for the purpose of resolving the dispute. Each Party agrees to negotiate in good faith to resolve the dispute in a mutually acceptable manner. If for whatever reason the Parties are unable to resolve the dispute within sixty (60) days after the issuance of a notice of dispute, then either Party may, by written notice to the other Party, submit the dispute to binding arbitration in accordance with the provisions of this Section 8.6.

(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce as then in effect (“ICC Rules”), provided, that in the event and to the extent such rules conflict with the terms of this Section 8.6, the terms of this Section 8.6 shall govern. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Dublin, Ireland. The arbitration shall be conducted in the English language.

(b) Except as provided in Section 8.6(c), the arbitration shall be held before a single arbitrator, who shall be selected by agreement of the Parties, or, if the Parties cannot agree within thirty (30) days after commencement of arbitration, then by the International Chamber of Commerce (“ICC”). The arbitrator selected pursuant to this Section 8.6(b) shall be a practicing or retired lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the Manufacture and supply of pharmaceutical products for the Territory.

(c) Notwithstanding Section 8.6(b), in the event that the dispute that is subject to arbitration is one in which a Party seeks to recover an amount of at least One Million Dollars ($1,000,000) from the other Party, then either Party shall have the option, exercisable by written notice to the other Party given at any time within ten (10) days after commencement of arbitration, to require that the arbitration be held before a panel of three (3) arbitrators. In such case, within thirty (30) days after the provision of notice described in the preceding sentence, each Party shall select one person to act as arbitrator. If a Party shall fail within the designated time period to select an arbitrator, then the arbitrator to be selected by the Party shall be selected by the ICC. The two (2) persons so selected as arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the two (2) initially selected arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the ICC. Each arbitrator selected pursuant to this Section 8.6(c) shall be a practicing lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the Manufacture and supply of pharmaceutical products.

(d) Each Party shall, upon the written request of the other Party, promptly provide the other Party with copies of documents relevant to the issues raised by the dispute on which the producing Party may rely in support of, or in opposition to, any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within forty five (45) days following the appointment of the arbitrator(s).

(e) It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within six (6) months from the date the arbitrator is appointed (or, where a panel of three (3) arbitrators is used, the date upon which the third arbitrator is appointed). The arbitrator(s) may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(f) Except as may be required by Applicable Law (including applicable securities laws or rules of a securities exchange) or as may be necessary to enforce the arbitration award or the provisions of this Section 8.6, and except for disclosures made by a Party to its accountants, insurers, consultants, or attorneys or to actual or potential lenders, non-public investors, rating agencies, acquirors, or business partners who are under obligations to the disclosing Party to hold the disclosed information in confidence, neither a Party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Party.

(g) The arbitrator(s) shall have discretion to allocate the Parties’ costs and expenses for the arbitration (including attorneys’ fees), the fees of the arbitrator(s), and the administrative fees of arbitration between the Parties in proportion to the extent to which they prevail. Failing such allocation, each Party shall bear its own costs and expenses and an equal share of the fees of the arbitrators and administrative fees of the arbitration.

8.7 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of Ireland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

8.8 Audits.

(a) Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the other Party, provided with access by such other Party during normal business hours, and upon reasonable prior written notice, to examine only those records of such other Party (and its Affiliates and sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to the auditing Party’s request, the correctness or completeness of any payment made or statement or invoice submitted under this Agreement. Such examinations may not (i) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12) month period revealed an underpayment with respect to such period or an incorrect statement submitted by the audited Party in respect of such period or the audited Party restates or revises such books and records for such period) or (ii) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Products (including with respect to COGS), (B) made available to both Parties in writing, and (C) subject to ARTICLE V and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement or whether statements or invoices submitted by the audited Party under this Agreement are true and correct, as the case may be, and (B) the amount of any additional payments owed or excess payments made or any correction to statements or invoices submitted by the audited Party under this Agreement, as the case may be. Except as provided below, the cost of this examination shall be borne by the auditing Party, unless the audit reveals a variance of more than five percent (5%) from the reported or invoiced amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to

Section 8.8(b), if such audit concludes that additional payments were owed or that excess payments were made during such period, the applicable Party shall make such additional payments or reimburse such excess payments to the other Party within sixty (60) days after the date on which such auditor’s written report is delivered to the Parties. In addition, if (1) Cosmo is required to reimburse excess payments to Salix as a result of the overstatement by Cosmo of the Clinical Supply Price or Sample Supply Price, Cosmo shall pay interest on such excess payment as provided in Section 8.9 from the date of original payment by Salix, or (2) Salix is required to make an additional payment to Cosmo as a result of the understatement by Salix of the Average Actual Price, Salix shall pay interest on such additional payment as provided in Section 8.9 from the date originally due.

(b) In the event of a dispute of any audit under Section 8.8(a), Cosmo and Salix shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be resolved in accordance with Section 8.6.

8.9 Payments.

(a) All payments to be made by one Party to the other (the “Payee”) under this Agreement shall be paid by bank wire transfer or by automated clearinghouse (electronic funds transfer) in immediately available funds to such bank account designated in writing by the Payee from time to time; provided that Salix shall be entitled to set off against any payment due to Cosmo hereunder any payment due from Cosmo to Salix hereunder. Time for payment shall be of the essence. Unless the paying Party notifies the Payee in writing of a good faith dispute with respect to amounts not paid when due, interest shall accrue thereon at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date payment is due; provided, however, that in the case of a good faith dispute regarding payment that is resolved to be due and is not paid within three (3) business days after such resolution, interest shall accrue on any amount overdue at the rate of prime plus one percent (1%), such interest to begin accruing on a daily basis from the date such payment becomes overdue. For purposes of this Agreement, the rate of prime shall be that rate of prime quoted by Citibank, N.A., New York, New York, or any successor entity thereto.

(b) All payments under this Agreement will be made without any deduction or withholding for or on account of any taxes, duties, levies, or other charges unless such deduction or withholding is required by Applicable Law to be assessed against the payee. Salix shall consult in good faith with Cosmo’s tax advisors (whose fees shall be borne solely by Cosmo) prior to deducting or withholding any amounts as aforesaid. If the payor of any such payment is so required to make any deduction or withholding from payments due to the payee, the payor shall (i) promptly notify the payee of such requirement, (ii) pay to the relevant authorities on payee’s behalf the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against the payee, and (iii) promptly forward to payee an official receipt (or certified copy) or other documentation reasonably acceptable to payee evidencing such payment to such authorities.

(c) All payments under this Agreement shall be made in United States Dollars. Any amount or charge necessary for determining any amount payable hereunder that is received or incurred in a currency other than United States Dollars shall be translated into United States Dollars at the average daily purchase price for United States Dollars using the relevant currency during the most recently ended Calendar Quarter prior to the date of the relevant transaction, using for such purpose daily purchase prices as reported in the Wall Street Journal as published for the New York City market.

8.10 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.11 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

8.12 Assignment. Except as expressly provided herein, neither Party may, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, subcontract or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that (a) Salix may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or to the purchaser or sublicensee of Salix’s rights in and to the Products or any Product, (b) Cosmo may, without such consent, assign this Agreement and its rights and obligations hereunder to one or more Affiliates, and (c) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder to the purchaser of all or substantially all of its assets or to any successor entity or acquirer in the event of a merger, consolidation or change in control of such Party. Any attempt to assign, transfer, subcontract or delegate any portion of this Agreement in violation of this Section shall be null and void. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Salix or Cosmo, as the case may be. In the event either Party assigns or delegates its rights or obligations to another Person in accordance with the terms hereof, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and the assignor or transferor shall cease to be a party to this Agreement and shall cease to have any rights or obligations under this Agreement from and after the effective date of such assignment. No such assignment or delegation shall relieve the assignor or transferor of any of its obligations hereunder.

Notwithstanding the foregoing, Cosmo shall have the right, from time to time and without the necessity of providing notice to or obtaining the consent of Salix, to delegate, assign, or subcontract to any of its Affiliates Cosmo’s rights or responsibilities under this Agreement. In all cases, Cosmo shall remain the contract Party under this Agreement and shall remain responsible to Salix for the performance of all such obligations under this Agreement.

8.13 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.14 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

8.15 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

8.16 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” or “clause” refer to the specified Article, Section, Schedule or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

8.17 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

8.18 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

8.19 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

SALIX PHARMACEUTICALS, PLC	COSMO TECHNOLOGIES (TWO) LTD.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO MANUFACTURING AND SUPPLY AGREEMENT (METHYLENE BLUE COVERED PRODUCTS)]

EXHIBIT F

RIGHT OF NEGOTIATION AND NON-COMPETE AGREEMENT

between

Cosmo Pharmaceuticals S.p.A.

and

Salix Pharmaceuticals, plc

Dated [                    ], 2014

RIGHT OF NEGOTIATION AND NON-COMPETE AGREEMENT

THIS RIGHT OF NEGOTIATION AND NON-COMPETE AGREEMENT (this “Agreement”), entered into as of [            ], 2014 (the “Effective Date”), is made by and between Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni) (“Cosmo”), and Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (“Salix”). Cosmo and Salix are sometimes collectively referred to herein as the “Parties” or individually as a “Party”.

BACKGROUND

A. Salix Pharmaceuticals, Ltd. (“Old Salix”), Cosmo, Salix, and Sangiovese, LLC are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of July 8, 2014 (the “Merger Agreement”), pursuant to which Old Salix acquired Salix, with Salix in connection with such transaction retaining certain rights and assets with respect to the Covered Products in the applicable Salix Territory.

B. In connection with the closing of the transactions contemplated by the Merger Agreement, Cosmo’s subsidiary Cosmo Technologies (Two) Ltd. and Salix have entered into that certain License and Collaboration Agreement, of even date herewith (the “License and Collaboration Agreement”), pursuant to which the parties thereto will collaborate with respect to the development and commercialization of the Covered Products.

C. In consideration of Old Salix and Salix entering into the Merger Agreement and performing their obligations thereunder and Salix entering into the License and Collaboration Agreement and performing its obligations thereunder, Cosmo is willing to agree to the obligations and to provide Salix the rights set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth and set forth in the Merger Agreement and the License and Collaboration Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Section 1.01 Definitions. Unless otherwise specified herein, all capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the License and Collaboration Agreement, or if not defined in the License and Collaboration Agreement, in the Merger Agreement.

Section 1.02 Term. This Agreement shall take effect as of the Effective Date and, unless terminated earlier by mutual written agreement of the Parties, shall expire upon the expiration or earlier termination of the License and Collaboration Agreement (the “Term”).

Section 1.03 Development Information. From time to time, upon Salix’s written request (such requests not to be given by Salix more frequently than once every six months), Cosmo shall, subject to any confidentiality obligations to Third Parties, in good faith, provide Salix or its designee with up to date, complete and accurate information in respect of all diagnostic products, pharmaceutical compounds and products, and medical devices in the Field

(as defined herein) then being developed by Cosmo or any of its Affiliates (other than Covered Products), including reasonably detailed summaries of all pre-clinical and clinical data with respect to each such compound, product or medical device. Such information shall be deemed to be Cosmo’s Confidential Information. The provisions of this Section 1.03 shall expire and cease to apply upon the occurrence of a Board Right Termination Event (as defined in the Shareholder’s Agreement).

Section 1.04 Salix’s Right of Negotiation for Additional Products.

(a) In the event that Cosmo or any of its Affiliates has a good faith intent to develop or commercialize in or for the United States, whether by itself or themselves or with or through a Third Party, a diagnostic product, pharmaceutical compound or product, or medical device in the Field other than a Covered Product, including any diagnostic product, pharmaceutical compound or product, or medical device in the Field in-licensed or acquired by Cosmo or any of its Affiliates from a Third Party (an “Additional Product”), Cosmo shall notify Salix in writing (an “Additional Product Opportunity Notice”) and Salix shall have a non-exclusive right of negotiation with respect to such Additional Product as set forth in this Section 1.04. Such right shall be exercisable by Salix by written notice (an “Additional Product Opportunity Negotiation Notice”) given to Cosmo not later than 15 days after delivery of Cosmo’s Additional Product Opportunity Notice (the “Additional Product Opportunity Notice Period”). For clarity, the provision of an Additional Product Opportunity Notice with respect to an Additional Product by Cosmo shall not limit Cosmo’s obligation to provide a Transaction Opportunity Notice with respect to such Additional Product to the extent required by Section 1.05 below.

(b) Following Salix’s delivery of an Additional Product Opportunity Negotiation Notice to Cosmo in accordance with clause (a) above, the Parties shall negotiate on a non-exclusive basis in good faith for a period of 45 days (or such longer period as may be agreed in writing by the Parties) (the “Discussion Period”) to try to reach agreement upon the terms and conditions upon which Salix shall obtain a license or other rights to the applicable Additional Product in and for the United States. In connection with the Parties’ good faith negotiations regarding an Additional Product, Cosmo shall provide to Salix such data and information with respect to such Additional Product as Salix may reasonably request.

(c) With respect to an Additional Product for which Cosmo delivered an Additional Product Opportunity Notice and Salix timely delivered an Additional Product Opportunity Negotiation Notice, if the Parties are unable to conclude an agreement by the end of the applicable Discussion Period, then, subject to the provisions of Section 1.06, Cosmo and its Affiliates thereafter shall be free from and after the end of such Additional Product Opportunity Notice Period to pursue development and commercialization of the Additional Product in and for the United States; provided that Cosmo shall be obligated to deliver a Transaction Opportunity Notice with respect to such Additional Product in accordance with Section 1.05 below to the extent applicable.

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(d) The provisions of this Section 1.04 shall expire and cease to apply upon the occurrence of a Board Right Termination Event. Any such expiration, however, shall be without prejudice to the rights and obligations of the Parties in respect of any Additional Product Opportunity Notice that may have been given (or have been required to have been given) before the date of expiration.

Section 1.05 Salix’s Right of Refusal for Additional Products.

(a) In the event that Cosmo or any of its Affiliates desires to enter into a license or other agreement with a Third Party (including a sale) with respect to the development or commercialization of an Additional Product in and for the United States (a “Transaction”), Cosmo shall notify Salix in writing and set forth all material terms and conditions of the proposed Transaction (a “Transaction Opportunity Notice”) and Salix shall have 30 days after delivery of such Transaction Opportunity Notice (the “Transaction Opportunity Acceptance Period”) to enter, either itself or through its Affiliates, into definitive agreements with Cosmo or any of its Affiliates for the proposed Transaction containing the same material terms and conditions as those provided in the Transaction Opportunity Notice and such other standard terms as are mutually agreed upon by the Parties, and Cosmo or its Affiliate, as the case may be, must enter into such definitive agreements for such Transaction with Salix (or its designated Affiliate(s)) if the terms are the same as those provided in the Transaction Opportunity Notice (and such other standard terms as are mutually agreed upon by the Parties).

(b) If Cosmo or any of its Affiliates and Salix (or its designated Affiliate(s)) fail to enter into such definitive agreements within the Transaction Opportunity Acceptance Period, then Cosmo shall be free to consummate the Transaction as disclosed in the Transaction Opportunity Notice and Salix shall have no further rights in respect of such Transaction Opportunity Notice or the Transaction. Cosmo shall not, and Cosmo shall cause its Affiliates not to, consummate any Transaction (a “Third Party Agreement”) without first having complied with the provisions of this Section 1.05. For the avoidance of doubt, Cosmo shall not enter into any Third Party Agreement in respect of an Additional Product for which Cosmo delivered a Transaction Opportunity Notice prior to the end of the Transaction Opportunity Acceptance Period.

(c) The provisions of this Section 1.05 shall expire and cease to apply upon the occurrence of a Board Right Termination Event. Any such expiration, however, shall be without prejudice to the rights and obligations of the Parties in respect of any Transaction Opportunity Notice that may have been given (or have been required to have been given) before the date of expiration.

Section 1.06 Cosmo Non-Compete. Cosmo, on behalf of itself and its Affiliates, agrees that as of and following the Effective Time and until such time as a Board Right Termination Event shall have occurred, neither it nor any of its Affiliates shall, either directly or indirectly, alone or with others,

(a) themselves engage in any Competing Business, or

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(b) own or have the right to acquire an interest in (whether as a stockholder, member or partner, but in each case excluding any such interest not exceeding 10% of any class of security that is listed and traded on any national or international securities exchange or 20% of the aggregate outstanding voting or aggregate outstanding economic equity interest in any Person none of whose securities are listed on a national or international securities exchange), or manage, operate, or control, or participate in or be connected with as a director, any Person engaged in a Competing Business.

For purposes hereof, the term “Competing Business” means any business, venture or activity that engages in selling, marketing or distributing in the United States any diagnostic product, pharmaceutical compound or product, or medical device in the Field, including any diagnostic product, pharmaceutical compound or product, or medical device in-licensed or acquired by Cosmo or any of its Affiliates from a Third Party, for use, alone or in combination with any other product, in the Field. For purposes hereof, the term “Field” means a use in the treatment, amelioration, diagnosis, management or prevention of any gastrointestinal disease or disorder (including the following: hepatic encephalopathy, opioid-induced constipation, ulcerative colitis, fecal incontinence, cleaning of colon as preparation for colonoscopy, traveler’s diarrhea, diarrhea, gastroparesis, gastroesophageal reflux disease, ulcers, erosive esophagitis, stomach bleeding, inflammatory bowel disease, irritable bowel syndrome, diverticulitis, diverticulosis, or celiac disease) or the preparation for or conducting of any gastrointestinal procedure, whether for the treatment, amelioration, diagnosis, management or prevention of any gastrointestinal disease or disorder or otherwise.

(c) For clarity, the provisions of this Section 1.06 shall expire and cease to apply upon the occurrence of a Board Right Termination Event.

Section 1.07 Nondisclosure and Non-Use.

(a) Salix, on the one hand, and Cosmo, on the other hand, each agrees that during the Term, and for a period of ten (10) years thereafter, it will keep confidential, and will cause its employees, agent, consultants, licensees and sublicensees to keep confidential, all Confidential Information (as defined below) of the other that is disclosed to it, or to any of its employees, agents, consultants, licensees or sublicensees pursuant to or in connection with this Agreement, except to the extent that disclosure is required or permitted in accordance with the performance of this Agreement. Neither Salix nor any of its employees, agents, consultants, licensees or sublicensees shall use Confidential Information of Cosmo for any purpose except as expressly permitted in this Agreement or except as expressly authorized by Cosmo. Neither Cosmo nor any of its employees, agents, consultants, licensees or sublicensees shall use Confidential Information of Salix for any purpose except as expressly permitted in this Agreement or except as expressly authorized by Salix. Salix, on the one hand, and Cosmo, on the other hand, each covenants that each of its employees, agents, consultants, licensees and sublicensees who shall have access to Confidential Information of the other are bound by written obligations or are obligated under professional ethical rules to maintain such information in confidence and not to use such information except as expressly permitted herein. As used herein, “Confidential Information” means all information disclosed by or

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on behalf of Salix, on the one hand, or Cosmo, on the other hand, to the other during the Term incident to this Agreement, that either are identified as confidential or are information that is of a nature that is customarily regarded as confidential within the pharmaceutical industry, whether disclosed in electronic, tangible, oral or visual form; provided, that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the disclosing Party prior to or at the time of disclosure or within sixty (60) days thereafter or if the other Party should reasonably know that such visual or oral disclosures were intended to be confidential. Notwithstanding the foregoing, Confidential Information shall not include such information that: (i) as of the date of disclosure is known to the Party receiving such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure under this Agreement to such Party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is obtained from a Third Party free from any obligation of confidentiality to the disclosing Party. Information that is otherwise Confidential Information and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain.

(b) Salix may disclose Confidential Information of Cosmo to the extent that such disclosure is in response to a valid order of a court of competent jurisdiction or other governmental authority or, if in the reasonable opinion of Salix’s legal counsel, such disclosure is otherwise required by Applicable Law; provided, that Salix shall first have given notice to Cosmo and given Cosmo a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information of Cosmo disclosed in response to such court or governmental order or Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law to request confidential treatment thereof.

(c) Cosmo may disclose Confidential Information of Salix to the extent that such disclosure is in response to a valid order of a court of competent jurisdiction or other governmental authority or, if in the reasonable opinion of Cosmo’s legal counsel, such disclosure is otherwise required by Applicable Law; provided, that Cosmo shall first have given notice to Salix and given Salix a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information of Salix disclosed in response to such court or governmental order or Applicable Law shall be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Law to request confidential treatment thereof.

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Section 1.08 Terms of this Agreement. Except as otherwise specifically set forth in Section 1.07, without the prior written consent of Salix, Cosmo shall not disclose any terms or conditions of this Agreement to any Third Party nor make any statement to the public (including any press release) regarding the execution or any other aspect of the subject matter of this Agreement, and without the prior written consent of Cosmo, Salix shall not disclose any terms or conditions of this Agreement to any Third Party nor make any statement to the public (including any press release) regarding the execution or any other aspect of the subject matter of this Agreement, except, in either case: (a) to the extent such disclosure is required by Applicable Law or stock exchange rules or regulations and, to the extent practical, Cosmo, on the one hand, or Salix, on the other hand, is provided with the opportunity sufficiently in advance of disclosure to review such information and seek confidential treatment therefor; (b) for customary discussions and other disclosures with and to shareholders, current or prospective investors, potential acquirers, potential licensees, merger partners or potential providers of financing and their advisors; or (c) Cosmo, on the one hand, and Salix, on the other hand, may use the text of a statement previously approved by the other. With respect to any disclosures made pursuant to subsection (b) above, each such Third Party recipient of Confidential Information shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Agreement.

Section 1.09 Mutual Representations, Warranties and Covenants. Each of Salix, on the one hand, and Cosmo, on the other hand, represents, warrants and covenants to the other as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the Applicable Law of its jurisdiction of incorporation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted and to execute, deliver and perform its obligations under this Agreement.

(b) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action, and do not and will not (i) require any consent or approval of its stockholders or any government authority, or (ii) violate any provision of any Applicable Law, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its governing documents.

(c) This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity).

(d) It is not under any obligation to any Person, contractual or otherwise, that is conflicting or inconsistent in any material respect with the terms of this Agreement or that would materially impede the diligent and complete fulfillment of its obligations hereunder.

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(e) It will not enter into and it will cause its Affiliates to refrain from entering into any agreement or obligation that would materially adversely affect the other Party’s rights or such Party’s obligations set forth in this Agreement.

Section 1.10 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

[*]

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

8510 Colonnade Center Drive

Raleigh, North Carolina 27615

U.S.A.

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

U.S.A.

Attention: Edward C. Britton

If to Cosmo to:

Cosmo Pharmaceuticals S.p.A.

Via Cristoforo Colombo 1

Lainate, Milan 20020

Italy

Attention: Allessandro Della Chà

with copies (which shall not constitute notice) to:

Procopio Cory Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 300

San Diego, CA 92130

U.S.A.

Attention: Dennis J. Doucette

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and

ByrneWallace

88 Harcourt Street

Dublin 2

Ireland

Attention: Dennis Agnew

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by (a) in the case of Salix, giving notice specifying such change to Cosmo and (b) in the case of Cosmo, giving notice specifying such change to Salix.

Section 1.11 Entire Agreement; Amendment. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Salix confirms that it is not relying on any representations or warranties of Cosmo except as specifically set forth herein, and Cosmo confirms that it is not relying on any representations or warranties of Salix except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of each Party.

Section 1.12 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

Section 1.13 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix and Cosmo and their respective successors and permitted assigns.

Section 1.14 Dispute Resolution. In the event of a dispute between Salix, on the one hand, and Cosmo, on the other hand, either Salix or Cosmo may, by giving written notice of dispute to the other, request a meeting of authorized representatives of the Parties for the purpose of resolving the dispute. The Parties agree that, within thirty (30) days after any such request, Salix, on the one hand, and Cosmo, on the other hand, shall designate a representative to participate in dispute resolution discussions that shall be held at a mutually acceptable time and place for the purpose of resolving the dispute. Each Party agrees to negotiate in good faith to resolve the dispute in a mutually acceptable manner. If for whatever reason the Parties are unable to resolve the dispute within sixty (60) days after the issuance of a notice of dispute, then either Salix or Cosmo may, by written notice to the other, submit the dispute to binding arbitration in accordance with the provisions of this Section 1.14.

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(a) Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the Commercial Arbitration Rules of the International Chamber of Commerce as then in effect (“ICC Rules”); provided, that in the event and to the extent such rules conflict with the terms of this Section 1.14, the terms of this Section 1.14 shall govern. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place of arbitration shall be Dublin, Ireland. The arbitration shall be conducted in the English language.

(b) Except as provided in Section 1.14(c), the arbitration shall be held before a single arbitrator, who shall be selected by agreement of Salix and Cosmo, or, if Salix and Cosmo cannot agree within thirty (30) days after commencement of arbitration, then by the International Chamber of Commerce (“ICC”). The arbitrator selected pursuant to this Section 1.14(b) shall be a practicing or retired lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the global development and commercialization of pharmaceutical products.

(c) Notwithstanding Section 1.14(b), in the event that the dispute that is subject to arbitration is one in which Salix, on the one hand, or Cosmo, on the other hand, seeks to recover an amount of at least one million Dollars ($1,000,000) from the other, then either Salix or Cosmo shall have the option, exercisable by written notice to the other given at any time within ten (10) days after commencement of arbitration, to require that the arbitration be held before a panel of three (3) arbitrators. In such case, within thirty (30) days after the provision of notice described in the preceding sentence, Salix, on the one hand, and Cosmo, on the other hand, shall each select one person to act as arbitrator. If either Salix or Cosmo shall fail within the designated time period to select an arbitrator, then the arbitrator to be selected by such Party shall be selected by the ICC. The two (2) persons so selected as arbitrators shall select a third arbitrator within thirty (30) days of their appointment. If the two (2) initially selected arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the ICC. Each arbitrator selected pursuant to this Section 1.14(c) shall be a practicing lawyer or retired judge and, to the extent possible, have experience relating to agreements concerning the global development and commercialization of pharmaceutical products.

(d) Each of Salix, on the one hand, and Cosmo, on the other hand, shall, upon the written request of the other, promptly provide the other with copies of documents relevant to the issues raised by the dispute on which the producing Party may rely in support of, or in opposition to, any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator(s), which determination shall be conclusive. All discovery shall be completed within forty five (45) days following the appointment of the arbitrator(s).

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(e) It is the intent of the Parties that, barring extraordinary circumstances, arbitration proceedings will be concluded within six (6) months from the date the arbitrator is appointed (or, where a panel of three (3) arbitrators is used, the date upon which the third arbitrator is appointed). The arbitrator(s) may extend this time limit in the interests of justice. Failure to adhere to this time limit shall not constitute a basis for challenging the award.

(f) Except as may be required by Applicable Law (including applicable securities laws or rules of a securities exchange) or as may be necessary to enforce the arbitration award or the provisions of this Section 1.14, and except for disclosures made by a Party to its accountants, insurers, consultants, or attorneys or to actual or potential lenders, non-public investors, rating agencies, acquirors, or business partners who are under obligations to the disclosing Party to hold the disclosed information in confidence, (a) neither Salix nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of Cosmo and (b) neither Cosmo nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of Salix.

(g) The arbitrator(s) shall have discretion to allocate the Parties’ costs and expenses for the arbitration (including attorneys’ fees), the fees of the arbitrator(s), and the administrative fees of arbitration between the Parties in proportion to the extent to which they prevail. Failing such allocation, each Party shall bear its own costs and expenses and an equal share of the fees of the arbitrators and administrative fees of the arbitration.

Section 1.15 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of Ireland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Section 1.16 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 1.17 Assignment.

(a) Without the prior written consent of Salix, which consent shall not be unreasonably withheld, conditioned, or delayed, Cosmo shall not sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that Cosmo may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of Salix (i) to any Majority-Controlled Affiliate of Cosmo if (A) Cosmo remains jointly and severally liable under this Agreement with such Majority-Controlled Affiliate and (B) any subsequent transaction (other than one that would result in the assignment or transfer of this Agreement back to Cosmo) that would cause such Majority-Controlled Affiliate to cease to be a Majority-Controlled Affiliate of Cosmo shall be deemed to be an assignment of this Agreement requiring the prior written

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consent of Salix; or (ii) to any Third Party with which Cosmo merges or consolidates, or to which Cosmo transfers all or substantially all of its assets relating to the Exploitation of Covered Products if (A) the Third Party successor assumes in writing all of Cosmo’s obligations under this Agreement, and (B) such Third Party successor is not a Competitor.

(b) Without the prior written consent of Cosmo, which consent shall not be unreasonably withheld, conditioned, or delayed, Salix shall not sell, transfer, assign, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that Salix may assign or transfer this Agreement or any of its rights or obligations hereunder without the consent of Cosmo (i) to any Majority-Controlled Affiliate of Salix if (A) Salix remains jointly and severally liable under this Agreement with such Majority-Controlled Affiliate and (B) any subsequent transaction (other than one that would result in the assignment or transfer of this Agreement back to Salix) that would cause such Majority-Controlled Affiliate to cease to be a Majority-Controlled Affiliate of Salix shall be deemed to be an assignment of this Agreement requiring the prior written consent of Cosmo; or (ii) to any Third Party with which Salix merges or consolidates, or to which Salix transfers all or substantially all of its assets relating to the Exploitation of Covered Products if (A) the Third Party successor assumes in writing all of Salix’s obligations under this Agreement, and (B) such Third Party successor is not a Competitor.

(c) A Third Party that merges or consolidates with a Party or an Affiliate of a Party, or to which a Party or an Affiliate of a Party transfers all or substantially all of its assets relating to the Covered Products, shall not be deemed to grant under this Agreement any license to such Third Party’s technology in existence as of the effective date of such merger, consolidation or transfer, unless such grant is made pursuant to a separate agreement.

(d) Any purported assignment or transfer in violation of this Section 1.17 shall be void ab initio and of no force or effect.

(e) For purposes of this Section 1.17, “Majority Controlled Affiliate” means, with respect to a Party, any Person that owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Party; any Person of which a Party owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; or any Person of which a Person owning, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Party owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person.

Section 1.18 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by a Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

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Section 1.19 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

Section 1.20 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Section” or “clause” refer to the specified Section or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and (g) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

Section 1.21 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

Section 1.22 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

Section 1.23 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

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Section 1.24 Specific Enforcement. Salix, on the one hand, and Cosmo, on the other hand, acknowledge and agree that the restrictions set forth in Section 1.03, Section 1.04, Section 1.05, Section 1.06, Section 1.07 and Section 1.08 of this Agreement are reasonable and necessary to protect the legitimate interests of the other Party and that any breach or threatened breach of any such provision may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any such provision by Salix, Cosmo shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which Cosmo may be entitled in law or equity. In the event of a breach or threatened breach of any such provision by Cosmo, Salix shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which Salix may be entitled in law or equity. Salix, on the one hand, and Cosmo, on the other hand, agree to waive, to the maximum extent permitted by Applicable Law, any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section is intended, or should be construed, to limit a Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

[Signatures appear on next page.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the Effective Date.

Cosmo Pharmaceuticals S.p.A.

By:
Name:
Title:

Salix Pharmaceuticals, plc

By:
Name:
Title:

[Signature Page to Right of Negotiation and Non-Compete Agreement]

EXHIBIT G

COSMO HOLDING S.P.A.

Piazza Della Repubblica 3

20 100 Milano

July 8, 2014

Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

Attention:	Rick D. Scruggs,

Executive Vice President, Business Development

William Bertrand, Jr.,

Senior Vice President, General Counsel

Re:	Agreement and Plan of Merger and Reorganization

  Reference is made to that certain Agreement and Plan of Merger and Reorganization (the “Agreement”), made and entered into as of July 8, 2014, by and among Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni) (“Cosmo”), Cosmo Technologies Limited, a private limited company organized under the laws of Ireland (“Tech”), Sangiovese, LLC, a Delaware limited liability company, and Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”). Capitalized terms used but not defined herein shall have the meanings attributed to them in the Agreement.

  In consideration of the significant benefit Cosmo Holding S.p.A., an Italian corporation (società per azioni) (“Cosmo Holding”), stands to realize from the transactions contemplated by the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cosmo Holding, intending to be legally bound, hereby agrees as follows:

1.	Representations and Warranties. Cosmo Holding hereby makes to Salix, as of the date hereof and as of the Closing, each of the representations and warranties contained in this Section 1:

a.	Neither Cosmo Holding nor any of its Subsidiaries or Affiliates Beneficially Owns any shares of Salix Common Stock.

b.	Cosmo Holding is duly organized and validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization. Cosmo Holding has the requisite corporate or similar power to execute and deliver this letter agreement and the Cosmo Holding Standstill Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by Cosmo Holding of this letter agreement and the Cosmo Holding Standstill Agreement and the performance by Cosmo Holding of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of Cosmo Holding and no other corporate proceedings on the part of Cosmo Holding, its board of directors or shareholders is necessary therefor.

c.	The execution, delivery and performance by Cosmo Holding of this letter agreement and the Cosmo Holding Standstill Agreement will not (i) violate any provision of any Governing Documents of Cosmo Holding, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any Tech Group Entity’s assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Cosmo Holding is a party or by which any of them is bound, or (iii) violate or conflict with any Law or other restriction of any kind or character to which Cosmo Holding is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a Business Material Adverse Effect. This letter agreement has been duly executed and delivered by Cosmo Holding, and constitutes the legal, valid and binding obligation of Cosmo Holding, enforceable against Cosmo Holding in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). At the Closing, the Cosmo Holding Standstill Agreement will be duly executed and delivered by Cosmo Holding and, assuming the due execution and delivery thereof by the other parties thereto, at the Closing will constitute the legal, valid and binding obligation of Cosmo Holding, enforceable against Cosmo Holding in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar Laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Cosmo Holding has delivered to Salix a true and correct copy of the Governing Documents in effect at the date hereof of Cosmo Holding.

d.	As of the date hereof through the Closing Date, (i) Cosmo Holding owns 38.85% of the outstanding shares of Cosmo, and Roberto Villa, Luigi Moro, Giuseppe Cipriano, Massimo Pedrani, Alessandro Della Chà, Gianluigi Bertolli, Mario Sartirana, Chris Tanner, Erica Tanner, and Suzanne Tanner (collectively, the “Other Parties”), collectively with Cosmo Holding, own 47.31% of the outstanding shares of Cosmo, (ii) Cosmo Holding is a company that is not resident for tax purposes in Ireland and none of the Other Parties are residents for tax purposes in Ireland and (iii) Cosmo Holding is a company that is resident for tax purposes in Italy and the Other Parties are residents for tax purposes in Italy or Switzerland.

2.	Transaction Tax Treatment; Salix Common Stock.

a.	Until the earlier of (i) the Closing and (ii) the date of termination of the Agreement in accordance with Section 10.1 thereof, Cosmo Holding shall not, and shall not authorize Cosmo or any of its Subsidiaries or any of its or their respective Representatives or Affiliates to, directly or indirectly, engage in any action, including the sale, assignment, transfer, abandonment, conveyance or other disposition of any of the shares in Cosmo, that Salix, acting reasonably, determines could be expected to increase the risk that Tech would be treated as a U.S. domestic corporation for U.S. federal tax purposes immediately after the Effective Time (it being agreed that no action taken (1) pursuant to and in compliance with the terms of (A) Section 5.3 of the Agreement, or (B) the Reorganization as set forth in Schedule A of the Agreement, or (2) at the request of Salix, shall constitute a breach of this Section 2).

b.	Cosmo Holding agrees that until the earlier of (i) the Closing and (ii) the date of termination of the Agreement in accordance with Section 10.1 thereof, Cosmo Holding shall not, and shall not authorize Cosmo or any of its Subsidiaries or any of its or their respective Representatives or Affiliates to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire Beneficial Ownership of any shares of Salix Common Stock.

c.	From the date hereof through the Closing, neither Cosmo Holding nor the Other Parties shall Transfer any of their shares in Cosmo, unless it shall have obtained written proof such person is a resident of a country which has a tax treaty with Ireland. For purposes of this letter agreement, “Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any asset owned by a Person or any interest (including a beneficial interest) in any asset owned by a Person.

3.	Voting, Support and Non Solicitation.

a.	Cosmo Holding hereby agrees that from and after the date of this letter agreement until the earlier of the Effective Time or the date of termination of the Agreement in accordance with Section 10.1 thereof (the “Voting Period”), at any meeting of the shareholders of Cosmo, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Cosmo or in any other circumstances upon which a vote, consent or other approval of all or some of the shareholders of Cosmo is sought, Cosmo Holding shall vote (or cause to be voted), or execute consents with respect to, as applicable, all of the ordinary shares of Cosmo Beneficially Owned by Cosmo Holding (the “Cosmo Shares”) as of the applicable record date in favor of the approval and adoption of the Agreement, the Reorganization Agreements, the Ancillary Agreements and the Transactions contemplated thereby.

b.	With respect to any meeting of the shareholders of Cosmo held during the Voting Period, Cosmo Holding shall, or shall cause the holder of record of its Cosmo Shares on any applicable record date to, appear at such meeting or otherwise cause its Cosmo Shares to be counted as present thereat for purposes of establishing a quorum. Any vote required to be cast or consent required to be executed pursuant to this Section 3 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote or consent.

c.	Until the earlier of (i) the Closing and (ii) the date of termination of the Agreement in accordance with Section 10.1 thereof, Cosmo Holding shall not, and shall not authorize or permit Cosmo or any of its Subsidiaries or any of its or their respective Representatives or Affiliates to, directly or indirectly: (A) solicit, initiate, propose or take any action to encourage or facilitate (including by way of furnishing information) any inquiries or the submission of any proposal that constitutes or could reasonably be expected to lead to any Acquisition Proposal or Alternative Transaction, (B) enter into, continue or otherwise participate in any discussions or negotiations relating to, assist or cooperate with any Person (other than Salix and its designees) to make, or furnish any Person (other than Salix and its designees) with information in connection with, or take any other action to facilitate, any Acquisition Proposal or Alternative Transaction, (C) disclose any information to any Person (other than Salix and its designees) concerning the business, technologies or properties of Tech related to the Business, or afford to any Person (other than Salix and its designees) access to the properties, technologies or Books and Records of Cosmo Holding or any of the Cosmo Parties related to the Business, other than in the Ordinary Course of Business or as required by applicable Law, (D) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract or agreement), or (E) propose, authorize or enter into any agreement or understanding (whether binding or nonbinding, written or oral) relating to, or engage in or consummate, any Alternative Transaction or any agreement or understanding requiring or incentivizing Cosmo Holding or the Cosmo Parties to abandon, terminate or fail to consummate the Reorganization, the Merger or the other Transactions contemplated by the Agreement or breach their obligations hereunder, except, in the case of clause (B), for any notification by Cosmo Holding to any such Person that Cosmo Holding is contractually restricted from engaging in any such discussions or negotiations. Cosmo Holding shall promptly (but in any event within one (1) Business Day) notify Salix orally and in writing of the receipt by Cosmo Holding or any Cosmo Party or any of its or their respective Affiliates or Representatives of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal or request for disclosure or access reasonably likely to be related to the making of an Acquisition Proposal indicating, in connection with such notice, the identity of the Person making such Acquisition Proposal or inquiry or request and the terms and conditions of any such Acquisition Proposal or inquiry or request, including all written documentation relating thereto.

4.	Closing Deliverables. At Closing, Cosmo Holding shall deliver to Salix the duly executed counterpart of the standstill letter agreement attached hereto as Exhibit A.

5.	Further Assurances. Cosmo Holding shall use all reasonable endeavors to promptly take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with Tech and Salix in doing, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by the Agreement and execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Agreement.

6.	Indemnification. Cosmo Holding shall indemnify and hold harmless Salix and its officers, directors and Affiliates (collectively, the “Salix Indemnified Parties”) from and against any and all Covered Losses suffered by such Salix Indemnified Parties resulting from or arising out of any breach or nonfulfillment of any representations, warranties, covenants or agreements made by Cosmo Holding herein.

7.	Remedies. Cosmo Holding agrees that irreparable damage would occur in the event that it takes or fails to take any action in contravention of the terms this letter agreement or if any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Salix shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this letter agreement and to enforce specifically that the terms and provisions of this letter agreement in any federal court or state court located in the State of Delaware, without proof of actual damages or otherwise, this being in addition to any other remedy to which it is entitled at law or in equity. Cosmo Holding agrees not to oppose the granting of such relief in the event a court determines that such a breach or threatened breach has occurred, and to waive any defense based on the existence of an adequate remedy at law and to waive any requirements for the securing or posting of any bond in connection with such remedy.

8.	General.

a.	This letter agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

b.	Neither this letter agreement nor any rights or obligations hereunder may be transferred or assigned except with the written consent of each of Salix and Cosmo Holding, except that Salix may assign its rights under this agreement to any of its Affiliates.

c.	This letter agreement may not be amended without the written consent of each of Salix and Cosmo Holding.

d.	Cosmo Holding acknowledges that the agreements contained in this letter are an integral part of the Transactions contemplated by the Agreement and that without such provisions Salix would not have entered into the Agreement.

e.	This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

f.	Except as expressly set forth herein, this letter agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Salix under the Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement.

g.	This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between Salix and Cosmo Holding.

COSMO HOLDING S.P.A.

By:	/s/ Mauro Ajani
	Name:	Mauro Ajani
	Title:	Chief Executive Officer

Accepted and agreed as of the date first above written:

SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan
	Name:	Carolyn J. Logan
	Title:	President and Chief Executive Officer

EXHIBIT H

GENERAL RELEASE AND DISCHARGE

This GENERAL RELEASE AND DISCHARGE (this “General Release and Discharge”), dated as of [            ], is entered into by and among Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni) (registered number VAT n. IT05369700967 – R.E.A. Milano n. 1816145), whose registered address is Via Cristoforo Colombo 1, Lainate, Milan 20020, Italy (“Cosmo”), Cosmo Technologies Limited, a private limited company organized under the laws of Ireland (registered number 395100), whose registered address is 42 - 43 Amiens Street, Dublin 1, Ireland (“Tech”), [Irish Sub 1 Limited], a private limited company organized under the laws of Ireland (“IrSub1”), [Irish Sub 3 Limited], a private limited company organized under the laws of Ireland (“IrSub3”), [Lux Sub], a private limited company organized under the laws of Luxembourg (“LuxSub”),1 and Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”).

RECITALS

WHEREAS, Cosmo, Salix and certain other parties entered into that certain Agreement and Plan of Merger and Reorganization, dated as of July 8, 2014 (the “Merger Agreement”), and pursuant to the Merger Agreement Cosmo is required to deliver to Salix at the Closing this General Release and Discharge on behalf of itself and the Continuing Affiliates; and

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. General Release. Cosmo, on behalf of itself and the Continuing Affiliates, hereby releases and discharges the Tech Group Entities from any and all Liabilities to Cosmo or any Continuing Affiliates in connection with or arising out of or by (i) any written or oral contract, license, note, bond, mortgage, indenture, indebtedness, billed or unbilled account payable, borrowing, guaranty, undertaking, instrument or other legally binding agreement with any Person, (ii) operation of law (including, without limitation, due to the inclusion of any Tech Group Entity in any consolidated tax group or similar concept in any jurisdiction), (iii) any act or omission of any Tech Group Entity or any of their respective officers, directors, employees or agents, in such capacity, at or prior to the Closing, except to the extent such Liabilities (x) are expressly contemplated to be retained by any Tech Group Entity pursuant to the Merger Agreement (including Article IX thereof) or any Ancillary Agreement, or (y) are contemplated to be retained by or have been assumed by any of any Tech Group Entity pursuant to any Reorganization Agreement, or (iii) arise out of the Merger Agreement or any of the Ancillary Agreements.

2. Effectiveness. This General Release and Discharge is conditioned upon and shall become effective simultaneously with the Closing and shall be of no force or effect unless and until the Closing occurs.

[1]	Names of other New Tech Subsidiaries to be inserted.

3. Interpretation. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Each of the parties hereto acknowledges that this General Release and Discharge has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto. The headings in this General Release and Discharge are for reference purposes only, and shall not in any way affect the meaning or interpretation of this General Release and Discharge. Unless otherwise indicated to the contrary in this General Release and Discharge by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this General Release and Discharge as a whole and not to any particular paragraph hereof; (ii) references in this General Release and Discharge to paragraphs refer to paragraphs of this General Release and Discharge; (iii) words importing the singular shall also include the plural, and vice versa; and (iv) the word “including” means “including without limitation.”

4. Governing Law; Consent to Jurisdiction. This General Release and Discharge shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction. Subject to Section 11.2 of the Merger Agreement, each of the parties hereto irrevocably submits to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, for the purpose of any Action arising out of, under or in connection with or relating to, this General Release and Discharge and to the laying of venue in such court. Service of process in connection with any such Action may be served on each party hereto by the same methods as are specified for the service of process under Section 11.2 of the Merger Agreement. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

5. Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS GENERAL RELEASE AND DISCHARGE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS GENERAL RELEASE AND DISCHARGE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 5.

6. Assignment; Successors and Assigns; No Third Party Rights. This General Release and Discharge may not be assigned by any party hereto (including by operation of law) without the prior written consent of the other party hereto, and any attempted assignment shall be null and void. This General Release and Discharge shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This General Release and Discharge shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit, remedy or claim hereunder. Nothing in this General Release and Discharge shall prevent any party and its successors and permitted assigns from consolidating with or merging with or into, or transferring, in one transaction or a series of related transactions, substantially all of its assets to, any Person or Persons.

7. Counterparts. This General Release and Discharge may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this General Release and Discharge to be duly executed as of the day and year first above written and this General Release and Discharge shall become effective as of the Closing.

COSMO PHARMACEUTICALS S.P.A.

By:
Name:
Title:

COSMO TECHNOLOGIES LIMITED

By:
Name:
Title:

[IRISH SUB 1 LIMITED]

By:
Name:
Title:

[IRISH SUB 2 LIMITED]

By:
Name:
Title:

[LUX SUB]

By:
Name:
Title:

SALIX PHARMACEUTICALS, LTD.

By:
Name:
Title:

EXHIBIT I

COSMO HOLDING S.P.A.

Piazza Della Repubblica 3

20 100 Milano

[☐], 2014

Salix Pharmaceuticals, plc

8510 Colonnade Center Drive

Raleigh, NC 27615

Attention: Rick D. Scruggs,

Executive Vice President, Business Development
William Bertrand, Jr.,
Senior Vice President, General Counsel

Re:	Shareholder’s Agreement

To Whom It May Concern:

Reference is made to (a) that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 8, 2014, by and among Cosmo Pharmaceuticals S.p.A., an Italian public corporation (società per azioni), Cosmo Technologies Limited, a private limited company organized under the laws of Ireland, Sangiovese, LLC, a Delaware limited liability company, and Salix Pharmaceuticals, Ltd., a Delaware corporation; and (b) that certain Shareholder’s Agreement (the “Shareholder’s Agreement”), dated as of [☐], 2014, by and among Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (the “Company”), the Original Shareholder and any Permitted Transferee joined pursuant to and in accordance with the Shareholder’s Agreement. Capitalized terms used but not defined herein shall have the meanings attributed to them in the Shareholder’s Agreement.

In consideration of the significant benefit Cosmo Holding S.p.A., an Italian corporation (società per azioni) (“Cosmo Holding”), stands to realize from the transactions consummated pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cosmo Holding, intending to be legally bound, hereby agrees as follows:

1.	Standstill Restrictions. From and after the Closing Date until the later of (i) the ten (10) year anniversary of the Closing Date and (ii) the three (3) year anniversary of the date on which the Shareholders shall cease to Beneficially Own, in the aggregate, Voting Securities representing at least the Ownership Threshold, without the prior written consent of the Company, Cosmo Holding shall not, and Cosmo Holding shall cause each of its Affiliates not to, directly or indirectly, alone or in concert with any other Person, except as otherwise expressly set forth in this Section 1:

a.	acquire, offer to acquire or agree to acquire Beneficial Ownership of any Voting Securities or any other securities of the Company or its Subsidiaries, or any securities convertible into or exchangeable or exercisable for any Voting Securities or any other securities of the Company or its Subsidiaries, except in the case of the Shareholders only (A) pursuant to stock splits, reverse stock splits, stock dividends or distributions, combinations, reclassifications or any similar recapitalizations or (B) acquisitions or purchases of Voting Securities pursuant to and in accordance with Section 4.4 of the Shareholder’s Agreement;

b.	acquire, offer to acquire or agree to acquire any assets of the Company or any of its Subsidiaries that are material to the operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole;

c.	induce or attempt to induce any other Person to acquire or propose or offer to acquire Beneficial Ownership of Voting Securities (other than the Shareholder Shares as and to the extent permitted in accordance with Article V of the Shareholder’s Agreement);

d.	initiate or make a proposal for any scheme of arrangement, merger, tender, takeover or exchange offer, business combination, reorganization, restructuring, recapitalization or other extraordinary transaction that would, if consummated, result in a Change of Control with respect to the Company;

e.	seek the election, appointment or removal of any Directors (other than, in accordance with the terms of the Shareholder’s Agreement) or seek a change in the composition or size of the Board;

f.	except as otherwise required by applicable law, rule or regulation, make or cause to be made any press release or similar public announcement or public communication relating to the way a Shareholder intends to, or does, vote any Shareholder Shares at any meeting of the shareholders of the Company or in connection with any action by written consent at or in which Voting Securities are entitled to vote;

g.	deposit any Voting Securities into a voting trust or subject any Voting Securities to any proxy, arrangement or agreement with respect to the voting of such Voting Securities or other agreement having a similar effect (other than as recommended by the Board);

h.	initiate, propose or otherwise solicit shareholders for the approval of any shareholder proposal or solicit proxies or consents, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote, or seek to influence any Person with respect to the voting of, any Voting Securities, or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date of the Shareholder’s Agreement, whether or not such regulation is applicable to the Company) with respect to any Voting Securities;

i.	publicly call or requisition a call for any general, special or extraordinary meeting of the Company’s shareholders;

j.	form, join or in any way participate in a Group with respect to any Voting Securities;

k.	make any public statement or disclosure inconsistent with the foregoing;

l.	assist, advise, induce or attempt to induce (or provide any confidential information of the Company or any of its Subsidiaries for the purpose of assisting, advising, inducing or attempting to induce) any other Person with respect to, or take any affirmative action to do, any of the foregoing; or

m.	propose or seek an amendment or waiver of any of the provisions of this letter agreement or of Section 4.1 of the Shareholder’s Agreement.

2.	Termination: Notwithstanding anything to the contrary in this letter agreement, the obligations of Cosmo Holding set forth in Section 1 hereof shall terminate if and to extent the provisions of Section 4.1(a) of the Shareholder’s Agreement terminate, including, without limitation, a termination pursuant to Section 4.1(c) of the Shareholder’s Agreement; provided, that if the provisions of Section 4.1(a) of the Shareholder’s Agreement are reinstated, including under the circumstances described in Section 4.1(c) of the Shareholder’s Agreement, then all provisions set forth in Section 1 previously terminated shall be reinstated and shall be in full force and effect in accordance with their terms from and after the date of the event that triggered the reinstatement of the provisions of Section 4.1(a) of the Shareholder’s Agreement; provided, further, that such reinstatement shall not prevent Cosmo Holding from continuing to pursue any activities described in Section 1 above that were definitively commenced after the date of such termination, but prior to the date of such reinstatement.

3.	Remedies: Cosmo Holding acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this letter agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would be inadequate and, accordingly, agrees that the Company shall, in addition to any other rights or remedies which it may have, be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain Cosmo Holding from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, Cosmo Holding hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this letter agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this letter agreement.

Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THIS LETTER AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH IT OR ITS SUBJECT MATTER OR FORMATION INCLUDING NON-CONTRACTUAL DISPUTES OR CLAIMS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF IRELAND. Each of Cosmo Holding and the Company irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this letter agreement (“Proceedings”) shall therefore be brought in the courts of Ireland. Solely in connection with claims arising under this letter agreement or the transactions that are the subject of this letter agreement, each of Cosmo Holding and the Company irrevocably (i) waives any objection to Proceedings in the courts of Ireland on the grounds of venue or on the grounds of forum non conveniens; and (ii) agrees that service of process upon such Person in any such Proceeding shall be effective if notice is given to (A) in the case of Cosmo Holding, Piazza della Repubblica 3, Milano, (MI) 20121, Italy, and (B) in the case of the Company, 8510 Colonnade Center Drive, Raleigh, NC 27615. EACH OF COSMO HOLDING AND THE COMPANY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

4.	General:

a.	This letter agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

b.	Neither this letter agreement nor any rights or obligations hereunder may be transferred or assigned except with the written consent of each of Cosmo Holding and the Company, except that the Company may assign its rights and obligations under this letter agreement to any of its Affiliates.

c.	This letter agreement may not be amended without the prior written consent of each of Cosmo Holding and the Company.

d.	Cosmo Holding acknowledges that the agreements contained in this letter agreement is an integral part of the transactions contemplated by the Shareholder’s Agreement and that, without such provisions, the Company would not have entered into the Shareholder’s Agreement.

e.	This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party hereto, it being understood that both parties hereto need not sign the same counterpart. The exchange of copies of this letter agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this letter agreement as to the parties hereto and may be used in lieu of the original letter agreement for all purposes. Signatures of the parties hereto transmitted by facsimile shall be deemed to be their original signatures for all purposes.

f.	Except as expressly set forth herein, this letter agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Company under the Shareholder’s Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Shareholder’s Agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between Cosmo Holding and the Company.

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COSMO HOLDING S.P.A.

By:
Name:
Title:

Accepted and agreed as of the date first above written:

SALIX PHARMACEUTICALS, PLC

By:
Name:
Title:

[Signature Page to Letter Agreement Re: Shareholder’s Agreement]

EXHIBIT J

AGREEMENT

AGREEMENT (this “Agreement”), dated as of [•], 2014, by and between Cosmo Pharmaceuticals S.p.A., an Italian public corporation (societa per azioni) (“Cosmo”), and Salix Pharmaceuticals, plc, a public limited company organized under the laws of Ireland (“Salix”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement and Plan of Merger and Reorganization, dated as of July 8, 2014 (the “Merger Agreement”), by and among Cosmo, Cosmo Technologies Limited, a private limited company organized under the laws of Ireland, Sangiovese, LLC, a Delaware limited liability company, and Salix Pharmaceuticals, Ltd., a Delaware corporation.

Section 1. Defined Terms.

“Closing” means the closing under the Merger Agreement.

“Closing Date” means the date upon which the Closing occurs.

“Giuliani” means Giuliani S.p.A or Giuliani International Limited, as the case may be.

“Giuliani Italy License Agreement” shall mean that certain Private Agreement, dated as of December 21, 2001, by and between Salix Pharmaceuticals, plc (as successor in interest to Cosmo S.p.A. and formerly known as Cosmo Technologies Limited) and Giuliani, as amended.

“Giuliani ROW License Agreement” shall mean that certain Private Agreement, dated as of February 21, 2001, by and between Salix Pharmaceuticals, plc (as successor in interest to Cosmo S.p.A. and formerly known as Cosmo Technologies Limited) and Giuliani International Limited (as successor in interest to Giuliani), as amended.

“Lehner” means Lehner S.A.

“Lehner License Agreement” shall mean that certain Private Agreement, dated as of February 21, 2001, by and between Salix Pharmaceuticals, plc (as successor in interest to Cosmo S.p.A. and formerly known as Cosmo Technologies Limited) and Lehner, as amended.

“License Agreement IP” shall mean the patents set forth in the attached Schedule A.

“License Agreement Payment” shall have the meaning set forth in Section 2.

“License Agreement Payment Amount” shall have the meaning set forth in Section 2.

“License Agreement Payment Notice” shall have the meaning set forth in Section 2.

“License Agreements” shall mean the Giuliani Italy License Agreement, the Giuliani ROW License Agreement and the Lehner License Agreement.

“Net License Agreement Proceeds” shall mean, with respect to any License Agreement Payment, (a) the License Agreement Payment Amount in respect thereof less (b) the aggregate Taxes that, in the reasonable judgment of Salix, are payable or required to be paid in respect of such License Agreement Payment Amount, including as a result of the payment of the License Agreement Payment to Salix or any of its affiliates and the receipt of the License Agreement Payment by Salix or any of its affiliates.

“Product” shall have the meaning ascribed to such term in the respective License Agreement.

“Release” shall mean each full and unconditional release from certain litigation involving the License Agreement IP as provided in Section 3(d).

“Tax” or “Taxes” means all (i) federal, state, local and foreign taxes, assessments, charges, duties, fees, levies or other similar amounts of any kind whatsoever, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, escheat, severance, windfall profits, stamp, stamp duty reserve, license, withholding, ad valorem, value added (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar amounts, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto; (ii) transferee or other secondary liability for the payment of any amount of a type described in clause (i) above; and (iii) liability for the payment of any amount of a type described in clause (i) or clause (ii) above as a result of any contractual or other obligation to indemnify or otherwise assume or succeed to the liability of any other person.

Section 2. Payments. In the event that Salix or any of its affiliates actually receives any royalties or other payments by or on behalf of Giuliani or Lehner pursuant to any of the License Agreements (each, a “License Agreement Payment”), Salix shall, as promptly as practicable, notify Cosmo in writing of such License Agreement Payment (a “License Agreement Payment Notice”), the amount thereof (the “License Agreement Payment Amount”) and the Net License Agreement Proceeds in respect thereof. Not later than 10 business days following the date of such License Agreement Payment Notice, Salix shall pay or cause to be paid to Cosmo, the full amount of such Net License Agreement Proceeds by wire transfer of immediately available funds to an account or accounts specified in writing by Cosmo reduced for any deduction or withholding of any Tax required by applicable law (in the reasonable judgment of Salix). If any applicable law (in the reasonable judgment of Salix) requires the deduction or withholding of any Tax from any payment made hereunder, then Salix (or an agent thereof) shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental entity in accordance with applicable law. Cosmo agrees to cooperate with, and provide any information and executed forms as may be requested by, Salix in connection with any reporting or other obligation Salix may incur in respect of Taxes relating to any such License Agreement Payment or Net License Agreement Payment.

Section 3. Consents; Assignment; Litigation.

(a) Commencing on the date of this Agreement, Cosmo shall take or cause to be taken all action, and do or cause to be done all things necessary, appropriate or advisable, to obtain or cause to be obtained, as promptly as possible after the date of this Agreement, all such consents, approvals, ratifications, waivers and other authorizations as are necessary for Salix to transfer or assign to or as directed by Cosmo each of the License Agreements and the License Agreement IP, which assignment or transfer shall be on an “as is”, “where is”, “with all faults” and “without representation or warranty by Salix” basis (collectively, the “Assignment”), such that neither the Assignment nor any aspect thereof will, directly or indirectly, contravene, conflict with, result in a violation or breach of, or give any person or entity the right to exercise any remedy under, any contract, agreement, arrangement or undertaking to which Salix was a party or by which any of the assets of Salix were subject, on the Closing Date, after giving effect to the Closing (collectively, the “Requisite Consent” and, the receipt of such Requisite Consents and the Releases, the “Assignment Condition”).

(b) Cosmo shall deliver to Salix all Requisite Consents promptly after the receipt thereof, together with (i) a certificate of Cosmo, duly signed by an authorized officer of Cosmo, for and on behalf of Cosmo, certifying that the Assignment Condition has been satisfied in all respects and (ii) the agreement pursuant to which the License Agreements and the License Agreement IP will be transferred or assigned.

(c) Upon satisfaction of the Assignment Condition, receipt of the items specified in Section 3(b) and Cosmo’s written instruction to effect the Assignment to the specified assignee, Salix shall promptly take all reasonable actions to effect such Assignment, at Cosmo’s cost and expense. Notwithstanding the foregoing provisions of this Section 3, in the event that Salix reasonably believes that any transfer or assignment of any License Agreement or License Agreement IP to or as directed by Cosmo would violate any applicable law, rule or regulation, or directly or indirectly contravene, conflict with, result in a violation or breach of, or give any person or entity the right to exercise any remedy under, any contract, agreement, arrangement or undertaking to which Salix is a party or by which it or its property is bound, Salix shall be entitled to retain such License Agreement or License Agreement IP until Cosmo presents a proposed assignment or transfer thereof that would not violate any applicable law, rule or regulation or have such effect with respect to any such contract, agreement, arrangement or undertaking. This Agreement shall continue to apply to such License Agreement and License Agreement IP while so retained by Salix.

(d) Cosmo shall take all steps necessary to be substituted for Salix as a plaintiff in any litigation or proceeding in which Salix shall, as a result of consummation of the transactions under the Merger Agreement, be or become a plaintiff or other party, now or hereafter pending in respect of the License Agreement IP in any jurisdiction. Cosmo shall not take any action to pursue any such litigation or proceeding unless it shall first obtain a full and irrevocable release, in form and substance reasonably satisfactory to Salix, of any and all liability that Salix may have at any time in connection with any such litigation or proceeding.

Section 4. Supply Requirements.

(a) In the event that, prior to assignment or transfer of a License Agreement, the licensee thereunder shall require any Product to be manufactured or supplied or other services related to Products to be performed for such licensee by Salix, Cosmo shall fully perform all such manufacturing, supply and other service obligations, as Salix’ subcontractor, providing all services and material (at Cosmo’s sole cost and expense and without any reimbursement by, and at no cost or expense to, Salix) as are necessary to ensure full and timely performance of all such requirements, in accordance with acceptable production practices under the License Agreement and in full conformity with the terms and conditions thereof and any related service and supply agreements and all applicable laws, rules and regulations. In such capacity, Cosmo shall perform (directly or through affiliates) on behalf of Buyer, all Product manufacturing, supply and other services that Salix is required to perform for such licensee and all related service and supply contracts with such licensee. In addition, if any amount is or is determined in any proceeding to be payable by Salix under or in respect of any such License Agreement in connection with such Product manufacturing, supply or other services, Cosmo shall promptly pay all such amounts and any interest that may be due in connection therewith.

(b) Cosmo shall be responsible for negotiating and concluding any additional agreements required to facilitate such manufacturing, supply or services, provided that no such additional agreements shall adversely affect any interest or right of Salix. Cosmo shall, at Salix’ request, communicate directly with such licensee regarding Cosmo’s performance of the manufacturing, supply and other service obligations under the License Agreement and related service and supply agreements on behalf of Salix, and Cosmo shall include Salix’ designated representatives in any such communications. Salix authorizes Cosmo to provide directly to such licensee on Salix’ behalf information and materials, including insurance certificates, tax certificates and reports related to Product manufacturing and supply and other services, as required by the respective License Agreement and related service and supply agreements, provided that Cosmo shall not provide any Confidential Information (as defined in the Merger Agreement) of Salix or its affiliates to such licensee without Salix’ prior written consent. In the event of any disputes related to the performance of Product manufacturing, supply and other services under the License Agreement and related service and supply agreements, Cosmo shall work in good faith to resolve the dispute through direct discussions and escalation with the licensee’s management team while keeping Salix fully informed as to the status of the dispute, provided that the foregoing shall not constitute a waiver of any right to enforce the obligations of Cosmo under this Agreement or the Merger Agreement, or applicable law. Notwithstanding the foregoing, Salix’ prior consent shall be required for any modification of terms and conditions of any License Agreement if Salix reasonably believes that such modification could adversely affect any interest or right of Salix.

(c) Cosmo shall maintain or cause to be maintained insurance (including liability, property damage, and worker’s compensation coverages) reasonably satisfactory in amount and as to carriers with respect to all manufacturing, supply and other services that it is obligated to perform under this Section 4, naming Salix as an additional insured and loss payee as its interest may appear, including coverage for liabilities accruing prior to, but asserted upon or after, the Assignment.

(d) The relationship of Cosmo to Salix is that of an independent contractor, and under no circumstances shall Cosmo incur any debts (or make any commitments) for Salix except with Salix’ prior written consent. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent. Salix shall have no responsibility for the hiring, termination or compensation of Cosmo’s employees or contractors or for any employee benefits of any such employee or contractor.

Section 5. Other License Agreement Obligations.

(a) At all times prior to the Assignment, and without limiting Section 4 hereof, Cosmo shall, at its own cost and expense (and without reimbursement from, or the incurrence of any cost or expense by, Salix) cause all obligations under the License Agreements for which Salix (as successor in interest to Cosmo S,p,A) may be responsible to be fully and timely performed in accordance with the terms thereof and applicable law, rules and regulations.

Section 6. Indemnification. Cosmo shall indemnify and hold harmless each of Salix, its directors, officers, employees, agents and affiliates (each, an “Indemnified Person”), from any loss, cost, expense or liability incurred by such Indemnified Person (including any penalties) arising from or in connection with (i) any withholding, reporting or other obligation in respect of any Taxes relating to any License Agreement Payment or Net License Agreement Payment covered under Section 2, (ii) any litigation or proceeding covered under Section 3(d) and (iii) Cosmo’s performance or nonperformance of its obligations under Section 4, Section 5 or Section 7, the related License Agreements or other agreements, increased in each case to take into account any Tax cost incurred by such Indemnified Person arising from the receipt of any indemnification payments hereunder. The foregoing shall be without limitation of Cosmo’s obligations under the Merger Agreement or any Ancillary Agreement.

Section 7. Guarantee. In the event that Cosmo shall from time to time utilize one or more of its affiliates to perform Product manufacturing, supply or other services as required pursuant to Section 4 or any of its undertakings with respect to other License Agreement obligations under Section 5, Cosmo shall remain responsible and liable for the performance or nonperformance thereof, and Cosmo hereby guarantees, irrevocably and unconditionally, the due, timely and complete performance of any obligation, duty or undertaking (including any payment) that is to be, or has been, effected by any such affiliate, and hereby waives and agrees not to assert any circumstance or defense that could constitute a discharge of a guarantor’s or surety’s obligations other than full, complete and timely performance (and payment) of the guaranteed obligations in accordance with the terms of the relevant agreements under which such manufacturing, supply, services or payments are to be performed. Cosmo’s liability under this Section 7 will continue until all such obligations are performed in full. Cosmo’s liability hereunder is as principal obligor and not merely as surety, and Salix shall not be required to proceed against or enforce any other rights or security or to claim payment from any person before claiming from Cosmo under this Section 7. In the event any amount guaranteed by Cosmo hereunder is required to be restored to the payor as a result of any bankruptcy, insolvency or similar proceeding of any person, Cosmo shall remain liable for, and shall pay, such amount as though the original payment had not been made.

Section 8. Miscellaneous.

(a) Sections 7.3, 7.4, 7.5, 7.10, 7.11 and 7.12 of the Shareholder’s Agreement shall apply mutatis mutandis to this Agreement.

(b) The rights and obligations of the parties hereunder, including the Indemnified Persons’ rights to indemnification hereunder, shall be without limitation of their rights and obligations under the Merger Agreement or any Ancillary Agreement.

(c) THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH IT OR ITS SUBJECT MATTER OR FORMATION INCLUDING NON-CONTRACTUAL DISPUTES OR CLAIMS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF IRELAND. Each Party irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement (“Proceedings”) shall therefore be brought in the courts of Ireland. Solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, each Party irrevocably (i) waives any objection to Proceedings in the courts of Ireland on the grounds of venue or on the grounds of forum non conveniens; and (ii) agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given in accordance with Section 7.5 of the Shareholder’s Agreement as incorporated herein. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, this Agreement has been duly executed as a deed by the parties to it as of the date first written above.

GIVEN UNDER THE COMMON SEAL

of SALIX PHARMACEUTICALS, PLC

in the presence of:

Signature of Director

Signature of Director/Secretary

Executed as a Deed by:

COSMO PHARMACEUTICALS S.P.A

By:
Name:
Title:

By:
Name:
Title:

Exhibit L

[On headed notepaper of Cosmo Technologies Limited]

[EMPLOYEE NAME AND ADDRESS]

[DATE]

Dear [NAME],

Transfer of Employment from Cosmo Technologies Limited to Cosmo Technologies (Two) Limited

Further to our previous discussions, I am writing to confirm that Cosmo Technologies Limited is proposing to transfer certain assets of its business to Cosmo Technologies (Two) Limited. This transfer will affect all of the employees of Cosmo Technologies Limited. It is currently proposed that the business transfer will take place on [DATE] on which date your employment will transfer by operation of law to Cosmo Technologies (Two) Limited.

We believe that the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003 (“the Regulations”) will apply to the proposed transfer. With effect from [DATE] your employer will be Cosmo Technologies (Two) Limited. With the exception of pensions arrangements which are not preserved by the Regulations and the change in the name of your employer, the remainder of your terms and conditions of employment will remain unchanged. Your service to date will be deemed to run from the date you commenced employment with Cosmo Technologies Limited (or earlier, if there have been previous transfers).

While the Regulations do not operate to automatically transfer your pensions entitlements under the Cosmos Technologies Limited Group Retirement Plan, Cosmo Technologies (Two) Limited will provide you with similar pension arrangements. Details of the pensions arrangements will be explained to you.

You will receive a letter from Cosmo Technologies (Two) Limited confirming it is your new employer.

Please do not hesitate to contact me should you have any questions or require further information.

Yours sincerely

[NAME]

On behalf of Cosmo Technologies Limited

[On headed notepaper of Cosmo Technologies (Two) Limited]

[EMPLOYEE NAME AND ADDRESS]

[DATE]

Dear [NAME],

Notice of change of employer

I am writing to you to confirm that the part of the business in which you worked was transferred to Cosmo Technologies (Two) Limited on [DATE]. As a result, your employment has been transferred to Cosmo Technologies (Two) Limited from Cosmo Technologies Limited under the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003. This transfer has not affected your statutory rights and your period of continuous employment is unbroken. With the exception of pensions arrangements which are not preserved by the Regulations and the change in the name of your employer, the remainder of your terms and conditions of employment have remained unchanged. As explained to you, Cosmo Technologies (Two) Limited has arranged to provide you with similar pension arrangements to those which you enjoyed with Cosmo Technologies Limited.

If you have any questions regarding the transfer of your employment, please contact [NAME].

Yours sincerely,

[NAME]

On behalf of Cosmo Technologies (Two) Limited